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As filed with the Securities and Exchange Commission on April 24, 2008.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERACTIVE BROKERS GROUP, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	6211	30-0390693
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

ONE PICKWICK PLAZA
GREENWICH, CONNECTICUT 06830
(203) 618-5800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

THOMAS PETERFFY
CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
ONE PICKWICK PLAZA
GREENWICH, CONNECTICUT 06830
(203) 618-5800
(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

ADAM M. FOX, ESQ. DECHERT LLP 30 ROCKEFELLER PLAZA NEW YORK, NEW YORK 10112 (212) 698-3500	GREGORY A. FERNICOLA, ESQ. SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP FOUR TIMES SQUARE NEW YORK, NEW YORK 10036 (212) 735-3000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

Class A Common Stock, $0.01 par value per share	50,000,000 Shares	$1,388,250,000(2)	$54,558.23

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock of the registrant reported on the NASDAQ Global Select Market on April 21, 2008.

(2)
An additional indeterminate amount of securities are being registered hereby to be offered solely for market making purposes by an affiliate of the registrant. Pursuant to Rule 457(q) under the Securities Act, no additional filing fee is required.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

        This Registration Statement contains a prospectus relating to an offering of shares of Class A common stock, par value $0.01 per share (common stock), of Interactive Brokers Group, Inc. (the Company). This Registration Statement also contains a prospectus relating to sales of common stock by W.R. Hambrecht + Co., LLC in connection with market making transactions. The complete prospectus relating to this offering of common stock (the Offering Prospectus) follows immediately after this Explanatory Note. Following the Offering Prospectus are certain pages of the prospectus relating solely to such market making transactions (the Market Making Prospectus), including an alternate front and back cover page and alternate sections entitled "Use of Proceeds" and "Plan of Distribution." Each of such alternate pages has been marked "Alternate Page for Market Making Prospectus." The Market Making Prospectus will not include the information in the Offering Prospectus Summary under the heading "The Offering," or the sections of the Offering Prospectus entitled "Risk Factors—Risks Related to the Auction Process of This Offering," "Risk Factors—Other Risks Related to This Offering—You Will Experience Immediate and Substantial Dilution," "Dilution," "Use of Proceeds" and "Plan of Distribution." All other sections of the Offering Prospectus are to be used in the Market Making Prospectus. A complete version of each of the Offering Prospectus and the Market Making Prospectus will be filed with the Securities and Exchange Commission in accordance with Rule 424 under the Securities Act.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 24, 2008

50,000,000 Shares of Class A Common Stock

Interactive Brokers Group, Inc.

We are offering 50,000,000 shares of Class A common stock, which we refer to as common stock. Our common stock is traded on the NASDAQ Global Select Market under the symbol "IBKR." On April 21, 2008, the last reported sale price for our common stock on the NASDAQ Global Select Market was $28.27 per share. The minimum bid price per share in the auction process is $33.50.

THE OFFERING	PER SHARE	TOTAL
Public Offering Price	$	$
Placement Agency Fee	$	$
Proceeds to Interactive Brokers Group, Inc.	$	$

OpenFollowOn® and Best Efforts Offering: The method of distribution being used by the placement agents in this offering differs somewhat from that traditionally employed in firm commitment underwritten public offerings. In particular, the public offering price and allocation of shares will be determined primarily by an auction process conducted by the placement agents and other securities dealers participating in this offering. In addition, the placement agents are not required to sell any specific number or dollar amount of shares of common stock but have agreed to use their best efforts to procure potential purchasers for the shares of common stock offered pursuant to this prospectus. A more detailed description of the OpenFollowOn® process and the best efforts offering is included in the "Plan of Distribution" section of this prospectus beginning on page 153.

        The placement agents expect to deliver shares of common stock to purchasers on                        , 2008.

        This offering involves substantial risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 16.

        Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

A Participating Dealer:

The date of this prospectus is                                    , 2008

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.

i

INFORMATION ABOUT THIS PROSPECTUS

        This is an offering of Class A common stock of Interactive Brokers Group, Inc., which is the holding company for the public's ownership in IBG LLC, as defined below. Unless the context otherwise requires, the terms:

  •
  "We," "us," "our" and similar terms, as well as references to "IBG" and the "Company," refer to Interactive Brokers Group, Inc., a Delaware corporation, and, as applicable, our consolidated subsidiaries (including IBG LLC) after giving effect to the recapitalization transactions that occurred in connection with the initial public offering of the Company (IPO) as described in the summary under the heading "Organizational Structure" and as described elsewhere in this prospectus in the section entitled "Our Organizational Structure."

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  "IBG LLC" refers to IBG LLC, a Connecticut limited liability company that is the holding company for our businesses and in which IBG has a controlling interest by being the sole managing member.

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  "Common stock" refers to the Class A common stock of Interactive Brokers Group, Inc.

        Some of the statements in the summary are forward-looking statements. For more information, see the section entitled "Forward-Looking Statements."

        Industry and market data used throughout this prospectus were obtained through our research, surveys and studies conducted by third parties and industry and general publications. Data used throughout this prospectus regarding global equity options volume excludes volume of the Kospi 200 Index Option Contract, which is an index of 200 stocks on the Korea Exchange.

ii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by more detailed information and consolidated financial statements included elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read this prospectus carefully, including the section entitled "Risk Factors" and the consolidated financial statements and the related notes to those statements included elsewhere in this prospectus.

Our Business

        We are an automated global electronic market maker and broker specializing in routing orders and executing and processing trades in securities, futures and foreign exchange instruments on more than 70 electronic exchanges and trading venues around the world. We are a holding company and our primary assets are our ownership of approximately 10.3% of the membership interests of IBG LLC, the holding company for our businesses, and our controlling interest and related contractual rights as the sole managing member of IBG LLC. The remaining approximately 89.7% of IBG LLC membership interests are held by IBG Holdings LLC, a holding company that is owned by our founder, chairman and chief executive officer, Thomas Peterffy, his affiliates, management and other employees of IBG LLC, and certain other members. After completing this offering and using the net proceeds to purchase additional IBG LLC membership interests, we expect that we will own approximately 22.8% of the membership interests of IBG LLC, and IBG Holdings LLC will hold the remaining approximately 77.2% of the IBG LLC membership interests.

        Since our inception in 1977, we have focused on developing proprietary software to automate broker-dealer functions. The advent of electronic exchanges in the last 17 years has provided us with the opportunity to integrate our software with an increasing number of exchanges and trading venues into one automatically functioning, computerized platform that requires minimal human intervention. Our high degree of automation enabled us to process on average 752,000 trades per day with an average of 573 employees in 2007. During 2006 and 2007, we generated pretax income in each period at an annual rate of more than $1 million per employee. Publicly available data regarding other companies in the securities and commodities industry indicate that this level of productivity is unparalleled for our industry. Automation has allowed us to become one of the lowest cost providers of broker-dealer services and to increase significantly the volume of trades we handle.

        According to data compiled by the Futures Industry Association (FIA) and data received from exchanges worldwide, in 2007, we accounted for approximately 14.1% of the exchange-listed equity options volume traded worldwide. Worldwide equity options volume grew by 36% in 2007. We serve sophisticated and active customers worldwide, including institutional investors, financial advisors, brokers and individuals. Our business includes three subsidiaries registered as broker-dealers under Section 15 of the Securities Exchange Act of 1934, namely Timber Hill LLC, our U.S. market making subsidiary, and Interactive Brokers LLC and FutureTrade Securities, LLC, our U.S. electronic brokerage subsidiaries.

        As a market maker, we provide continuous bid and offer quotations on approximately 420,000 securities and futures products listed on electronic exchanges around the world. Our quotes are driven by proprietary mathematical models that assimilate market data and reevaluate our outstanding quotes each second. Unlike firms that trade over-the-counter (OTC) derivative products, it is our business to create liquidity and transparency on electronic exchanges. Our profits have been principally a function of transaction volume on electronic exchanges rather than volatility or the direction of price movements.

        As a direct market access broker, we serve the customers of both traditional brokers and prime brokers. We provide our customers with an advanced order management, trade execution and portfolio management platform at a very low cost. Our customers can simultaneously access different financial markets worldwide and trade across multiple asset classes (stocks, options, futures, foreign exchange (forex) and bonds) denominated in 12 different currencies, on one screen, from a single account based in any major currency. Our large bank and broker-dealer customers may "white label" our trading interface (i.e., make our trading interface available to their customers without referencing our name), or can select from among our modular functionalities, such as order routing, trade reporting or clearing, on specific products or exchanges where they may not have up-to-date technology, in order to offer to their customers a complete global range of services and products. Our most successful module is the dynamic IB SmartRoutingSM process, which manages orders among several stock and the seven U.S. options exchanges by providing efficient executions for customers and enables brokers to meet their best execution regulatory requirements.

        During 2007, our customers transacted an average of approximately 265,000 daily average revenue trades, which is a measurement of revenue-generating trades and referred to as DARTs.

        Our proprietary technology is the key to our success. We built our business on the belief that a fully computerized market making system that could integrate pricing and risk exposure information quickly and continuously would enable us to make markets profitably in many different financial instruments simultaneously. We believe that integrating our system with electronic exchanges and market centers results in transparency, liquidity and efficiencies of scale. Together with the IB SmartRoutingSM system and our low commissions, this reduces overall transaction costs to our customers and, in turn, increases our transaction volume and profits. Over the past 30 years, we have developed an integrated trading system and communications network and have positioned our company as an efficient conduit for the global flow of risk capital across asset and product classes on electronic exchanges around the world, permitting us to have one of the lowest cost structures in the industry. We believe that developing, maintaining and continuing to enhance our proprietary technology provides us and our customers with the competitive advantage of being able to adapt quickly to the changing environment of our industry and to take advantage of opportunities presented by new exchanges, products or regulatory changes before our competitors.

        Our electronic market making and brokerage businesses are complementary. Both benefit from our combined scale and volume, as well as from our proprietary technology. Our brokerage customers benefit from the technology and market structure expertise developed in our market making business. The expense of developing and maintaining our unique technology, clearing, settlement, banking and regulatory structure required by any specific exchange or market center is shared by both of our businesses. This, in turn, enables us to provide lower transaction costs to our customers than our competitors, whether they use our services as market maker, broker or both. In addition, we believe we gain a competitive advantage by applying the software features we have developed for a specific product or market to newly-introduced products and markets over others who may have less automated facilities in one or both of our market making and electronic brokerage businesses or who operate only in a subset of the exchanges and market centers on which we operate.

        For the year ended December 31, 2007, our total revenues were approximately $2.0 billion, as compared to approximately $1.7 billion for the year ended December 31, 2006. Our income before income taxes and minority interest was approximately $931.6 million for the year ended December 31, 2007 and approximately $761.6 million for the year ended December 31, 2006. Our market making activities represented 70% of net revenues for the year ended December 31, 2007 and 76% of net revenues for the year ended December 31, 2006. The foregoing financial information may not be indicative of our results of operations for any future period.

Our Competitive Strengths

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  Proprietary technology.    We view ourselves primarily as a technology company. Since our inception in 1977, we have focused on developing proprietary software to automate broker-dealer functions. We believe that our early and continuous investment in technology, as well as our overall technological capabilities, provide us with a significant advantage over our competition by enabling us to make markets profitably in financial instruments (e.g., equity options, futures, index options and equities) worldwide with low spreads between bid and offer prices, while at the same time providing our customers with the ability to effect trades at execution and commission costs that are among the lowest in the industry.

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  Experienced management team.    Our key employees have significant experience and expertise in the application of technology to the financial services industry and, as significant equity owners of IBG LLC, are heavily committed to our success. Our senior management team has an average of 18 years tenure with us.

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  Low cost structure.    Our focus on automation and expense management practices enables us to operate with a low cost structure. Our technology allows us to be one of the lowest cost providers of liquidity to the global, exchange-listed equity and derivatives markets and global execution and clearing services for professional traders and institutions.

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  Complementary lines of business.    We leverage the combined volume from our market making and brokerage operations and our proprietary technology in each of these operations to route orders effectively and to process trades on exchanges around the world, resulting in consistently best executions and one of the lowest unit costs in the industry. Our combined market making and brokerage systems offer access to exchanges and market centers that are typically not cost feasible for brokerage-only businesses.

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  Diversified revenue base.    We earn trading gains from our market making business as well as commissions and fee income from our electronic brokerage business. We generate revenues from millions of relatively small and diversified individual trades. In 2007, we executed approximately 189 million trades. These trades are broadly distributed among approximately 420,000 tradable, exchange-listed products on more than 70 exchanges and market centers in 25 countries.

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  Established business franchise.    We have been in operation for three decades. In 2005, Institutional Investor ranked us the 16th largest U.S. securities firm, as measured by consolidated capital. We are members of more than 60 major exchanges and market centers around the world. Many of these memberships are franchises that are difficult to obtain. As of December 31, 2007, we held market maker licenses on 30 exchanges in 15 countries, and have preferential rights and obligations as designated specialists or market makers in approximately 1,200 classes of options in the United States.

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  Real-time risk management.    We operate as a market maker, not an investor. Therefore, our ability to generate profits is generally a function of transaction volume on electronic exchanges rather than volatility or the direction of price movements. We seek to calculate quotes a few seconds ahead of the market and execute small trades at a tiny but favorable differential as a result. Our proprietary pricing model continuously evaluates and monitors the risks inherent in our portfolio, assimilates market data and reevaluates the outstanding quotes in our entire portfolio each second. In our electronic brokerage business, our entire credit management process is automated, including real-time margin calls and automatic liquidation. This automated system enables us to maximize profits while minimizing losses typically associated with manual risk management.

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  Strong financial position.    We maintain a conservative capital structure with a large equity capital base, highly liquid assets and low financial leverage. As of December 31, 2007, IBG LLC, the holding company for our operating businesses, had equity capital of approximately $3.5 billion, and our capital base grew at a compounded annual growth rate (CAGR) of approximately 23% from December 2002 to December 2007. As of December 31, 2007, we held $34.5 billion in total assets, approximately 99% of which were highly liquid and readily convertible to cash, and our long-term debt-to-equity ratio was 13%.

Our Strategies

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  Capitalize on industry growth trends.    We are well positioned in the financial markets as an automated global electronic market maker and broker. Electronic trading volume in equities, listed options, futures and forex has been growing rapidly. We expect this trend to continue due to the lower cost, the ability to execute quickly without errors, the anonymity associated with electronic trading and the increased knowledge of investors of the advantages of various forms of exchange-listed derivative products. We intend to continue to use automation to drive trading volume and increase our market share and revenues in these growing industries.

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  Drive increased trading volume through our low cost structure.    We intend to increase our trading volume by building on our leading position as a low cost provider of market making and brokerage services. Our scale, technology and operational efficiencies provide an advantage in delivering services at a low cost. Due to our high degree of automation, our net profit margins are generally higher than those of our competitors. We intend to maintain or increase our market share by decreasing bid/offer spreads in the market for our customers and to capture more order flow as we compete for market making and customer trades. We will continue to seek to refine our systems and processes to enhance our ability to deliver our services at a low cost.

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  Expand into new markets.    We intend to enter electronic markets where we are not currently operating as a market maker or broker, including markets in new geographic locations. We will also continue to expand our market making and brokerage services for new security types as they become available. We seek to enter new markets or product classes in which the execution of transactions can be automated using our technology. Our entry into new markets starts as a software development project. Once we have built the appropriate technology interface for that business and have satisfactorily integrated it with our automated platform, we then provide access to these new markets for our customers. We believe that our technology development skills enable us to enter new markets and add new products more rapidly and efficiently than can our competitors.

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  Market our customer offerings to new classes of customers.    We market ourselves to our customers based on our position as a low cost provider as well as our superior execution, trading and account management tools. We focus on obtaining new classes of customers such as broker-dealers, hedge funds and conventional money managers, whom we believe will find our "plug and play" systems much more efficient than maintaining their own systems. We intend to add new products, new analytical tools, new order types and new trading features that are in demand by our customers and potential customers. For example, new Securities and Exchange Commission (SEC) regulations adopted in 2007 that allow brokers to calculate customer margin requirements based on a portfolio risk-based model provided us with an opportunity to attract large trading accounts from hedge funds and other professional traders who previously used the services of prime brokers. These new portfolio margining rules decreased the importance of providing leverage to hedge funds beyond what is permitted by current U.S. rules (which we do not do) and allow us to compete on the basis of price, where we are a low cost provider of services. We will also continue our efforts to popularize OneChicago, an all-electronic securities futures exchange in which we have invested, and single stock futures (SSF) products as a vehicle to reduce financing costs for hedge funds, thus providing another growth opportunity.

Our Challenges and Risks

        Our business is subject to challenges and risks, including those summarized below and those more fully described in "Risk Factors" beginning on page 16. You should carefully consider the information contained in "Risk Factors" before you decide to invest in our common stock.

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  Dependence on proprietary technology.    Our success is highly dependent on our sophisticated proprietary technology that has taken many years to develop and has been available only to us. If our technology were to become available to our competitors, or if our competitors adopt or develop similar or more advanced technologies, our operating results may be adversely affected. Further, we may not be able to keep up with rapid changes in technology, evolving industry standards and changing trading systems, practices and techniques to remain competitive in our industry.

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  Dependence on market conditions.    Changes in the global financial markets, global economic conditions and political events affect levels of trading volumes in ways that we may not be able to predict. A slowdown and subsequent stagnation in trading volume in the global financial markets, or a systemic problem affecting any financial market, could have a material adverse effect on our revenues and profitability.

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  Risks associated with computer system failures.    The success of our business depends on the efficient and uninterrupted operations of our computer and communications hardware and software systems. Our service has occasionally experienced system interruptions in the past due to various reasons, some of which were beyond our control. We expect to experience occasional system interruptions from time to time in the future, which may have an adverse effect on our business.

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  Industry regulation and litigation.    Our industry is heavily regulated, and noncompliance with applicable laws or regulations could adversely affect our business due to resulting fines and censures, suspension or expulsion from a certain jurisdiction or market or the revocation of licenses. Further, our industry faces substantial litigation risks, and we may face legal liability and damage to our professional reputation if our services are not regarded as satisfactory.

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  Industry expansion or consolidation.    The introduction of new markets or products or new market structures or the elimination of existing markets by merger or otherwise may adversely affect our margins, profitability and business.

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  Fluctuation of revenues and profitability.    Our revenues and operating results have been subject to fluctuations based primarily on the willingness of competitors to trade more aggressively by decreasing their bid/offer spreads and thereby assuming more risk in order to acquire market share. Variations in trading levels caused by unpredictable market trends may cause our revenues and operating results to vary significantly from period to period, and period to period comparisons of our revenues and operating results may not be meaningful.

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  Control by a principal stockholder.    Thomas Peterffy, our founder, chairman and chief executive officer, has approximately 89.7% and, upon completion of this offering, will have approximately 77.2%, of the voting power of our company and, accordingly, is able to control the outcome of substantially all matters submitted to our stockholders for approval. This concentration in ownership may prevent transactions such as a change of control and a business combination that could otherwise be beneficial to those who purchase the shares in this offering or result in actions that such individuals may oppose.

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  Dependence on key employees.    Our key executives have substantial experience and have made significant contributions to our business, and our continued success is dependent upon the retention of our key management executives, as well as the services provided by our staff of trading system, technology and programming specialists and a number of other key managerial, marketing, planning, financial, technical and operations personnel. The loss of such key personnel could have a material adverse effect on our business.

Organizational Structure

  Holding Company Structure

        We are a holding company. Our primary asset is our ownership of approximately 10.3% (approximately 22.8% after completion of this offering) of the membership interests of IBG LLC, the holding company for our businesses. The remaining approximately 89.7% (approximately 77.2% after completion of this offering) of IBG LLC membership interests are held by IBG Holdings LLC, a holding company that is owned by our founder, chairman and chief executive officer, Thomas Peterffy, his affiliates, management and other employees of IBG LLC, and certain other members. Our holding company structure is designed to allow both public stockholders (through IBG) and existing members (through IBG Holdings LLC) to have economic interests in our businesses.

        Our only business is to act as the sole managing member of IBG LLC. As sole managing member of IBG LLC, we operate and control all of the business and affairs of IBG LLC.

        The graphic below illustrates our current ownership structure and reflects both current ownership percentages and anticipated ownership percentages immediately following completion of this offering and the use of the net proceeds of this offering to purchase additional IBG LLC membership interests. The graphic below does not display the subsidiaries of IBG LLC. For more information, please read the section entitled "Our Organizational Structure" located elsewhere in this prospectus.

  Voting of Common Stock and Class B Common Stock

        Each share of our common stock entitles its holder to one vote per share. Our Class B common stock has voting power of our company proportionate to the extent of IBG Holdings LLC's ownership of IBG LLC (currently approximately 89.7% and expected to decrease to 77.2% after this offering). Through our Class B common stock, Thomas Peterffy is currently able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions. Mr. Peterffy's ability to exercise control will decrease proportionately over time to the extent that IBG Holdings LLC owns a smaller percentage of IBG LLC.

  Consolidation of Financial Statements

        Our structure allows us to consolidate IBG LLC's financial results into our financial statements. In our financial statements, IBG Holdings LLC's ownership interests in IBG LLC are accounted for as a minority interest. We allocate the net profits, net losses and distributions of IBG LLC, including with respect to all management fees, incentive income and investment income earned by IBG LLC, to IBG and IBG Holdings LLC pro rata in accordance with their respective ownership percentages in IBG LLC. Accordingly, net profits and net losses of IBG LLC are allocated, and distributions by IBG LLC are made, approximately 10.3% to us and approximately 89.7% to IBG Holdings LLC. After completion of this offering, we expect that such allocations and distributions will be made approximately 22.8% to us and approximately 77.2% to IBG Holdings LLC.

  Tax Distributions and Dividends

        IBG LLC is a flow-through entity for income tax purposes. Therefore, we and IBG Holdings LLC are responsible for paying taxes on the taxable income and net capital gain generated by IBG LLC, proportional to our economic interest in IBG LLC. Subject to the availability of net cash flow, IBG LLC shall distribute to us and to IBG Holdings LLC cash in amounts at least equal to that necessary to cover the tax liabilities of us and IBG Holdings LLC with respect to our respective shares of taxable income and net capital gain. Assuming IBG LLC makes distributions to its members in any given year, the determination to pay dividends, if any, to our Class A stockholders will be made by our board of directors. Because our board of directors may or may not determine to pay dividends at the IBG level, our Class A stockholders may not necessarily receive dividend distributions relating to our pro rata share of the management fees, incentive income, investment income and other income earned by IBG LLC, even if IBG LLC makes such distributions to us.

  Redemption of Membership Interests

        The membership interests in IBG Holdings LLC are not directly exchangeable for shares of our common stock. Instead, the membership interests are redeemable at various times over the next seven years at the option of the holder.

        The redemption price for the membership interests in IBG Holdings LLC depends on the manner in which the redemption payment is made to IBG Holdings LLC:

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  The primary manner in which the redemption price will be paid is by selling additional shares of our common stock to the public and using the proceeds from such sales to acquire an identical number of IBG LLC membership interests from IBG Holdings LLC. We expect IBG Holdings LLC to use the proceeds it receives from such sales to redeem an identical number of IBG Holdings LLC membership interest from the requesting holders. The registration and sale of shares of our common stock to satisfy redemption requests is described in greater detail under "Transactions with Related Persons, Promoters and Certain Control Persons—Exchange Agreement." The sales of our common stock and the application of the proceeds to acquire

    IBG LLC membership interests are expected to have a negligible effect on the existing holders of our common stock, as the holders of our common stock would then own a larger portion of IBG LLC. As a result, while such transactions will have the effect of diluting your percentage ownership in us, we will own a larger portion of IBG LLC and, therefore, you will continue to own the same economic interest in the underlying IBG LLC business.

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  IBG LLC may choose to redeem IBG LLC membership interests from IBG Holdings LLC using cash on hand, primarily if IBG LLC had, at a given point in time, a relative surplus of cash on hand and our board of directors were to determine that using cash on hand to effect redemptions of IBG LLC membership interests would be an optimal use of such funds in relation to alternative uses. See "Our Organizational Structure—Redemption of Membership Interests."

        IBG Holdings LLC, with the consent of Thomas Peterffy and our board of directors, has the right to cause the holders of IBG Holdings LLC membership interests to have all or a portion of their membership interests redeemed at any time after May 9, 2008. Such redemptions would be financed in the same manner as the scheduled redemptions described above.

  Allocation of Tax Benefits

        As the result of our acquisition from IBG Holdings LLC of an IBG LLC membership interest using the proceeds of a sale of our common stock into the public markets, we will receive not only an additional interest in IBG LLC but also, for federal income tax purposes, an adjustment to the federal income tax basis of the assets of IBG LLC underlying such additional interest. This may lead to a savings in certain U.S. federal, state and local income taxes or franchise taxes. To the extent that we actually realize tax savings, we have agreed, under the terms of a tax receivable agreement with IBG Holdings LLC, to pay IBG Holdings LLC 85% of these cash savings and we will retain the remaining 15% of these cash savings. See "Transactions with Related Persons, Promoters and Certain Control Persons—Tax Receivable Agreement."

Use of Proceeds

        We intend to use the net proceeds from our sale of shares of common stock in this offering to purchase membership interests representing approximately 12.5% of the outstanding membership interests in IBG LLC from IBG Holdings LLC. The number of membership interests in IBG LLC to be purchased from IBG Holdings LLC and the purchase price for each membership interest corresponds to the number of shares of common stock to be sold in this offering and the offering price, less the placement agency fee per share, respectively. IBG Holdings LLC will, in turn, use such sale proceeds to redeem, on a pro rata basis, IBG Holdings LLC membership interests held by its members, who include 62 of our employees (including the executive officers set forth in the table below). See "Use of Proceeds." The following is a listing of our directors and executive officers expected to receive net proceeds from this offering, together with the percentage and dollar amount of net proceeds to be received from this offering and the amount of cash distributions received from IBG LLC in 2007 and 2008 to date.

Name	Title	% of Net Proceeds to be Received	Dollar Amount of Net Proceeds Received From This Offering	2007 Distributions	2008 Distributions
				(in millions)
Thomas Peterffy	Chairman of the Board of Directors, Chief Executive Officer and President	84.6231%	$1,413.2	$228.2	$102.9
Earl H. Nemser	Vice Chairman and Director	1.1902%	$19.9	$3.2	$1.4
Paul J. Brody	Chief Financial Officer, Treasurer, Secretary and Director	1.2516%	$20.9	$3.4	$1.5
Thomas A. Frank	Executive Vice President and Chief Information Officer	3.1515%	$52.6	$8.5	$3.8
Milan Galik	Senior Vice President, Software Development and Director	1.3695%	$22.9	$3.7	$4.7
Directors and executive officers as a group		91.5859%	$1,529.5	$247.0	$111.3

        The aggregate consideration for the purchase of membership interests in IBG LLC from IBG Holdings LLC also includes an amount equal to 85% of the tax savings realized by us by reason of the increase in the tax basis of the assets of IBG LLC arising out of this transaction, as described under "—Redemption of Membership Interests." Based on the assumptions set forth in calculating the deferred tax asset of $522.5 million arising from the acquisition of the membership interests in IBG LLC with the net proceeds of this offering, as set forth in footnote (1) to the "Notes to the Unaudited Pro Forma Consolidated Statement of Financial Condition" on page 50 of this prospectus, Messrs. Peterffy, Nemser, Brody, Frank, Galik and our directors and officers as a group could potentially receive aggregate payments of $375.8 million, $5.3 million, $5.6 million, $14.0 million, $6.1 million and $406.8 million, respectively, over 15 years based on these tax savings.

        No additional IBG LLC or IBG Holdings LLC membership interests will be granted to directors or executive officers in connection with this offering.

Recent Developments

        On April 24, 2008, we released our consolidated financial results for the quarter ended March 31, 2008. For the quarter ended March 31, 2008, our total net revenues were approximately $528.4 million, as compared to approximately $330.8 million for the quarter ended March 31, 2007. Our income before income taxes and minority interest was approximately $374.0 million for the quarter ended March 31, 2008, as compared to income before income taxes of $190.3 for the quarter ended March 31, 2007. Our basic and diluted earnings per share were $0.68 and $0.66, respectively, for the quarter ended March 31, 2008, as compared to pro forma basic and diluted earnings per share of $0.32 and $0.31, respectively, for the quarter ended March 31, 2007. The foregoing financial information may not be indicative of our results of operations for any future period.

        Other business highlights for the quarter ended March 31, 2008 were as follows:

  •
  70.8% pre-tax margin;

  •
  Market Making pre-tax income grew 108.4% from the quarter ended March 31, 2007;

  •
  79.6% Market Making pre-tax margin;

  •
  Market Making options contract volume increased 38.5% from the quarter ended March 31, 2007;

  •
  Electronic Brokerage pre-tax income up 66.6% from the quarter ended March 31, 2007;

  •
  45.1% Electronic Brokerage pre-tax margin; and

  •
  Cleared DARTs increased to 303,000, or 59.5%, from the quarter ended March 31, 2007.

        Our operating results for the quarter ended March 31, 2008 have not been reviewed or audited by our independent registered public accounting firm. Our independent registered public accounting firm will be reviewing our financial statements for the quarter ended March 31, 2008, and such review could result in changes to the financial results indicated above. However, we do not anticipate that any such changes would materially impact the financial results.

Company Information

        IBG was incorporated in November 2006 as a Delaware corporation. Our principal executive offices are located at One Pickwick Plaza, Greenwich, Connecticut 06830 and our telephone number at that location is (203) 618-5800. Our corporate website address is http://www.interactivebrokers.com. The information contained on this website should not be considered part of this prospectus.

The Offering

Common stock offered	50,000,000 shares of Class A common stock
Common stock outstanding after this offering	90,143,760 shares of Class A common stock 100 shares of Class B common stock
Voting	Each share of our common stock entitles its holder to one vote per share.

Our Class B common stock currently has approximately 89.7% of the voting power of our company, which percentage is expected to decrease to approximately 77.2% following the completion of this offering and further decrease proportionately to the extent that IBG Holdings LLC owns a smaller percentage of IBG LLC.

Accordingly, Thomas Peterffy, through his ownership of the voting membership interests in IBG Holdings LLC, is able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors, and the approval of significant corporate transactions. See "Our Organizational Structure—Voting."
Use of proceeds
We estimate that we will receive net proceeds from the sale of shares of our common stock in this offering of $1,670.8 million, assuming the shares are offered at $33.50 per share, which is the minimum bid price set forth on the cover page of this prospectus, after deducting the placement agency fee payable by us. The public offering price and allocation of shares will be primarily determined through an auction process. We intend to use the net proceeds to purchase 50,000,000 membership interests in IBG LLC from IBG Holdings LLC at a purchase price per interest equal to the per share offering price in this offering, less the placement agency fee per share. See "Use of Proceeds" and "Plan of Distribution."
Redemption of membership interests	IBG Holdings LLC membership interests are redeemable at various times over the next seven years at the option of the holder. See "Our Organizational Structure—Redemption of Membership Interests."
Dividends
As a holding company for our equity interest in IBG LLC, we are dependent upon the ability of IBG LLC to generate earnings and cash flows and distribute them to us so that we may pay any dividends to our stockholders. To the extent that we have excess cash, any future determination relating to our dividend policy will be made at the discretion of our board of directors. See "Dividend Policy."

Risk factors
Investment in our common stock involves substantial risks. You should read this prospectus carefully, including the section entitled "Risk Factors" and the financial statements and the related notes to those statements included in this prospectus before investing in our common stock.
OpenFollowOn® process
This offering will be made through the OpenFollowOn® process, in which the allocation of shares and the public offering price are primarily based on an auction in which prospective purchasers are required to bid for the shares. The OpenFollowOn® process allows all qualified investors, whether individuals or institutions, to bid for shares. All successful bidders in the auction will pay the same price per share.
	•	Bidders may submit bids through the placement agents or participating dealers.
	•	Potential investors may bid any price for the shares at or above the minimum bid price set forth on the cover page of this prospectus.
•
Once the auction closes, the placement agents will determine the highest price that will sell all of the shares offered. This is called the clearing price and is the maximum price at which the shares will be sold.
•
We may choose to sell shares at the auction-set clearing price or we may choose to sell the shares at a lower offering price, taking into account additional factors. The actual offering price will be equal to or greater than the minimum bid price.
	•	Bidders that submit valid bids at or above the auction-set clearing price will receive, at a minimum, a pro-rated amount of shares for which they bid.
The OpenFollowOn® process is described in full under "Plan of Distribution" beginning on page 153.

        Unless we specifically state otherwise, all information in this prospectus assumes that our common stock will be sold at $33.50 per share, which is the minimum bid price set forth on the cover page of this prospectus, and that all 50,000,000 shares offered in this offering will be sold.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

        The following table sets forth the historical summary consolidated statement of income and other data of IBG LLC as of and for the years ended December 31, 2003, 2004, 2005 and 2006 and of IBG as of and for the year ended December 31, 2007. The summary historical consolidated statement of income data for the periods presented reflect the consolidated operating results of IBG LLC prior to May 4, 2007, the IPO date, and reflect the consolidated operating results of IBG from May 4, 2007 through December 31, 2007. The table also presents certain pro forma consolidated financial data for IBG.

        The summary historical consolidated financial data as of and for the years ended December 31, 2003, 2004, 2005 and 2006 have been derived from IBG LLC's audited consolidated financial statements. The summary historical consolidated financial data as of and for the year ended December 31, 2007 have been derived from IBG's audited consolidated financial statements. The audited consolidated statements of financial condition as of December 31, 2006 and 2007 and consolidated statements of income for the years ended December 31, 2005, 2006 and 2007 are included elsewhere in this prospectus. The audited consolidated statements of financial condition as of December 31, 2003, 2004 and 2005 and consolidated statements of income for the years ended December 31, 2003 and 2004 are not included in this prospectus. The historical consolidated financial position and results of operations are not necessarily indicative of the financial position or results of operations as of any future date or for any future period.

        The consolidated statement of income data does not reflect what the results of operations of IBG would have been had it been a stand alone public company prior to May 4, 2007. In addition, the results of operations for periods prior to the IPO on May 4, 2007 are not comparable to the results of operations for subsequent periods as these results of operations do not give effect to the following matters:

  •
  the Recapitalization, which is described in more detail elsewhere in this prospectus in the sections entitled "Our Organizational Structure" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  •
  U.S. corporate federal income taxes, since for all periods presented IBG LLC has operated in the United States as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, IBG LLC has not been subject to U.S. federal income taxes on its income. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the United States, IBG LLC historically has operated principally through subsidiaries and has been subject to local income taxes. Income taxes shown on IBG LLC's historical consolidated statements of income are attributable to taxes incurred by these non-U.S. subsidiaries.

  •
  minority interest expense reflecting IBG Holdings LLC's ownership of approximately 89.7% of the IBG LLC membership interests outstanding immediately after the IPO.

        The unaudited pro forma consolidated statement of income data for the year ended December 31, 2007 included in the following table give pro forma effect to the IPO and the consummation of this offering and our application of the net proceeds from the IPO and this offering to purchase membership interests in IBG LLC from IBG Holdings LLC as though such transactions had occurred on January 1, 2007, and the unaudited pro forma consolidated statement of financial condition data as of December 31, 2007 included in the following table give pro forma effect to such transactions as though they had occurred on December 31, 2007. The unaudited pro forma financial data are presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the IPO and this offering been consummated on the dates indicated and do not purport to be indicative of balance sheet data or results of operations as of any future date or for any future period.

        You should read the following summary historical and pro forma consolidated financial data in conjunction with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Data" and IBG's and IBG LLC's historical consolidated financial statements and related notes included elsewhere in this prospectus. See also the section entitled "Our Organizational Structure" included elsewhere in this prospectus.

	Historical Data for Year Ended December 31,					Pro Forma Data for IPO and Current Offering(2)
	2003	2004	2005	2006	2007(1)	2007
	(in millions, except share and per share data)
Consolidated Statement of Income Data:
Revenues:
Trading gains	$488.4	$423.2	$640.4	$805.1	$888.1	$888.1
Commissions and execution fees	93.0	112.0	132.1	174.4	261.1	261.1
Interest income	59.3	79.5	273.2	672.1	782.2	782.2
Other income	10.4	7.0	53.4	85.2	92.0	92.0

Total revenues	651.1	621.7	1,099.1	1,736.8	2,023.4	2,023.4
Interest expense	46.1	57.7	170.0	484.4	555.2	555.2

Total net revenues	605.0	564.0	929.1	1,252.4	1,468.2	1,468.2

Non-interest expenses:
Execution and clearing	127.3	152.5	215.0	313.3	335.7	335.7
Employee compensation and benefits	73.5	79.1	90.2	110.1	118.8	118.8
Occupancy, depreciation and amortization	13.7	16.4	20.4	22.7	26.5	26.5
Communications	7.5	9.0	10.4	12.6	14.9	14.9
General and administrative	18.2	17.0	23.8	32.1	40.7	40.7

Total non-interest expenses	240.2	274.0	359.8	490.8	536.6	536.6

Income before income taxes and minority interest	364.8	290.0	569.3	761.6	931.6	931.6

Income tax expense	19.9	19.6	33.8	27.4	63.0	101.1
Minority interest	0.0	0.0	0.0	0.0	(568.1)	(683.7)

Net income	$344.9	$270.4	$535.5	$734.2	$300.5	$146.8

Net income available to common stockholders	$0.0	$0.0	$0.0	$0.0	$48.2	$146.8

Earnings per share
Basic					$1.20	$1.63

Diluted					$1.16	$1.60

Weighted average common shares outstanding
Basic					40,153,606	90,142,474
Diluted					401,327,844	401,317,190

(1)
Please see Note 4, "Initial Public Offering and Recapitalization," to the audited consolidated financial statements included elsewhere in this prospectus.

(2)
The unaudited pro forma consolidated statement of income for the year ended December 31, 2007 gives pro forma effect to the IPO and the current offering and our application of the net proceeds from these offerings to purchase additional membership interests in IBG LLC from IBG Holdings LLC as though such transactions had occurred on January 1, 2007. After this offering, we expect to own approximately 22.8% of the membership interests in IBG LLC

	December 31, 2007
	Actual	Pro Forma
	(in millions)
Consolidated Statement of Financial Condition Data:
Cash, cash equivalents and short-term investments(1)	$5,789.3	$5,789.3
Total assets(2)	$34,542.1	$35,064.6
Total liabilities	$34,133.7	$34,138.3
Total stockholders' equity	$408.4	$926.3

(1)
Cash, cash equivalents and short-term investments represent cash and cash equivalents, cash and securities segregated under federal and other regulations and securities purchased under agreements to resell.

(2)
At December 31, 2007, approximately $34.02 billion, or 98.5%, of total assets were considered to be liquid and consisted primarily of marketable securities.

RISK FACTORS

        Investing in our common stock involves a substantial risk. You should consider carefully the following risks and other information in this prospectus, including our consolidated financial statements and related notes, before you decide to purchase our common stock. If any of the following risks actually materializes, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Company Structure

Control by Thomas Peterffy of a majority of the combined voting power of our common stock may give rise to conflicts of interests and could discourage a change of control that other stockholders may favor, which could negatively affect our stock price, and adversely affect stockholders in other ways.

        Thomas Peterffy, our founder, chairman and chief executive officer, and his affiliates beneficially own approximately 85% of the economic interests and all of the voting interests in IBG Holdings LLC, which owns all of our Class B common stock, representing approximately 89.7% (77.2% after this offering) of the combined voting power of all classes of our voting stock. As a result, Mr. Peterffy has the ability to elect all of the members of our board of directors and thereby to control our management and affairs, including determinations with respect to acquisitions, dispositions, material expansions or contractions of our business, entry into new lines of business, borrowings, issuances of common stock or other securities, and the declaration and payment of dividends on our common stock. In addition, Mr. Peterffy is able to determine the outcome of all matters requiring stockholder approval and is able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could discourage potential takeover attempts that other stockholders may favor and could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and this may adversely affect the market price of our common stock.

        Moreover, because of Mr. Peterffy's substantial ownership, we are eligible to be, and are, treated as a "controlled company" for purposes of the NASDAQ Marketplace Rules. As a result, we are not required by NASDAQ to have a majority of independent directors or to maintain compensation and nominating and corporate governance committees composed entirely of independent directors to continue to list the shares of our common stock on the NASDAQ Global Select Market. Our compensation committee is comprised of Messrs. Thomas Peterffy (who is the chairman of the compensation committee) and Earl H. Nemser (our vice chairman). Mr. Peterffy's membership on the compensation committee may give rise to conflicts of interests in that Mr. Peterffy is able to influence all matters relating to executive compensation, including his own compensation.

We are dependent on IBG LLC to distribute cash to us in amounts sufficient to pay our tax liabilities and other expenses.

        We are a holding company, and our primary assets are our approximately 10.3% (22.8% after this offering) equity interest in IBG LLC and our controlling interest and related rights as the sole managing member of IBG LLC and, as such, we operate and control all of the business and affairs of IBG LLC and are able to consolidate IBG LLC's financial results into our financial statements. We have no independent means of generating revenues. IBG LLC is treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to U.S. federal income tax. Instead, its taxable income is allocated on a pro rata basis to IBG Holdings LLC and us. Accordingly, we incur income taxes on our proportionate share of the taxable income of IBG LLC, and also incur expenses related to our operations. We intend to cause IBG LLC to distribute cash to its members in amounts at least equal to that necessary to cover their tax liabilities, if any, with respect to the earnings of IBG LLC. To the extent we need funds to pay such taxes, or for any other purpose, and IBG LLC is unable to provide such funds, it could have a material adverse effect on our business, financial condition or results of operations.

We are required to pay IBG Holdings LLC for the benefit relating to additional tax depreciation or amortization deductions we claim as a result of the tax basis step-up our subsidiaries received or will receive in connection with the IPO, this offering and related transactions.

        In connection with the IPO and this offering, we purchased and will purchase additional interests in IBG LLC from IBG Holdings LLC for cash. In addition, IBG LLC membership interests held by IBG Holdings LLC may be sold in the future to us and financed by our issuances of shares of our common stock. The initial purchase resulted in increases in the tax basis of the tangible and intangible assets of IBG LLC and its subsidiaries that otherwise would not have been available. This offering and subsequent purchases of additional interests in IBG LLC from IBG Holdings LLC may result in similar increases in the tax basis of the tangible and intangible assets of IBG LLC and its subsidiaries. Such increases have been or will be approximately equal to the amount by which our stock price at the time of the purchase exceeds the income tax basis of the assets of IBG LLC underlying the IBG LLC interests acquired by us. These increases in tax basis have resulted or will result in increased deductions in computing our taxable income and resulting tax savings for us generally over the 15 year period which commenced with the initial purchase. We have agreed to pay 85% of these tax savings, if any, to IBG Holdings LLC as they are realized as additional consideration for the IBG LLC interests that we acquire. See "Transactions with Related Persons, Promoters and Certain Control Persons—Tax Receivable Agreement."

        As a result of the IPO, the increase in the tax basis attributable to our interest in IBG LLC was $0.95 billion. At the time of the closing of this offering, the increase in the tax basis attributable to our interest in IBG LLC, assuming an offering price of $33.50 per share of common stock (the minimum bid price set forth on the cover page of this prospectus) and our purchase of 12.5% of the outstanding interests of IBG LLC, is expected to be approximately $1.4 billion. Our ability to achieve tax benefits from any such increase and the payments to be made under the tax receivable agreement with respect thereto depend upon a number of factors, including the law as in effect at the time of a purchase by us of interests in IBG LLC or a payment under the tax receivable agreement, the timing of purchases, the fair market value of interests in IBG LLC at the time of a purchase, the extent to which such purchases are taxable, the impact of the increase in the tax basis on our ability to use foreign tax credits and the rules relating to the amortization of intangible assets, the composition of IBG LLC's assets at the time of a purchase, and the amount and timing of our income and of payments under the tax receivable agreement. Depending upon the outcome of these factors, as a result of the size of the increases in the tax basis of the tangible and intangible assets of IBG LLC and its subsidiaries, the payments that we may make to IBG Holdings LLC could be substantial.

        If either immediately before or immediately after any purchase or the related issuance of our stock, the IBG Holdings LLC members own or are deemed to own, in the aggregate, more than 20% of our outstanding stock, then all or part of any increase in the tax basis of goodwill may not be amortizable and, thus, our ability to realize the annual tax savings that otherwise would have resulted if such tax basis were amortizable may be significantly reduced. Although the IBG Holdings LLC members are prohibited under the exchange agreement from purchasing shares of Class A common stock, grants of our stock to employees and directors who are also members or related to members of IBG Holdings LLC and the application of certain tax attribution rules, such as among family members and partners in a partnership, could result in IBG Holdings LLC members being deemed for tax purposes to own shares of Class A common stock.

        If the IRS successfully challenges the tax basis increase, under certain circumstances, we could be required to make payments to IBG Holdings LLC under the tax receivable agreement in excess of our cash tax savings.

Our senior secured revolving credit facility and our senior notes impose certain restrictions. A failure to comply with these restrictions could lead to an event of default, resulting in an acceleration of indebtedness, which may affect our ability to finance future operations or capital needs, or to engage in other business activities.

        As of December 31, 2007, our total indebtedness (consisting of the aggregate amounts outstanding under senior notes, senior secured revolving credit facility and short-term borrowings) was approximately $1.88 billion. On May 19, 2006, IBG LLC entered into a $300.0 million three-year senior secured revolving credit facility with JPMorgan Chase Bank, N.A. as administrative agent, Harris N.A. as syndication agent, and Citibank, N.A. and HSBC Bank USA National Association as co-syndication agents. In addition, subject to restrictions in our senior secured revolving credit facility and our senior notes, we may incur additional first-priority secured borrowings under the senior secured revolving credit facility.

        The operating and financial restrictions and covenants in our debt agreements, including the senior secured revolving credit facility and our senior notes, may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. Our senior secured revolving credit facility requires us to maintain specified financial ratios and tests, including interest coverage and total leverage ratios and maximum capital expenditures, which may require that we take action to reduce debt or to act in a manner contrary to our business objectives. In addition, the senior secured revolving credit facility and the senior notes restrict our ability to, among other things:

  •
  incur additional indebtedness;

  •
  dispose of assets;

  •
  guarantee debt obligations;

  •
  repay indebtedness or amend debt instruments;

  •
  pay dividends;

  •
  create liens on assets;

  •
  make investments;

  •
  make acquisitions;

  •
  engage in mergers or consolidations; and

  •
  engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities.

        A more detailed discussion of the restrictions contained in our senior secured revolving credit facility can be found on pages 146 and 147 of this prospectus. A failure to comply with the restrictions contained in the senior secured revolving credit facility could lead to an event of default, which could result in an acceleration of our indebtedness. Such an acceleration would constitute an event of default under our senior notes. A failure to comply with the restrictions in our senior notes could result in an event of default under our senior notes. Our future operating results may not be sufficient to enable compliance with the covenants in the senior secured revolving credit facility, our senior notes or other indebtedness or to remedy any such default. In addition, in the event of an acceleration, we may not have or be able to obtain sufficient funds to refinance our indebtedness or make any accelerated payments, including those under the senior notes. In addition, we may not be able to obtain new financing. Even if we were able to obtain new financing, we would not be able to guarantee that the new financing would be on commercially reasonable terms or terms that would be acceptable to us. If we default on our indebtedness, our business financial condition and results of operation could be materially and adversely affected.

Future sales of our common stock in the public market could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

        The members of IBG Holdings LLC have the right to cause the redemption of their IBG Holdings LLC membership interests over time in connection with offerings of shares of our common stock as further described in the section entitled "Our Organizational Structure." We intend to sell additional shares of common stock in this offering and in subsequent public offerings on a regular basis, including annual offerings of our common stock to finance future purchases of IBG LLC membership interests which, in turn, will finance corresponding redemptions of IBG Holdings LLC membership interests. These annual offerings and related transactions are anticipated to occur over the next seven years following this offering and, depending on the timing of redemptions, possibly extend into the future in accordance with an exchange agreement among us, IBG LLC, IBG Holdings LLC and the historical members of IBG LLC described in greater detail under "Transactions with Related Persons, Promoters and Certain Control Persons—Exchange Agreement." We may also issue additional shares of common stock or convertible debt securities to finance future acquisitions or business combinations. After the consummation of this offering, we will have approximately 90.2 million outstanding shares of common stock. This number includes all the shares of our common stock we are selling in this offering, which may be resold immediately in the public market. Assuming no anti-dilution adjustments based on combinations or divisions of our common stock, the annual offerings referred to above could result in the issuance by us of up to an additional approximately 310.0 million shares of common stock. It is possible, however, that such shares could be issued in one or a few large transactions.

        We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock may have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our common stock to decline.

Certain provisions in our amended and restated certificate of incorporation may prevent efforts by our stockholders to change our direction or management.

        Provisions contained in our amended and restated certificate of incorporation could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. For example, our amended and restated certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. We could issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. These provisions may discourage potential acquisition proposals and may delay, deter or prevent a change of control of us, including through transactions, and, in particular, unsolicited transactions, that some or all of our stockholders might consider to be desirable. As a result, efforts by our stockholders to change our direction or management may be unsuccessful. See "Description of Capital Stock—Section 203 of the General Corporation Law of the State of Delaware."

We may not pay dividends on our common stock at any time in the foreseeable future.

        As a holding company for our interest in IBG LLC, we are dependent upon the ability of IBG LLC to generate earnings and cash flows and distribute them to us so that we may pay any dividends to our stockholders. To the extent (if any) that we have excess cash, any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial conditions, cash requirement, contractual restrictions and other factors that our board of directors may deem relevant. We have made no determination as to whether to pay dividends on our common stock at any time in the foreseeable future.

Risks Related to Our Business

Our business may be harmed by global events beyond our control, including overall slowdowns in securities trading.

        Like other brokerage and financial services firms, our business and profitability are directly affected by elements that are beyond our control, such as economic and political conditions, broad trends in business and finance, changes in volume of securities and futures transactions, changes in the markets in which such transactions occur and changes in how such transactions are processed. A weakness in equity markets, such as a slowdown causing reduction in trading volume in U.S. or foreign securities and derivatives, has historically resulted in reduced transaction revenues and would have a material adverse effect on our business, financial condition and results of operations.

Because our revenues and profitability depend on trading volume, they are prone to significant fluctuations and are difficult to predict.

        Our revenues are dependent on the level of trading activity on securities and derivatives exchanges in the United States and abroad. In the past, our revenues and operating results have varied significantly from period to period due primarily to the willingness of competitors to trade more aggressively by decreasing their bid/offer spreads and thereby assuming more risk in order to acquire market share, to movements and trends in the underlying markets, and to fluctuations in trading levels. As a result, period to period comparisons of our revenues and operating results may not be meaningful, and future revenues and profitability may be subject to significant fluctuations or declines.

Our reliance on our computer software could cause us great financial harm in the event of any disruption or corruption of our computer software. We may experience technology failures while developing our software.

        We rely on our computer software to receive and properly process internal and external data. Any disruption for any reason in the proper functioning or any corruption of our software or erroneous or corrupted data may cause us to make erroneous trades or suspend our services and could cause us great financial harm. In order to maintain our competitive advantage, our software is under continuous development. As we identify and enhance our software, there is risk that software failures may occur and result in service interruptions and have other unintended consequences.

Our business could be harmed by a systemic market event.

        Some market participants could be overleveraged. In case of sudden, large price movements, such market participants may not be able to meet their obligations to brokers who, in turn, may not be able to meet their obligations to their counterparties. As a result, the financial system or a portion thereof could collapse, and the impact of such an event could be catastrophic to our business.

We may incur material trading losses from our market making activities.

        A substantial portion of our revenues and operating profits is derived from our trading as principal in our role as a market maker and specialist. We may incur trading losses relating to these activities since each primarily involves the purchase or sale of securities for our own account. In any period, we may incur trading losses in a significant number of securities for a variety of reasons including:

  •
  price changes in securities;

  •
  lack of liquidity in securities in which we have positions; and

  •
  the required performance of our market making and specialist obligations.

        These risks may limit or restrict our ability to either resell securities we purchased or to repurchase securities we sold. In addition, we may experience difficulty borrowing securities to make delivery to purchasers to whom we sold short, or lenders from whom we have borrowed. From time to time, we have large position concentrations in securities of a single issuer or issuers engaged in a specific industry or traded in a particular market. Such a concentration could result in higher trading losses than would occur if our positions and activities were less concentrated.

        In our role as a market maker, we attempt to derive a profit from the difference between the prices at which we buy and sell, or sell and buy, securities. However, competitive forces often require us to match the quotes other market makers display and to hold varying amounts of securities in inventory. By having to maintain inventory positions, we are subjected to a high degree of risk. We cannot assure you that we will be able to manage such risk successfully or that we will not experience significant losses from such activities, which could have a material adverse effect on our business, financial condition and operating results.

Reduced spreads in securities pricing, levels of trading activity and trading through market makers and/or specialists could harm our business.

        Computer-generated buy/sell programs and other technological advances and regulatory changes in the marketplace may continue to tighten spreads on securities transactions. Tighter spreads and increased competition could make the execution of trades and market making activities less profitable. In addition, new and enhanced alternative trading systems such as ECNs have emerged as an alternative for individual and institutional investors, as well as broker-dealers, to avoid directing their trades through market makers, and could result in reduced revenues derived from our market making business.

We may incur losses in our market making activities in the event of failures of our proprietary pricing model.

        The success of our market making business is substantially dependent on the accuracy of our proprietary pricing mathematical model, which continuously evaluates and monitors the risks inherent in our portfolio, assimilates market data and reevaluates our outstanding quotes each second. Our model is designed to automatically rebalance our positions throughout the trading day to manage risk exposures on our positions in options, futures and the underlying securities. In the event of a flaw in our pricing model and/or a failure in the related software, our pricing model may lead to unexpected and/or unprofitable trades, which may result in material trading losses.

The valuation of the financial instruments we hold may result in large and occasionally anomalous swings in the value of our positions and in our earnings in any period.

        The market prices of our long and short positions are reflected on our books at closing prices which are typically the last trade price before the official close of the primary exchange on which each such security trades. Given that we manage a globally integrated portfolio, we may have large and substantially offsetting positions in securities that trade on different exchanges that close at different times of the trading day. As a result, there may be large and occasionally anomalous swings in the value of our positions daily and, accordingly, in our earnings in any period. This is especially true on the last business day of each calendar quarter.

We are exposed to losses due to lack of perfect information.

        As market makers, we provide liquidity by buying from sellers and selling to buyers. Quite often, we trade with others who have different information than we do, and as a result, we may accumulate unfavorable positions preceding large price movements in companies. Should the frequency or magnitude of these events increase, our losses will likely increase correspondingly.

Rules governing specialists and designated market makers may require us to make unprofitable trades or prevent us from making profitable trades.

        Specialists and designated market makers are granted certain rights and have certain obligations to "make a market" in a particular security. They agree to specific obligations to maintain a fair and orderly market. In acting as a specialist or designated market maker, we are subjected to a high degree of risk by having to support an orderly market. In this role, we may at times be required to make trades that adversely affect our profitability. In addition, we may at times be unable to trade for our own account in circumstances in which it may be to our advantage to trade, and we may be obligated to act as a principal when buyers or sellers outnumber each other. In those instances, we may take a position counter to the market, buying or selling securities to support an orderly market. Additionally, the rules of the markets which govern our activities as a specialist or designated market maker are subject to change. If these rules are made more stringent, our trading revenues and profits as specialist or designated market maker could be adversely affected.

We are subject to potential losses as a result of our clearing and execution activities.

        As a clearing member firm providing financing services to certain of our brokerage customers, we are ultimately responsible for their financial performance in connection with various stock, options and futures transactions. Our clearing operations require a commitment of our capital and, despite safeguards implemented by our software, involve risks of losses due to the potential failure of our customers to perform their obligations under these transactions. If our customers default on their obligations, we remain financially liable for such obligations, and although these obligations are collateralized, we are subject to market risk in the liquidation of customer collateral to satisfy those obligations. There can be no assurance that our risk management procedures will be adequate. Any liability arising from clearing operations could have a material adverse effect on our business, financial condition and/or operating results.

        As a clearing member firm of securities and commodities clearing houses in the United States and abroad, we are also exposed to clearing member credit risk. Securities and commodities clearing houses require member firms to deposit cash and/or government securities to a clearing fund. If a clearing member defaults in its obligations to the clearing house in an amount larger than its own margin and clearing fund deposits, the shortfall is absorbed pro rata from the deposits of the other clearing members. Many clearing houses of which we are members also have the authority to assess their members for additional funds if the clearing fund is depleted. A large clearing member default could result in a substantial cost to us if we are required to pay such assessments.

Regulatory and legal uncertainties could harm our business.

        The securities and derivatives businesses are heavily regulated. Firms in financial service industries have been subject to an increasingly regulated environment over recent years, and penalties and fines sought by regulatory authorities have increased accordingly. This regulatory and enforcement environment has created uncertainty with respect to various types of transactions that historically had been entered into by financial services firms and that were generally believed to be permissible and appropriate. Our broker-dealer subsidiaries are subject to regulations in the United States and abroad covering all aspects of their business. Regulatory bodies include, in the United States, the SEC, the Financial Industry Regulatory Authority (FINRA), the Board of Governors of the Federal Reserve System, the Chicago Board Options Exchange (CBOE), the Commodity Futures Trading Commission (CFTC) and the National Futures Association (NFA), in Switzerland, the Federal Banking Commission, in the United Kingdom, the Financial Services Authority (FSA), in Hong Kong, the Securities and

Futures Commission (SFC), in Australia, the Australian Securities and Investment Commission (ASIC), and in Canada, the Investment Dealers Association of Canada (IDA) and various Canadian securities commissions. Our mode of operation and profitability may be directly affected by additional legislation; changes in rules promulgated by various domestic and foreign government agencies and self-regulatory organizations that oversee our businesses, and changes in the interpretation or enforcement of existing laws and rules. Noncompliance with applicable laws or regulations could result in sanctions being levied against us, including fines and censures, suspension or expulsion from a certain jurisdiction or market or the revocation or limitation of licenses. Noncompliance with applicable laws or regulations could adversely affect our reputation, prospects, revenues and earnings. In addition, changes in current laws or regulations or in governmental policies could adversely affect our operations, revenues and earnings.

        Domestic and foreign stock exchanges, other self-regulatory organizations and state and foreign securities commissions can censure, fine, issue cease-and-desist orders, suspend or expel a broker-dealer or any of its officers or employees. Our ability to comply with all applicable laws and rules is largely dependent on our internal system to ensure compliance, as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions in the future due to claimed noncompliance, which could have a material adverse effect on our business, financial condition and results of operations. To continue to operate and to expand our services internationally, we may have to comply with the regulatory controls of each country in which we conduct, or intend to conduct business, the requirements of which may not be clearly defined. The varying compliance requirements of these different regulatory jurisdictions, which are often unclear, may limit our ability to continue existing international operations and further expand internationally.

Our future efforts to sell shares or raise additional capital may be delayed or prohibited by regulations.

        As certain of our subsidiaries are members of FINRA, we are subject to certain regulations regarding changes in control of our ownership. FINRA Rule 1017 generally provides that FINRA approval must be obtained in connection with any transaction resulting in a change in control of a member firm. FINRA defines control as ownership of 25% or more of the firm's equity by a single entity or person and would include a change in control of a parent company. Interactive Brokers (U.K.) Limited is subject to similar change in control regulations promulgated by the FSA in the United Kingdom. As a result of these regulations, our future efforts to sell shares or raise additional capital may be delayed or prohibited. We may be subject to similar restrictions in other jurisdictions in which we operate.

Our internal controls over financial reporting may not be effective and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

        We are evaluating our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and rules and regulations of the SEC thereunder, which we refer to as Section 404. We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments.

        As we continue our evaluation, we may identify material weaknesses that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act of 2002, as amended, for compliance with the requirements of Section 404. We will be required to comply with the requirements of Section 404 for our year ending December 31, 2008. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent auditors may not be able to certify as to the effectiveness of our internal control over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations.

We depend on our proprietary technology, and our future results may be impacted if we cannot maintain technological superiority in our industry.

        Our success in the past has largely been attributable to our sophisticated proprietary technology that has taken many years to develop. We have benefited from the fact that the type of proprietary technology equivalent to that which we employ has not been widely available to our competitors. If our technology becomes more widely available to our current or future competitors for any reason, our operating results may be adversely affected. Additionally, adoption or development of similar or more advanced technologies by our competitors may require that we devote substantial resources to the development of more advanced technology to remain competitive. The markets in which we compete are characterized by rapidly changing technology, evolving industry standards and changing trading systems, practices and techniques. Although we have been at the forefront of many of these developments in the past, we may not be able to keep up with these rapid changes in the future, develop new technology, realize a return on amounts invested in developing new technologies or remain competitive in the future.

The loss of our key employees would materially adversely affect our business.

        Our key executives have substantial experience and have made significant contributions to our business, and our continued success is dependent upon the retention of our key management executives, as well as the services provided by our staff of trading system, technology and programming specialists and a number of other key managerial, marketing, planning, financial, technical and operations personnel. The loss of such key personnel could have a material adverse effect on our business. Growth in our business is dependent, to a large degree, on our ability to retain and attract such employees.

We are exposed to risks associated with our international operations.

        During 2007, approximately 32% of our net revenues were generated outside the United States. We are exposed to risks and uncertainties inherent in doing business in international markets, particularly in the heavily regulated brokerage industry. Such risks and uncertainties include political, economic and financial instability; unexpected changes in regulatory requirements, tariffs and other trade barriers; exchange rate fluctuations; applicable currency controls; and difficulties in staffing, including reliance on newly hired local experts, and managing foreign operations. These risks could cause a material adverse effect on our business, financial condition or results of operations.

We do not have fully redundant systems. System failures could harm our business.

        If our systems fail to perform, we could experience unanticipated disruptions in operations, slower response times or decreased customer service and customer satisfaction. Our ability to facilitate transactions successfully and provide high quality customer service also depends on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Our service has experienced periodic system interruptions, which we believe will continue to occur from time to time. Our systems and operations also are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. While we currently maintain redundant servers to provide limited service during system disruptions, we do not have fully redundant systems, and our formal disaster recovery plan does not include restoration of all services. For example, we have backup facilities at our disaster recovery site that enable us, in the case of complete failure of our main North America data center, to recover and complete all pending transactions, provide customers with access to their accounts to deposit or withdraw money, transfer positions to other brokers and manage their risk by continuing trading through the use of marketable orders. These backup services are currently limited to U.S. markets. We do not currently have separate backup facilities dedicated to our non-U.S. operations. It is our intention to provide for and progressively deploy backup facilities for our global facilities over time. In addition, we do not carry business interruption insurance to compensate for losses that could occur to the extent not required. Any system failure that causes an interruption in our service or decreases the responsiveness of our service could impair our reputation, damage our brand name and materially adversely affect our business, financial condition and results of operations.

Failure of third-party systems on which we rely could adversely affect our business.

        We rely on certain third-party computer systems or third-party service providers, including clearing systems, exchange systems, Internet service, communications facilities and other facilities. Any interruption in these third-party services, or deterioration in their performance, could be disruptive to our business. If our arrangement with any third party is terminated, we may not be able to find an alternative source of systems support on a timely basis or on commercially reasonable terms. This could have a material adverse effect on our business, financial condition and results of operations.

We face competition in our market making activities.

        In our market making activities, we compete with other firms who act as market makers based on our ability to provide liquidity at competitive prices and to attract order flow. Market makers range from sole proprietors with very limited resources, of which there are still a few hundred left, to a few highly sophisticated groups which have substantially greater financial and other resources, including research and development personnel, than we do. These larger and better capitalized competitors may be better able to respond to changes in the market making industry, to compete for skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally. We may not be able to compete effectively against these firms, particularly those with greater financial resources, and our failure to do so could materially and adversely affect our business, financial condition and results of operations. As in the past, we may in the future face enhanced competition, resulting in narrowing bid/offer spreads in the marketplace that may adversely impact our financial performance. This is especially likely if others can acquire systems that enable them to predict markets or process trades more efficiently than we can.

Our direct market access clearing and non-clearing brokerage operations face intense competition.

        With respect to our direct market access brokerage business, the market for electronic and interactive bidding, offering and trading services in connection with equities, options and futures is relatively new, rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. Our current and potential future competition principally comes from five categories of competitors:

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  prime brokers who, in an effort to satisfy the demands of their customers for hands-on electronic trading facilities, universal access to markets, smart routing, better trading tools, lower commissions and financing rates, have embarked upon building such facilities and product enhancements;

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  direct market access and online options and futures firms;

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  direct market access and online equity brokers;

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  software development firms and vendors who create global trading networks and analytical tools and make them available to brokers; and

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  traditional brokers.

        In addition, we compete with financial institutions, mutual fund sponsors and other organizations, many of which provide online, direct market access or other investing services. A number of brokers provide our technology and execution services to their customers, and these brokers will become our competitors if they develop their own technology. Some of our competitors in this area have greater name recognition, longer operating histories and significantly greater financial, technical, marketing and other resources than we have and offer a wider range of services and financial products than we do. Some of our competitors may also have an ability to charge lower commissions. We cannot assure you that we will be able to compete effectively or efficiently with current or future competitors. These increasing levels of competition in the online trading industry could significantly harm this aspect of our business.

We are subject to risks relating to litigation and potential securities laws liability.

        We are exposed to substantial risks of liability under federal and state securities laws, other federal and state laws and court decisions, as well as rules and regulations promulgated by the SEC, the CFTC, the Federal Reserve, state securities regulators, the self-regulatory organizations (SROs) and foreign regulatory agencies. We are also subject to the risk of litigation and claims that may be without merit. We could incur significant legal expenses in defending ourselves against and resolving lawsuits or claims. An adverse resolution of any future lawsuits or claims against us could result in a negative perception of our company and cause the market price of our common stock to decline or otherwise have an adverse effect on our business, financial condition and/or operating results. See "Business—Legal Proceedings and Regulatory Matters—Potentially Material Pending Litigation."

Any future acquisitions may result in significant transaction expenses, integration and consolidation risks and risks associated with entering new markets, and we may be unable to profitably operate our consolidated company.

        Although our growth strategy has not focused historically on acquisitions, we may in the future engage in evaluations of potential acquisitions and new businesses. We may not have the financial resources necessary to consummate any acquisitions in the future or the ability to obtain the necessary funds on satisfactory terms. Any future acquisitions may result in significant transaction expenses and risks associated with entering new markets in addition to integration and consolidation risks. Because acquisitions historically have not been a core part of our growth strategy, we have no material experience in successfully utilizing acquisitions. We may not have sufficient management, financial and other resources to integrate any such future acquisitions or to successfully operate new businesses and we may be unable to profitably operate our expanded company.

Internet-related issues may reduce or slow the growth in the use of our services in the future.

        Critical issues concerning the commercial use of the Internet, such as ease of access, security, privacy, reliability, cost, and quality of service, remain unresolved and may adversely impact the growth of Internet use. If Internet usage continues to increase rapidly, the Internet infrastructure may not be able to support the demands placed on it by this growth, and its performance and reliability may decline. The recent growth in Internet traffic has caused frequent periods of decreased performance, outages and delays. Although our larger institutional customers use leased data lines to communicate with us, our ability to increase the speed with which we provide services to consumers and to increase the scope and quality of such services is limited by and dependent upon the speed and reliability of our customers' access to the Internet, which is beyond our control. If periods of decreased performance, outages or delays on the Internet occur frequently or other critical issues concerning the Internet are not resolved, overall Internet usage or usage of our web based products could increase more slowly or decline, which would cause our business, results of operations and financial condition to be materially and adversely affected.

Our computer infrastructure may be vulnerable to security breaches. Any such problems could jeopardize confidential information transmitted over the Internet, cause interruptions in our operations or cause us to have liability to third persons.

        Our computer infrastructure is potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems and security breaches. Any such problems or security breaches could cause us to have liability to one or more third parties, including our customers, and disrupt our operations. A party able to circumvent our security measures could misappropriate proprietary information or customer information, jeopardize the confidential nature of information transmitted over the Internet or cause interruptions in our operations. Concerns over the security of Internet transactions and the privacy of users could also inhibit the growth of the Internet or the electronic brokerage industry in general, particularly as a means of conducting commercial transactions. To the extent that our activities involve the storage and transmission of proprietary information such as personal financial information, security breaches could expose us to a risk of financial loss, litigation and other liabilities. Our estimated annual losses from reimbursements to customers whose accounts have been negatively affected by unauthorized access have historically been less than $500,000, but instances of unauthorized access of customer accounts have been increasing recently on an industry-wide basis. Our current insurance program may protect us against some, but not all, of such losses. Any of these events, particularly if they (individually or in the aggregate) result in a loss of confidence in our company or electronic brokerage firms in general, could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to protect our intellectual property rights or may be prevented from using intellectual property necessary for our business.

        We rely primarily on trade secret, contract, copyright, patent and trademark laws to protect our proprietary technology. It is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our rights. We may also face claims of infringement that could interfere with our ability to use technology that is material to our business operations.

        In the future, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs and the diversion of resources and the attention of management, any of which could negatively affect our business.

Our future success will depend on our response to the demand for new services, products and technologies.

        The demand for market making services, particularly services that rely on electronic communications gateways, is characterized by:

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  rapid technological change;

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  changing customer demands;

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  the need to enhance existing services and products or introduce new services and products; and

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  evolving industry standards.

        New services, products and technologies may render our existing services, products and technologies less competitive. Our future success will depend, in part, on our ability to respond to the demand for new services, products and technologies on a timely and cost-effective basis and to adapt to technological advancements and changing standards to address the increasingly sophisticated requirements and varied needs of our customers and prospective customers. We cannot assure you that we will be successful in developing, introducing or marketing new services, products and technologies. In addition, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of these services and products, and our new service and product enhancements may not achieve market acceptance. Any failure on our part to anticipate or respond adequately to technological advancements, customer requirements or changing industry standards, or any significant delays in the development, introduction or availability of new services, products or enhancements could have a material adverse effect on our business, financial condition and operating results.

The expansion of our market making activities into forex-based products entails significant risk, and unforeseen events in such business could have an adverse effect on our business, financial condition and results of operation.

        We recently entered into market making for forex-based products. This includes the trading of cash in foreign currencies with banks and exchange-listed futures, options on futures, options on cash deposits and currency-based ETFs. All of the risks that pertain to our market making activities in equity-based products also apply to our forex-based market making. In addition, we have very little experience in the forex markets and even though we are easing into this activity very slowly, any kind of unexpected event can occur that can result in great financial loss.

We are subject to counterparty risk whereby defaults by parties with whom we do business can have an adverse effect on our business, financial condition and/or operating results.

        In our electronic brokerage business, our customer margin credit exposure is to a great extent mitigated by our policy of automatically evaluating each account throughout the trading day and closing out positions automatically for accounts that are found to be under-margined. While this methodology is effective in most situations, it may not be effective in situations in which no liquid market exists for the relevant securities or commodities or in which, for any reason, automatic liquidation for certain accounts has been disabled. If no liquid market exists or automatic liquidation has been disabled, we are subject to risks inherent in extending credit, especially during periods of rapidly declining markets. Any loss or expense incurred due to defaults by our customers in failing to repay margin loans or to maintain adequate collateral for these loans would cause harm to our business.

Risks Related to the Auction Process for this Offering

Potential investors should not expect to sell our shares for a profit shortly after this offering.

        We will determine the offering price for the shares sold in this offering through an auction conducted by the placement agents. The auction process may reveal a clearing price for the shares of our common stock offered in this offering. The clearing price is the highest price at which all of the shares offered may be sold to potential investors. Although the placement agents and we may elect to set the offering price below the auction clearing price, the public offering price may be at or near the clearing price but not below the minimum bid price. If your objective is to make a short-term profit by selling the shares you purchase in the offering shortly after trading begins, you should not submit a bid in the auction.

Some bids made at or above the offering price may not receive an allocation of shares.

        The placement agents may require that bidders confirm their bids before the auction for the offering closes. If a bidder is requested to confirm a bid and fails to do so within a required time frame, that bid may be rejected and may not receive an allocation of shares even if the bid is at or above the offering price. Further, if the auction process leads to a pro rata reduction in allocated shares and a rounding down of share allocations pursuant to the rules of the auction, a bidder may not receive any shares in the offering despite having bid at or above the offering price. In addition, we, in consultation with the placement agents, may determine, in our sole discretion, that some bids that are at or above the offering price are manipulative of or disruptive to the bidding process, not creditworthy, or otherwise not in our best interest, in which case such bids may be rejected or reduced. For example, in previous transactions for other issuers in which the auction process was used, WR Hambrecht + Co has rejected or reduced bids when WR Hambrecht + Co, in its sole discretion, deemed the bids not creditworthy or had reason to question the bidder's intent or means to fund its bid. In the absence of other information, the placement agents or a participating dealer may assess a bidder's creditworthiness based solely on the bidder's history with the placement agents or a participating dealer. WR Hambrecht + Co has also rejected or reduced bids that it deemed, in its sole discretion, to be potentially manipulative or disruptive or because the bidder had a history of alleged securities law violations. Other conditions for valid bids, including eligibility and account funding requirements of participating dealers, may vary. As a result of these varying requirements, a bidder may have its bid rejected by the placement agents or a participating dealer while another bidder's identical bid is accepted.

Potential investors may receive a full allocation of the shares they bid for if their bids are successful and should not bid for more shares than they are prepared to purchase.

        If the offering price is at or near the clearing price for the shares offered in this offering, the number of shares represented by successful bids will equal or nearly equal the number of shares offered by this prospectus. Successful bidders may therefore be allocated all or nearly all of the shares that they bid for in the auction. Therefore, we caution investors against submitting a bid that does not accurately represent the number of shares of our common stock that they are willing and prepared to purchase.

The offering price could be below the clearing price for the auction.

        If an auction clearing price is achieved in the auction, we, in our sole discretion, may elect to sell the maximum number of shares (or a smaller number of shares) at an offering price that is less than such clearing price. As explained in "Plan of Distribution," live auction participants will have access during the auction to updated information regarding the number of offers, size of offers, price levels, aggregate demand and other details. To the extent that auction participants base their bids on this information, auction participants should consider that we ultimately may elect to sell shares at a price less than the clearing price, and the information available on the auction site may accordingly be of limited use. If we do elect to sell the shares at an offering price that is less than the clearing price, the allocation of shares will no longer depend on the time stamp of the bids. Bids that are at prices that equal or exceed the offering price will be offered a pro rata allocation of shares according to the quantity of shares requested. Auction participants should read the auction rules prior to submitting bids.

Other Risks Related to this Offering

The disparity in the voting rights among the classes of shares may exert downward pressure on the price of our common stock.

        Shares of our common stock and Class B common stock entitle the respective holders to identical rights, except that each share of our common stock entitles its holder to one vote on all matters to be voted on by stockholders generally while each share of Class B common stock entitles its holder to a greater number of votes. The holders of Class B common stock, in the aggregate, are currently entitled to approximately 360.0 million votes. The difference in voting rights could exert downward pressure on the price of our common stock to the extent that investors view, or any potential future purchaser of our company views, the superior voting rights of the Class B common stock to have value.

All net proceeds of this offering will go to the members of IBG Holdings LLC, including all of our executive officers and employee directors, rather than be used for corporate business purposes.

        We intend to use all net proceeds of this offering to purchase IBG LLC membership interests from IBG Holdings LLC, which will, in turn, use such proceeds to redeem a portion of the IBG Holdings LLC membership interests to be held by the members of IBG Holdings LLC. Such redemptions will result in all net proceeds of this offering going to the members of IBG Holdings LLC on a pro rata basis. Of this amount, approximately 91.6% will go to our employee directors and executive officers. We do not anticipate using any net proceeds for corporate business purposes. See "Use of Proceeds."

You will experience immediate and substantial dilution.

        The price you pay for shares of our common stock sold in this offering is substantially higher than the per share value of our net assets, after giving effect to this offering. Assuming a public offering price for our common shares of $33.50 per share (the minimum bid price set forth on the cover page of this prospectus), you will incur immediate dilution in net tangible book value per share of $23.23. Dilution is the difference between the offering price per share and the net tangible book value per share of our common stock immediately after the offering. See "Dilution."

        In addition, non-cash compensation of employees will consist primarily of grants of restricted shares of our common stock. Such future grants of restricted shares would further dilute the percentage ownership of IBG LLC by unaffiliated public stockholders. See "Dilution," and "Management—Stock Incentive Plan."

        In addition, in the event IBG LLC uses cash on hand to acquire IBG LLC membership interests in the future, such use of cash is expected to have a dilutive effect on the existing holders of our common stock, as the price paid per membership interest is likely to be higher than IBG LLC's tangible book value per membership interest. See "Our Organizational Structure—Redemption of Membership Interests."

Our common stock price may fluctuate after this offering. As a result, you may not be able to resell your shares at or above the price you paid for them.

        The offering price may not be indicative of the price at which our common stock will trade following completion of this offering. The market price of our common stock may be subject to sharp declines and volatility in market price. The market price of our common stock may also be influenced by many factors, some of which are beyond our control, including:

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  the failure of securities analysts to continue to cover our common stock or changes in financial estimates or recommendations by analysts;

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  future announcements concerning us or our competitors, including the announcement of acquisitions;

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  changes in government regulations or in the status of our regulatory approvals or licensure;

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  public perceptions of risks associated with our services or operations; and

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  general market conditions and other factors that may be unrelated to our operating performance or the operating performance of our competitors.

        As a result, you may not be able to sell shares of our common stock at prices equal to or greater than the price you paid in this offering.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "may," "could," "would," "should," "believe," "expect," "anticipate," "plan," "estimate," "target," "project," "intend" and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

        Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the expansion of product offerings geographically or through new applications, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

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  general economic conditions in the markets where we operate;

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  increased industry competition and downward pressures on bid/offer spreads and electronic brokerage commissions;

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  risks inherent to the electronic market making and brokerage businesses;

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  failure to protect or enforce our intellectual property rights in our proprietary technology;

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  our ability to keep up with rapid technological change;

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  system failures and disruptions;

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  non-performance of third-party vendors;

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  conflicts of interest and other risks due to our ownership and holding company structure;

  •
  the loss of key executives and failure to recruit and retain qualified personnel;

  •
  the risks associated with the expansion of our business;

  •
  our possible inability to integrate any businesses we acquire;

  •
  competitive pressures;

  •
  compliance with laws and regulations, including those relating to the securities industry; and

  •
  other factors discussed under "Risk Factors" or elsewhere in this prospectus.

        Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after we distribute this prospectus. Potential investors should not place undue reliance on our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this prospectus could harm our business, prospects, operating results, and financial condition. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results or performance.

OUR ORGANIZATIONAL STRUCTURE

Overview

        On May 3, 2007, IBG priced an initial public offering (the IPO) of shares of its common stock. Prior to the IPO, we had historically conducted our business through a limited liability company structure. In order to have a Delaware corporation as the issuer for the IPO, IBG LLC and its members consummated a series of transactions, which we collectively refer to as the "Recapitalization." In the Recapitalization, IBG purchased 10.0% of the membership interests in IBG LLC from IBG Holdings LLC, became the sole managing member of IBG LLC and began to consolidate IBG LLC's financial results into its financial statements.

        We are a holding company and our primary assets are our ownership of approximately 10.3% of the membership interests of IBG LLC, the holding company for our businesses, and our controlling interest and related contractual rights as the sole managing member of IBG LLC. The remaining approximately 89.7% of IBG LLC membership interests are held by IBG Holdings LLC, a holding company that is owned by our founder, chairman and chief executive officer, Thomas Peterffy, his affiliates, management and other employees of IBG LLC, and certain other members. After completion of this offering, we expect that we will own approximately 22.8% of the membership interests of IBG LLC, and IBG Holdings LLC will hold the remaining approximately 77.2% of the IBG LLC membership interests. All IBG LLC membership interests are identical and have the same rights. As a result of the Recapitalization, there are two holding companies owning interests in IBG LLC (namely, IBG and IBG Holdings LLC, owning approximately 22.8% and 77.2%, respectively, of the IBG LLC membership interests after completion of this offering), thereby allowing both public stockholders (through IBG) and existing members (through IBG Holdings LLC) to have economic interest in our businesses.

        IBG Holdings LLC owns all of our Class B common stock, which has voting power of our company proportionate to the extent of IBG Holdings LLC's ownership of IBG LLC, currently approximately 89.7% and expected to decrease to 77.2% after this offering. Through his ownership of the voting membership interests in IBG Holdings LLC, Thomas Peterffy is currently able to exercise such voting power in his sole discretion.

        Our only business is to act as the sole managing member of IBG LLC, and, as such, we operate and control all of the business and affairs of IBG LLC and are able to consolidate IBG LLC's financial results into our financial statements. IBG Holdings LLC's ownership interests in IBG LLC are accounted for as a minority interest in our consolidated financial results. Net profits, net losses and distributions of IBG LLC, including with respect to all management fees, incentive income and investment income earned by IBG LLC, are allocated and made to its members pro rata in accordance with the respective percentages of their membership interests in IBG LLC. Accordingly, net profits and net losses of IBG LLC are allocated, and distributions by IBG LLC are made, approximately 10.3% to us and approximately 89.7% to IBG Holdings LLC. After completion of this offering, we expect that such allocations and distributions will be made approximately 22.8% to us and approximately 77.2% to IBG Holdings LLC. Subject to the availability of net cash flow at the IBG LLC level, IBG LLC shall distribute to us and to IBG Holdings LLC tax distributions using a tax rate no less than the actual combined federal, state and local income tax rates applicable to our allocable shares of taxable income and net capital gain. Assuming IBG LLC makes distributions to its members in any given year, the determination to pay dividends, if any, to our Class A stockholders will be made by our board of directors, and distributions to the IBG Holdings LLC members will be made in accordance with the IBG Holdings LLC Operating Agreement, a copy of which was filed as Exhibit 10.5 to Amendment No. 1 to the Registration Statement (No. 333-138955) on Form S-1 filed by the Company on February 12, 2007 and is incorporated herein by reference. Because our board of directors may or may not determine to pay dividends at the IBG level, our Class A stockholders may not necessarily receive dividend distributions relating to our pro rata share of the management fees, incentive income, investment income and other income earned by IBG LLC, even if IBG LLC makes such distributions to us.

Recapitalization

        Prior to the IPO, our business had been conducted by subsidiaries of IBG LLC, which was approximately 85% owned by Thomas Peterffy and his affiliates. In November 2006, IBG was incorporated as a Delaware corporation. The Recapitalization resulted in the former members of IBG LLC becoming the sole members of IBG Holdings LLC, and established us as the sole managing member of IBG LLC.

        As a result of the Recapitalization, immediately following the IPO:

  •
  IBG became the sole managing member of IBG LLC;

  •
  we and IBG Holdings LLC owned approximately 10.0% and 90.0%, respectively (currently, approximately 10.3% and 89.7%, respectively), of the membership interests in IBG LLC;

  •
  Thomas Peterffy and his affiliates owned approximately 85% of the membership interests in IBG Holdings LLC, and management and other employees of IBG LLC owned substantially all of the remaining membership interests;

  •
  outstanding shares of our Class A common stock represented more than 99.999% of our outstanding capital stock based on economic value (which, as used herein, refers to the right to share in dividend distributions and distributions upon liquidation, dissolution or winding up);

  •
  outstanding shares of our Class B common stock, all of which is owned by IBG Holdings LLC, represented less than 0.001% of our outstanding capital stock based on economic value;

  •
  outstanding shares of our Class B common stock represented approximately 90.0% (currently, approximately 89.7%) of the combined voting power of all shares of our capital stock; and

  •
  Thomas Peterffy owned all of the voting membership interests, and Mr. Peterffy and his affiliates owned a majority of the overall membership interests, in IBG Holdings LLC and, accordingly, beneficially owned all of the outstanding shares of our Class B common stock. As a result, Mr. Peterffy is able to exercise control over all matters requiring the approval of our stockholders.

        If at any time in the future Thomas Peterffy and his affiliates own less than a majority of the membership interests in IBG Holdings LLC, then at such time all membership interests in IBG Holdings LLC will become voting membership interests. Accordingly, all members of IBG Holdings LLC, instead of Mr. Peterffy alone, would together direct the voting of our Class B common stock, and all such members would together exercise control over all matters requiring the approval of our stockholders.

        The graphic below illustrates our current ownership structure and reflects both current ownership percentages and anticipated ownership percentages immediately following completion of this offering, including the subsidiaries of IBG LLC all of which are 100% owned, except for Timber Hill LLC, which is 99.99% owned by IBG LLC and 0.01% owned by Thomas Peterffy, our founder, chairman and chief executive officer, Interactive Brokers LLC, which is 99.9% owned by IBG LLC and 0.1% owned by Mr. Peterffy and Interactive Brokers (India) Private Limited which is 99.999% owned by IBG LLC and 0.001% owned by IB Exchange Corp.

Holding Company Structure

        We are a holding company and our primary assets are our approximately 10.3% equity interest in IBG LLC, and our controlling interest and related rights as the sole managing member of IBG LLC. Our only business is to act as the sole managing member of IBG LLC, and, as such, we operate and control all of the business and affairs of IBG LLC and are able to consolidate IBG LLC's financial results into our financial statements. IBG Holdings LLC's ownership interests in IBG LLC are accounted for as a minority interest in our consolidated financial results. Net profits, net losses and distributions of IBG LLC are allocated and made to its members pro rata in accordance with the respective percentages of their equity interests in IBG LLC. Accordingly, net profits and net losses of IBG LLC are currently allocated, and distributions by IBG LLC are currently made, approximately

10.3% to us and approximately 89.7% to IBG Holdings LLC. After completion of this offering, we expect that such allocations and distributions will be made approximately 22.8% to us and approximately 77.2% to IBG Holdings LLC.

        As the result of a federal income tax election made by IBG LLC applicable to our acquisition of IBG LLC interests, the income tax basis of the assets of IBG LLC underlying the interests we acquired in connection with the IPO, and will acquire in connection with this offering, will be adjusted based upon the amount that we have paid for our IBG LLC interests. This increase in tax basis will result in increased depreciation and other tax deductions that will be allocated solely for our benefit and will be taken into account in reporting our taxable income. We have entered into an agreement with IBG Holdings LLC to pay IBG Holdings LLC (for the benefit of the current members of IBG LLC) 85% of the tax savings that we actually realize as the result of this basis increase. We will retain the remaining 15% of such tax savings. See "Transactions with Related Persons, Promoters and Certain Control Persons—Tax Receivable Agreement."

        As a member of IBG LLC, we will incur U.S. federal, state and local income taxes on our allocable share of any net taxable income of IBG LLC. As authorized by the amended and restated limited liability company agreement pursuant to which IBG LLC is governed, we intend to cause IBG LLC to continue to distribute cash on a pro rata basis to its members at least to the extent necessary to provide funds to pay the members' tax liabilities, if any, with respect to the earnings of IBG LLC.

Voting

        Each share of our common stock entitles its holder to one vote per share. Our Class B common stock currently has approximately 89.7% of the voting power of our company, which percentage is expected to decrease to approximately 77.2% following the completion of this offering and further decrease proportionately over time to the extent that IBG Holdings LLC owns a smaller percentage of IBG LLC. Thomas Peterffy currently owns all of the voting membership interests in IBG Holdings LLC. Accordingly, Mr. Peterffy beneficially owns all of the outstanding shares of our Class B common stock and is able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

        If at any time in the future Thomas Peterffy and his affiliates own less than a majority of the membership interests in IBG Holdings LLC, then at such time all membership interests in IBG Holdings LLC will become voting membership interests. Accordingly, all members of IBG Holdings LLC, instead of Mr. Peterffy alone, would together direct the voting of the shares of our Class B common stock, and all such members would together exercise control over all matters requiring the approval of our stockholders. However, even if Mr. Peterffy and his affiliates cease to own a majority of the membership interests in IBG Holdings LLC, Mr. Peterffy could, depending on his level of percentage ownership, continue to effectively control or significantly influence matters requiring the approval of our stockholders.

Redemption of Membership Interests

        In connection with the Recapitalization, the former members of IBG LLC received membership interests in IBG Holdings LLC. The membership interests in IBG Holdings LLC are not directly exchangeable for shares of our common stock. Instead, the membership interests are redeemable at various times over the next seven years at the option of the holder. The redemption price for the membership interests in IBG Holdings LLC depends on the manner in which the redemption payment is made to IBG Holdings LLC.

        On an annual basis, each holder of a membership interest may request that the liquefiable portion (determined in accordance with the schedule set forth below) of his interest be redeemed by IBG Holdings LLC. The primary manner in which the redemption price will be paid is by selling a similar number of shares of our common stock to the public and using the gross proceeds from such sales, less underwriting discounts or placement agency fees, to acquire IBG LLC membership interests from IBG Holdings LLC. We have reserved for issuance 360.0 million shares of common stock (out of which we expect to issue 50.0 million shares in this offering), which is the aggregate number of shares of common stock expected to be issuable over time through such sales, assuming no anti-dilution adjustments based on combinations or divisions of our common stock. We expect IBG Holdings LLC to use the net proceeds it receives from such sales to redeem an identical number of IBG Holdings LLC membership interests from the requesting holders. The annual registration and sale of shares of our common stock to satisfy redemption requests is described in greater detail under "Transactions with Related Persons, Promoters and Certain Control Persons—Exchange Agreement" and in our exchange agreement, a copy of which was filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2007 filed by the Company on June 15, 2007 and is incorporated herein by reference. The sales of our common stock and the application of the net proceeds to acquire IBG LLC membership interests are expected to have a negligible effect on the existing holders of our common stock, as the holders of our common stock would then own a larger portion of IBG LLC. Such transactions will have the effect of diluting your percentage ownership in us. However, because we will acquire an increased percentage ownership in IBG LLC over time as a result of such transactions, such transactions will not impact your effective percentage ownership of the economics of the underlying IBG LLC business.

        In the future, IBG LLC may in some cases redeem IBG LLC membership interests from IBG Holdings LLC using cash on hand. The primary circumstance under which IBG LLC would use cash on hand would be if IBG LLC had, at a given point in time, a relative surplus of cash on hand and our board of directors were to determine that using cash on hand to effect redemptions of IBG LLC membership interests would be an optimal use of such funds in relation to alternative uses. The redemption price per membership interest would be equal to the 30-day average closing price of our common stock. The use of IBG LLC's cash to acquire IBG LLC membership interests is expected to have a dilutive effect on the existing holders of our common stock, as the price paid per membership interest is likely to be higher than IBG LLC's tangible book value per membership interest.

        The holders of the membership interests have agreed to a schedule for redemptions which would allow the holders to liquefy their investment in IBG Holdings LLC, which is as follows (all dates are approximate and subject to the prior or concurrent registration of the corresponding shares of common stock and sale of such shares into the public markets in order to pay the redemption price of the membership interests, if this financing alternative is utilized):

  •
  12.5% of the membership interests on the first anniversary of the IPO (which will occur on the date of this offering);

  •
  an additional 12.5% of the membership interests on each of the next six anniversaries of the IPO; and

  •
  the remaining 2.5% of the membership interests on the eighth anniversary of the IPO.

        Certain of the IBG Holdings LLC membership interests are subject to forfeiture in the event that the holder terminates employment with IBG LLC or its subsidiaries, other than as a result of death, permanent disability, approved retirement or termination without cause.

        As the result of each acquisition we make from IBG Holdings LLC of an IBG LLC membership interest using the proceeds of a sale of our common stock into the public markets, we will receive not only an additional interest in IBG LLC but also, for federal income tax purposes, an adjustment to the federal income tax basis of the assets of IBG LLC underlying such additional interest. We have entered into a tax receivable agreement with IBG Holdings LLC, a copy of which was filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2007 filed by the Company on June 15, 2007 and is incorporated herein by reference that provides for the payment by us to IBG Holdings LLC of 85% of the cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the amount and timing of our income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of IBG LLC and its subsidiaries, the payments that we may make to IBG Holdings LLC could be substantial. If all IBG LLC membership interests had been acquired in a taxable transaction using the proceeds of a sale of our common stock into the public markets at the time of the closing of this offering, the increase in the tax basis attributable to our interest in IBG LLC would have been approximately $10.0 billion, including the increase in tax basis associated with our purchase of IBG LLC membership interests and the Recapitalization. Subject to the limitations discussed below, this increased tax basis is expected to result in tax benefits as a result of increased depreciation or amortization deductions. We will retain 15% of the tax benefits actually realized. As set forth in the tax receivable agreement, we will pay the remaining 85% of the realized tax benefits relating to any applicable tax year to IBG Holdings LLC within 13 calendar days of the delivery of a tax benefit calculation by us to IBG Holdings LLC, which delivery will take place within ten calendar days after the filing of our U.S. federal income tax return for the applicable tax year. IBG Holdings LLC shall distribute, pursuant to its operating agreement, any tax benefit payments received by it from us within 90 days following receipt thereof. A cash amount equal to the remainder of the tax benefits actually realized for a particular year will be paid to IBG Holdings LLC upon the realization of the tax benefits for such year. The actual amount of tax benefits that we realize (measured by a reduction in taxes otherwise payable by us) will depend upon multiple factors, including the tax rate applicable to us at the time. See "Transactions with Related Persons, Promoters and Certain Control Persons—Tax Receivable Agreement."

Mandatory Redemption

        IBG Holdings LLC, with the consent of Thomas Peterffy and our board of directors, has the right to cause the holders of IBG Holdings LLC membership interests to have all or a portion of their interests redeemed at any time after May 9, 2008. Such redemptions would be financed in the same manner as the scheduled redemptions described above.

USE OF PROCEEDS

        The net proceeds from the sale of the 50,000,000 shares of common stock offered by us will be approximately $1.671 billion, after deducting the placement agency fee.

        We intend to use all of the net proceeds of this offering to purchase membership interests in IBG LLC from IBG Holdings LLC representing approximately 12.5% of the outstanding membership interests in IBG LLC. The number of membership interests in IBG LLC to be purchased from IBG Holdings LLC and the purchase price for each membership interest corresponds to the number of shares of common stock to be sold in this offering and the offering price per share, less the placement agency fee per share, respectively. IBG Holdings LLC will, in turn, use such sale proceeds to redeem, on a pro rata basis, IBG Holdings LLC membership interests held by its members, who include 62 of our employees (including the directors and executive officers set forth in the second table below). The following table illustrates the expected application of the gross proceeds from this offering as described above. All offering expenses will be borne directly or indirectly by IBG Holdings LLC.

(in millions)
Gross proceeds from offering	$1,675.0
Placement agency fee	$4.2
Net proceeds	$1,670.8

Acquisition of membership interests in IBG LLC from IBG Holdings LLC	$1,670.8

        The following is a listing of our directors and executive officers expected to receive net proceeds from this offering, together with the percentage and dollar amount net proceeds to be received from this offering:

Name	Title	% of Net Proceeds to be Received	Amount
			(in millions)
Thomas Peterffy	Chairman of the Board of Directors, Chief Executive Officer and President	84.6231%	$1,413.2
Earl H. Nemser	Vice Chairman and Director	1.1902%	$19.9
Paul J. Brody	Chief Financial Officer, Treasurer, Secretary and Director	1.2516%	$20.9
Thomas A. Frank	Executive Vice President and Chief Information Officer	3.1515%	$52.6
Milan Galik	Senior Vice President, Software Development and Director	1.3695%	$22.9
Directors and executive officers as a group		91.5859%	$1,529.5

        No additional IBG LLC or IBG Holdings LLC membership interests will be granted to employees or executive officers in connection with this offering.

PRICE RANGE OF COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

        Our common stock has been traded on the NASDAQ Global Select Market under the symbol "IBKR" from and after the IPO. The following table sets forth the range of high and low sale prices of our common stock as reported on the NASDAQ Global Select Market for the periods indicated.

	Sales Price
	High	Low
2007
May 4, 2007 through June 30, 2007	$34.25	$24.54
Third Quarter	$27.99	$21.00
Fourth Quarter	$33.36	$26.11
2008
First Quarter	$35.93	$20.25
Second Quarter (through April 21, 2008)	$29.53	$25.65

        On April 21, 2008, the last price reported on the NASDAQ Global Select Market for our common stock was $28.27 per share.

Holders

        As of April 21, 2008, there were two shareholders of record of our common stock, which does not reflect those shares held beneficially or those shares held in "street" name. Accordingly, we believe the number of beneficial owners of our common stock exceeds this number.

Securities Authorized for Issuance under Equity Compensation Plans

        For information regarding shares authorized for issuance under our equity compensation plans, see the section entitled "Principal Stockholders."

DIVIDEND POLICY

        We have made no determination as to whether to pay any dividends on our common stock in the foreseeable future. Because we may not pay any dividends, you may need to sell your shares of common stock to realize your return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

        As a holding company for our interest in IBG LLC, our ability to pay dividends is subject to the ability of IBG LLC to provide cash to us through distributions of amounts in excess of our expenses of operations. In accordance with the amended and restated limited liability company agreement pursuant to which IBG LLC is governed, we, as the managing member of IBG LLC, can cause IBG LLC to make distributions to its members, including us, to the extent necessary to enable such members to pay taxes incurred with respect to their allocable shares of taxable income of IBG LLC. Any distributions by IBG LLC in excess of such tax distributions, and the declaration and payment of any future dividends by us, will be at the discretion of our board of directors and will depend on IBG LLC's strategic plans, financial results and condition, contractual, legal, financial and regulatory restrictions on distributions (including the ability of IBG LLC to make distributions under the covenants in its senior secured revolving credit facility and senior notes as described below), capital requirements, business prospects and such other factors as our board of directors, in exercising our authority as managing member of IBG LLC, considers to be relevant to such determination.

        IBG LLC's secured revolving credit facility restricts IBG LLC's ability to make dividend payments or similar distributions to the members of IBG LLC in any given fiscal year unless IBG LLC, prior to, as well as subsequent to, making such dividend payments or distributions, is in compliance with the financial covenants described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Principal Indebtedness—Senior Secured Revolving Credit Facility" on page 74.

        IBG LLC's senior notes contain covenants that prohibit IBG LLC from making dividend payments or similar distributions to its members in any given fiscal year that exceed the greatest of:

  •
  50% of IBG LLC's consolidated income before income taxes for such fiscal year, as determined in accordance with generally accepted accounting principles;

  •
  50% of IBG LLC's consolidated income before income taxes for the prior fiscal year, as determined in accordance with generally accepted accounting principles;

  •
  $50 million; and

  •
  the sum of (a) amounts distributable in accordance with the limited liability company agreement of IBG LLC to members of IBG to cover their tax liabilities, if any, with respect to the earnings of IBG LLC and (b) amounts, not exceeding $50 million in any calendar year, that are distributable pursuant to the limited liability company agreement of IBG LLC upon the death, withdrawal, or termination of employment of a member.

        IBG LLC is taxable as a partnership and we are taxable as a corporation for U.S. federal income tax purposes. Therefore, as a member and owner of an interest in IBG LLC, we are subject to tax on our allocable share of taxable income of IBG LLC, whether or not such income is distributed to us. Holders of our common stock are not taxed directly on the earnings of IBG LLC. In general, any distributions of cash or other property that we pay to our stockholders will constitute dividends for U.S. federal income tax purposes. For more information regarding risk factors that could materially adversely affect our actual results of operations and our ability to pay any dividends, see "Risk Factors," including "Risk Factors—We may not pay dividends on our common stock at any time in the foreseeable future." During 2006 and 2007, IBG LLC made aggregate cash distributions to its members in the amounts of $164.5 million and $282.4 million, respectively. As set forth in the table below, such distributions were made in five separate installments in each of 2006 and 2007. IBG LLC has historically used only its earnings to make these distributions.

	Distributions from IBG LLC
	2006	2007
	(in millions)
Month
January	$18.0	$24.5
March/April	$68.0	$134.0
June	$33.0	$50.4
September	$33.0	$63.8
December	$12.5	$9.7

Total	$164.5	$282.4

        In January and April 2008 IBG LLC made cash distributions to its members (currently IBG and IBG Holdings LLC) in the aggregate amounts of $36.8 million and $98.5 million, respectively, of which IBG's pro rata allocation was $3.8 million and $10.1 million, respectively. These distributions were intended to provide the members with funds to pay income taxes on their proportionate share of IBG LLC's income.

CAPITALIZATION

        The following table sets forth:

  •
  the capitalization of IBG on an actual basis as of December 31, 2007; and

  •
  the capitalization of IBG on a pro forma as adjusted basis, giving effect to (1) the sale of 50,000,000 shares of our common stock in this offering and (2) our receipt of the estimated $1,670.8 million in net proceeds from this offering, assuming the shares are offered at $33.50 per share, which is the minimum bid price set forth on the cover page of this prospectus, after deducting the placement agency fee, and the application of those net proceeds to acquire membership interests in IBG LLC, as described under "Use of Proceeds."

        You should read the unaudited financial information in this table together with the "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and our historical consolidated financial statements and our unaudited pro forma consolidated financial statements, along with the notes thereto, included elsewhere in this prospectus.

	As of December 31, 2007
	Actual	Pro Forma
	(in millions)
Long term debt:
Senior notes	$160.5	$160.5
Senior secured revolving credit facility(1)	300.0	300.0

Total long term debt	460.5	460.5
Minority interest(2)	3,165.4	2,725.9
Stockholders' equity:(3)
Common stock, $0.01 par value per share:
Class A—actual: Authorized—1,000,000,000, Issued—43,270,823, Outstanding—40,143,760; pro forma as adjusted—90,143,760 outstanding	0.4	0.9
Class B—Authorized—100, Issued—100, Outstanding—100	—	—
Additional paid in capital(3)(4)	450.7	968.1
Retained earnings	48.2	48.2
Treasury stock	(95.0)	(95.0)
Accumulated other comprehensive income	4.1	4.1

Total stockholders' equity	408.4	926.3

Total capitalization(4)	$4,034.3	$4,112.7

(1)
On May 19, 2006, IBG LLC entered into a $300.0 million senior secured revolving credit facility, on which facility $300.0 million has been drawn and was outstanding as of December 31, 2007.

(2)
Minority interest represents the ownership interest that IBG Holdings LLC has in IBG LLC, currently 89.7% (approximately 77.2% immediately after this offering). We are the sole managing member of IBG LLC and, as such, operate and control all of the business and affairs of IBG LLC and its subsidiaries and consolidate IBG LLC's financial results into our financial statements. We reflect IBG LLC's financial results into our financial statements. We reflect IBG Holdings LLC's ownership as a minority interest in our statement of financial condition and statement of income.

(3)
Issued shares include (i) approximately 1,151,932 shares of our common stock that are to be distributed to employees over time in connection with the 2007 ROI Unit Stock Plan, and (ii) approximately 1,916,744 shares of our common stock that are to be distributed over time in connection with the 2007 Stock Incentive Plan. See "Management—ROI Unit Stock Plan" and "—Stock Incentive Plan."

(4)
A $1.00 increase (decrease) in the assumed initial public offering price of $33.50 per share, which is the minimum bid price set forth on the cover page of this prospectus, would increase (decrease) each of paid-in capital and total capitalization by $2.9 million, due to changes in a deferred tax asset (arising from step-up in cost basis for tax purposes), assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated placement agency fee payable by us.

DILUTION

        Purchasers of shares of common stock in this offering will experience immediate and substantial dilution to the extent of the difference between the pro forma net tangible book value of the common stock and the offering price. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share that you pay in this offering and the net tangible book value per share immediately after this offering. Dilution results from the fact that the offering price is substantially in excess of the net tangible book value per share effectively attributable to existing equityholders. Our net tangible book value at December 31, 2007 was approximately $407.6 million or $10.15 per share of our common stock.

        After giving effect to the sale of 50,000,000 shares of our common stock in this offering at an assumed initial public offering price of $33.50 per share, the minimum bid price set forth on the front cover page of this prospectus, and after deducting the placement agency fee and estimated offering expenses, our pro forma net tangible book value would have been $925.5 million or $10.27 per share. This represents an immediate increase in pro forma net tangible book value of $0.12 per share to existing stockholders and an immediate dilution of $23.23 per share to investors purchasing our common stock in this offering. The following table illustrates this per share dilution:

		Per Share
Assumed public offering price per share		$33.50
Net tangible book value per share at December 31, 2007	$10.15
Change in net tangible book value per share attributable to this offering	$0.12

Net tangible book value per share after this offering		$10.27

Dilution per share to new investors		$23.23

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

        The following unaudited pro forma consolidated financial data for the year ended December 31, 2007 is derived from IBG's audited consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma financial statements should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information appearing elsewhere in this prospectus.

        The unaudited pro forma consolidated statement of income for the year ended December 31, 2007 gives pro forma effect to:

  (1)
  The consummation of the IPO and our application of the net proceeds from the IPO to purchase membership interests in IBG LLC from IBG Holdings LLC as though such transaction had occurred on January 1, 2007.

  (2)
  The consummation of this offering and our application of the net proceeds from this offering to purchase membership interests in IBG LLC from IBG Holdings LLC as though such transaction had occurred on January 1, 2007.

        The unaudited pro forma consolidated statement of financial condition as of December 31, 2007 gives pro forma effect to the consummation of this offering and our application of the net proceeds from this offering to purchase membership interests in IBG LLC from IBG Holdings LLC as though such transaction had occurred on December 31, 2007.

        The unaudited pro forma consolidated financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable, but are subject to change. We have made, in our opinion, all adjustments that are necessary to present fairly the pro forma financial data. The unaudited pro forma financial data is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had this offering been consummated on the dates indicated and do not purport to be indicative of balance sheet data or results of operations as of any future date or for any future period.

	2007 Historical	Pro Forma Adjustments		Pro Forma(1)
	(Dollars in millions except share and per share data)
		IPO	Current Offering
Statement of Income Data:
Revenues:
Trading gains	$888.1	$—	$—	$888.1
Commissions and execution fees	261.1	—	—	261.1
Interest income	782.2	—	—	782.2
Other income	92.0	—	—	92.0

Total revenues	2,023.4	—	—	2,023.4

Interest expense	555.2			555.2

Total net revenues	1,468.2	—	—	1,468.2

Non-interest expenses:
Execution and clearing	335.7	—	—	335.7
Employee compensation and benefits	118.8	—	—	118.8
Occupancy, depreciation and amortization	26.5	—	—	26.5
Communications	14.9	—	—	14.9
General and administrative	40.7	—	—	40.7

Total non-interest expenses	536.6	—	—	536.6

Income before income taxes and minority interest	931.6	—	—	931.6
Income tax expense(2)(3)(6)(7)	63.0	8.2	29.9	101.1
Less—Minority interest(4)(8)	(568.1)	(226.3)	110.7	(683.7)

Net income	$300.5	$(234.5)	$80.8	$146.8

Net income available for common stockholders	$48.2	$66.0		$146.8

Earnings per share:(5)(9)
Basic	$1.20	$1.64		$1.63

Diluted	$1.16	$1.59		$1.60

Weighted average common shares outstanding:
Basic	40,153,606	40,142,474	50,000,000	90,142,474

Diluted	401,327,844	401,317,190	—	401,317,190

See accompanying notes to unaudited pro forma consolidated statement of income.

Notes to the Unaudited Pro Forma Consolidated Statement of Income

IPO PRO FORMA:    Gives effect to the IPO as if it was completed on January 1, 2007. For detailed discussion, please see Note 4 to the audited consolidated financial statements included elsewhere in this prospectus. Historical results are for IBG.

  (1)
  Pro forma earnings per share calculations (i) include the restricted shares of common stock that have been issued or are to be issued pursuant to the 2007 ROI Unit Stock Plan and (ii) issuance of restricted shares of common stock pursuant to the 2007 Stock Incentive Plan, but exclude shares of common stock that are issuable in the future pursuant to the 2007 Stock Incentive Plan.

  (2)
  The income tax adjustment of $8.2 million for the year ended December 31, 2007 represents the sum of the incremental current and deferred income tax expense (referenced in note 3 below) for the period January 1, 2007 to May 3, 2007 (the IPO date).

  (3)
  Subsequent to the IPO, there will be additional deferred income tax expense of $25.4 million annually, calculated on a straight line basis, resulting from the amortization of the deferred tax asset of $380.8 million arising from the acquisition of the 10.0% member interest in IBG LLC (see note 2 above) to be amortized over 15 years. Of this amount, $17.5 million would have been amortizable in 2007 under current tax law. This additional deferred income tax expense is, however, fully offset by reduced current income tax expense in calculating the total provision for income taxes.

  (4)
  Adjusted for the approximate 89.7% interest in IBG LLC that IBG Holdings LLC holds arising from the Recapitalization and the IPO, including initial share issuances pursuant to employee equity incentive plans (see note 1 above). The adjustments result in approximately 89.7% of total net income for the twelve month period presented being attributed to minority interest.

  (5)
  Basic pro forma earnings per share are calculated based on 40.1 million shares of common stock and 100 shares of Class B common stock being outstanding, including 0.1 million shares of common stock issued pursuant to the 2007 Stock Incentive Plan and the 2007 ROI Unit Stock Plan. Diluted earnings per share are calculated based on an assumed purchase by us of all remaining IBG LLC membership interests held by IBG Holdings LLC and the issuance by us of 360.0 million shares of common stock, resulting in a total of 401.3 million shares deemed outstanding as of the beginning of each period. There is no impact on earnings per share for such purchase and issuance because 100% of net income before minority interest would be available to common stockholders, as IBG Holdings LLC would no longer hold a minority interest, and the full difference between the book and tax basis of IBG LLC's assets would also be available to reduce income tax expense. Therefore, the net income utilized to calculate diluted earnings per share would be $640 million for the year ended December 31, 2007.

    Diluted weighted average common shares outstanding of 401.3 million shares also includes 1.2 million shares of common stock to be issued pursuant to the 2007 ROI Unit Stock Plan. Shares of common stock to be issued in connection with the 2007 Stock Incentive Plan have been excluded from diluted weighted average common shares outstanding because such shares are non-dilutive.

THIS OFFERING PRO FORMA:    Gives effect to this offering as if it was completed on January 1, 2007.

  (6)
  The income tax adjustment of $29.9 million for the year ended December 31, 2007 represents the sum of the incremental current and deferred (referenced in note 7 below) income tax expense for this period.

  (7)
  Subsequent to this offering, additional deferred income tax expense will be $34.8 million annually, calculated on a straight line basis, resulting from the amortization of the additional deferred tax asset of $522.5 million arising from the acquisition of the 12.5% member interest in IBG LLC, to be amortized over 15 years. Of this amount, $24.0 million would have been amortizable in 2007 under current tax law. This additional deferred income tax expense is, however, fully offset by reduced current income tax expense in calculating the total provision for income taxes.

  (8)
  Gives effect to the 77.2% interest in IBG LLC that IBG Holdings LLC will have after this offering. The adjustment reduces minority interest in total net income from 89.7% to 77.2% of total net income for the year ended December 31, 2007.

  (9)
  Basic pro forma earnings per share are calculated based on the estimated 90.2 million shares of common stock and 100 shares of Class B common stock being outstanding. Diluted earnings per share are calculated based on an assumed purchase by us of all remaining IBG LLC membership interests held by IBG Holdings LLC and the issuance by us of a corresponding number of shares of common stock, resulting in a total of 400.0 million shares of common stock deemed outstanding as of the beginning of the period, as described in the caption entitled "Our Organizational Structure." There is no impact on earnings per share for such purchase and issuance because 100% of net income before minority interest would be available to common stockholders as IBG Holdings LLC would no longer hold a minority interest, and the full difference between the book and tax basis of IBG LLC's assets would also be available for reducing income tax expense. Therefore, the net income utilized to calculate diluted earnings per share would be $644 million.

Unaudited Pro Forma Consolidated Statement of Financial Condition

As of December 31, 2007

	Historical	Adjustments	Pro Forma
	(in millions, except share and per share data)
Assets
Cash and cash equivalents	$521.7	$—	$521.7
Cash and securities—segregated for regulatory purposes or deposited with clearing organization	5,232.6	—	5,232.6
Securities borrowed	6,862.0	—	6,862.0
Securities purchased under agreements to resell	35.0	—	35.0
Trading assets, at market:
Securities owned	11,018.6	—	11,018.6
Securities owned and pledged as collateral	5,838.9	—	5,838.9

	16,857.5	—	16,857.5

Other receivables:
Customers	1,916.1	—	1,916.1
Brokers, dealers and clearing organizations	2,484.1	—	2,484.1
Interest	85.5	—	85.5

	4,485.7	—	4,485.7
Other assets(1)	547.6	522.5	1,070.1

Total assets	$34,542.1	$522.5	$35,064.6

Liabilities and Members' Capital
Liabilities
Trading liabilities—securities sold but not yet purchased, at market	$14,315.8	$—	$14,315.8
Securities loaned	4,968.9	—	4,968.9
Short term borrowings	1,415.7	—	1,415.7
Other payables:
Customers	7,630.7	—	7,630.7
Brokers, dealers and clearing organizations	1,568.6	—	1,568.6
Payable to affiliate(1)	323.9	444.1	768.0
Accounts payable, accrued expenses and other liabilities	231.1	—	231.1
Interest	53.1	—	53.1

	9,807.4	444.1	10,251.5

Senior notes payable	160.5	—	160.5
Senior secured credit facility	300.0	—	300.0
Minority interest(2)	3,165.4	(439.5)	2,725.9
Stockholders' equity
Common stock, $0.01 par value per share
Class A—Historical: Authorized—1,000,000,000, Issued—43,270,823, Outstanding—40,143,760; Pro forma: Authorized—1,000,000,000, Issued—93,270,823, Outstanding—90,143,760	0.4	0.5	0.9
Class B—Authorized—100, Issued—100, Outstanding—100	—	—	—
Additional paid-in capital(1)(3)	450.7	517.4	968.1
Retained earnings, including accumulated other comprehensive income of $4,109, net of income taxes of $2,388	52.3	—	52.3
Treasury stock, at cost, 3,127,063 shares at December 31, 2007	(95.0)	—	(95.0)

Total stockholders' equity	408.4	517.9	926.3

Total liabilities, redeemable members' interests and stockholders' equity	$34,542.1	$522.5	$35,064.6

See accompanying notes to unaudited pro forma consolidated statement of financial condition.

Notes to the Unaudited Pro Forma Consolidated Statement of Financial Condition

Represents adjustments to reflect the following:

  (1)
  Gives effect to a deferred tax asset of $522.5 million arising from the acquisition of the 12.5% member interest in IBG LLC. The deferred tax asset is to be amortized over 15 years. $444.1 million (85%) of the tax savings realized by us will be paid to IBG Holdings LLC and is included in payable to affiliate in our pro forma consolidated statement of financial condition, with the remaining $78.4 million recorded as a permanent increase to additional paid-in capital.

  (2)
  The $517.4 million adjustment to additional paid-in capital is comprised of:

Book value of minority interest acquired from IBG Holdings LLC	$439.5
Add: additional paid-in capital arising from recording of deferred tax asset (footnote 1)	78.4
Less:
Par value of 50,000,000 shares of $0.01 per share Class A common stock	(0.5)

$517.4

    The adjustment gives effect to our issuance of 50,000,000 shares of common stock, par value $0.01 per share, in connection with this offering. All net proceeds of this offering, which would be approximately $1,670.8 million, assuming the shares are offered at $33.50 per share, will be paid to members of IBG Holdings LLC and accordingly such net proceeds have been accounted for as a deemed dividend applied against additional paid-in capital in our unaudited pro forma consolidated statement of financial position. All offering expenses (separate from the estimated placement agency fee reflected in the table below) will be paid directly or indirectly by IBG Holdings LLC. The following is a sensitivity analysis of the range of proceeds for different hypothetical issuance amounts of shares of our common stock in this offering, assuming an offering price of $33.50 per share. A range of +/-15% has been utilized. Dollar amounts except for per share price are in millions:

Number of shares sold	42,500,000	50,000,000	57,500,000

Class A common stock, $0.01 par value	$0.4	$0.5	$0.6
Additional paid-in capital	1,423.4	1,674.5	1,925.7

Gross proceeds	1,423.8	1,675.0	1,926.3
Less: agency placement fee	(3.6)	(4.2)	(4.8)

Net proceeds	1,420.2	1,670.8	1,921.5
Less: paid to IBG Holdings LLC	(1,420.2)	(1,670.8)	(1,921.5)

Net effect of proceeds on additional paid-in capital	$—	$—	$—

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following tables set forth selected historical consolidated financial and other data of IBG LLC as of and for the years ended December 31, 2003, 2004, 2005 and 2006 and of IBG as of and for the years ended December 31, 2007. The consolidated statement of income data for the periods presented reflect the consolidated operating results of IBG LLC prior to May 4, 2007, the IPO date, and reflect the consolidated operating results of IBG and its subsidiaries from May 4, 2007 through December 31, 2007.

        The selected historical consolidated financial data as of and for the years ended December 31, 2003, 2004, 2005 and 2006 have been derived from IBG LLC's audited consolidated financial statements as of December 31, 2004, 2005 and 2006 and IBG's audited consolidated financial statements as of December 31, 2007. The audited consolidated statements of financial condition as of December 31, 2006 and 2007 and consolidated statements of income for the years ended December 31, 2005, 2006 and 2007 are included elsewhere in this prospectus. The historical audited consolidated statements of financial condition as of December 31, 2003, 2004 and 2005 and consolidated statements of income for the years ended December 31, 2003 and 2004 are not included in this prospectus.

        For all periods presented, IBG LLC operated in the United States as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, IBG LLC was not subject to U.S. federal income taxes on its income; and historical results of operations prior to the IPO (which results reflect the operations of IBG LLC and not IBG) do not include Delaware franchise tax, minority interest, and federal and certain other state income taxes. Such items are included in periods from and after May 4, 2007.

        You should read the following selected historical consolidated financial and other data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Data" and the historical consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,
	2003	2004	2005	2006	2007
	(in millions)
Consolidated Statement of Income Data:
Revenues:
Trading gains	$488.4	$423.2	$640.4	$805.1	$888.1
Commissions and execution fees	93.0	112.0	132.1	174.4	261.1
Interest income	59.3	79.5	273.2	672.1	782.2
Other income	10.4	7.0	53.4	85.2	92.0

Total revenues	651.1	621.7	1,099.1	1,736.8	2,023.4
Interest expense	46.1	57.7	170.0	484.4	555.2

Total net revenues	605.0	564.0	929.1	1,252.4	1,468.2

Non-interest expenses:
Execution and clearing	127.3	152.5	215.0	313.3	335.7
Employee compensation and benefits	73.5	79.1	90.2	110.1	118.8
Occupancy, depreciation and amortization	13.7	16.4	20.4	22.7	26.5
Communications	7.5	9.0	10.4	12.6	14.9
General and administrative	18.2	17.0	23.8	32.1	40.7

Total non-interest expenses	240.2	274.0	359.8	490.8	536.6

Income before income taxes and minority interest	$364.8	$290.0	$569.3	$761.6	$931.6

Cash, cash equivalents and short-term investments(1)	$1,390.8	$1,844.5	$2,741.9	$3,878.8	$5,789.3
Total assets(2)(3)	10,811.6	15,060.4	24,292.2	32,080.5	34,542.1
Total liabilities, excluding redeemable members' interests and minority interest(3)	9,255.1	13,261.9	22,118.0	29,278.6	30,968.3
Redeemable members' interests(4)	1,556.5	1,798.5	2,174.2	2,801.9	—
Minority interest					3,165.4
Stockholders' equity					408.4

(1)
Cash, cash equivalents and short-term investments represent cash and cash equivalents, cash and securities segregated under federal and other regulations, short-term investments and securities purchased under agreements to resell.

(2)
At December 31, 2007, approximately $34.02 billion, or 98.5%, of total assets were considered to be liquid and consisted primarily of marketable securities.

(3)
As a result of our acquisition from IBG Holdings LLC of IBG LLC membership interests, we received not only an interest in IBG LLC but also, for federal income tax purposes, a step-up to the federal income tax basis of the assets of IBG LLC underlying such additional interest. This increased tax basis is expected to result in tax benefits as a result of increased amortization deductions. We will retain 15% of the tax benefits actually realized. As set forth in the tax receivable agreement we entered into with IBG Holdings LLC, we will pay the remaining 85% of the realized tax benefits relating to any applicable tax year to IBG Holdings LLC. At

  December 31, 2007, the deferred tax asset was $369.7 million and the corresponding payable to IBG Holdings LLC was $323.7 million.

(4)
Redeemable members' interests represent member interests in IBG LLC that are entitled to share in the consolidated profits and losses of IBG LLC. IBG LLC is a private entity owned by the members holding such member interests. As a private company, such amounts were classified historically as members' capital. For presentation purposes, IBG LLC has applied guidance within EITF D-98 which requires securities or equity interests of a company whose redemption is outside the control of the company to be classified outside of permanent capital in the statement of financial condition. The member interests in IBG LLC can be redeemed by the members at book value at their option. Because this redemption right is deemed to be outside the control of the company, IBG LLC has reclassified all members' capital outside of permanent capital to redeemable members' interests in the consolidated statement of financial condition. Such reclassification was made to comply with EITF D-98 and the requirements of Regulation S-X of the Exchange Act. Redeemable members' interests include accumulated other comprehensive income.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the audited consolidated financial statements and the related notes included elsewhere in this report. In addition to historical information, the following discussion also contains forward-looking statements that include risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the heading "Risk Factors" and elsewhere in this prospectus.

Business Overview

        We are an automated global electronic market maker and broker specializing in routing orders and executing and processing trades in securities, futures and foreign exchange instruments on more than 70 electronic exchanges and trading venues around the world. Since our inception in 1977, we have focused on developing proprietary software to automate broker-dealer functions. The advent of electronic exchanges in the last 17 years has provided us with the opportunity to integrate our software with an increasing number of exchanges and trading venues into one automatically functioning, computerized platform that requires minimal human intervention.

        In connection with the IPO priced on May 3, 2007, IBG purchased 10.0% of the membership interests in IBG LLC, became the sole managing member of IBG LLC and began to consolidate IBG LLC's financial results into its financial statements.

  Organizational Structure

        Prior to the IPO, we had historically conducted our business through a limited liability company structure. In order to have a Delaware corporation as the issuer for the IPO, IBG LLC and its members consummated a series of transactions described below, which we collectively refer to as the "Recapitalization." Our primary assets are our ownership of approximately 10.3% of the membership interests of IBG LLC, the holding company for our businesses, and our controlling interest and related contractual rights as the sole managing member of IBG LLC. The remaining approximately 89.7% of IBG LLC membership interests are held by IBG Holdings LLC, a holding company is owned by our founder, chairman and chief executive officer, Thomas Peterffy, and his affiliates, management and other employees of IBG LLC, and certain other members. After completion of this offering, we expect that we will own approximately 22.8% of the membership interests of IBG LLC, and IBG Holdings LLC will hold the remaining approximately 77.2% of the IBG LLC membership interests. The IBG LLC membership interests held by IBG Holdings LLC will be subject to purchase by us over time in connection with offerings by us of shares of our common stock, as described elsewhere in this prospectus in the section entitled "Our Organizational Structure."

  Business Segments

        The Company reports its results in two business segments, market making and electronic brokerage. These segments are analyzed separately as we derive our revenues from these two principal business activities as well as allocate resources and assess performance.

  •
  Market Making.  We conduct our market making business through our Timber Hill (TH) subsidiaries. As one of the largest market makers on many of the world's leading exchanges, we provide liquidity by offering competitively tight bid/offer spreads over a broad base of approximately 420,000 tradable, exchange-listed products. As principal, we commit our own capital and derive revenues or incur losses from the difference between the price paid when securities are bought and the price received when those securities are sold. Because we provide continuous bid and offer quotations and we are continuously both buying and selling quoted securities, we may have either a long or a short position in a particular product at a given point in time. Our entire portfolio is evaluated each second and continuously rebalanced throughout the trading day, thus minimizing the risk of our portfolio at all times. This real-time rebalancing of our portfolio, together with our real-time proprietary risk management system, enables us to curtail risk and to be profitable in both up-market and down-market scenarios.

  •
  Electronic Brokerage.  We conduct our electronic brokerage business through our Interactive Brokers (IB) subsidiaries. As an electronic broker, we execute, clear and settle trades globally for both institutional and individual customers. Capitalizing on the technology originally developed for our market making business, IB's systems provide our customers with the capability to monitor multiple markets around the world simultaneously and to execute trades electronically in these markets at a low cost, in multiple products and currencies from a single trading account. We offer our customers access to all classes of tradable, exchange-listed products, including stocks, bonds, options, futures and forex, traded on more than 60 exchanges and market centers and in 16 countries around the world seamlessly.

Financial Overview

        Diluted earnings per share were $1.16 for the period from May 4, 2007 through December 31, 2007. The calculation of diluted earnings per share is detailed in Note 4, "Initial Public Offering and Recapitalization," to the audited consolidated financial statements, included elsewhere in this prospectus. Pro forma diluted earnings per share, calculated as if the company had been public for the duration of each period, were $1.59 and $1.22 for the years ended December 31, 2007 and 2006, respectively.

        For the year ended December 31, 2007, our net revenues were $1,468.2 million and income before income taxes and minority interest was $931.6 million, compared to net revenues of $1,252.4 million and income before income taxes of $761.6 million for 2006. Trading gains increased 10% in 2007, compared to the same period last year and commissions and execution fees grew by 50% for the same time period, while net interest income grew 21%. Our pre-tax margin for the year ended December 31, 2007 was 63%, compared to 61% for 2006.

        During the year ended December 31, 2007, income before income taxes in our market making segment increased 9%, compared with the same period in 2006. A moderate increase in trading gains was driven by a robust trading environment in the third and fourth quarters, when volume and volatility in the markets presented our automated trading system with more opportunities to trade; although, this was offset, in part, by heavy options activity in advance of certain corporate announcements in the first two quarters of 2007. Pre-tax margin was relatively steady at 70% in 2007 compared to 69% in 2006. Our strong capital position, which allows us to maintain more than $1 billion of excess regulatory capital, together with committed standby financing facilities, allowed us to make markets continuously during the period of constrained liquidity in the third quarter.

        During the year ended December 31, 2007, income before income taxes in our electronic brokerage segment grew 101% compared to the same period in 2006, reflecting higher revenues from commissions and execution fees and growth in net interest income. Pre-tax margin increased from 33% to 47% in the same time periods. The increase in commissions and execution fees was related to strong growth in transaction volume and customer accounts. Total Daily Average Revenue Trades (DARTs) for cleared and execution-only customers increased 35% to 265,000 during the year ended December 31, 2007, compared to 196,000 during the year ended December 31, 2006. The increase in net interest was driven by the growth in customer balances and fully-secured margin loans.

        Market making, by its nature, does not produce predictable earnings. Our results in any given period may be materially affected by volumes in the global financial markets, the level of competition and other factors. Electronic brokerage is more predictable, but it is dependent on customer activity, growth in customer accounts and assets, interest rates and other factors. For a further discussion of the factors, that may affect our future operating results, please see the description of risk factors in the section entitled "Risk Factors" beginning on page 16.

        The following two tables present net revenues and income before income taxes for each of our business segments for the periods indicated.

        Net revenues of each of our business segments and our total net revenues are summarized below:

	2005	2006	2007
	(in millions)
Market making	$738.5	$954.7	$1,031.2
Electronic brokerage	185.3	298.4	425.2
Corporate(1)	5.3	(0.7)	11.8

Total	$929.1	$1,252.4	$1,468.2

(1)
Corporate includes corporate related activities as well as inter-segment eliminations.

        Income before income taxes of each of our business segments and our total income before income taxes are summarized below:

	Year Ended December 31,
	2005	2006	2007
	(in millions)
Market making	$505.2	$662.8	$719.8
Electronic brokerage	59.3	98.6	197.9
Corporate(1)	4.8	0.2	13.9

Total	$569.3	$761.6	$931.6

(1)
Corporate includes corporate related activities as well as inter-segment eliminations.

Revenue

  Trading Gains

        Our revenue base is comprised largely of trading gains generated in the normal course of market making. Trading revenues are, in general, proportional to the trading activity in the markets. Our revenue base is highly diversified and comprised of millions of relatively small individual trades of various financial products traded on electronic exchanges, primarily stocks, options and futures. Trading gains accounted for approximately 58%, 46% and 44% of our total revenues for the years ended December 31, 2005, 2006 and 2007, respectively. Trading gains also include translation gains and losses on cash and positions in foreign currency held primarily by our foreign market making subsidiaries as well as revenues from net dividends. Market making activities require us to hold a substantial inventory of equity securities. We derive significant revenues in the form of dividend income from these equity securities. This dividend income is largely offset by dividend expense incurred when we make significant payments in lieu of dividends on short positions in securities in our portfolio. Dividend income and expense arise from holding market making positions over dates on which dividends are paid to shareholders of record. When a stock pays a dividend, its market price is generally adjusted downward to reflect the value paid to the shareholders of record, which will not be received by those who purchase the stock after the dividend date. Hence, the apparent gains and losses due to these price changes must be taken together with the dividends paid and received, respectively, in order to accurately reflect the results of our market making operations.

        Our trading gains are geographically diversified. In 2005, 2006 and 2007, we generated 40%, 25% and 41%, respectively, of our trading gains from operations conducted internationally. The increase in

U.S. trading gains, as a proportion of total trading gains, during the year ended December 31, 2006, as compared to the prior year period, was primarily due to a 58% increase in U.S. trading gains, accompanied by level trading gains and foreign currency translation losses of our European market making subsidiary.

  Commissions and Execution Fees

        We earn commissions and execution fees from our cleared customers for whom we act as executing and clearing brokers and from our non-cleared customers for whom we act as an executing broker only. During 2005, we introduced a new commission structure that allows customers to choose between an all-inclusive "bundled" rate or an "unbundled" rate that has lower commissions for high volume customers. For "unbundled" commissions, we charge regulatory and exchange fees, at our cost, separately from our commissions, adding transparency to our fee structure. Commissions and execution fees accounted for 12%, 10% and 13% of our total revenues for the years ended December 31, 2005, 2006 and 2007, respectively.

  Interest Income and Interest Expense

        We earn interest on customer funds segregated in safekeeping accounts; on customer borrowings on margin, secured by marketable securities these customers hold with us; from our investment in government treasury securities; from borrowing securities in the general course of our market making and brokerage activities; and on bank balances. Interest income accounted for 25%, 39% and 39% of total revenues for the years ended December 31, 2005, 2006 and 2007, respectively. Interest income is partially offset by interest expense.

        We pay interest on cash balances customers hold with us; for cash received from lending securities in the general course of our market making and brokerage activities; and on our borrowings. Interest expense was 15%, 28% and 27% of total revenues for the years ended December 31, 2005, 2006 and 2007, respectively.

        In 2005, we began to automate and integrate our securities lending system with our trading system. As a result, we have been able to expand our securities lending activity and our net interest income (interest income less interest expense). Our net interest income accounted for approximately 11%, 15% and 15% of our total net revenues for the years ended December 31, 2005, 2006 and 2007, respectively.

  Other Income

        Other income consists primarily of payment for order flow income, mark-to-market gains on non-traded securities (primarily investments in exchanges) and market data fee income. Our other income accounted for approximately 5% of our total revenues for each of the years ended December 31, 2005, 2006 and 2007.

Costs and Expenses

  Execution and Clearing Expenses

        Our largest single expense category is execution and clearing expenses, which includes the costs of executing and clearing our market making and electronic brokerage trades, as well as other direct expenses, including payment for order flow, regulatory fees and market data fees. Execution fees are paid primarily to electronic exchanges and market centers on which we trade. Clearing fees are paid to clearing houses and clearing agents. Payments for order flow are made as part of exchange-mandated programs and to otherwise attract order volume to our system. Market data fees are fees that we must pay to third parties to receive streaming quotes and related information.

  Employee Compensation and Benefits

        Employee compensation and benefits includes salaries, bonuses, group insurance, contributions to benefit programs and other related employee costs.

  Occupancy, Depreciation and Amortization

        Occupancy expense consists primarily of rental payments on office leases and related occupancy costs, such as utilities. Depreciation and amortization expense results from the depreciation of fixed assets such as computing and communications hardware as well as amortization of leasehold improvements and capitalized in-house software development.

  Communications

        Communications expense consists primarily of the cost of voice and data telecommunications lines supporting our business including connectivity to exchanges around the world.

  General and Administrative

        Expenses in this category are primarily incurred for professional services, such as legal and audit work, and other operating expenses such as advertising and exchange membership lease expenses. As a public company since May 4, 2007, we are incurring costs for external services such as legal, accounting and auditing greater than we incurred as a private company.

        In addition, as a public company, we are subject to the requirements of the Sarbanes-Oxley Act of 2002, which we expect will require us to incur significant expenditures in the near term to develop systems and hire and train personnel to comply with these requirements.

  Income Tax Expense

        Historically, our business was operated through a limited liability company that was not subject to U.S. federal and certain state income taxes; our income tax expense consisted primarily of corporate subsidiary taxes, and our net income did not reflect cash distributions to IBG LLC's members to pay their taxes related to their proportionate shares of our net income. Those distributions reduced IBG LLC's members' capital. After the IPO, we became subject to taxes applicable to "C" corporations. As a corporation, we are required to pay U.S. federal, state and local income taxes on our taxable income, which is proportional to the percentage of IBG LLC owned by IBG. Our subsidiaries will continue to be subject to income tax in the respective jurisdictions in which they operate.

Minority Interest

        We are the sole managing member of IBG LLC and, as such, operate and control all of the business and affairs of IBG LLC and its subsidiaries and consolidate IBG LLC's financial results into our financial statements. We hold approximately 10.3% ownership interest in IBG LLC. IBG Holdings LLC is owned by the original members of IBG LLC and holds approximately 89.7% ownership interest in IBG LLC (approximately 77.2% immediately after this offering). We reflect IBG Holdings LLC's ownership as a minority interest in our statement of financial condition and statement of income. As a result, our net income, after excluding IBG Holdings LLC's minority interest, represents approximately 10.3% of IBG LLC's net income (approximately 22.8% immediately after this offering). Our historical results are those of IBG LLC, as our predecessor company. As a result, our net income, after excluding IBG Holdings LLC's minority interest, represents approximately 10.3% of IBG LLC's net income and similarly, outstanding shares of our common stock represent approximately 10.3% of the outstanding membership interests of IBG LLC (approximately 22.8% immediately after this offering). For more information on the pro forma impact of the Recapitalization, see "Unaudited Pro Forma Consolidated Financial Data."

Certain Trends and Uncertainties

        We believe that our continuing operations may be favorably or unfavorably impacted by the following trends that may affect our financial condition and results of operations.

  •
  Over the past several years, the effects of market structure changes, competition and market conditions have, during certain periods, exerted downward pressure on bid/offer spreads realized by market makers.

  •
  Retail broker-dealer participation in the equity markets has fluctuated over the past few years due to investor sentiment, market conditions and a variety of other factors. Retail transaction volumes may not be sustainable and are not predictable.

  •
  In recent years, in an effort to improve the quality of their executions as well as increase efficiencies, market makers have increased the level of automation within their operations, which may allow them to compete more effectively with us.

  •
  There has been increased scrutiny of equity and option market makers, hedge funds and soft dollar practices by the regulatory and legislative authorities. New legislation or modifications to existing regulations and rules could occur in the future.

  •
  There has been consolidation among market centers over the past few years, which may adversely affect the value of our smart routing software.

        For a discussion of other risks that may affect our financial condition and results of operations, see "Risk Factors" beginning on page 16.

Business Environment

        In the year ended December 31, 2007, we observed high volume combined with high volatility in the equity and derivatives markets brought about by turmoil in the credit markets. Liquidity tightening that began in the third quarter presented a challenging environment for broker-dealers. One side effect, a divergence between the U.S. dollar LIBOR and Fed Funds interest rates, created challenges for brokers in managing their interest earned and interest paid to customers.

        According to data compiled by the FIA and based on data received from exchanges worldwide, volumes in exchange-listed equity-based options increased by approximately 36% globally and 41% in the United States during the year ended December 31, 2007, compared to the same period in 2006. This is a continuation of a trend we have observed over the past seven years, and we believe that as the "equity culture" spreads around the world this trend is likely to continue. We have also observed a rise in certain types of options activity that are driven by non-trading strategies. One such strategy results in spikes in trading volume prior to ex-dividend dates that would appear to be overstating the exchange-reported volumes, especially in the United States. Such activity does not represent trades with which other market participants, including market makers and customers, can interact. We cannot estimate the impact this activity has on overall trading volumes.

        In February 2007, the SEC introduced a penny pricing pilot program for 13 classes of options. Options in the pilot program trade in minimum price increments of one cent, rather than the five and ten cent increments quoted in other options classes. Overall, the results of the pilot were favorable to our business, which we believe is a reflection of our ability to compete at narrower bid/offer spreads. The penny pricing pilot has been considered a success by the SEC. On September 28, 2007, the pilot grew to cover classes representing approximately 35% of industry trading volume with the addition of 22 option classes. The additional names are quoted in pennies for options under $3.00 and nickels for options above $3.00. On March 28, 2008, penny pricing was extended to 63 options classes that account for more than 50% of U.S. options volume.

        According to data compiled by the FIA and based on data received from exchanges worldwide, in 2007 we accounted for approximately 14.1% of the exchange-listed equity options volume traded worldwide and approximately 18.3% of exchange-listed equity options volume traded in the United States. This compares to approximately 15.9% of the exchange-listed equity options volume traded worldwide and approximately 21.4% of the exchange-listed equity options volume traded in the United States in 2006. In addition to an increase in volume driven by non-trading strategies described above, the decline in our market share can be attributed to several strategic changes we made in market making. Early in the year, we reduced the amount of liquidity we provide as a defense against traders who "front run" corporate news based on insider information. Late in the year, we took similar action out of our concern for the heightened risk of a clearing member default. We believe these were prudent actions, consistent with our risk-averse philosophy.

Results of Operations

        The tables in the period comparisons below provide summaries of our revenues and expenses. The period-to-period comparisons below of financial results are not necessarily indicative of future results. Historical results of operations are reported on a pass-through basis until the date of the Reorganization and do not include Delaware franchise tax, minority interest and federal and certain state income taxes. Such items are included in subsequent periods. Therefore the historical results for periods prior to the IPO and subsequent thereto are not comparable.

        The following table sets forth our consolidated results of operations for the indicated periods:

	Year Ended December 31,
	2005	2006	2007
	(in millions)
Revenues:
Trading gains	$640.4	$805.1	$888.1
Commissions and execution fees	132.1	174.4	261.1
Interest income	273.2	672.1	782.2
Other income	53.4	85.2	92.0

Total revenues	1,099.1	1,736.8	2,023.4
Interest expense	170.0	484.4	555.2

Total net revenues	929.1	1,252.4	1,468.2

Non-interest expenses:
Execution and clearing	215.0	313.3	335.7
Employee compensation and benefits	90.2	110.1	118.8
Occupancy, depreciation and amortization	20.4	22.7	26.5
Communications	10.4	12.6	14.9
General and administrative	23.8	32.1	40.7

Total non-interest expenses	359.8	490.8	536.6

Income before income taxes and minority interest	569.3	761.6	931.6
Income tax expense	33.8	27.4	63.0
Minority interest	0.0	0.0	(568.1)

Net income(1)	$535.5	$734.2	$300.5

(1)
For calculation of 2007 net income, see Note 4 to the consolidated financial statements included elsewhere in this prospectus. For a pro forma comparison calculated as if the Company had been public for the duration of each year ending December 31, 2006 and 2007, see "Unaudited Pro Forma Consolidated Financial Data" elsewhere in this prospectus.

        The following table sets forth our consolidated results of operations as a percent of our total revenues for the indicated periods:

	Year Ended December 31,
	2005	2006	2007
Revenues:
Trading gains	58.3%	46.4%	43.9%
Commissions and execution fees	12.0%	10.0%	12.9%
Interest income	24.9%	38.7%	38.7%
Other income	4.8%	4.9%	4.5%

Total revenues	100.0%	100.0%	100.0%
Interest expense	15.5%	27.9%	27.4%

Total net revenues	84.5%	72.1%	72.6%

Non-interest expenses:
Execution and clearing	19.5%	18.0%	16.6%
Employee compensation and benefits	8.2%	6.3%	5.9%
Occupancy, depreciation and amortization	1.9%	1.3%	1.3%
Communications	0.9%	0.8%	0.7%
General and administrative	2.2%	1.9%	2.0%

Total non-interest expenses	32.7%	28.3%	26.5%

Income before income taxes and minority interest	51.8%	43.8%	46.0%
Income tax expense	3.1%	1.6%	3.1%
Minority interest	0.0%	0.0%	28.1%

Net income	48.7%	42.2%	14.9%

Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

  Net Revenues

        Total net revenues increased $215.8 million, or 17%, to $1,468.2 million for the year ended December 31, 2007 from $1,252.4 million for the year ended December 31, 2006. Trading volume is the most important driver of revenues and costs for both our market making and electronic brokerage segments. Based on data published by the FIA and options exchanges worldwide, in 2007 global equity options volume increased by approximately 36%, as compared to 2006. For the year ended December 31, 2007, equity option contracts executed by our subsidiaries increased by 109.5 million, or 19%, to 673.1 million contracts from 563.6 million contracts for the year ended December 31, 2006.

        Trading Gains.    Trading gains increased $83.0 million, or 10%, to $888.1 million for the year ended December 31, 2007 from $805.1 million for the year ended December 31, 2006. During the year ended December 31, 2007, our market making operations executed 99.1 million trades, a 50% increase over the 66.0 million trades executed during the year ended December 31, 2006. The second half of the year was marked by high market volumes combined with high volatility, which allowed us to leverage our automated trading systems. In contrast, trading gains during the first half of the year were negatively affected by an unusual, non-recurring loss and by unexpectedly heavy options activity in advance of certain corporate announcements. The latter has a negative impact because, when we trade with others who have different information than we do, we may accumulate unfavorable positions preceding large price movements in the stocks of companies that announce corporate actions.

        We maintain a portion of our capital in foreign currencies. In the second half of 2007, we observed broad based gains in the value of foreign currencies measured in U.S. dollars. Translation gains of $43.3 million were recognized in the year ended December 31, 2007 on foreign currency balances held primarily by our European subsidiaries, compared to translation losses of $47.1 million, for the year ended December 31, 2006. For a discussion of our approach to managing foreign currency exposure, see the section entitled "—Quantitative and Qualitative Disclosures about Market Risk."

        Commissions and Execution Fees.    Commissions and execution fees increased $86.7 million, or 50%, to $261.1 million for the year ended December 31, 2007, as compared to $174.4 million for the year ended December 31, 2006. This increase was primarily due to higher customer trading volume on an expanded customer base. Total DARTs for cleared and execution-only customers increased 35%, to 265,000 during the year ended December 31, 2007, compared to 196,000 during the year ended December 31, 2006. DARTs for cleared customers, a subset that refers to those customers for whom we execute trades as well as clear and carry positions, increased 38% to 217,000, during the year ended December 31, 2007, compared to 157,000 during the year ended December 31, 2006. The number of customer accounts grew by 24% to approximately 95,000 at December 31, 2007, compared to approximately 77,000 at December 31, 2006. Average commission per DART for cleared customers increased by $0.32, or 8%, to $4.57 for the year ended December 31, 2007, as compared to $4.25 for the year ended December 31, 2006, primarily due to larger average trades from our cleared customers.

        Interest Income and Interest Expense.    Net interest income increased $39.3 million, or 21%, to $227.0 million for the year ended December 31, 2007, as compared to the year ended December 31, 2006. Growth in net interest income was primarily attributable to higher net interest from securities lending and increases in net customer cash and margin balances in addition to a higher capital base in the business. Net interest income from market making, which accounted for 65% of total net interest income, grew to $148.2 million during the year ended December 31, 2007, an increase of 15% for the year ended December 31, 2006. This was driven by the continuing integration of our market making systems with our securities lending systems, which allow us to maintain a profitable interest rate spread despite reduced positions. Average securities borrowed decreased by 18%, to $8.70 billion, and average securities loaned decreased 29%, to $5.56 billion, for the year ended December 31, 2007. These decreases reflect a reduction in stock positions held by our market making units and the increase in our equity capital, which reduced the need to finance positions through securities lending. Customer cash balances increased by 96%, to $7.63 billion, and customer fully secured margin borrowings increased 125%, to $1.91 billion, at December 31, 2007, as compared to $3.90 billion and $0.85 billion, respectively, at December 31, 2006. Customer cash balances at December 31, 2007 include approximately $0.86 billion from director and officer account balances. In the third quarter, due to credit tightening in the market, the differential between the U.S. dollar LIBOR and Fed Funds interest rates widened. On September 1, 2007 we changed our benchmark interest rate for interest on U.S. dollar customer balances from the overnight U.S. dollar LIBOR rate to the Fed Funds effective rate in order to better match rates paid to customers with rates earned on our investments of customer funds. We also shortened the target maturity on our investments of customer funds for this purpose. Net interest earned from customers' cash balances and fully secured margin balances for the year ended December 31, 2007 increased $29.8 million, or 55%, to $83.7 million, as compared to the same period in 2006.

        Other Income.    Other income for the year ended December 31, 2007 increased $6.8 million, or 8%, to $92.0 million as compared to the year ended December 31, 2006. The increase was primarily attributable to a $3.7 million increase in rebates from market centers for liquidity provided by our U.S. market making unit. Increases in market data fee income and payment for order flow income, which grew $3.5 million and $1.5 million, respectively, also contributed to the increase. These increases were partially offset by a $3.0 million decrease in mark-to-market gains on non-trading securities, which primarily represents investments in exchanges. Payment for order flow income was partially offset by payment for order flow expense to our customers, as described below under "Non-Interest Expenses—Execution and Clearing."

  Non-Interest Expenses

        Non-interest expenses increased by $45.8 million, or 9%, to $536.6 million for the year ended December 31, 2007, from $490.8 million during the year ended December 31, 2006. Execution and clearing expenses comprised 63% and employee compensation and benefits were 22% of non-interest expenses. As a percentage of total net revenues, non-interest expenses fell to 37% for the year ended December 31, 2007 from 39% for the same period in 2006.

        Execution and Clearing.    Execution and clearing expenses increased $22.4 million, or 7%, to $335.7 million for the year ended December 31, 2007, as compared to $313.3 million in the year ended December 31, 2006, attributable to increases in trading volume. Payments for order flow, a component of execution and clearing costs decreased $14.4 million, or 27%, to $39.8 million for the year ended December 31, 2007, as compared to the year ended December 31, 2006. The decrease was attributable to discontinued servicing, which took place at the end of the second quarter, of certain non-cleared institutional customers who received payment for order flow. This had a positive impact on our operating margins in the year ended December 31, 2007. Payment for order flow expense was offset by payment for order flow revenue received from U.S. options exchanges, as described above under "Net Revenues—Other Income."

        Employee Compensation and Benefits.    Employee compensation and benefits expenses increased by $8.7 million, or 8%, to $118.8 million for the year ended December 31, 2007, as compared to $110.1 million, for the year ended December 31, 2006. This increase was primarily due to a 15% growth in the number of employees to 609 at December 31, 2007 (excluding employees of FutureTrade Technologies, LLC) from 532 as of December 31, 2006, and increased employee benefits costs. Following our acquisition of FutureTrade Technologies, LLC in December 2007, our total staff count increased by 66, which had little impact on our compensation expenses for the year ended December 31, 2007. As we continue to grow, our focus on automation has allowed us to maintain a relatively small staff. As a percentage of total net revenues, employee compensation and benefits expenses were 8% and 9% for the years ended December 31, 2007 and 2006, respectively.

        Occupancy, Depreciation and Amortization.    Occupancy, depreciation and amortization expenses increased $3.8 million, or 17%, to $26.5 million for the year ended December 31, 2007 from $22.7 million for the year ended December 31, 2006 primarily due to increased office rent expenses for additional office space. As a percentage of total net revenues, occupancy, depreciation and amortization expenses were 2% for each of the years ended December 31, 2007 and 2006.

        Communications.    Communications expenses increased $2.3 million, or 18%, to $14.9 million for the year ended December 31, 2007 from $12.6 million for the year ended December 31, 2006. This increase was driven by additional telecommunications bandwidth required to support increased trading volume at electronic exchanges and the expansion in the number of markets in which IBG LLC operates. As a percentage of total net revenues, communications expenses were 1% for each of the years ended December 31, 2007 and 2006.

        General and Administrative.    General and administrative expenses increased $8.6 million, or 27% to $40.7 million for the year ended December 31, 2007 as compared to $32.1 million for the year ended December 31, 2006, primarily attributable to increased professional fees related to the IPO and public company status.

        Income Tax Expense.    IBG LLC historically operated in the United States as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. Accordingly, IBG LLC's income was not subject to U.S. federal income taxes. Subsequent to the IPO, income taxes have been provided for our proportionate share of IBG LLC's income that is subject to federal and state income taxes. As a result, income tax expense increased $35.6 million, or 130%, to $63.0 million for the year ended December 31, 2007, as compared to $27.4 million for the year ended December 31, 2006.

        Net Income.    Net income for the year ended December 31, 2007 was $300.5 million. This represents 100% of the earnings prior to the IPO and actual earnings attributable to IBG following the IPO. As a result of the IPO, we recognized $568.1 million in minority interest expense in 2007. Net income excluding minority interest increased $134.4 million, or 18%, to $868.6 million for the year ended December 31, 2007, as compared to $734.2 million for the year ended December 31, 2006. Net income excluding minority interest as a percentage of net revenues was 59% for each of the years ended December 31, 2007 and 2006.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

  Net Revenues

        Total net revenues increased $323.3 million, or 35%, to $1,252.4 million for the year ended December 31, 2006 from $929.1 million for the year ended December 31, 2005. Trading volume is the most important driver of revenues and costs for both market making and electronic brokerage. To some extent, our trading volume is a function of the general level of activity in the securities and futures markets worldwide. This is especially true in products such as equity options where we hold a large market share. Based on data published by the FIA, global equity options volume increased 20% in 2006 from 2005. For the year ended December 31, 2006, total trades executed by our subsidiaries increased by 33.9 million, or 35%, to 130.1 million trades from 96.2 million trades for the year ended December 31, 2005.

        Trading Gains.    Trading gains increased $164.7 million, or 26%, to $805.1 million for the year ended December 31, 2006 from $640.4 million for the year ended December 31, 2005. The increase was primarily due to expansion in the number of securities products traded and increased trading volumes across the markets and exchanges on which our market making units traded. During the year ended December 31, 2006, our market making operations executed 66.0 million trades compared to 54.0 million trades during the year ended December 31, 2005, an increase of 22%. For the year ended December 31, 2006, we incurred translation losses of $47.1 million on foreign currency balances held primarily by our European subsidiaries, as compared to translation gains of $43.9 million for the year ended December 31, 2005.

        Commissions and Execution Fees.    Commissions and execution fees increased $42.3 million, or 32%, to $174.4 million for the year ended December 31, 2006 from $132.1 million for the year ended December 31, 2005. This increase was primarily due to higher customer trading volume on an expanded customer base, partially offset by a reduction in customer commission rates implemented in November 2005. Total DARTs for cleared and execution-only customers increased 47% to 196,000 during the year ended December 31, 2006, compared to 133,000 during the year ended December 31, 2005. DARTs for cleared customers, a subset that refers to those customers for whom we execute trades and also clear and carry positions, increased 41% to 157,000 during the year ended December 31, 2006 compared to 111,000 during the year ended December 31, 2005. The number of customer accounts grew by 22% to approximately 77,000 in the year ended December 31, 2006. Average commission per trade for cleared customers decreased by $0.29, or 6%, to $4.25 for the year ended December 31, 2006 from $4.54 for the year ended December 31, 2005, due to lower commission rates we instituted in November 2005 in order to continue to provide cost-efficient executions to our customers. Based on 2006 volume, the reduction in commission rates would have resulted in a decrease in revenues of approximately $11.6 million; however, we experienced a 22% increase in DARTs for cleared customers in the quarter following the introduction of lower commission rates and a 41% increase in DARTs for cleared customers in the year ended December 31, 2006 from 2005. Our execution-only customers generated $7.5 million in execution fees in the year ended December 31, 2006. In addition to the execution fees we collect from certain execution-only customers, we receive payment for customer orders from U.S. options exchanges (see below under "Other Income") and our U.S. market making unit is able to execute a portion of these customer orders when it is providing the best available price, i.e., the national best bid or offer (NBBO).

        Interest Income and Interest Expense.    Net interest income increased $84.5 million, or 82%, to $187.7 million for the year ended December 31, 2006 from $103.2 million for the year ended December 31, 2005. Growth in net interest income was primarily attributable to higher interest rates, increases in net customer cash and margin balances and higher net interest from securities lending, resulting from the integration of our securities lending and trading systems, which commenced during 2005. As an example, the U.S. dollar average overnight LIBOR (the London Interbank Offered Rates, which serve as benchmark interest rates for most major currencies) for the year ended December 31, 2006 increased 52% to 5.0%, from 3.3% for the year ended December 31, 2005. Customer cash balances increased by 62%, to $3.9 billion, and customer fully secured margin borrowings increased 94%, to $846.7 million, at December 31, 2006 from $2.4 billion and $436.0 million, respectively, at December 31, 2005. During this period we also adopted new investment policy guidelines that enabled us to match more accurately the average maturities on investments of customer funds to the short-term rates paid to customers. As a result, net interest earned from customers' cash balances and fully secured margin balances increased $20.6 million, or 227%, to $29.7 million for the year ended December 31, 2006 from $9.1 million for the year ended December 31, 2005. Securities borrowed increased by 18%, to $10.5 billion, and securities loaned increased by 31%, to $8.0 billion, at December 31, 2006 from December 31, 2005. These increases reflect the growth in stock positions held by our market making units and the growth in short stock positions carried in customer accounts. Net interest earned from stock borrowing and lending activities increased $70.2 million, or 82%, to $155.3 million for the year ended December 31, 2006 from $85.1 million for the year ended December 31, 2005. During the same period, the growth in IBG LLC's capital to $2.8 billion at

December 31, 2006 from $2.2 billion at December 31, 2005, combined with higher interest rates, also contributed to the increase in interest income.

        Other Income.    Other income increased $31.8 million, or 60%, to $85.2 million for the year ended December 31, 2006 from $53.4 million for the year ended December 31, 2005. This increase was primarily attributable to an increase of $40.2 million, to $60.2 million, in payment for order flow income, which was partially offset by a decrease of $9.2 million, to $6.5 million, in mark-to-market gains on non-trading securities, primarily investments in exchanges. The higher payment for order flow income was driven by increased trading volume by customers in U.S. options contracts and increased payment per contract from U.S. options exchanges that administered payment for order flow programs. The number of options contracts executed by our customers increased by 89% in the year ended December 31, 2006 as compared to the year ended December 31, 2005. Beginning in October 2005, the largest U.S. options exchanges by volume (the Chicago Board Options Exchange, the International Securities Exchange and the Philadelphia Stock Exchange) began to implement new, SEC-approved payment for order flow programs that pay $0.65 to $0.75 per qualified contract, generally into a pool that is available to pay the brokers providing the order flow. This has resulted in increased payment for order flow income at our U.S. electronic brokerage unit. This income was partially offset by payment for order flow expense to our customers, as described below under "Non-Interest Expenses—Execution and Clearing." Net income from payment for order flow was $6.0 million for the year ended December 31, 2006, versus a net loss of $13.6 million for the year ended December 31, 2005.

  Non-Interest Expenses

        Non-interest expenses increased by $131.0 million, or 36%, to $490.8 million for the year ended December 31, 2006 from $359.8 million for the year ended December 31, 2005. As a percentage of total net revenues, non-interest expenses were 39% for each of the years ended December 31, 2006 and 2005.

        Execution and Clearing.    Execution and clearing expenses increased $98.3 million, or 46%, to $313.3 million for the year ended December 31, 2006 from $215.0 million for the year ended December 31, 2005, primarily due to increased trading volume. These variable costs are our largest expense category, representing 64% and 60% of total non-interest expenses for the year ended December 31, 2006 and 2005, respectively. Payments for order flow, a component of execution and clearing costs, increased $20.6 million, or 61%, to $54.2 million for the year ended December 31, 2006 from $33.6 million for the year ended December 31, 2005. The growth of payment for order flow expense in our electronic brokerage unit was primarily a result of our aggressive marketing of the IB SmartRoutingSM system to new institutional customers, combined with incentive payments to these customers for options orders routed through IB LLC. This expense was offset by payment for order flow revenue received from U.S. options exchanges, as described above under "Net Revenues—Other Income." As a percentage of total net revenues, execution and clearing expenses were 25% and 23% for the years ended December 31, 2006 and 2005, respectively.

        Employee Compensation and Benefits.    Employee compensation and benefits expenses increased by $19.9 million, or 22%, to $110.1 million for the year ended December 31, 2006 from $90.2 million for the year ended December 31, 2005. This increase is primarily due to an 11% increase in the number of employees to 532 as of December 31, 2006 from 478 as of December 31, 2005, increased expenses for bonuses and ROI Units granted to employees due to higher IBG LLC earnings. As we continue to grow, our focus on automation has allowed us to maintain a relatively small staff of highly compensated professionals. As a percentage of total net revenues, employee compensation and benefits expenses were 9% and 10% for the years ended December 31, 2006 and 2005, respectively.

        Occupancy, Depreciation and Amortization.    Occupancy, depreciation and amortization expenses increased $2.3 million, or 11%, to $22.7 million for the year ended December 31, 2006 from

$20.4 million for the year ended December 31, 2005 primarily due to increased office rent expenses for additional office space. As a percentage of total net revenues, occupancy, depreciation and amortization expenses were 2% for each of the years ended December 31, 2006 and 2005.

        Communications.    Communications expenses increased $2.2 million, or 21%, to $12.6 million for the year ended December 31, 2006 from $10.4 million for the year ended December 31, 2005. This increase was driven by additional telecommunications bandwidth required to support increased trading volume at electronic exchanges and the expansion in the number of markets in which IBG LLC operates. As a percentage of total net revenues, communications expenses were 1% for each of the years ended December 31, 2006 and 2005.

        General and Administrative.    General and administrative expenses increased $8.3 million, or 35%, to $32.1 million for the year ended December 31, 2006 from $23.8 million for the year ended December 31, 2005, primarily attributable to increased legal and auditing professional fees and increased marketing and advertising costs. As a percentage of total net revenues, general and administrative expenses were 3% for each of the years ended December 31, 2006 and 2005.

        Income Tax Expense.    As a limited liability company, historically, most of our income has not been subject to corporate tax but, instead, our members have been taxed on their proportionate share of the net income. Our income tax expense reflects taxes payable by certain of our non-U.S. companies. Income tax expense decreased $6.4 million, or 19%, to $27.4 million for the year ended December 31, 2006 from $33.8 million for the year ended December 31, 2005 primarily due to lower pre-tax earnings at one of our non-U.S. operating companies.

        Net Income.    Net income increased $198.7 million, or 37%, to $734.2 million for the year ended December 31, 2006 from $535.5 million for the year ended December 31, 2005. Net income as a percentage of net revenues was 59% for the year ended December 31, 2006 compared to 58% for the year ended December 31, 2005.

Supplemental Information

        The following tables present historical trading volumes for our business. However, volumes are not the only drivers in our business.

TRADE VOLUMES:
(in 000's, except %)

Period	Market Making Trades	% Change	Brokerage Cleared Trades	% Change	Brokerage Non Cleared Trades	% Change	Total Trades	% Change	Avg. Trades per US Trading Day
2003	32,772		22,748		2,367		57,887		230
2004	41,506	27%	28,876	27%	2,932	24%	73,314	27%	290
2005	54,044	30%	34,800	21%	7,380	152%	96,224	31%	382
2006	66,043	22%	51,238	47%	12,828	74%	130,109	35%	518
2007	99,086	50%	72,931	42%	16,638	30%	188,655	45%	752

CONTRACT AND SHARE VOLUMES:
(in 000's, except %)

TOTAL

Period	Options (contracts)	% Change	Futures* (contracts)	% Change	Stocks (shares)	% Change
2003	194,358		31,034		17,038,250
2004	269,715	39%	37,748	22%	17,487,528	3%
2005	409,794	52%	44,560	18%	21,925,120	25%
2006	563,623	38%	62,419	40%	34,493,410	57%
2007	673,144	19%	83,134	33%	47,324,798	37%

MARKET MAKING

Period	Options (contracts)	% Change	Futures* (contracts)	% Change	Stocks (shares)	% Change
2003	177,459		6,638		12,578,584
2004	236,569	33%	10,511	58%	12,600,280	0%
2005	308,613	30%	11,551	10%	15,625,801	24%
2006	371,929	21%	14,818	28%	21,180,377	36%
2007	447,905	20%	14,520	-2%	24,558,314	16%

BROKERAGE TOTAL

Period	Options (contracts)	% Change	Futures* (contracts)	% Change	Stocks (shares)	% Change
2003	16,898		24,396		4,459,667
2004	33,146	96%	27,237	12%	4,887,247	10%
2005	101,181	205%	33,009	21%	6,299,319	29%
2006	191,694	89%	47,601	44%	13,313,033	111%
2007	225,239	17%	68,614	44%	22,766,484	71%

BROKERAGE CLEARED

Period	Options (contracts)	% Change	Futures* (contracts)	% Change	Stocks (shares)	% Change
2003	11,351		19,086		3,612,503
2004	16,438	45%	24,118	26%	4,339,462	20%
2005	23,456	43%	30,646	27%	5,690,308	31%
2006	32,384	38%	45,351	48%	12,492,870	120%
2007	51,586	59%	66,278	46%	20,353,584	63%

*
Includes options on futures

BROKERAGE STATISTICS:
(in 000's, except % and where noted)

	4Q2007	4Q2006	% Change
Total Accounts	95	77	24%
Customer Equity (in billions)*	$8.8	$6.1	44%
Cleared DARTs	259	158	64%
Total Customer DARTs	307	199	54%
(in $'s, except DART per account)
Avg. Commission per DART	$4.27	$4.48
Avg. DART per Account (Annualized)	701	525
Avg. Net Revenue per Account (Annualized)	$4,386	$3,481

*
Excludes non-customers (i.e., officers, directors and affiliated parties)

Business Segments

        The following sections discuss results of our operations by business segment, excluding a discussion of corporate income and expense. In the following tables, revenues and expenses directly associated with each segment are included in determining income before income taxes. Due to the integrated nature of the business segments, estimates and judgments have been made in allocating certain revenue and expense items. Transactions between segments generally result from one subsidiary facilitating the business of another subsidiary through the use of its existing trading memberships and clearing arrangements. In such cases, certain revenue and expense items are eliminated in order to accurately reflect the external business conducted in each segment. Rates on transactions between segments are designed to approximate full costs. In addition to execution and clearing expenses, which are the main cost driver for both the market making segment and the electronic brokerage segment, each segment's operating expenses include (i) employee compensation and benefits expenses that are incurred directly in support of the businesses, (ii) general and administrative expenses, which include directly incurred expenses for property leases, professional fees, travel and entertainment, communications and information services, equipment, and (iii) indirect support costs (including compensation and other related operating expenses) for administrative services provided by IBG LLC. Such administrative services include, but are not limited to, computer software development and support, accounting, tax, legal and facilities management.

Market Making

        The following table sets forth the results of our market making operations for the indicated periods:

	Year Ended December 31,
	2005	2006	2007
	(in millions)
Revenues:
Trading gains	$637.9	$807.7	$865.9
Interest income	211.1	508.2	485.4
Other income	22.6	18.6	17.1

Total revenues	871.6	1,334.5	1,368.4
Interest expense	133.1	379.8	337.2

Total net revenues	738.5	954.7	1,031.2

Non-interest expenses:
Execution and clearing	151.4	198.1	211.7
Employee compensation and benefits	41.4	47.3	47.6
Occupancy, depreciation and amortization	11.0	10.6	11.3
Communications	6.0	6.6	7.7
General and administrative	23.5	29.3	33.1

Total non-interest expenses	233.3	291.9	311.4

Income before income taxes	505.2	662.8	719.8
Income tax expense	32.1	24.9	43.1

Net income	$473.1	$637.9	$676.7

Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

        Market making total net revenues increased $76.5 million, or 8%, to $1,031.2 million for the year ended December 31, 2007, from $954.7 million during the year ended December 31, 2006. Trading gains during the year ended December 31, 2007 increased $58.2 million, or 7% from the year ended December 31, 2006. Heavy options activity in advance of certain corporate announcements and an unusual, non-recurring loss of approximately $37 million in the second quarter marked the first half of the year. During the second half of the year, we observed a period of high volume and robust volatility, which is generally a productive environment for our market making business and tight liquidity conditions in the market, which allowed us to take advantage of our strong capital position in managing both our working capital and our regulatory capital needs. During the year ended December 31, 2007, we executed 99.1 million trades compared to 66.0 million trades, for the year ended December 31, 2006; however, market making options contracts grew by a comparatively smaller 20%, to 447.9 million contracts, from 371.9 million contracts. Translation gains and losses fluctuate with exchange rates and with changes in the composition of our trading assets and liabilities. Translation gains for the year ended December 31, 2007 were $32.0 million, as compared to translation losses of $45.5 million for the year ended December 31, 2006. A discussion of our approach to managing foreign currency exposure is contained in the section entitled "Quantitative and Qualitative Disclosures about Market Risk." Net interest income increased $19.8 million, or 15%, to $148.2 million for the year ended December 31, 2007, primarily attributable to increased securities lending profitability resulting from the continuing integration of our securities lending system with our trading system.

        Market making non-interest expenses for the year ended December 31, 2007 increased $19.5 million, or 7%, to $311.4 million as compared to $291.9 million for the year ended December 31, 2006. Of this increase, $13.6 million consisted of higher execution and clearing expenses, an increase of 7%, over the year ended December 31, 2006, reflecting higher trading volume in 2007. As a percentage of total net revenues, market making non-interest expenses were 30% and 31% for the years ended December 31, 2007 and 2006, respectively.

        Market making income before income taxes increased $57.0 million, or 8.6%, to $719.8 million for the year ended December 31, 2007 from $662.8 million for the year ended December 31, 2006. As a percentage of total net revenues for the market making segment, income before income taxes were 70% and 69% for the years ended December 31, 2007 and 2006, respectively.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

        Market making net revenues increased $216.2 million, or 29%, to $954.7 million for the year ended December 31, 2006 from $738.5 million for the year ended December 31, 2005. Trading gains increased $169.8 million, or 27%, from the year ended December 31, 2005, primarily attributable to increased transaction volume in the markets in which we participate and to improvements in our market making systems. During the year ended December 31, 2006, we executed 66.0 million trades compared to 54.0 million trades during the year ended December 31, 2005. Trading gains also include translation gains and losses, which are incurred primarily in our European market making operations where our trading assets and liabilities are denominated in multiple currencies. Translation gains and losses fluctuate with exchange rates and with changes in the composition of our trading assets and liabilities. During the year ended December 31, 2006, translation losses of $45.5 million were incurred as compared to translation gains of $42.1 million for the comparable prior period. Net interest income increased $50.4 million, or 65%, primarily attributable to increased securities lending activity resulting from the continuing integration of our securities lending system with our trading system and to higher interest rates.

        Market making non-interest expenses increased $58.6 million, or 25%, to $291.9 million for the year ended December 31, 2006 from $233.3 million for the year ended December 31, 2005. Of this increase, $46.7 million consisted of higher execution and clearing expenses, an increase of 31% over the year ended December 31, 2005, reflecting greater trading volume in the period. Employee compensation and benefits expenses increased $5.9 million, or 14%, over the year ended December 31, 2005 and other non-interest expenses were relatively stable. As a percentage of total net revenues for the market making segment, non-interest expenses were 31% and 32% for the years ended December 31, 2006 and 2005, respectively.

        Market making income before income taxes increased $157.6 million, or 31%, to $662.8 million for the year ended December 31, 2006 from $505.2 million for the year ended December 31, 2005. As a percentage of total net revenues for the market making segment, income before income taxes were 69% and 68% for the years ended December 31, 2006 and December 31, 2005, respectively.

Electronic Brokerage

        The following table sets forth the results of our electronic brokerage operations for the indicated periods:

	Year Ended December 31,
	2005	2006	2007
	(in millions)
Revenues:
Commissions and execution fees	$132.2	$174.5	$261.1
Interest income	65.0	167.3	310.7
Other income	31.5	70.0	80.4

Total revenues	228.7	411.8	652.2
Interest expense	43.4	113.4	227.0

Total net revenues	185.3	298.4	425.2

Non-interest expenses:
Execution and clearing	63.6	115.4	125.1
Employee compensation and benefits	22.1	28.8	36.4
Occupancy, depreciation and amortization	4.4	5.8	7.5
Communications	4.5	6.0	7.1
General and administrative	31.4	43.8	51.2

Total non-interest expenses	126.0	199.8	227.3

Income before income taxes	59.3	98.6	197.9
Income tax expense	1.2	1.7	1.9

Net income	$58.1	$96.9	$196.0

Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

        Electronic brokerage total net revenues increased $126.8 million, or 42%, to $425.2 million during the year ended December 31, 2007, from $298.4 million during the year ended December 31, 2006, primarily due to higher commissions and execution fees and net interest income, which increased $86.6 million, or 50%, and $29.8 million, or 55%, respectively. These increases reflect strong growth in the number of new customer accounts and significantly higher customer trading activity combined with increases in customer cash and margin debit balances. Total DARTs from cleared and execution-only customers increased 35% to 265,000, during the year ended December 31, 2007 compared to 196,000 during the year ended December 31, 2006. DARTs from cleared customers increased 38% to 217,000 during the year ended December 31, 2007, compared to 157,000 during the year ended December 31, 2006. Total customer account equity grew by 44%, to $8.80 billion at December 31, 2007 from $6.10 billion at December 31, 2006, as discussed above. The primary component of other income, which increased 15% to $80.4 million, was payment for order flow received through programs administered by U.S. options exchanges and it was largely offset by payment for order flow expense.

        Electronic brokerage non-interest expenses increased $27.5 million, or 14%, to $227.3 million for the year ended December 31, 2007 as compared to $199.8 million for the year ended December 31, 2006. Of this increase, $24.1 million reflected an 8% increase in execution and clearing expenses and was offset by a $14.4 million reduction in payment for order flow expense. The increase in execution and clearing costs is reflective of greater customer trading volume. As a percentage of total net revenues, non-interest expenses decreased to 53% from 67% for the years ended December 31, 2007 and 2006, respectively, reflecting the scalability of our automated brokerage platform.

        Electronic brokerage income before income taxes increased $99.3 million, or 101%, to $197.9 million for the year ended December 31, 2007 from $98.6 million for the year ended December 31, 2006. As a percentage of total net revenues for the electronic brokerage segment, income before income taxes was 47% and 33% for the years ended December 31, 2007 and 2006, respectively.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

        Electronic brokerage net revenues increased $113.1 million, or 61%, to $298.4 million for the year ended December 31, 2006 from $185.3 million for the year ended December 31, 2005 primarily due to higher commissions and execution fees and net interest income, which increased $42.3 million, or 32%, and $32.3 million, or 150%, respectively. These increases reflect strong growth in the number of new customer accounts and significantly higher customer trading activity combined with commensurate increases in cash and margin debit balances. Total DARTs from cleared and execution-only customers increased 47%, to 196,000, during the year ended December 31, 2006 compared to 133,000 during the year ended December 31, 2005. DARTs from cleared customers increased 41%, to 157,000, during the year ended December 31, 2006 compared to 111,000 during the year ended December 31, 2005. Total customer account equity grew by 61%, to $6.1 billion, at December 31, 2006 from $3.8 billion at December 31, 2005. Commissions growth due to volume was partially offset by the lower U.S. stock trade commissions that we introduced in November 2005, which resulted in a 10% decrease in average commissions. The primary component of other income was payment for order flow received through programs administered by U.S. options exchanges and it was largely offset by payment for order flow expense.

        Electronic brokerage non-interest expenses increased $73.8 million, or 59%, to $199.8 million for the year ended December 31, 2006 from $126.0 million for the year ended December 31, 2005. Of this increase, $51.8 million reflected an 81% increase in execution and clearing expenses from the year ended December 31, 2005. This increase was driven by higher customer trading volume and greater payment for order flow expense incurred in order to attract volume to our system. As a percentage of total net revenues for the electronic brokerage segment, non-interest expenses were 67% and 68% for the years ended December 31, 2006 and 2005, respectively. Electronic brokerage non-interest expenses decreased as a percentage of total net revenues primarily due to higher growth rates of commissions and execution fees and net interest income over expense levels required to support the increase in business activities.

        Electronic brokerage income before income taxes increased $39.3 million, or 66%, to $98.6 million for the year ended December 31, 2006 from $59.3 million for the year ended December 31, 2005. As a percentage of total net revenues for the electronic brokerage segment, income before income taxes were 33% and 32% for the years ended December 31, 2006 and 2005, respectively.

Liquidity and Capital Resources

        We maintain a highly liquid balance sheet. The majority of our assets consist of exchange-listed marketable securities inventories, which are marked-to-market daily, and collateralized receivables arising from customer-related and proprietary securities transactions. Collateralized receivables consist primarily of securities borrowed, receivables from clearing houses for settlement of securities transactions and, to a lesser extent, customer margin loans and securities purchased under agreements to resell. At December 31, 2007, total assets were $34.54 billion of which approximately $34.02 billion, or 98.5% were considered liquid and consisted predominantly of marketable securities and collateralized receivables.

        Daily monitoring of liquidity needs and available collateral levels is undertaken to help ensure that an appropriate liquidity cushion, in the form of unpledged collateral, is maintained at all times. Our ability to quickly reduce funding needs by balance sheet contraction without adversely affecting our core businesses and to pledge additional collateral in support of secured borrowings is continuously evaluated to ascertain the adequacy of our capital base.

        In order to provide additional liquidity and to further increase our regulatory capital reserves, we issue senior notes and we maintain a committed senior secured revolving credit facility from a syndicate of banks (see "Principal Indebtedness" below). As of December 31, 2007, borrowings under these facilities totaled $460.5 million, which represented 12% of IBG LLC's total capitalization. Based on our current level of operations, we believe our cash flows from operations, available cash and available borrowings under our senior secured revolving credit facility will be adequate to meet our future liquidity needs for more than the next twelve months.

        Historically, our consolidated equity has consisted primarily of accumulated retained earnings, which to date have been sufficient to fund our operations and growth. The consolidated equity of IBG LLC grew from $2.80 billion at December 31, 2006 to $3.52 billion at December 31, 2007, representing an increase of 26%.

Regulatory Capital Requirements

        Our principal operating subsidiaries are subject to separate regulation and capital requirements in the United States and other jurisdictions. Timber Hill LLC and Interactive Brokers LLC are registered U.S. broker-dealers and futures commission merchants, and their primary regulators include the SEC, the Commodity Futures Trading Commission, the Chicago Board Options Exchange, the Chicago Mercantile Exchange, the Financial Industry Regulatory Authority and the National Futures Association. Timber Hill Europe AG is registered to do business in Switzerland as a securities dealer and is regulated by the Swiss Federal Banking Commission. Interactive Brokers (U.K.) Limited is subject to regulation by the U.K. Financial Services Authority and our various other operating subsidiaries are similarly regulated. See Note 17 to the consolidated financial statements included elsewhere in this prospectus for further information regarding our regulated subsidiaries.

Principal Indebtedness

        IBG LLC is the borrower under a $300.0 million senior secured revolving credit facility and is the issuer of senior notes, of which $300.0 million and $160.5 million were outstanding, respectively, as of December 31, 2007.

  Senior Secured Revolving Credit Facility

        On May 19, 2006, IBG LLC entered into a $300.0 million three-year senior secured revolving credit facility with JPMorgan Chase Bank, N.A. as administrative agent, Harris N.A., as syndication agent, and Citibank, N.A. and HSBC Bank USA National Association, as co-syndication agents. IBG LLC is the sole borrower under this credit facility, which is required to be guaranteed by IBG LLC's domestic non-regulated subsidiaries (currently there are no such entities). The facility is secured by a first priority interest in all of the capital stock of each entity owned directly by IBG LLC (subject to customary limitations with respect to foreign subsidiaries). The facility may be used to finance working capital needs and general corporate purposes, including downstreaming funds to IBG LLC's regulated broker-dealer subsidiaries as regulatory capital. This allows IBG LLC to take advantage of market opportunities when they arise, while maintaining substantial excess regulatory capital. The financial covenants contained in this credit facility are as follows:

  •
  minimum net worth of $1.5 billion, with quarterly increases equal to 25% of positive consolidated income;

  •
  maximum total debt to capitalization ratio of 30%;

  •
  minimum liquidity ratio of 1.0 to 1.0; and

  •
  maximum total debt to net regulatory capital ratio of 35%.

As of December 31, 2007, IBG LLC was in compliance with all of the covenants under this credit facility.

  Senior Notes

        IBG LLC periodically issues senior notes in private placements to certain qualified customers of IB LLC. IBG LLC uses the proceeds from sales of the senior notes to provide capital to IBG LLC's broker-dealer subsidiaries in the form of subordinated loans and for other general purposes. The outstanding senior notes have a 7% per annum interest rate, and either a 15-month or an 18-month maturity. IBG LLC may, solely at its option, redeem the senior notes at any time on or after a specified date in the third month or the sixth month, respectively, after the date on which the senior notes are issued and sold, at a redemption price equal to 100% of the principal amount of the senior notes to be redeemed plus accrued interest.

        IBG LLC had $160.5 million and $150.6 million of senior notes outstanding at December 31, 2007 and 2006, respectively. In 2007, IBG LLC redeemed $448.8 million of senior notes and issued $458.7 million in new senior notes.

        The senior notes are secured, as is the senior secured revolving credit facility, by a first priority interest in all of the capital stock of each entity owned directly by IBG LLC (subject to customary limitations with respect to foreign subsidiaries). The senior notes contain covenants that may limit IBG LLC's ability to:

  •
  incur, or permit its subsidiaries to incur, additional indebtedness;

  •
  create, or permit its subsidiaries to create, liens on any capital stock or equity interests of its subsidiaries;

  •
  declare and pay dividends or make other equity distributions; and

  •
  consolidate, merge or sell all or substantially all of its assets.

Cash Flows

        The following table sets forth our cash flows from operating activities, investing activities and financing activities for the periods indicated:

	Year Ended December 31,
	2005	2006	2007
	(in millions)
Cash used in operating activities	$(110.5)	$(219.3)	$(89.7)
Cash used in investing activities	(9.7)	(50.4)	(1,214.1)
Cash provided by financing activities	374.1	504.0	1,127.6
Effect of exchange rate changes on cash and cash equivalents	(14.5)	26.7	28.7

(Decrease) increase in cash and cash equivalents	$239.4	$261.0	$(147.5)

        Our cash flows from operating activities are largely a reflection of the size and composition of trading positions held by our market making subsidiaries, and of the changes in customer cash and margin debit balances in our electronic brokerage business. Our cash flows from investing activities are primarily related to the purchase of interests in IBG LLC from existing members, capitalized internal software development, purchases and sales of memberships at exchanges where we trade and, more recently, strategic investments in exchanges where such investments will enable us to offer better execution alternatives to our current and prospective customers or to create new opportunities for ourselves as market makers or where we can influence exchanges to provide competing products at better prices using sophisticated technology. Our cash flows from financing activities are comprised of proceeds from the issuance of common stock in connection with the IPO, short-term borrowings, long-term borrowings and capital transactions. Short-term borrowings from banks are part of our daily cash management in support of operating activities. Long-term borrowings provide us with flexible sources of excess liquidity and regulatory capital, and they include a committed senior secured revolving credit facility from a syndicate of banks that was initiated in May 2006, and senior notes issued in private placements to certain qualified customers of IB LLC.

        Year Ended December 31, 2007, IBG:    Our cash and cash equivalents decreased by $147.5 million to $521.8 million at the end of 2007. We raised $1.13 billion in net cash from financing activities primarily from the net proceeds from the issuance of our common stock. We used net cash of $1.30 billion in our operating and investing activities primarily for the purchase of approximately 10% of the outstanding members' interest in IBG LLC and increased trading positions partially offset by increased net liabilities due to our increased customer base.

        Year Ended December 31, 2006, IBG LLC:    Our cash and cash equivalents increased by $261.0 million to $669.3 million at the end of 2006. We raised $504.0 million in net cash from financing activities primarily in short-term borrowings and our senior secured credit facility. We used net cash of $269.7 million in our operating and investing activities primarily due to increased trading assets net of trading liabilities reflecting normal changes in the makeup of market making positions and investments in OneChicago, LLC ($20.0 million), ISE Stock Exchange, LLC ($4.25 million) and CBOE Stock Exchange, LLC ($2.25 million).

        Year Ended December 31, 2005, IBG LLC:    Our cash and cash equivalents increased by $239.4 million to $408.2 million at the end of 2005. We raised $374.1 million in net cash from financing activities primarily in short-term borrowings. We used net cash of $120.2 million in our operating and investing activities primarily due to increased securities borrowed, net of securities loaned, reflecting a relative increase in short stock positions held for marketing partially offset by increased trading liabilities, net of trading assets, which is the driver for the increased securities borrowed activity.

Capital Expenditures

        Our capital expenditures are comprised of compensation costs of our software engineering staff for development of software for internal use and expenditures for computer, networking and communications hardware. These expenditure items are reported as property and equipment. Capital expenditures for property and equipment were $26.0 million and $12.3 million for the years ended December 31, 2007 and 2006, respectively. We anticipate that our 2008 gross capital expenditures will approximate $26 million, primarily for expansion of our data center and backup facilities. We expect our future capital expenditures to rise as we continue our focus on technology infrastructure initiatives in order to further enhance our competitive position. We anticipate that we will fund capital expenditures with cash from operations and cash on hand. In response to changing economic conditions, we believe we have the flexibility to modify our capital expenditures by adjusting them (either upward or downward) to match our actual performance. If we pursue any strategic acquisitions, we may incur additional capital expenditures.

Contractual Obligations Summary

        Our contractual obligations principally include obligations associated with our outstanding indebtedness and interest payments as of December 31, 2007.

		Payments Due by Year
	Total	2008-2009	2010-2011	Thereafter
	(Dollars in Millions)
Senior notes	$160.5	$160.5	$—	$—
Interest payments on senior notes(1)	13.7	13.7	—	—
Senior secured credit facility	300.0	—	300.0	—
Interest payments on senior secured credit facility(1)	36.5	30.6	5.9	—
Operating leases	49.4	8.6	14.5	26.3

Total contractual cash obligations	$560.1	$213.4	$320.4	$26.3

(1)
Future principal and interest payments are calculated based on the assumption that all debt will be outstanding until maturity.

        Additionally, as of December 31, 2007, we provided standby letters of credit to clearing houses totaling $8.8 million, which expire at various dates through March 2008.

Seasonality

        Our businesses are subject to seasonal fluctuations, reflecting varying numbers of market participants at times during the year and varying numbers of trading days from quarter-to-quarter, including declines in trading activity due to holidays. Typical seasonal trends may be superseded by market or world events, which can have a significant impact on prices and trading volume.

Inflation

        Although we cannot accurately anticipate the effect of inflation on our operations, we believe that inflation has not had for the three most recent years, and is not likely in the foreseeable future to have, a material impact on our results of operations.

Strategic Investments and Acquisitions

        We periodically engage in evaluations of potential strategic investments and acquisitions. The Company has made strategic investments in electronic trading exchanges including: Boston Options Exchange, LLC, OneChicago LLC, ISE Stock Exchange, LLC, and CBOE Stock Exchange, LLC.

        At December 31, 2007, the Company had loans to W.R. Hambrecht + Co. Inc. with a par amount of $19.2 million. See "Transactions with Related Persons, Promoters and Certain Control Persons—Investment in WR Hambrecht + Co." These loans bear interest at 8% per annum and are recorded at amortized cost plus accrued interest. As of December 31, 2007, the Company holds warrants to purchase approximately 25.86% of W.R. Hambrecht + Co. Inc.

        On December 18, 2007, IB LLC closed on its acquisition of FutureTrade Technologies, LLC (FTT), a technology solutions provider to hedge funds and other institutional investors, and its wholly-owned subsidiary, FutureTrade Securities, LLC, which is an SEC registered broker-dealer.

        We intend to continue making acquisitions on an opportunistic basis, generally only when the acquisition candidate will, in our opinion, enable us to acquire either technology or customers faster than we could develop them on our own. At December 31, 2007, there were no definitive agreements with respect to any material acquisition.

Certain Information Concerning Off-Balance-Sheet Arrangements

        Our subsidiaries derive revenues from buying and selling a variety of financial instruments. Certain of these instruments, including equity and index options and futures products, give rise to off-balance-sheet risk. Risk arises from changes in the value of these contracts (market risk). Our market making subsidiaries rely upon proprietary computer systems that reevaluate our prices each second in order to minimize market risk inherent in their portfolios at any moment. Risk also arises from the potential inability of counterparties to perform under the terms of the contracts (credit risk). Credit risk is limited in that substantially all of the contracts entered into are settled directly at securities and commodities clearing houses and a small portion is settled through member firms and banks with substantial financial and operational resources. Such clearing firms and banks are subject to the rules and regulations of the various contract markets in which they operate. Our subsidiaries' exposure is also limited in most locations by the segregation of assets, which protects our subsidiaries in the event of a bankruptcy or other disruption of business at the clearing firm or bank. Our subsidiaries also seek to control credit risk by following an established credit approval process prior to beginning business with a new counterparty.

        Certain of our subsidiaries enter into securities purchased under agreements to resell transactions and securities sold under agreements to repurchase transactions (repos) in addition to securities borrowing and lending arrangements, all of which may result in credit exposure in the event the counterparty to a transaction is unable to fulfill its contractual obligations. In accordance with industry practice, repos are collateralized by securities with a market value in excess of the obligation under the contract. Similarly, securities borrowed and loaned agreements are collateralized by deposits and receipts of cash. Our subsidiaries attempt to minimize credit risk associated with these activities by monitoring collateral values on a daily basis and requiring additional collateral to be deposited with or returned to our subsidiaries when deemed necessary.

        Securities sold but not yet purchased represent obligations of our subsidiaries to deliver the specified securities at the contracted price and, thereby, may create a liability to repurchase them in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk as our subsidiaries' repurchase of such securities may exceed the amount reported in our consolidated statement of financial condition. Our continuous pricing and risk management systems are designed to minimize such risk on an overall portfolio basis.

Critical Accounting Policies

Valuation of Financial Instruments

        Due to the nature of our operations, substantially all of our financial instrument assets, comprised of securities owned, securities purchased under agreements to resell, securities borrowed and receivables from brokers, dealers and clearing organizations are carried at fair value based on market prices, as published by exchanges and clearinghouses, and are marked to market daily, or are assets which are short-term in nature (such as U.S. government treasury bills or spot foreign exchange) and are reflected at amounts approximating fair value. Similarly, all of our financial instrument liabilities that arise from securities sold but not yet purchased, securities sold under agreements to repurchase, securities loaned and payables to brokers, dealers and clearing organizations are short-term in nature and are reported at quoted market prices or at amounts approximating fair value. Our long and short positions are valued at either the last consolidated trade price or the last consolidated bid/offer mid-point (where applicable) at the close of regular trading hours, in the respective markets. Given that we manage a globally integrated market making portfolio, we have large and substantially offsetting positions in securities and commodities that trade on different exchanges that close at different times of the trading day. As a result, there may be large and anomalous swings in the value of our positions daily and, accordingly, in our earnings in any period. This is especially true on the last business day of each calendar quarter, although such swings tend to come back into equilibrium on the first business day of the succeeding calendar quarter.

Contingencies

        Our policy is to estimate and accrue for potential losses that may arise out of litigation and regulatory proceedings, to the extent that such losses are probable and can be estimated, in accordance with Statement of Financial Accounting Standards SFAS No. 5, "Accounting for Contingencies." Potential losses that might arise out of tax audits, to the extent that such losses are "more likely than not," would be estimated and accrued in accordance with FIN No. 48. Significant judgment is required in making these estimates and our final liabilities may ultimately be materially different. Our total liability accrued with respect to litigation and regulatory proceedings is determined on a case-by-case basis and represents an estimate of probable losses based on, among other factors, the progress of each case, our experience with and industry experience with similar cases and the opinions and views of internal and external legal counsel. Given the inherent difficulty of predicting the outcome of our litigation and regulatory matters, particularly in cases or proceedings in which substantial or indeterminate damages or fines are sought, or where cases or proceedings are in the early stages, we cannot estimate losses or ranges of losses for cases or proceedings where there is only a reasonable possibility that a loss may be incurred.

        We have been from time to time subject to litigation and other legal proceedings. As of December 31, 2007, we, along with certain of our subsidiaries, have been named parties to legal actions, which we and/or such subsidiaries intend to defend vigorously. Although the results of legal actions cannot be predicted with certainty, it is the opinion of management that the resolution of these actions is not expected to have a material adverse effect, if any, on our business or financial condition, but may have a material impact on the results of operations for a given period. As of December 31, 2007 and 2006, reserves provided for potential losses related to litigation matters were not material.

Use of Estimates

        The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States. In applying these principles, management is required to use certain assumptions and make estimates that could materially affect the reported amounts of assets, liabilities, revenues and expenses in the consolidated financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and/or judgments, however, are often subjective and our actual results may change based on changing circumstances or changes in our analyses. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. These estimates are periodically reevaluated by management. We believe the following critical accounting policies could potentially produce materially different results if we were to change underlying assumptions, estimates and/or judgments.

Recent Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of financial instruments according to a fair value hierarchy (i.e., levels 1, 2, and 3, as defined). Additionally, companies are required to provide enhanced disclosure regarding instruments in the level 3 category, including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and for interim periods within those fiscal years. Adoption of SFAS No. 157 as of January 1, 2008 is not expected to have a material effect on our consolidated statements of financial condition, income or cash flows.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115." SFAS No. 159 permits entities to choose, at specified election dates, to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective for financial statements issued for an entity's first fiscal year beginning after November 15, 2007. At adoption of SFAS No. 159 as of January 1, 2008, the Company had no non-financial assets or liabilities subject to election under the fair value option. Accordingly, adoption of SFAS No. 159 did not have a material effect on our consolidated statements of financial condition, income or cash flows.

        In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations" SFAS No. 141(R) replaces SFAS No. 141, mandating changes in the accounting for business combinations most notably that changes in purchase price allocations, if made, are required to be applied retrospectively, whereas under SFAS No. 141, such changes were applied prospectively. SFAS No. 141(R) is effective for an entity's fiscal year beginning after December 15, 2008, and early adoption is not permitted. Adoption of SFAS No. 141(R) is not expected to have a material effect on our consolidated statements of financial condition, income or cash flows.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51." SFAS No. 160 requires non-controlling (minority) interests in a reporting entity to be reported as a component of the entity's stockholder's equity. SFAS No. 160 is effective for an entity's fiscal year beginning after December 15, 2008, and early adoption is not permitted. Adoption of SFAS No. 160 is not expected to have a material effect on our consolidated statements of financial condition, income or cash flows.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to various market risks. Our exposures to market risks arise from assumptions built into our pricing models, equity price risk, foreign currency exchange rate fluctuations related to our international operations, changes in interest rates which impact our variable-rate debt obligations, and risks relating to the extension of margin credit to our customers.

Pricing Model Exposure

        Our strategy as a market maker is to calculate quotes a few seconds ahead of the market and execute small trades at tiny but favorable differentials as a result. This is made possible by our proprietary pricing model, which continuously evaluates and monitors the risks inherent in our portfolio, assimilates market data and reevaluates the outstanding quotes in our entire portfolio each second. Certain aspects of the model rely on historical prices of securities. If the behavior of price movements of individual securities diverges substantially from what their historical behavior would predict, we might incur trading losses. We attempt to limit such risks by diversifying our portfolio across many different options, futures and underlying securities and avoiding concentrations of positions based on the same underlying security. Historically, our losses from these events have been immaterial in comparison to our annual trading profits.

Foreign Currency Exposure

        As a result of our international market making activities and accumulated earnings in our foreign subsidiaries, our income and net worth is exposed to fluctuations in foreign exchange rates. Our European operations and some of our Asian operations are conducted by our Swiss subsidiary, THE. THE is regulated by the Swiss Federal Banking Commission as a securities dealer and its financial statements are presented in Swiss francs. Accordingly, THE is exposed to certain foreign exchange risks as described below:

  •
  THE buys and sells futures contracts and securities denominated in various currencies and carries bank balances and borrows and lends such currencies in its regular course of business. At the end of each accounting period THE's assets and liabilities are translated into Swiss francs for presentation in its financial statements. The resulting gains or losses are reported as translation gain or loss in THE's income statement. When we prepare our consolidated financial statements, THE's Swiss franc balances are translated into U.S. dollars for U.S. GAAP purposes. THE's translation gains or losses appear as such on IBG's income statement, included in trading gains.

  •
  THE's net worth is carried on THE's books in Swiss francs in accordance with Swiss accounting standards. At the end of each accounting period, THE's net worth is translated at the then prevailing exchange rate into U.S. dollars and the resulting gain or loss is reported in our consolidated statement of financial condition as "other comprehensive income," which is neither an income nor an expense item in our statement of income, in accordance with U.S. GAAP.

        Historically, we have taken the approach of not hedging the above exposures, based on the notion that the cost of constantly hedging over the years would amount to more than the random impact of rate changes on our non-U.S. dollar balances. For instance, an increase in the value of the Swiss franc would be unfavorable to the earnings of THE but would be counterbalanced to some extent by the fact that the yearly translation gain or loss into U.S. dollars is likely to move in the opposite direction.

        In late 2005, we began to expand our market making systems to incorporate cash forex and forex options in order to hedge our currency exposure at little or no cost. In September 2006, we began hedging our currency exposure throughout the day on a continuous basis. In connection with the development of our currency hedging strategy, we have determined to base our net worth in GLOBALs. We define the GLOBAL as consisting of a basket of major currencies that currently includes U.S. dollar, euro, Japanese yen, British pound, Canadian dollar and Australian dollar. As our forex market making systems continue to develop, and as more exchanges trade more forex-based products electronically, we expect more trading volume to flow through this system and, accordingly, we expect to be able to manage the risks in forex in the same low cost manner as we currently manage the risks of our market making in equity-based products.

Interest Rate Risk

        We had $300.0 million in variable-rate debt outstanding at December 31, 2007. These debt obligations are subject to fluctuations in interest rates at the end of each borrowing term, which impact the amount of interest we must pay. If variable interest rates were to increase by 1.0% per annum, the annual impact to our net income from debt obligations of this amount would be a reduction of $3.0 million. Under our senior secured revolving credit facility, we have the ability to choose borrowing tenors from overnight to twelve months, which permits us to minimize the risk of interest rate fluctuations.

        We pay our electronic brokerage customers interest based on benchmark overnight interest rates in various currencies. We typically invest a portion of these funds in U.S. government treasury securities with maturities of up to three months. If interest rates were to increase rapidly and substantially, in increments that were not reflected in the yields on these treasury securities, our net interest income from customer deposits would decrease. An unexpected increase of 0.25% per annum would reduce our net interest income by approximately $1.8 million on an annualized basis.

        We also face substantial interest rate risk due to positions carried in our market making business to the extent that long or short stock positions may have been established for future or forward dates on options or futures contracts and the value of such positions are impacted by interest rates. We hedge such risks by entering into interest rate futures contracts. To the extent that these futures positions do not perfectly hedge this interest rate risk, our trading gains may be adversely affected. The amount of such risk cannot be quantified.

Dividend Risk

        We face dividend risk in our market making business as we derive significant revenues and incur significant expenses in the form of dividend income and expense, respectively, from our substantial inventory of equity securities, and must make significant payments in lieu of dividends on short positions in securities in our portfolio. Projected future dividends are an important component of pricing equity options and other derivatives, and incorrect projections may lead to trading losses. The amount of these risks cannot be quantified.

Margin Credit

        We extend margin credit to our customers, which is subject to various regulatory requirements. Margin credit is collateralized by cash and securities in the customers' accounts. The risks associated with margin credit increase during periods of fast market movements or in cases where collateral is concentrated and market movements occur. During such times, customers who utilize margin credit and who have collateralized their obligations with securities may find that the securities have a rapidly depreciating value and may not be sufficient to cover their obligations in the event of a liquidation. We are also exposed to credit risk when our customers execute transactions, such as short sales of options and equities, that can expose them to risk beyond their invested capital.

        We expect this kind of exposure to increase with growth in our overall business. Because we indemnify and hold harmless our clearing firms from certain liabilities or claims, the use of margin credit and short sales may expose us to significant off-balance-sheet risk in the event that collateral requirements are not sufficient to fully cover losses that customers may incur and those customers fail to satisfy their obligations. As of December 31, 2007, we had $1.91 billion in margin credit extended to our customers. The amount of risk to which we are exposed from the margin credit we extend to our customers and from short sale transactions by our customers is unlimited and not quantifiable as the risk is dependent upon analysis of a potential significant and undeterminable rise or fall in stock prices. Our account level margin credit requirements meet or exceed those required by Regulation T of the Board of Governors of the Federal Reserve. As a matter of practice, we enforce real-time margin compliance monitoring and liquidate customers' positions if their equity falls below required margin requirements.

        We have a comprehensive policy implemented in accordance with regulatory standards to assess and monitor the suitability of investors to engage in various trading activities. To mitigate our risk, we also continuously monitor customer accounts to detect excessive concentration, large orders or positions, patterns of day trading and other activities that indicate increased risk to us.

        Our credit exposure is to a great extent mitigated by our policy of automatically evaluating each account throughout the trading day and closing out positions automatically for accounts that are found to be under-margined. While this methodology is effective in most situations, it may not be effective in situations where no liquid market exists for the relevant securities or commodities or where, for any reason, automatic liquidation for certain accounts has been disabled.

BUSINESS

Overview

        We are an automated global electronic market maker and broker specializing in routing orders and executing and processing trades in securities, futures and foreign exchange instruments on more than 70 electronic exchanges and trading venues around the world.

        Since our inception in 1977, we have focused on developing proprietary software to automate broker-dealer functions. The advent of electronic exchanges in the last 17 years has provided us with the opportunity to integrate our software with an increasing number of exchanges and trading venues into one automatically functioning, computerized platform that requires minimal human intervention. Our high degree of automation enabled us to process on average 752,000 trades per day with an average of 573 employees in 2007. During 2006 and 2007, we generated pretax income in each period at a rate of more than $1 million per employee. Publicly available data regarding other companies in the securities and commodities industry indicate that this level of productivity is unparalleled for our industry. Automation has allowed us to become one of the lowest cost providers of broker-dealer services and to increase significantly the volume of trades we handle.

        According to data compiled by the Futures Industry Association (FIA) and data received from exchanges worldwide, in 2007, we accounted for approximately 14.1% of the exchange-listed equity options volume traded worldwide. We serve sophisticated and active customers worldwide, including institutional investors, financial advisors, brokers and individuals.

        Our activities are divided into two principal business segments: (1) market making and (2) electronic brokerage:

  •
  As a market maker, we provide continuous bid and offer quotations on approximately 420,000 securities and futures products listed on electronic exchanges around the world. Our quotes are driven by proprietary mathematical models that assimilate market data and reevaluate our outstanding quotes each second. Unlike firms that trade over-the-counter (OTC) derivative products, it is our business to create liquidity and transparency on electronic exchanges. Our profits have been principally a function of transaction volume on electronic exchanges rather than volatility or the direction of price movements.

  •
  As a direct market access broker, we serve the customers of both traditional brokers and prime brokers. We provide our customers with an advanced order management, trade execution and portfolio management platform at a very low cost. Our customers can simultaneously access different financial markets worldwide and trade across multiple asset classes (stocks, options, futures, forex and bonds) denominated in 12 different currencies, on one screen, from a single account based in any major currency. Our large bank and broker-dealer customers may "white label" our trading interface (i.e., make our trading interface available to their customers without referencing our name), or can select from among our modular functionalities, such as order routing, trade reporting or clearing, on specific products or exchanges where they may not have up-to-date technology, in order to offer to their customers a complete global range of services and products.

        During 2007, our customers transacted an average of approximately 265,000 daily average revenue trades, which is a measurement of revenue-generating trades and referred to as DARTs.

        Our proprietary technology is the key to our success. We built our business on the belief that a fully computerized market making system that could integrate pricing and risk exposure information quickly and continuously would enable us to make markets profitably in many different financial instruments simultaneously. We believe that integrating our system with electronic exchanges and market centers results in transparency, liquidity and efficiencies of scale. Together with the

IB SmartRoutingSM system and our low commissions, this reduces overall transaction costs to our customers and, in turn, increases our transaction volume and profits. Over the past 30 years, we have developed an integrated trading system and communications network and have positioned our company as an efficient conduit for the global flow of risk capital across asset and product classes on electronic exchanges around the world, permitting us to have one of the lowest cost structures in the industry. We believe that developing, maintaining and continuing to enhance our proprietary technology provides us and our customers with the competitive advantage of being able to adapt quickly to the changing environment of our industry and to take advantage of opportunities presented by new exchanges, products or regulatory changes before our competitors.

        Our electronic market making and brokerage businesses are complementary. Both benefit from our combined scale and volume, as well as from our proprietary technology. Our brokerage customers benefit from the technology and market structure expertise developed in our market making business. The expense of developing and maintaining our unique technology, clearing, settlement, banking and regulatory structure required by any specific exchange or market center is shared by both of our businesses. This, in turn, enables us to provide lower transaction costs to our customers than our competitors, whether they use our services as market maker, broker or both. In addition, we believe we gain a competitive advantage by applying the software features we have developed for a specific product or market to newly-introduced products and markets over others who may have less automated facilities in one or both of our market making and electronic brokerage businesses or who operate only in a subset of the exchanges and market centers on which we operate.

Our History

        Our founder, chairman and chief executive officer, Thomas Peterffy, began the business in 1977 as an individual market maker on the American Stock Exchange (AMEX). This enterprise was succeeded by our market making business, Timber Hill, which was formed in 1982, and our brokerage business, Interactive Brokers, which was formed in 1993. Throughout our history, we have continued to create and refine innovative technology to provide liquidity on better terms for our customers and to remain a leader in electronic market making for electronically-traded products, as illustrated by the following highlights:

  •
  In 1983, Timber Hill created the first handheld computers used for trading. The ability to track positions and continually re-price options on one stock quickly gave Timber Hill market makers an advantage over their counterparts on the AMEX, who continued to use fair value pricing sheets that were updated only once or twice a day.

  •
  In 1984, Timber Hill created an integrated, computerized pricing and risk management system that allowed the firm to centrally price and manage risk on a portfolio of equity derivatives traded in multiple locations around the United States. Timber Hill implemented this system using touch-screen computers at the exchange floors.

  •
  In 1990, Timber Hill joined the first fully electronic options exchange, the Deutsche Terminbörse (DTB). By directly connecting its market making system to the DTB's matching engine, price and trade reporting facilities, Timber Hill demonstrated the viability of a fully automated market making system.

  •
  In 1993, Timber Hill market makers began using commercially available handheld computers on U.S. exchange floors, communicating by radio with the firm's central pricing systems.

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  In 1995, Interactive Brokers created a customer workstation, through which professional customers gained access to exchanges around the world, and executed its first public customer trade.

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  In 1999, Interactive Brokers provided a "smart routing" linkage for multiple listed equity options and began to clear online trades for customers trading stocks and equity derivatives through our system.

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  In 2000, Timber Hill became a primary market maker on the International Securities Exchange (ISE), the first fully electronic U.S. options exchange. By connecting our system to the ISE, just as we have done with many European and Asian exchanges, we maintained continuous quotes for products listed on the ISE, making electronic option trading a viable alternative to open outcry option trading in the United States.

  •
  In 2002, Interactive Brokers, the Bourse de Montreal and the Boston Stock Exchange together formed the Boston Options Exchange (BOX). Interactive Brokers also launched the IB Universal AccountSM, which allowed trading of stocks, options and futures across multiple currencies from a single account.

  •
  In 2004, Interactive Brokers created account structures for the financial advisors and introducing broker-dealers, thereby allowing professionals to service their customers on the IB platform.

  •
  In 2005, Interactive Brokers began offering forex trading by building two internal exchanges that aggregated electronic bids and offers from major money center banks on one platform, enabling our customers and our market making system to execute efficient forex trades, and introduced the IB Daily Options Commentary and options scanner statistics, furnishing professional traders with important derivatives market indicators.

  •
  In 2006, Interactive Brokers implemented a fully automated platform for trading of U.S. equity and index options in penny increments. We also made an equity investment in, and began contributing our technology to, OneChicago, LLC, the all-electronic security futures exchange offering single stock futures, and we began to prepare our software for portfolio margining.

  •
  In 2007, IBG successfully completed its $1.2 billion initial public offering, and its shares of common stock began trading on the NASDAQ Global Select Market.

Trading Volume Growth

        The following table sets forth IBG LLC's growth in customer trades and market making trades since 2003:

TRADE VOLUMES:
(in 000's, except %)

Period	Market Making Trades	% Change	Brokerage Cleared Trades	% Change	Brokerage Non Cleared Trades	% Change	Total Trades	% Change	Avg. Trades per U.S. Trading Day	% Change
2003	32,772		22,748		2,367		57,887		230
2004	41,506	27%	28,876	27%	2,932	24%	73,314	27%	290	26%
2005	54,044	30%	34,800	21%	7,380	152%	96,224	31%	382	32%
2006	66,043	22%	51,238	47%	12,828	74%	130,109	35%	518	36%
2007	99,086	50%	72,931	42%	16,638	30%	188,655	45%	752	45%

Our Industry and Market Opportunity

        On most business days, trillions of dollars in securities, commodities, currencies and derivative instruments are traded around the world. These products range from standardized financial instruments, such as common equity securities and futures contracts typically traded on exchanges, to more complex, less standardized instruments, such as over-the-counter derivatives, that are typically traded between institutional dealers. Buyers and sellers of exchange-traded financial instruments benefit from:

  •
  the price transparency, anonymity and enhanced liquidity, in the form of continuous bids and offers, provided by liquidity facilitators, such as market makers and specialists, who participate in those markets; and

  •
  the financial stability of the securities and commodities clearing houses associated with these exchanges.

        The financial markets in which we function as an automated market maker and broker are large and are experiencing substantial growth. We are focused on developing technology and applying it as a financial intermediary to increase liquidity and transparency in the financial markets in which we operate. The graphs below illustrate the growth of global financial markets over the past six years by product class.

Source: Futures Industry Association	Source: Futures Industry Association

(1)
Data for global equity option volume excludes volume of the Kospi 200 Index Option Contract, which is an index of 200 stocks on the Korea Stock Exchange.

Source: Bloomberg L.P.	Source: Triennial Central Bank Survey. Bank for International Settlements, December 2007.

Source: World Federation of Exchanges

(1)
Data for global equity volume was based on annual volume of shares traded on the ten largest exchanges worldwide ranked by total value of shares traded. The ten exchanges are: BME Spanish Exchanges, Börsa Italiana SPA, The Deutsche Börse AG, The Euronext Exchanges, Hong Kong Exchanges, London Stock Exchange, the NASDAQ Stock Exchange, NYSE Group, Shanghai Stock Exchange and Tokyo Stock Exchange.

Markets in Which We Participate

        We participate primarily in the following financial markets:

  •
  Derivatives:  Financial instruments that derive their value based on the value of an underlying asset, such as a stock, a commodity, an interest rate, an index or a currency. Common types of derivatives include options and futures.

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Equity options:  Contracts giving the holder the right to buy or sell an underlying stock or equity index, at a specified price, by a specific date.

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Futures and options on futures:  Contracts to buy or sell a particular commodity or financial instrument at a specified price, on a specified date in the future and options thereon.

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Exchange Traded Funds (ETFs) and options on ETFs:  Shares that may be redeemed for a defined basket of securities and that trade on exchanges throughout the day at prices determined by the market and options thereon.

•
Foreign exchange:  Exchange of various currencies, which facilitate currency conversion and fluid markets.

•
Equities:  Securities representing equity ownership interests in publicly traded companies.

Derivatives

        Derivatives are increasingly being used by financial institutions, hedge funds and large corporations to manage risk or take advantage of the anticipated direction of a market, by allowing holders to manage exposure to gains or declines in the price of underlying assets without having to buy or sell such underlying assets.

        Furthermore, the number of different derivative instruments is growing, as exchanges and other financial institutions develop new and innovative derivative instruments to meet industry demands for sophisticated risk management and complex financial arbitrage. Novel derivative instruments often have distinct terms and little or no trading history with which to estimate a price. Markets for new derivative instruments therefore require market intelligence, the services of highly-skilled and well-informed market makers and reliable market data and pricing tools.

        Within the derivatives markets, our focus is on exchange-listed equity options and futures, each of which is described in greater detail below.

  Equity Options

        Equity options are traded on approximately 35 exchanges around the world. In the United States, equity options are currently traded on the American Stock Exchange, the Chicago Board Options Exchange, the International Securities Exchange, NYSE Arca, the Boston Options Exchange, the NASDAQ Options Market and the Philadelphia Stock Exchange. U.S. annual equity option volume increased from 780 million contracts traded in 2002 to 2.9 billion contracts traded in 2007 according to the FIA, representing a CAGR of 29.7%. Similarly, global annual equity options trading volume has increased from 1.6 billion contracts in 2002 to 4.7 billion contracts in 2007 according to the FIA, representing a CAGR of 24.0%.

        We believe growth in the options market has increased dramatically over the last three decades largely due to the:

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  emergence of electronic trading and resulting access to real-time market data and cost effective executions;

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  substantial diminution in the cost of trading as a result of lower commissions and best execution and routing;

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  widespread use of multiple listings for each option contract;

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  proliferation of the type of options contracts including index options on equity indices;

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  growing use of sophisticated hedging techniques and the increased acceptance of derivatives as an asset class to enable hedging; and

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  greater understanding on the part of institutions and individual investors of the uses and benefits of options.

  Futures and Options on Futures

        Futures and options on futures are traded on approximately 55 exchanges around the world. In the United States, the four largest futures exchanges are the Chicago Mercantile Exchange, the Chicago Board of Trade, the New York Mercantile Exchange and the New York Board of Trade. Over the past five years, the U.S. and global futures and options on futures markets have grown substantially. Total U.S. volume for futures and options on futures increased from 1.1 billion contracts in 2002 to 3.2 billion contracts traded annually in 2007, according to the FIA, representing a CAGR of 24.8%. Total global volume for futures and options on futures increased from 2.5 billion contracts in 2002 to 7.8 billion contracts traded annually in 2007, according to the FIA, representing a CAGR of 25.7%.

        We believe the growth in the futures and options on futures market is primarily due to:

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  greater access to the futures and options on futures markets through technological innovation and the relaxation of regulatory barriers, resulting in a more liquid market;

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  substantial diminution in the cost of trading as a result of lower commissions and best execution and routing;

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  increasing awareness of the importance of risk management;

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  access to real-time market data and cost effective trading; and

  •
  growing awareness of the opportunities to obtain or hedge market exposure through the use of futures and options on futures contracts at a lower cost than the cost of obtaining or hedging comparable market exposure by purchasing or selling the underlying financial instrument or commodity.

Exchange-Traded Funds

        Like mutual funds, ETFs are comprised of various stocks and bonds. Unlike mutual funds, however, ETFs attempt to imitate a stock market index, rather than actively add or remove stocks. ETFs can be traded during the day, they can be sold short and purchased on margin. As a result, ETFs offer investors the diversification advantages of a mutual fund, while also possessing certain advantages of traditional stocks. Examples of ETFs include Standard & Poor's SPDRs, Barclays iShares and Dow Jones Diamonds.

        The creation and trading of ETFs have grown dramatically in recent years. According to statistics tracked by Bloomberg L.P., average daily trading volume of ETFs listed on U.S. exchanges increased from 162 million shares in 2002 to 708 million shares in 2007 representing a CAGR of 34.4%. Over the same period, the number of ETFs listed on U.S. exchanges increased 433.1% from 124 to 661. Similarly, average daily trading volume of ETFs listed globally increased from 187.3 million shares in 2002 to 1.0 billion shares in 2007, representing a CAGR of 40.7%. Over the same period, the number of ETFs listed globally increased 536.4% from 247 to 1,572.

        We believe the recent growth in ETFs is largely attributable to:

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  low bid/offer spreads compared to bid/offer spreads on the equivalent basket of securities;

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  the ability to trade ETFs during the trading day, unlike traditional mutual funds, which only trade at the end of the trading day;

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  the ability to acquire an interest in a diversified portfolio of equities through the acquisition of one exchange-traded security; and

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  relatively low expense ratios as compared to average mutual fund fees.

Foreign Exchange (Forex)

        The forex market enables individuals, businesses, banks and governments to buy and sell the currencies of different countries. There is no single, unified forex market, largely due to the over-the-counter nature of currency markets; however, there are a number of interconnected marketplaces. Economic globalization has increased the emphasis on greater geographic diversification of investments resulting in increased cross-border commercial activities. This has led to increasing levels of cross-border trading and capital movements, which, in turn, has led to growth in the number of foreign exchange transactions.

        The forex market is one of the largest markets in the world, in terms of cash value traded, and has a wide variety of participants including, banks, central banks, currency speculators, corporations, governments and other financial institutions. As measured by the Bank for International Settlements 2007 Triennial Central Bank Survey (covering foreign exchange and derivatives market activity in 2007), total average daily foreign exchange turnover (the average daily amount of outright forwards, currency swaps and options) increased from $853 billion in April 2001 to approximately $2.3 trillion in April 2007, a CAGR of 18.1%.

Equities

        Equity securities are traded on approximately 130 exchanges around the world, of which the ten largest exchanges, as measured by the value of shares traded, accounted for 82.4% of the total value of equities traded globally in 2007. The exchange-traded equity markets have grown during the past several years, as evidenced by the increase in trading volume and overall value of shares traded on major exchanges. For example, The World Federation of Exchanges (WFE) reports that the total annual volume of shares traded on the ten largest exchanges grew from 3.7 trillion shares in 2002 to 10.6 trillion shares in 2007, representing a CAGR of 23.7%. The WFE also reports that the total value of shares traded on these ten exchanges grew from $28.0 trillion in 2002, when the WFE standardized its methodology for calculating trading value, to $82.8 trillion in 2007, representing a CAGR of 24.2%.

        We believe the growth in the equities securities markets has been largely attributable to:

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  advances in trading and communications technology;

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  decimalization and emergence of electronic communications networks (ECNs) and other trading networks as competition to traditional equities exchanges and the resulting decrease in execution costs;

  •
  proliferation of overseas markets and exchanges; and

  •
  general global economic expansion and growth.

        We believe that we are well-positioned to benefit from these anticipated industry growth trends. In the past decade, the electronic market making and brokerage businesses have become synonymous with applying technology to secure the best price in electronic exchange transactions. Given the increasing globalization and automation of the financial markets, we believe that our investment in technology for nearly three decades and our overall technological capabilities provide us with a significant advantage over our competition. Our proprietary technology gives us the ability to innovate quickly and to automate key aspects of our business and makes us a low cost provider of electronic market making and brokerage services. As demonstrated by our primary role in the creation of fully automated electronic markets on the DTB in 1990 and on the ISE in 2000, we have been in the forefront of expansion into new financial products and exchanges and markets centers, and we believe we are able to adapt to, and in some cases initiate the adoption of, trading standards in rapidly changing technological environment. For instance, we initiated the trading of U.S. equity and index options in penny increments in 2006 through our fully automated platform. Our combined electronic market making and brokerage systems offer access to exchanges and market centers that are typically not cost feasible for brokerage-only business. We leverage the combined volume from our electronic market making and brokerage operations and proprietary technology to route orders effectively and to process trades, resulting in consistently best executions and one of the lowest unit costs in the industry.

Market Making

        Traditionally, market makers provide a critical function in securities markets by providing liquidity, in the form of continuous bids and offers, in various types of financial instruments and facilitating rapid purchases and sales of such instruments with minimal price disturbance. Market makers use their own capital and derive revenues from the small difference between the price paid when securities are bought and price received when securities are sold, frequently within a few minutes. Market makers invest in computer software systems to compete with each other to buy and sell the securities in which they make markets. It is the market makers' responsibility to make bids and offers and maintain a fair and orderly market.

        Market makers compete for customer order flow by displaying bid and offer quotations for a guaranteed number of shares, and adjust their bid and offer prices in response to the forces of supply and demand for each security. Market makers typically act as principal and derive most of their revenues from the difference, or spread, between the price paid when a security is bought and the price received when that security is sold or the price paid when bought back if a security is sold short. Buyers and sellers of equity securities, options, futures and foreign currencies benefit from the price transparency, anonymity and enhanced liquidity provided by liquidity facilitators, such as market makers.

        With the arrival of electronic exchanges and direct market access brokers, the market making business has changed markedly. Direct market access brokers, such as IB, charge very low commissions and offer the ability to their customers to interact with pending bids and offers on electronic exchanges. As a result, traditional market makers have lost much of their historical time and place advantage over their professional trader customer base. Many professional traders now successfully compete with market makers by efficiently interacting with bids and offers or providing their own. This competition narrows bid/offer spreads, which in turn reduces transaction costs and increases transaction volume.

        In this new electronic paradigm, market makers must transact many more trades at much lower markups and process them at very low cost in order to remain viable. This requires sophisticated electronic market making systems that are able to update quotes, consummate trades, keep positions and control risk on a large number of securities simultaneously. Making markets and carrying positions in a greater number of securities increase the need for capital and have forced many smaller market making firms to sell their business to better capitalized firms. With large-scale consolidation, market making for exchange-listed securities has become concentrated in a handful of large market making firms with proprietary market making systems, augmented by smaller firms who use systems provided by various vendors. These systems interact with the exchanges' systems, which are each driven by unique software developed independently by or for each exchange, and work according to different rules unique to each particular exchange. The larger firms typically maintain simultaneous quotes for tens or even hundreds of thousands of different securities, consummate transactions and update quotes in fractions of a second.

        The increasing availability of sophisticated best execution order routing systems increases price (bid and offer) competition among market makers as these systems seek to execute each order at the best aggregate price. Technology and economies of scale are ever more important considerations in the market making business. With an increasing number of smaller trades distributed among a greater number of different instruments, risk control has become a more statistical, computationally intensive task, suitable for large computer systems.

        The introduction of new financial products over time (such as the recent rapid growth in the utilization of ETFs) and the proliferation of new exchanges and market centers in the United States and throughout the world, many of which are electronic, have contributed, and are likely to continue to contribute, to the growth of the market making industry in general and, in particular, the need for automated services that provide continuous bids and offers across many products in a rapidly changing price environment.

Electronic Brokerage

        Brokerage firms offer execution and clearing in equity securities, options, fixed income, mutual funds and other securities to individuals, institutions and active or professional traders. Traditional online brokerage firms cater to self-directed retail investors by providing access to websites through which orders can be placed. Prime brokers act as settlement agent, provide custody for assets, provide financing for leverage, and prepare daily account statements for their clients, who generally are money managers, hedge funds, market makers, arbitrageurs, specialists and other professional investors. Direct-access trading systems allow an investor to see bid and offer quotes disseminated by market centers and to direct orders to a specific destination to interact with a specific bid or offer using software and high-speed computer linkages to such places as NASDAQ, various ECNs and options and futures exchanges.

        The retail electronic brokerage industry has experienced moderate growth in the past several years, as evidenced by both the increase in the number of customer accounts and the trades executed by those customers. In the United States, the number of retail online brokerage accounts has increased from 14.6 million in 2002 to 17.6 million in 2007, according to the publicly available filings of major U.S. online brokers, representing a CAGR of 3.7%.

        In addition to the growth in the underlying markets, additional factors that are expected to continue to contribute to the overall growth of the industry include:

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  the appeal of online trading to hedge funds, financial advisors and individual customers based on lower commissions, convenience and hands-on control coupled with improved overall quality of trade execution;

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  increased customer acceptance of and confidence in electronic trading as a reliable, secure and cost-effective medium for financial transactions;

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  the availability of financial information online, including research, real-time quotes, charts, news and company information; and

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  the growth in the availability of high-speed Internet access by customers.

        The speed, efficiency and visibility provided by the Internet are expected to continue to drive an overall expansion of the electronic brokerage industry. In addition, the proliferation of such tools as analytical software packages and third-party securities research is expected to support the continued growth of the electronic brokerage industry as investors become increasingly comfortable with making their own investment decisions and executing upon those ideas via the Internet.

        Certain of the primary factors associated with the projected growth of the market making industry, the ever-growing number of institutions and individuals who trade electronically, the continued increase in the number and types of electronically-traded products and the market centers in which those products are traded, are expected to continue to drive growth in the electronic brokerage industry. The rise in the number of securities globally, along with an increasing level of interconnectivity between exchanges, should support the growth of the electronic brokerage industry as investors seek to use the Internet to participate in these new investment opportunities.

Our Competitive Strengths

        Proprietary technology.    We view ourselves primarily as a technology company. Since our inception in 1977, we have focused on developing proprietary software to automate broker-dealer functions. Our proprietary technology makes us a low cost provider of market making and brokerage services. We believe that our early and continuous investment in technology, as well as our overall technological capabilities, provide us with a significant advantage over our competition by enabling us to make markets profitably in financial instruments (e.g., equity options, futures, index options and equities) worldwide with low spreads between bid and offer prices, while at the same time providing our customers with the ability to effect trades at execution and commission costs that are among the lowest in the industry. Through our automated trading system and telecommunications network, we can continuously calculate and disseminate, in real-time, a bid and offer around the "most probable price" for each tradable product in which our Timber Hill subsidiaries make markets. The same underlying systems and network enable our electronic brokerage platform to provide our customers with customized capabilities to monitor multiple markets around the world instantly and simultaneously and to execute trades electronically in these markets. Our proprietary technology also gives us the ability to innovate quickly and to automate key aspects of our business, including order routing for best execution, real-time risk and credit management, clearing, customer service, regulatory compliance and back-office functions. Other entrants in the automated market making business generally have arisen only within the past ten years, whereas we have been developing our market making technology for nearly three decades. Accordingly, we believe that our head start in developing this technology gives us a distinct advantage in time, experience and the amount of software and functionality we have been able to develop over that time. In the last decade, the electronic market making and brokerage businesses have become synonymous with applying technology to secure the best prices in electronic exchange transactions. We have been building our platform in anticipation of this paradigm shift.

        Experienced management team.    Our key employees have significant experience and expertise in the application of technology to the financial services industry and, as significant equity owners of IBG LLC, are heavily committed to our success. IBG LLC's five largest member-owners are computer programmers, three of whom oversee software development on a full-time basis. Nearly half of IBG LLC's members are software developers. Our senior management team has an average of 18 years tenure with us.

        Low cost structure.    Our focus on automation and expense management practices enables us to operate with a low cost structure. Our technology allows us to be one of the lowest cost providers of liquidity to the global, exchange-listed equity and derivatives markets and global execution and clearing services for professional traders and institutions. As a low cost provider with leading technology, we have achieved significant organic growth in our market making and electronic brokerage businesses. Our low cost structure enables us to achieve significant operating leverage on our scalable technology platform.

        Complementary lines of business.    We capitalize on the synergies between our market making and brokerage lines of business. Our global market making presence and high volume enable our brokerage business to service customers competitively and provide sophisticated investors and institutional traders with direct access to numerous electronically-traded products. We leverage the combined volume from our market making and brokerage operations and our proprietary technology in each of these operations to route orders effectively and to process trades on exchanges around the world, resulting in consistently best executions and one of the lowest unit costs in the industry. Our combined market making and brokerage systems offer access to exchanges and market centers that are typically not cost feasible for brokerage-only businesses.

        Diversified revenue base.    We earn trading gains from our market making business as well as commissions and fee income from our electronic brokerage business. We generate revenues from millions of relatively small and diversified individual trades. These trades are broadly distributed geographically and among different products. In 2007, we executed approximately 189 million trades. These trades are broadly distributed among approximately 420,000 tradable, exchange-listed products on more than 70 exchanges and market centers in 25 countries. In the past three years, 25% to 41% of trading revenues were generated from international markets. The steady expansion of brokerage earnings has also contributed to the diversification of our revenues. In 2007, brokerage operations contributed approximately 29% to our net revenues.

        Established business franchise.    We have been in operation for three decades. In 2005, Institutional Investor ranked us the 16th largest U.S. securities firm, as measured by consolidated capital. We are members of more than 60 major exchanges and market centers around the world. Many of these memberships are franchises that are difficult to obtain. As of December 31, 2007, we held market maker licenses on 30 exchanges in 15 countries, and have preferential rights and obligations as designated specialists or market makers in approximately 1,200 classes of options in the United States. We operate on the world's largest and most important electronic securities and commodities exchanges, and we accounted for 14.1% of the exchange-listed equity options volume traded worldwide in 2007, according to data compiled by the FIA and data received from exchanges worldwide. We believe that our proprietary technology, extensive market penetration, advanced trading and communications systems and substantial capital and human resources together constitute a significant business franchise.

        Real-time risk management.    We operate as a market maker, not an investor. Therefore, our ability to generate profits is generally a function of transaction volume on electronic exchanges rather than volatility or the direction of price movements. We seek to calculate quotes at which supply and demand for a particular security are likely to be in balance a few seconds ahead of the market and execute small trades at tiny but favorable differentials. Our proprietary pricing model continuously evaluates and monitors the risks inherent in our portfolio, assimilates market data and reevaluates the outstanding quotes in our portfolio each second. Our model automatically rebalances our positions throughout the trading day to manage risk exposures on our positions in options, futures and the underlying securities, and will price the increased risk that a position may add to the overall portfolio into the bid and offer prices we post. Continuously, and in real-time, we believe our system maintains an overall position that minimizes the risks from up or down market movements, and at a reasonable cost. The effectiveness of our risk management is monitored closely by our management team. Our assets and liabilities are marked-to-market daily for financial reporting purposes and re-valued continuously throughout the trading day for risk management and asset/liability management purposes. In our brokerage business, we calculate margin requirements for each of our customers on a real-time basis across all product classes and across all currencies. Recognizing that IB's customers are experienced investors, we expect our customers to manage their positions proactively and we provide tools to facilitate our customers' position management. However, if a customer's equity falls below what is required to support that customer's margin requirement, IB will automatically liquidate positions on a real-time basis to bring the customer's account into margin compliance. This is done to protect IB, as well as the customer, from excessive losses and further contributes to our low-cost structure, by avoiding the costs associated with bad debt. Our entire credit management process is automated, and IB does not maintain a margin department, which many traditional brokerage firms employ. Over the past three years, we have experienced losses from bad customer accounts of approximately $3.2 million, or less than 0.1% of total customer borrowings during that time period. In summary, our anticipated portfolio risk management system for market making and our real-time credit management system for customer accounts enable us to maximize profits while minimizing losses typically associated with manual risk management.

        Strong financial position.    We maintain a conservative capital structure with a large equity capital base, highly liquid assets and low financial leverage. As of December 31, 2007, IBG LLC, the holding company for our operating businesses, had equity capital of approximately $3.5 billion, and our capital base grew at a CAGR of approximately 23% from December 2002 to December 2007. As of December 31, 2007, we held $34.5 billion in total assets, approximately 99% of which were highly liquid and readily convertible to cash, and our long-term debt-to-equity ratio was 13%. In May 2006, we enhanced our financing flexibility by arranging a $300.0 million secured, three-year senior secured revolving credit facility that can also be used as regulatory capital in our broker-dealer subsidiaries. Over the years, we have demonstrated consistent profitability in a variety of market conditions. Our consolidated income before income taxes and minority interest from 2003 to 2007 has ranged from $364.8 million to $931.6 million. Except for two years in the early 1990s when we incurred minor losses, we have been profitable every year since our inception in 1982, when Timber Hill was formed.

Our Strategies

        We plan to continue to grow our business and strengthen our market leadership position by executing the following strategies:

        Capitalize on industry growth trends.    We are well positioned in the financial markets as an automated global electronic market maker and broker. Electronic trading volume in equities, listed options, futures and forex has been growing rapidly. We expect this trend to continue due to the lower cost, the ability to execute quickly without errors, the anonymity associated with electronic trading and the increased knowledge of investors of the advantages of various forms of exchange-listed derivative products. We intend to continue to use automation to drive trading volume and increase our market share and revenues in these growing industries. We also intend to make selective, strategic investments where such investments will enable us to offer better execution alternatives to our current and prospective customers or create new opportunities for ourselves as market makers or where we can influence exchanges to provide competing products at better prices using sophisticated technology.

        Drive increased trading volume through our low cost structure.    We intend to increase our trading volume by building on our leading position as a low cost provider of market making and brokerage services. Our scale, technology and operational efficiencies provide an advantage in delivering services at a low cost. Due to our high degree of automation, our net profit margins are generally higher than those of our competitors. We intend to maintain or increase our market share by decreasing bid/offer spreads in the market for our customers and to capture more order flow as we compete for market making and customer trades. Similarly, we seek to market ourselves to our current customers and potential new classes of customers such as broker-dealers, hedge funds and conventional money managers based on our position as a low cost provider of the best execution brokerage services to further drive order flow. We will continue to seek to refine our systems and processes to enhance our ability to deliver our services at a low cost.

        Expand into new markets.    We intend to enter electronic markets where we are not currently operating as a market maker or broker, including markets in new geographic locations. We will also continue to expand our market making and brokerage services for new security types as they become available. Our technology will be a key enabler in achieving this goal. We generally do not engage in any business that we cannot automate prior to entering into the business. We seek to enter new markets or product classes in which the execution of transactions can be automated using our technology. Many of these markets are in nascent stages from an automation and information perspective but have the ability to utilize sophisticated technology. This gives us the opportunity to play a key role in providing liquidity to new markets and products early in their life cycle and, in doing so, to handle a large market share. Our entry into new markets starts as a software development project. Once we have built the appropriate technology interface for that business and have satisfactorily integrated it with our automated platform, we then provide access to these new markets for our customers. We can then drive trading volumes and attract new customers from the geographic areas where these new markets are located, in order that they can integrate their local investments with a global portfolio. We believe that our technology development skills enable us to enter new markets and add new products more rapidly and efficiently than can our competitors.

        Market our customer offerings to new classes of customers.    We market ourselves to our customers based on our position as a low cost provider as well as our superior execution, trading and account management tools. We focus on obtaining new classes of customers, such as broker-dealers, hedge funds and conventional money managers, whom we believe will find our "plug and play" systems much more efficient than maintaining their own systems. We intend to add new products, new analytical tools, new order types and new trading features that are in demand by our customers and potential customers. For example, new SEC regulations that allow brokers to calculate customer margin requirements based on a portfolio risk-based model provided us with an opportunity to attract large trading accounts from hedge funds and other professional traders who previously used the services of prime brokers. These new portfolio margining rules will decrease the importance of providing leverage to hedge funds beyond those permitted by current U.S. rules (which we do not do) and allow us to compete on the basis of price, where we are a low price provider of services. We will also continue our efforts to popularize OneChicago, an all-electronic securities futures exchange in which we have invested, and SSF products as a vehicle to reduce financing costs for hedge funds, thus providing another growth opportunity.

Segment Operating Results

		Year Ended December 31,
		2005	2006	2007
		(in millions)
Market Making	Net revenues	$738.5	$954.7	$1,031.2
	Non-interest expenses	233.3	291.9	311.4

	Income before income taxes	$505.2	$662.8	$719.8

	Pre-tax profit margin	68%	69%	70%
Electronic Brokerage	Net revenues	$185.3	$298.4	$425.2
	Non-interest expenses	126.0	199.8	227.3

	Income before income taxes	$59.3	$98.6	$197.9

	Pre-tax profit margin	32%	33%	47%
Total	Net revenues	$929.1	$1,252.4	$1,468.2
	Non-interest expenses	359.8	490.8	536.6

	Income before income taxes and minority interest	$569.3	$761.6	$931.6

        Financial information concerning our business segments for each of 2005, 2006 and 2007 is set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

Market Making—Timber Hill

        Market making represents 70% of 2007 net revenues. We conduct our market making business through our TH subsidiaries. As one of the largest market makers on many of the world's leading electronic exchanges, we provide liquidity by offering competitively tight bid/offer spreads over a broad base of approximately 420,000 tradable, exchange-listed products, including equity derivative products, equity index derivative products, equity securities and futures. As principal, we commit our own capital and derive revenues or incur losses from the difference between the price paid when securities are bought and the price received when those securities are sold. Because we provide continuous bid and offer quotations and we are continuously both buying and selling quoted securities, we may have either a long or a short position in a particular product at a given point in time. Historically, our profits have been principally a function of transaction volume on electronic exchanges rather than volatility or the direction of price movements. Our strategy is to calculate quotes at which supply and demand for a particular security are likely to be in balance a few seconds ahead of the market and execute small trades at tiny but favorable differentials. Our quotes are based on our proprietary model rather than customer order flow, and we believe that this approach provides us with a competitive advantage.

        As a matter of practice, we will generally not take portfolio positions in either the broad market or the financial instruments of specific issuers in anticipation that prices will either rise or fall. Our entire portfolio is evaluated each second and continuously rebalanced throughout the trading day, thus minimizing the risk of our portfolio at all times. This real-time rebalancing of our portfolio, together with our real-time proprietary risk management system, enables us to curtail risk and to be profitable in both up-market and down-market scenarios.

        We are a market leader in exchange-traded equity options and equity-index options and futures. Together with our electronic brokerage customers, in 2007 we accounted for approximately 14.1% of the exchange-listed equity options volume traded worldwide, according to data compiled by the FIA and based on data received from exchanges worldwide. Our ability to make markets in such a large number of exchanges and market centers simultaneously around the world is one of our core strengths and has contributed to the large volumes in our market making business. We engage in market making operations in North America, Europe and in the Asia/Pacific regions as described below.

        North American Market Making Activities.    Our U.S. market making activities are conducted through TH LLC, an SEC-registered securities broker-dealer that conducts market making in equity derivative products, equity index derivative products and equity securities. Since its inception in 1982, TH LLC has grown to become one of the largest of the listed options market makers in the United States. As of December 31, 2007, TH LLC held specialist, primary market maker or lead market maker designations in options on approximately 1,200 underlying securities listed in the United States. TH LLC is a member at the American Stock Exchange, Boston Options Exchange, Chicago Board Options Exchange, Chicago Mercantile Exchange, Chicago Board of Trade, International Securities Exchange, OneChicago and Philadelphia Stock Exchange. We also conduct market making activities in Canada through our Canadian subsidiary, Timber Hill Canada Company and in Mexico through TH LLC.

        International Market Making Activities.    Our international market making subsidiaries, primarily Timber Hill Europe AG, conduct operations in 22 countries, comprising the major securities markets in these regions.

        We began our market making operations in Europe in 1990. In Germany and Switzerland, we have been among the largest equity options market makers in terms of volume on Eurex, the world's largest futures and options exchange, which is jointly operated by Deutsche Börse AG and SWX Swiss Exchange. We have also been active in trading German stocks and warrants as a member of the XETRA, the German electronic stock trading system, and the Frankfurt and Stuttgart stock exchanges; and in Swiss stocks and warrants as a member of the SWX Swiss Exchange and Virt-x, a cross-border trading platform for pan-European companies. Our other European operations are conducted on the London Stock Exchange; the Irish Stock Exchange; the Copenhagen Stock Exchange; the Helsinki Stock Exchange; the Euronext exchanges in Amsterdam, Paris, Brussels, Lisbon and London; EDX, formerly OM, the Swedish and Norwegian options market; the Swedish Stock Exchange; the MEFF and Bolsa de Valencia in Spain; the IDEM and Borsa Italiana in Milan; and the ÖTOB in Vienna.

        Since 1995, we have conducted market making operations in Hong Kong. Our Hong Kong subsidiary, Timber Hill Securities Hong Kong Ltd (THSHK), is a member of the cash and derivatives markets of the Hong Kong Exchanges. Since 1997, we have conducted operations in Australia. Our Australian subsidiary, Timber Hill Australia Pty Ltd, is a member of the Australian Stock Exchange, and routes orders for its trading on the Sydney Futures Exchange through its affiliate, Interactive Brokers LLC. We commenced trading in Japan during the first half of 2002, in Korea and Singapore during 2004 and in Taiwan in 2007.

        All of the trading activities described above take place on exchanges, and all securities and commodities that we trade are cleared by exchange owned or authorized clearing houses.

Electronic Brokerage—Interactive Brokers

        Electronic brokerage represents 29% of 2007 net revenue. We conduct our electronic brokerage business through our IB subsidiaries. As an electronic broker, we execute, clear and settle trades globally for both institutional and individual customers. Capitalizing on the technology originally developed for our market making business, IB's systems provide our customers with the capability to monitor multiple markets around the world simultaneously and to execute trades electronically in these markets at a low cost in multiple products and currencies from a single trading account.

        Since launching this business in 1993, we have grown to approximately 95,000 institutional and individual brokerage customers. We provide our customers with what we believe to be one of the most effective and efficient electronic brokerage platforms in the industry. The following are key highlights of our electronic brokerage business:

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  Low Costs.  We provide our customers with among the lowest transaction costs in two ways. First, our customers benefit from our advanced routing of orders designed to achieve the best available price. Second, we offer among the lowest execution, commission and financing costs in the industry.

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  Risk Control.  Throughout the trading day, we calculate margin requirements for each of our customers on a real-time basis across all product classes (stocks, options, futures, bonds and forex) and across all currencies. Our customers are alerted to approaching margin violations and if a customer's equity falls below what is required to support that customer's margin, we automatically liquidate positions on a real-time basis to bring the customer's account into margin compliance. This is done to protect IB, as well as the customer, from excessive losses.

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  IB Universal AccountSM.  From a single point of entry in one IB Universal AccountSM, our customers are able to trade products denominated in 12 different currencies, across multiple classes of tradable, exchange-listed products, including stocks, bonds, options, futures and forex, traded on more than 60 exchanges and market centers and in 16 countries around the world seamlessly.

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  IB SmartRoutingSM.  Our customers benefit from our advanced routing. IB SmartRoutingSM retains control of the customer's order, continuously searches for the best available price and, unlike most other routers, dynamically routes and re-routes all or parts of a customer's order to achieve optimal execution and among the lowest execution and commission costs in the industry, as described under "Business—Transaction Processing" below.

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  Flexible and Customizable System.  Our platform is designed to provide an efficient customer experience, beginning with a highly automated account opening process and ending with a fast trade execution, with real-time position monitoring. Our sophisticated interface provides interactive real-time views of account balances, positions, profits or losses, buying power and "what if" scenarios to enable our customers to more easily make informed investment decisions and trade efficiently. Our system is configured to remember the user's preferences and is specifically designed for multi-screen systems. When away from their main workstations, customers are able to access their accounts through our IB WebTraderSM or MobileTrader interfaces.

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  Interactive AnalyticsSM and IB Options AnalyticsSM.  We offer our customers state-of-the-art tools, which include a customizable trading platform, advanced analytic tools and sophisticated order types such as guaranteed combination trades. IB also provides real-time option analytics, an arbitrage meter (a tool that illustrates the extent of the premium (or discount) of the lead month futures price above (or below) its fair future value with respect to the index price) and various combinations of charts and other analytical tools.

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  IB Risk NavigatorSM.  We offer free to all customers, our real-time market risk management platform that unifies exposure across multiple asset classes around the globe. The system is capable of identifying overexposure to risk by starting at the portfolio level and drilling down into successively greater detail within multiple report views. Report data is updated every 10 seconds, or upon changes to portfolio composition. Predefined reports allow the summarization of a portfolio from different risk perspectives, and allow views of Exposure, Value at Risk (VaR), Delta, Gamma, Vega and Theta, and profit and loss and position quantity measures for the different portfolio views. The system also offers the customer the ability to modify positions through "what-if" scenarios that show hypothetical changes to the risk summary.

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  White Labeling.  Our large bank and broker-dealer customers may white label our trading interface, or can select from among our modular functionalities, such as order routing, trade reporting or clearing, on specific products or exchanges where they may not have up-to-date technology, in order to offer to their customers a complete global range of services and products.

        IB provides its customers with high-speed trade execution at low commission rates, in large part because it utilizes the backbone technology developed for Timber Hill's market making operations. As a result of our advanced electronic brokerage platform, IB attracts sophisticated and active investors. No single customer represents more than 1.1% of our commissions and execution fees.

Why IB is Unique

        We believe that IB is unique in the electronic brokerage industry, as it is clearly distinguishable from traditional online brokers, prime brokers and software providers although it provides many of the same services. For that reason, we believe comparisons with companies in these business categories are not true reflections of our performance.

Although we offer all the services of online brokers, we are not in the category of typical online brokers:

        While we offer the services that typical online brokers offer, we also offer capabilities and price points that few online brokers match. We expect our customers to have had trading experience and to understand how financial markets work in detail. Our platform incorporates robust features and is not designed for use by non-professionals.

While we offer many of the services of prime brokers, IB is not in the category of typical prime brokers:

        While we have an increasing number of hedge fund customers, there are three important aspects of prime brokerage services we do not offer at this time:

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  we do not offer introductions to potential investors;

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  we do not execute or carry positions in OTC derivatives; and

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  we do not provide special leverage to our customers—that is, we do not extend margin loans beyond what is prescribed by regulatory bodies.

        We expect the importance of this last service to diminish with the introduction of new portfolio margining rules. Portfolio margining, as supported by the exchanges and clearing organizations, would set margin requirements as a function of the largest statistically possible portfolio loss within a wide range of probabilities. See "Business—Regulation—Portfolio Margining" below. We understand regulatory approval of these new rules to be imminent.

        Unlike typical online brokers, prime brokers do not publish their commission or financing rates or other information on their business and therefore we cannot make a direct numerical comparison as with the online brokers. Prime broker charges are typically negotiated and there are no standard rates.

While we offer most features and facilities offered by software providers, we are not a software provider:

        Although we offer most features and facilities that third-party software providers in our business offer, we do not sell, lease or rent our software. We find that operating and maintaining our software, under our control, requires fewer people and can be done much more efficiently. Furthermore, as our market making operation is the largest user of our platform, we are always aware of any problems or opportunities for improvement. We develop all of our software ourselves, which has shielded us from the problems experienced by market participants who rely on third-party software when attempting to update their software.

        Our platform is interfaced with most of the world's exchanges, clearing organizations and data providers, as a result of additions of products or features or changes in rules or market structure or technology, frequently require changes in our software. Given our position as a primary market maker for many of these exchanges, we must update our software in conformity with exchange modifications and, therefore, we are often the first to incorporate the latest advances in exchange technology. We believe that this is a competitive advantage as our customers are often, for some time, the only ones who can take advantage of the new products and features.

Technology

        Our proprietary technology is the key to our success. We built our business on the belief that a fully computerized market making system that could integrate pricing and risk exposure information quickly and continuously would enable us to make markets profitably in many different financial instruments simultaneously. We believe that integrating our system with electronic exchanges and market centers results in transparency, liquidity and efficiencies of scale. Together with the IB SmartRoutingSM system and our low commissions, this reduces overall transaction costs to our customers and, in turn, increases our transaction volume and profits. Over the past 30 years, we have developed an integrated trading system and communications network and have positioned our company as an efficient conduit for the global flow of risk capital across asset and product classes on electronic exchanges around the world, permitting us to have one of the lowest cost structures in the industry. We believe that developing, maintaining and continuing to enhance our proprietary technology provides us and our customers with the competitive advantage of being able to adapt quickly to the changing environment of our industry and to take advantage of opportunities presented by new exchanges, products or regulatory changes before our competitors.

        The quotes that we provide as market makers are driven by proprietary mathematical models that assimilate market data and reevaluate our outstanding quotes each second. Because our technology infrastructure enables us to process large volumes of pricing and risk exposure information rapidly, we are able to make markets profitably in securities with relatively low spreads between bid and offer prices. As market makers, we must ensure that our interfaces connect effectively and efficiently with each exchange and market center where we make markets and that they are in complete conformity with all the applicable rules of each local venue. Utilizing up-to-date computer and telecommunications systems, we transmit continually updated pricing information directly to exchange computer devices and receive trade and quote information for immediate processing by our systems. As a result, we are able to maintain more effective control over our exposure to price and volatility movements on a real-time basis than many of our competitors. This is important, not only because our system must process, clear and settle several hundred thousand market maker trades per day with a minimal number of errors, but also because the system monitors and manages the risk on the entire portfolio, which generally consists of several million open contracts distributed among more than 100,000 different products. Using our system, which we believe affords an optimal interplay of decentralized trading activity and centralized risk management, we quote markets in approximately 420,000 securities and futures products traded around the world.

        In our electronic brokerage business, our proprietary technology infrastructure enables us to provide our customers with the ability to effect trades at among the lowest execution and commission costs in the industry. Additionally, our customers benefit from real-time systems optimization for our market making business. Customer trades are both automatically captured and reported in real time in our system. Our customers trade on more than 60 exchanges and market centers in 16 countries around the world. All of these exchanges are partially or fully electronic, meaning that a customer can buy or sell a product traded on that exchange via an electronic link from his or her computer terminal through our system to the exchange. We offer our products and services through a global communications network that is designed to provide secure, reliable and timely access to the most current market information. We provide our customers with a variety of means to connect to our brokerage systems, including dedicated point-to-point data lines, virtual private networks and the Internet.

        Specifically, our customers receive worldwide direct-access connectivity through our Trader Workstation (our real-time Java-based trading platform), our proprietary Application Program Interface (API), and/or industry standard Financial Information Exchange (FIX) connectivity. Customers who want a professional quality trading application with a sophisticated user interface utilize our Trader Workstation. Customers interested in developing program trading applications in MS-Excel, Java, Visual Basic or C++ utilize our API. Large institutions with FIX infrastructure prefer to use our FIX solution for seamless integration of their existing order gathering and reporting applications.

        While many brokerages, including online brokerages, rely on manual procedures to execute many day-to-day functions, IB employs proprietary technology to automate, or otherwise facilitate, many of the following functions:

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  account opening process;

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  order routing and best execution;

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  seamless trading across all types of securities and currencies around the world from one account;

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  order types and analytical tools offered to customers;

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  delivery of customer information, such as confirmations, customizable real-time account statements and audit trails;

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  customer service; and

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  risk management through automated real-time credit management of all new orders and margin monitoring.

Research and Development

        One of our core strengths is our expertise in the rapid development and deployment of automated technology for the financial markets. Our core software technology is developed internally, and we do not generally rely on outside vendors for software development or maintenance. To achieve optimal performance from our systems, we are continuously rewriting and upgrading our software. Use of the best available technology not only improves our performance but also helps us attract and retain talented developers. Our software development costs are low because the employees who oversee the development of the software are the same employees who design the application and evaluate its performance. This also enables us to add features and further refine our software rapidly.

        Our internally-developed, fully integrated trading and risk management systems are unique and transact across all product classes on more than 70 markets and 14 currencies around the world. These systems have the flexibility to assimilate new exchanges and new product classes without compromising transaction speed or fault tolerance. Fault tolerance, or the ability to maintain system performance despite exchange malfunctions or hardware failures, is crucial to successful market making and ensuring best executions for brokerage customers. Our systems are designed to detect exchange malfunctions and quickly take corrective actions by re-routing pending orders.

        Our company is technology-focused, and our management team is hands-on and technology-savvy. Most members of the management team write detailed program specifications for new applications. The development queue is prioritized and highly disciplined. Progress on programming initiatives is generally tracked on a weekly basis by a steering committee consisting of senior executives. This enables us to prioritize key initiatives and achieve rapid results. All new business starts as a software development project. We generally do not engage in any business that we cannot automate and incorporate into our platform prior to entering into the business.

        The rapid software development and deployment cycle is achieved by our ability to leverage a highly integrated, object oriented development environment. The software code is modular, with each object providing a specific function and being reusable in multiple applications. New software releases are tracked and tested with proprietary automated testing tools. We are not hindered by disparate and often limiting legacy systems assembled through acquisitions. Virtually all of our software has been developed and maintained with a unified purpose.

        For 30 years, we have built and continuously refined our automated and integrated, real-time systems for world-wide trading, risk management, clearing and cash management, among others. We have also assembled a proprietary connectivity network between us and exchanges around the world. Efficiency and speed in performing prescribed functions are always crucial requirements for our systems. As a result, our trading systems are able to assimilate market data, and recalculate and distribute streaming quotes for tradable products in all product classes each second.

Transaction Processing

        Our transaction processing is automated over the full life cycle of a trade. Our market making software generates and disseminates to exchanges and market centers continuous bid and offer quotes on approximately 420,000 tradable, exchange-listed products. Our fully automated smart router system searches for the best possible combination of prices available at the time a customer order is placed and immediately seeks to execute that order electronically or send it where the order has the highest possibility of execution at the best price.

        At the moment a trade is executed, our systems capture and deliver this information back to the source, either the market making system or via the brokerage system to the customer, in most cases within a fraction of a second. Simultaneously, the trade record is written into our clearing system, where it flows through a chain of control accounts that allow us to reconcile trades, positions and money until the final settlement occurs. Our integrated software tracks other important activities, such as dividends, corporate actions, options exercises, securities lending, margining, risk management and funds receipt and disbursement.

IB SmartRoutingSM

        IB SmartRoutingSM searches for the best destination price in view of the displayed prices, sizes and accumulated statistical information about the behavior of market centers at the time an order is placed and IB SmartRoutingSM immediately seeks to execute that order electronically. Unlike other smart routers, IB SmartRoutingSM never relinquishes control of the order, and constantly searches for the best price. It continuously evaluates fast-changing market conditions and dynamically re-routes all or parts of the order seeking to achieve optimal execution. IB SmartRoutingSM represents each leg of a spread order independently and enters each leg at the best possible venue. IB SmartRouting AutorecoverySM re-routes a customer's U.S. options order in the case of an exchange malfunction, with IB undertaking the risk of double executions. In addition, IB SmartRoutingSM checks each new order to see if it could be executed against any of its pending orders. As the system gains more users, this feature becomes more important for customers in a world of multiple exchanges and penny price orders because it increases the possibility of best executions for our customers ahead of customers of other brokers. As a result of this feature, our customers have a greater chance of executing limit orders and can do so sooner than those who use other routers.

Clearing and Margining

        Our activities in the United States are almost entirely self-cleared. We are a full clearing member of The Options Clearing Corporation (OCC), the Chicago Mercantile Exchange Clearing House (CMECH), The Clearing Corporation and The Depository Trust and Clearing Corporation.

        Due to our large positions in broad-based index products, we benefit from the cross-margin system maintained by these clearing houses. For example, if we hold a position in an OCC-cleared product and have an offsetting position in a CMECH-cleared product, the cross-margin computation takes both positions into account, thereby reducing the overall margin requirement. The reduced margin benefit proves especially useful during times of market stress, such as on days with large price movements when intra-day margin calls may be reduced or eliminated by the cross-margin calculation. We have made similar benefits available to customers under an SEC-approved risk-based portfolio margin program.

        In addition, we are self-cleared in the United Kingdom, Canada, Germany, Belgium, Ireland, France, Hong Kong, the Netherlands, Norway, Sweden and Switzerland.

Risk Management Activities

        The core of our risk management philosophy is the utilization of our fully-integrated computer systems to perform critical risk-management activities on a real-time basis. In our market making business, our real-time integrated risk management system seeks to ensure that overall IBG positions are continuously hedged at all times, curtailing risk. In our electronic brokerage business, integrated risk management seeks to ensure that each customer's positions are continuously credit checked and brought into compliance if equity falls short of margin requirements, curtailing bad debt losses.

Market Making

        We employ certain hedging and risk management techniques to protect us from a severe market dislocation. Our risk management policies are developed and implemented by our chairman and our steering committee, which is comprised of senior executives of our various companies. Our strategy is to calculate quotes a few seconds ahead of the market and execute small trades at a tiny but favorable differential as a result. This is made possible by our proprietary pricing model, which evaluates and monitors the risks inherent in our portfolio, assimilates market data and reevaluates the outstanding quotes in our portfolio each second. Our model automatically rebalances our positions throughout each trading day to manage risk exposures both on our options and futures positions and the underlying securities, and will price the increased risk that a position would add to the overall portfolio into the bid and offer prices we post. Under risk management policies implemented and monitored primarily through our computer systems, reports to management, including risk profiles, profit and loss analysis and trading performance, are prepared on a real-time basis as well as daily and periodical bases. Although our market making is completely automated, the trading process and our risk are monitored by a team of individuals who, in real-time, observe multiple dimensional representations of various risk parameters of our consolidated positions. Our assets and liabilities are marked-to-market daily for financial reporting purposes and re-valued continuously throughout the trading day for risk management and asset/liability management purposes.

        Since 1990 we have rapidly expanded our market presence and the number of financial instruments in which we make markets. This diversification acts as a passive form of portfolio risk management.

        We trade primarily the options on stocks (and individual stocks) where the underlying equity market capitalization is greater than $1 billion. Throughout the trading day we produce online, real-time profit and loss, risk evaluation, activity and other management reports. Our software assembles from external sources a balance sheet and income statements for our accounting department to reconcile the trading system results.

        The adaptability of our portfolio risk management system and trading methods have allowed us to expand not only the number of financial instruments traded but also across markets. For additional information on how our risk management activities may affect our business, financial condition or results of operations, please see "Risk Factors—Risks Related to Our Business."

Electronic Brokerage

        IB calculates margin requirements for each of its customers on a real-time basis across all product classes (stocks, options, futures, bonds and forex) and across all currencies. Recognizing that IB's customers are experienced investors, we expect our customers to manage their positions proactively and we provide tools to facilitate our customers' position management. However, if a customer's equity falls below what is required to support that customer's margin, IB will automatically liquidate positions on a real-time basis to bring the customer's account into margin compliance. This is done to protect IB, as well as the customer, from excessive losses and further contributes to our low-cost structure. The entire credit management process is completely automated, and IB does not employ a margin department.

        As a safeguard, all liquidations are displayed on custom-built liquidation monitoring screens that are part of the tool set our technical staff uses to monitor performance of our systems at all times the markets around the world are open. In the event our systems absorb erroneous market data from exchanges, which prompts liquidations, risk specialists on our technical staff have the capability to halt liquidations that meet specific criteria. The liquidation halt function is highly restricted.

        IB's customer interface includes color-coding on the account screen and pop-up warning messages to notify customers that they are approaching their margin limits. This feature allows customers to take action, such as entering margin-reducing trades, to avoid having IB liquidate their positions. These tools and real-time margining allow IB's customers to understand their trading risk at any moment of the day and help IB maintain low commissions, by not having to price in the cost of credit losses.

Operational Controls

        We have automated the full cycle of controls surrounding the market making and brokerage business. Key automated controls include the following:

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  Our technical operations section continuously monitors our network and the proper functioning of each of our nodes (exchanges, ISPs, leased customer lines and our own data centers) around the world.

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  Our real-time credit manager software provides pre- and post-execution controls by:

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  testing every customer order to ensure that the customer's account holds enough equity to support the execution of the order, rejecting the order if equity is insufficient or directing the order to an execution destination without delay if equity is sufficient; and

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  continuously updating a customer account's equity and margin requirements and, if the account's equity falls below its minimum margin requirements, automatically issuing liquidating orders in a smart sequence designed to minimize the impact on account equity.

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  Our market making system continuously evaluates approximately 420,000 securities and futures products in which we provide bid and offer quotes and changes its bids and offers in such a way as to maintain an overall hedge and a low-risk profile. The speed of communicating with exchanges and market centers is maximized through continuous software and network engineering innovation, thereby allowing the firm to achieve real-time controls over market exposure.

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  Our clearing system captures trades in real-time and performs automated reconciliation of trades and positions, corporate action processing, customer account transfer, options exercise, securities lending and inventory management, allowing the firm to effectively manage operational risk.

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  Our accounting system operates with automated data feeds from clearing and banking systems, allowing the firm to produce financial statements for all parts of our business every day by noon on the day following trade date.

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  Software developed to interface with the accounting and market making systems performs daily profit and loss reconciliations, which provide tight financial controls over market making functions.

Customers

        We established our electronic brokerage subsidiary, IB, in 1993 to enhance the use of our global network of trading interfaces, exchange and clearinghouse memberships and regulatory registrations assembled over the prior 16 years to serve our market making business. We realized that electronic access to market centers worldwide through our network could easily be utilized by the very same floor traders and trading desk professionals who, in the coming years, would be displaced by the conversion of exchanges from open outcry to electronic systems.

        We currently service approximately 95,000 cleared customer accounts. Our customers reside in approximately 140 countries around the world. IB currently executes trades for at least two of the largest commercial banks and at least two of the largest bulge bracket investment banks.

        The target IB customer is one that requires the latest in trading technology, derivatives expertise, and worldwide access and expects low overall transaction costs. IB's customers are mainly comprised of "self-service" individuals, former floor traders, trading desk professionals, electronic retail brokers, financial advisors who are comfortable with technology, banks that require global access and hedge funds.

        Our customers fall into three groups based on services provided: cleared customers, trade execution customers and wholesale customers. With the advent of portfolio margining, we believe we will be able to persuade more of our trade execution hedge fund customers to utilize our cleared business solution, which will benefit the hedge funds in terms of cost savings. Many prime brokers offer increased leverage over Regulation T credit limitations and NYSE margin requirements through offshore entities and joint back office arrangements. Through portfolio margining, IB will now be able to offer similar leverage with lower margin requirements that reflect the reduced risk of a hedged portfolio.

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  Cleared Customers:  We provide trade execution and clearing services to our cleared customers who are generally attracted to our low commissions, low financing rates, high interest paid and best price execution. From small market making groups and individual market makers, our cleared customer base has expanded over the years to include institutional and individual traders and investors, financial advisors and introducing brokers.

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  Trade Execution Customers:  We offer trade execution for customers who choose to clear with another prime broker or a custodian bank; these customers are able to take advantage of our low commissions for trade execution as well as our best price execution.

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  Wholesale Customers:  Our wholesale customers, which include some of the largest banks and retail electronic brokers, are generally self-clearing. These customers count on us for our superior options and option/stock combination trade routing and execution and our ability to assist them in satisfying their regulatory requirements to provide best execution to their customers.

        Our non-cleared customers include the large online brokers and increasing numbers of the proprietary and customer trading units of U.S., Canadian and European commercial banks. These customers are attracted by the IB SmartRoutingSM technology as well as our direct access to stock, options, futures, forex and bond markets worldwide.

        As described in greater detail above under "Business—Technology," our customers receive worldwide direct-access connectivity in one of three ways: the Trader Workstation (our real-time Java-based trading platform), our proprietary API, and/or industry standard FIX connectivity.

Customer Service

        IB's customer service operations are designed around an integrated technical solution that shifts the inquiry/ response process as close to the client as possible. The emphasis on self-help/self-describe methods allows us to provide information and solutions without dependency on a large, personnel-intensive infrastructure. IB currently employs approximately 82 customer service providers.

Website Self-Help

        The foundation of our self-help model is a comprehensive website with substantial detail about all aspects of the trading/investing experience. While many brokerage websites provide primarily marketing and inquiry routing functions, we consider transparent, facile access to information to be the critical differentiating factor to allow sophisticated investors to both select IB as their broker and to thereafter optimize their trading strategies.

        We maintain on our website an extensive library of tutorials and usage guides to help new clients familiarize themselves with the features and functions of the trading interfaces. Our fee models are standardized and fully disclosed, allowing prospective clients to understand easily our pricing, and obviating the need for inquiries to, and negotiations with, sales personnel. We publish details of product availability, contract parameters, interest methods, margin methods, delivery rules and other information.

Customer Education

        We have developed an online "University of IB" which provides the framework for discussion of advanced topics using web-based seminar (webinar) technology. Clients are able to watch, listen, and ask questions online as experts discuss some of the industry's most useful and timely issues. For highly technical topics such as developing programming interfaces to IB's proprietary application program interface, the webinar solution offers us the ability to communicate efficiently with groups of high value clients with special requirements.

Customer Service

        For customers requiring more personalized assistance, we maintain regional call centers in North America, Europe and Asia offering 24-hour support via live chat, web-based ticket interfaces, and telephone. All communication channels are tied into a proprietarily developed central client information management system which, in addition to traditional customer relationship management functionality, also provides automated inquiry routing to specialist teams, notification to appropriate customer service and management personnel, and quality control facilities, as well as data windows into the real-time brokerage system.

        IB's customer service technology permits scalable, efficient rapid response service for professional clients. Customer Service personnel can interact directly with brokerage system functionalities such as trade/order management, risk overview, and regulatory capital compliance, allowing us to efficiently leverage our personnel resources by providing one-touch inquiry or resolution.

        We also apply the self-help model into inquiry processing. Where possible, inquiries are handled automatically, using straight-through processing response engines to collect required data and process specific requests. Inquiry status and resolution is visible to clients over a secure web interface, where they are able refine their questions as needed and configure update/notification methods to include email and text message notifications.

        Telephone technologies incorporate the current state-of-the-art Voice Over Internet Protocol and call routing standards. Integration of Internet telephony directly into the trading interface is one of several initiatives under way to improve our service.

Quality Control

        We operate an aggressive internal quality control program which offers clients the opportunity to evaluate every service interaction. The system automatically notifies managers within seconds of detecting potentially significant issues. The quality assurance management team responds to these issues immediately, in some cases contacting clients directly via telephone within minutes.

Sales and Marketing

        IB has traditionally relied on its superiority in technology and trading costs to sell its broker services. Our marketing and sales strategy is based on education, as we believe that once sophisticated traders and investors fully understand the benefits of superior technology and lower trading costs, they will choose IB as their broker. In recent years, we have increased our sales education efforts with the following:

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  A sales team dedicated to selling our IB SmartRoutingSM technology to large retail brokers.

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  The introduction of our IB Options Intelligence Report which provides built-in options markets indicators to the public, and can be received on a real-time basis by becoming an IB customer. The Options Intelligence Report is now being posted to third-party websites such as the CBOE and Yahoo.

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  A television and print advertising campaign which emphasizes our strengths and competitive advantages in the options markets, including trading options in penny increments.

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  A webinar program which provides training on a multitude of technology and product related information. More than 20 webinars are offered by IB and other trading industry partners each month.

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  The establishment of a direct mail and direct email database of prospective customers to which we send market education materials on a periodic basis.

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  More aggressive use of Internet banners and search providers.

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  Dedicated sales teams in North America, Europe, Asia and Australia.

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  Introduction of the annual IB Collegiate Trading Olympiad, which allows college students to compete for prizes and jobs by developing program trading applications for the IB trading platform.

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  A features poll which allows our customers to nominate new technology ideas and to vote on the nominations.

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  Enhanced interaction with the media to emphasize the superiority of IB's technology.

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  A "reference book" website that aims to provide rich offering of trade reference material directly to our customers. This includes users guides, flash tutorials, technical guidelines, a contract database, margin rules, and other detailed information.

        All customer acquisitions are tracked and analyzed based on profitability on a regular basis so that adjustments can quickly be made to our marketing efforts.

        Finally, with the advent of portfolio margining, IB sees an opportunity to further target the hedge fund market. To take advantage of this opportunity we will continue to enhance our worldwide cross product offerings, our options tools and hedge fund administration.

Competition

Market making

        Market makers range from sole proprietors with very limited resources, of which there are still a few hundred left, to a few highly sophisticated groups which have substantially greater financial and other resources, including programmers and other research and development personnel, than we do. Along with the ongoing conversion of exchanges from floor-based, open outcry arenas to electronic matching systems, Timber Hill's competitors have changed from many individuals or groups of traders to large, integrated broker-dealers. Today, Timber Hill's major competitors are large broker-dealers, such as Goldman Sachs, Citigroup, UBS, Morgan Stanley and Merrill Lynch, and niche players such as Citadel, LaBranche, Group One Trading, Wolverine Trading and Peak6. Many of our competitors in market making are much larger than we are and have more captive order flow, although this is less true with respect to our narrow focus on options, futures and ETFs listed on electronic exchanges. In order to compete successfully, we believe that we must have more sophisticated, versatile and robust software than our competitors. This is our primary focus, as contrasted with many of our competitors. With respect to these competitors, Timber Hill maintains the advantage of having had much longer experience with the development and usage of its proprietary electronic brokerage and market making systems. Market conditions that are difficult for other market participants often present Timber Hill with the opportunities inherent in diminished competition. Our advantage is our expertise and decades of single-minded focus on developing our technology. This enables us to have a unique platform specializing strictly in electronic market making and brokerage.

Electronic brokerage

        The market for electronic brokerage services is rapidly evolving and highly competitive. IB believes that it neither fits within the definition of a traditional broker nor a prime broker. IB's primary competitors include offerings targeted to professional traders by large retail online brokers (such as E*TRADE's Power E*TRADE Pro business and Charles Schwab & Co., Inc.'s CyberTrader business) and the prime brokerage and electronic brokerage arms of major investment banks and brokers (such as Goldman Sachs' RediPlus business and Morgan Stanley's Passport business). We also encounter competition to a lesser extent from full commission brokerage firms including Merrill Lynch, Smith Barney (a division of Citigroup), as well as other financial institutions, some of which provide online brokerage services. The electronic brokerage businesses of many of our competitors are relatively insignificant in the totality of their firms' business. IB provides access to a global range of products from a single IB Universal AccountSM and professional level executions and pricing, which positions it in competition with niche direct-access providers and prime brokers. In addition, IB provides sophisticated order types and analytical tools that give a competitive edge to its customers.

Strategic Investments

        From time to time, we seek to make targeted investments in related businesses where we can contribute our technological expertise and extensive knowledge of financial markets structure, in the United States and abroad. Investments in the Boston Options Exchange (BOX), the newly-created ISE Stock Exchange and CBOE Stock Exchange and the OneChicago futures exchange are examples.

        In 2002, we became a founding member of the newly-created fully electronic BOX, which was the first options exchange to introduce a price improvement mechanism, which allows customers to receive better prices than National Best Bid and Offer by having market makers compete for the order via an auction, and by offering better prices denominated in pennies. Since introduction of price improvement by BOX, other leading U.S. options exchanges adopted similar mechanisms which have not attracted as much volume so far.

        In 2006, we made an equity investment in OneChicago, LLC, an all-electronic security futures exchange. OneChicago is a leading provider of SSFs, a low-cost alternative to trading stock. SSFs are futures whose underlying assets are an individual stock or a narrow-based index. Because SSFs are margined like futures, they require a fraction of the funds needed to purchase stocks and allow investors to avoid paying for margin loans. In addition, SSFs provide hedge funds and other traders and investors, large and small, with the means to drastically reduce financing costs associated with their stock positions. As a futures broker, we can offer SSFs whereas traditional online brokers that are not also futures brokers cannot offer SSFs. Prime brokers may offer SSFs but not as seamlessly as we can. We believe that the ability to offer SSFs to our customers gives us an additional competitive advantage.

        In 2006, we made an investment in the newly-created, fully-electronic ISE Stock Exchange, which began to offer in September 2006 a continuous, instantaneous, fully automated and anonymous matching platform for trading stock. In 2006, we also made an investment in CBOE Stock Exchange, which commenced its operations in March 2007.

        In February and March 2007, IB Exchange Corp., one of our subsidiaries, completed the purchase of a total of $19.2 million of three year senior secured promissory notes issued by W.R. Hambrecht + Co., Inc., the parent of W.R. Hambrecht + Co., LLC, one of the placement agents for this offering. See "Transactions with Related Persons, Promoters and Certain Control Persons—Investment in WR Hambrecht + Co."

        On December 18, 2007, IB LLC closed on its acquisition of FutureTrade Technologies, LLC (FTT), a technology solutions provider to hedge funds and other institutional investors, and its wholly-owned subsidiary, FutureTrade Securities, LLC (FTS), which is an SEC registered broker-dealer.

Regulation

        Our securities and derivatives businesses are extensively regulated by U.S. federal and state regulators, foreign regulatory agencies, and numerous exchanges and self-regulatory organizations of which our subsidiaries are members. In the current era of heightened regulation of financial institutions, we expect to incur increasing compliance costs, along with the industry as a whole.

Overview

        As registered U.S. broker-dealers, IB LLC, TH LLC and FTS are subject to the rules and regulations of the Exchange Act, and as members of various exchanges, we are also subject to such exchanges' rules and requirements. Additionally, as registered futures commission merchants, IB LLC and TH LLC are subject to the Commodity Exchange Act and rules promulgated by the CFTC and the various commodity exchanges of which they are members. Finally, we are subject to the requirements of various self-regulatory organizations such as FINRA and the NFA. Our foreign affiliates are similarly regulated under the laws and institutional framework of the countries in which they operate.

        U.S. broker-dealers and futures commission merchants are subject to laws, rules and regulations that cover all aspects of the securities and derivatives business, including:

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  sales methods;

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  trade practices;

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  use and safekeeping of customers' funds and securities;

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  capital structure;

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  record-keeping;

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  financing of customers' purchases; and

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  conduct of directors, officers and employees.

        In addition, the businesses that we may conduct are limited by our agreements with and our oversight by FINRA. Participation in new business lines, including trading of new products or participation on new exchanges or in new countries often requires governmental and/or exchange approvals, which may take significant time and resources. As a result, we may be prevented from entering new businesses that may be profitable in a timely manner, or at all.

        As certain of our subsidiaries are members of FINRA, we are subject to certain regulations regarding changes in control of our ownership. FINRA Rule 1017 generally provides that FINRA approval must be obtained in connection with any transaction resulting in a change in control of a member firm. FINRA defines control as ownership of 25% or more of the firm's equity by a single entity or person and would include a change in control of a parent company. As a result of these regulations, our future efforts to sell shares or raise additional capital may be delayed or prohibited by FINRA.

Net Capital Rule

        The SEC, FINRA, CFTC and various other regulatory agencies within the United States have stringent rules and regulations with respect to the maintenance of specific levels of net capital by regulated entities. Generally, a broker-dealer's capital is net worth plus qualified subordinated debt less deductions for certain types of assets. The Net Capital Rule requires that at least a minimum part of a broker-dealer's assets be maintained in a relatively liquid form.

        If these net capital rules are changed or expanded, or if there is an unusually large charge against our net capital, our operations that require the intensive use of capital would be limited. A large operating loss or charge against our net capital could adversely affect our ability to expand or even maintain these current levels of business, which could have a material adverse effect on our business and financial condition.

        The SEC and FINRA impose rules that require notification when net capital falls below certain predefined criteria. These rules also dictate the ratio of debt-to-equity in the regulatory capital composition of a broker-dealer, and constrain the ability of a broker-dealer to expand its business under certain circumstances. If a firm fails to maintain the required net capital, it may be subject to suspension or revocation of registration by the applicable regulatory agency, and suspension or expulsion by these regulators could ultimately lead to the firm's liquidation. Additionally, the Net Capital Rule and certain FINRA rules impose requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to and approval from the SEC and FINRA for certain capital withdrawals.

Supervision and Compliance

        Our Compliance Department supports and seeks to ensure proper operations of our market making and electronic brokerage businesses. The philosophy of the Compliance Department and our company as a whole is to build automated systems to try to eliminate manual steps and errors in the compliance process and then to augment these systems with human staff who apply their judgment where needed. We have built automated systems to handle wide-ranging compliance issues such as trade and audit trail reporting, financial operations reporting, enforcement of short sale rules, enforcement of margin rules and pattern day trading restrictions, review of employee correspondence, archival of required records, execution quality and order routing reports, approval and documentation of new customer accounts, and anti-money laundering and anti-fraud surveillance. In light of our automated operations and our automated compliance systems, we have a smaller and more efficient Compliance Department than many traditional securities firms. Nonetheless, we have increased the staffing in our Compliance Department over the past several years to meet the increased regulatory burdens faced by all industry participants.

        IB and TH each has a Chief Compliance Officer who reports to its General Counsel and its internal audit and compliance committee. These Chief Compliance Officers, plus certain other senior staff members, are FINRA-registered principals with supervisory responsibility over the various aspects of our businesses. Staff members in the Compliance Department or in other departments of the firm are also registered with FINRA, NFA or other regulatory organizations.

Regulation NMS

        In 2007, the U.S. securities industry implemented a number of new rules contained in Regulation NMS (Reg NMS), which was approved by the SEC in June 2005 and makes a number of changes to the U.S. national market structure for equities. Among other things, Reg NMS governs how market centers provide access to their quotations, changes the way market data fees are paid and distributed, and prevents quoting in sub-penny increments. The most controversial aspect of Reg NMS is the "Trade-Through Rule," which generally prevents a market center from trading a stock at a price worse than an electronically accessible quote for the same stock displayed on a competing market center.

        It is difficult to predict exactly how Reg NMS will affect our businesses, although IB LLC and Timber Hill are well-positioned to benefit to the extent that Reg NMS increases transparency and automation in the U.S. equity markets. The Company participated in various panel discussions and filed comment letters during the SEC's formulation and evaluation of Reg NMS, and IB LLC was an early proponent and supporter of the Reg NMS initiative. Some exchanges and market centers, especially the NYSE, have already increased their efforts to automate more stock executions rather than rely on human brokers and specialists to match trades. Our brokerage and proprietary trading businesses are benefiting and should continue to benefit from this trend toward automatic executions, which increase the speed and transparency of trading and reduce the ability of human traders to commit fraud by "backing away" or changing their quotes after we send them an order, or by front-running orders.

        With respect to the specific functionality of IB LLC's brokerage platform, increased availability of automatic executions on stock exchanges will tend to make IB LLC's automated platform more useful and valuable. On the other hand, the new Reg NMS Trade-Through Rule could pose a competitive threat to the IB SmartRoutingSM system for stocks, because exchanges likely will build improved linkages to send orders to each other when an exchange is not itself offering the best posted price. However, an order smart routed by IB will always trade sooner than one that is linked by one exchange to another.

        While increased competition from exchanges to provide "smart" order routing services is likely, IB is expected to have many advantages over any exchange systems, including the facts that:

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  IB has nearly a decade's lead in developing smart routing technology and network infrastructure;

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  IB's system is connected to a broad array of exchanges, ECNs and market makers;

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  the IB SmartRoutingSM system has the ability to split orders and route them to different markets and then re-route each piece as market conditions change;

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  that multiple products in addition to stocks are available on the IB platform; and

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  IB offers clearing, financing, custodial and many other services to its customers that exchanges are not in a position to provide.

Portfolio Margining

        In April 2007, IB LLC was approved for and began to offer portfolio margining to its customers. Portfolio margining allows customers to take advantage of reduced margin requirements based on the risk of their combined equities and derivatives positions instead of traditional static margin requirements that are based on percent of value for each security that the customers hold. This risk-based margining allows for a more realistic representation of risk in a customer's portfolio, giving the benefit of lower margin requirements to hedged portfolios. As a result, IB LLC became more competitive with the largest U.S. prime clearing broker-dealers who use their balance sheets to provide financing to customers. IB LLC caters to sophisticated customers who utilize hedging to reduce risk in their portfolios and benefit from a risk-based margin approach.

        SEC portfolio margining rules require each participating firm to file an application with their designated self-regulatory organization (SRO) and receive approval for implementation of the portfolio margining program and related parameters, including margin determination and risk management.

Patriot Act and Increased Anti-Money Laundering (AML) and "Know-Your-Customer" Obligations

        Registered broker-dealers traditionally have been subject to a variety of rules that require that they "know their customers" and monitor their customers' transactions for suspicious financial activities. With the passage of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the Patriot Act), broker-dealers are now subject to even more stringent requirements. Likewise, the SEC, CFTC, foreign regulators, and the various exchanges and SROs, of which IB companies are members, have passed numerous new AML and customer due diligence rules. Significant criminal and civil penalties can be imposed for violations of the Patriot Act, and significant fines and regulatory penalties can be imposed for violations of other governmental and SRO AML rules.

        As required by the Patriot Act and other new rules, we have established comprehensive anti-money laundering and customer identification procedures, designated an AML compliance officer, trained our employees and conducted independent audits of our program. Our anti-money laundering screening is conducted using a mix of automated and manual review and has been structured to comply with recent regulations. We collect required information through our new account opening process and then screen accounts with databases for the purposes of identity verification and for review of negative information and appearance on the Office of Foreign Assets and Control, Specially Designated Nationals and Blocked Persons lists. Additionally, we have developed methods for risk control and continue to add upon specialized processes, queries and automated reports designed to identify money laundering, fraud and other suspicious activities.

Business Continuity Planning

        Federal regulators and industry self-regulatory organizations have passed a series of rules in the past several years requiring regulated firms to maintain business continuity plans that describe what actions firms would take in the event of a disaster (such as a fire, natural disaster or terrorist incident) that might significantly disrupt operations. IB has developed business continuity plans that describe steps that the firm and its employees would take in the event of various scenarios. The firm has built a backup site for certain of its operations at its Chicago facilities that would be utilized in the event of a significant outage at the firm's Greenwich headquarters. In addition, the firm has strengthened the infrastructure at its Greenwich headquarters and has built redundancy of certain systems so that certain operations can be handled from multiple offices.

Foreign Regulation

        Our international subsidiaries are subject to extensive regulation in the various jurisdictions where they have operations. The most significant of our international subsidiaries are: THE, registered to do business in Switzerland as a securities dealer; THSHK, registered to do business in Hong Kong as a securities dealer; THA, registered to do business in Australia as a securities dealer and futures broker; Interactive Brokers (U.K) Limited (IBUK), registered to do business in the United Kingdom as a broker; Interactive Brokers Canada Inc. (IBC) and Timber Hill Canada Company (THC), registered to do business in Canada as an investment dealer and securities dealer, respectively.

        As with those U.S. subsidiaries subject to FINRA rules, the ability of our regulated U.K. subsidiary, IBUK, to pay dividends or make capital distributions may be impaired due to applicable capital requirements. IBUK is subject to "consolidated" regulation, in addition to being subject to regulation on a legal entity basis. Consolidated regulation impacts the regulated entity and its parent holding companies in the United Kingdom, including the regulated entity's ability to pay dividends or distribute capital.

        IBUK is also subject to regulations regarding changes in control similar to those described above under "—Overview." Under Financial Services Authority (FSA) rules, regulated entities must obtain prior approval for any transaction resulting in a change in control of a regulated entity. Under applicable FSA rules, control is broadly defined as a 10% interest in the regulated entity or its parent or otherwise exercising significant influence over the management of the regulated entity. As a result of these regulations, our future efforts to sell shares or raise additional capital may be delayed or prohibited by the FSA.

        In Hong Kong, the Securities and Futures Commission (SFC) regulates our subsidiary, THSHK, as a securities dealer. The compliance requirements of the SFC include, among other things, net capital requirements and stockholders' equity requirements. The SFC regulates the activities of the officers, directors, employees and other persons affiliated with THSHK and requires the registration of such persons.

        In Canada, both THC and IBC are subject to the Investment Dealers Association of Canada (IDA) risk adjusted capital requirement. In Switzerland, THE is subject to the Swiss National Bank eligible equity requirement. In Australia, THA is subject to the Australian Stock Exchange liquid capital requirement.

        For additional information on how regulatory considerations may affect our business prospects, please see "Risk Factors" beginning on page 16.

Payment for Order Flow

        Six of the seven U.S. options exchanges have SEC-approved programs to make payments to broker-dealers in return for receiving customer orders. The BOX does not facilitate payment for order flow. These programs were instituted to help exchanges attract order flow and replaced informal historical arrangements that accomplished the same on a much smaller scale. The IB SmartRoutingSM software searches for the best bids and offers on multiple-listed options, which often results in orders being sent and executed on exchanges that pay for order flow. As a result, IB collects payments for order flow from exchanges and records them in "Other Income." Since this revenue is incidental to our business and difficult to predict accurately, we record it on a "best knowledge" basis, as data is made available by exchanges, instead of on a pure accrual method. Conversely, as a market maker on the U.S. options exchanges and a participant in these exchange-mandated payment programs, Timber Hill records an expense for order flow payments it is required to make. Our automatic order routing software ensures that best execution is achieved and payment for order flow does not affect the routing of orders in a manner detrimental to our customers.

Employees and Culture

        We take pride in our technology-focused company culture and embrace it as one of our fundamental strengths. We remain committed to improving our technology, and we try to minimize corporate hierarchy to facilitate efficient communication among employees. We have assembled what we believe is a highly talented group of employees. As we grow, we expect to continue to provide significant rewards for our employees who provide significant value to us and the world's financial markets.

        As of December 31, 2007, we had 675 employees worldwide, all of whom were employed on a full-time basis. None of our employees are covered by collective bargaining agreements. We believe that our relations with our employees are good.

Properties

        Our headquarters are located in Greenwich, Connecticut. We lease approximately 70,000 square feet for our headquarters, which lease expires in the year 2014. We also lease facilities in 11 other locations throughout parts of the world where we conduct our operations, which are located in Chicago, Illinois, expiring in 2017; Lake Forest, California, expiring in 2012; Zug, Switzerland, expiring in 2008; Hong Kong, expiring in 2009; London, expiring in 2015; Sydney, Australia, expiring in 2009; Montreal, Canada, expiring in 2009; Budapest, Hungary, expiring in 2008; St. Petersburg, Russia, expiring in 2008; Tallinn, Estonia, expiring in 2009; and Washington, D.C., currently month to month. The lease with respect to the Washington, D.C. location is expected to be renewed on a long-term basis. Unless otherwise indicated, all properties are used by both our market making and electronic brokerage segments. We believe our present facilities, together with our current options to extend lease terms, are adequate for our current needs.

        The following table sets forth certain information with respect to our leased facilities:

Location	Space	Principal Usage
Greenwich, Connecticut	70,027 sq. feet	Headquarters and data center
Chicago, Illinois	62,446 sq. feet	Office space and data center
Lake Forest, California	22,168 sq. feet	Office space
Washington, D.C.	416 sq. feet	Office space
Montreal, Canada	4,668 sq. feet	Office space
London, United Kingdom	2,283 sq. feet	Office space
Zug, Switzerland	19,590 sq. feet	Office space and data center
Sydney, Australia	1,313 sq. feet	Office space
Hong Kong	5,820 sq. feet	Office space and data center
Budapest, Hungary	1,889 sq. feet	Office space
St. Petersburg, Russia	2,552 sq. feet	Office space
Tallinn, Estonia	3,635 sq. feet	Office space
Mumbai, India	1,665 sq. feet	Office space

Intellectual Property

        We rely on a combination of patent, trademark, copyright, trade secret, and fair business practice laws in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, intellectual property rights and our brand. We also enter into confidentiality and invention assignment agreements with our employees and consultants, and confidentiality agreements with other third parties, and we rigorously control access to proprietary technology.

        In addition to using marks protected by common law usage (including IB, IB Trader Workstation, IB Options Analytics, IB SmartRouting, IB SmartRouting Autorecovery), we also use the following service marks and patents that have been registered or applied for with the U.S. Patent and Trademark Office:

Intellectual Property	Registration Type	Place of Registration	Registration No.	Registration Expiration Date
Pit trader logo	Service Mark	U.S. Patent & Trademark Office	2078131	July 8, 2017
InteractiveBrokers.com	Service Mark	U.S. Patent & Trademark Office	2390621	September 26, 2010
IB Universal Account	Service Mark	U.S. Patent & Trademark Office	2724295	June 10, 2013
IB Web Trader	Service Mark	U.S. Patent & Trademark Office	3045411	January 17, 2016
The IB Options Intelligence Report	Service Mark	U.S. Patent & Trademark Office	3352481	December 11, 2017
Interactive Analytics	Service Mark	U.S. Patent & Trademark Office	3258761	July 3, 2017
Intelligent Design That Even Darwin Could Appreciate	Service Mark	U.S. Patent & Trademark Office	3299455	September 25, 2017
Universal Direct Access Trading	Service Mark	U.S. Patent & Trademark Office	3038567	January 3, 2016
Risk Factory	Service Mark	U.S. Patent & Trademark Office	Application No. 77/219212	Pending

System for Managing Multiple Types of Accounts Having Different Regulatory Requirements	Patent	U.S. Patent & Trademark Office	Application No. 10/465,827	Pending
System and Method for Trading Financial Instruments Using Multiple Accounts	Patent	U.S. Patent & Trademark Office	Application No. 11/104,671	Published
Foreign Exchange Trading Platform	Patent	U.S. Patent & Trademark Office	Application No. 11/451,731	Published
Intermarket Smart-Routing for Combination Spread Order Trading	Patent	U.S. Patent & Trademark Office	Application No. 11/507,807	Published
Direct Access Bond Trading Platform	Patent	U.S. Patent & Trademark Office	Application No. 11/643,063	Published

Legal Proceedings and Regulatory Matters

        The securities industry is highly regulated and many aspects of our business involve substantial risk of liability. In recent years, there has been an increasing incidence of litigation involving the securities brokerage industry, including class action suits that generally seek substantial damages, including in some cases punitive damages. Compliance and trading problems that are reported to federal, state and provincial securities regulators, securities exchanges or other self-regulatory organizations by dissatisfied customers are investigated by such regulatory bodies, and, if pursued by such regulatory body or such customers, may rise to the level of arbitration or disciplinary action. We are also subject to periodic regulatory audits and inspections.

        Like other securities brokerage firms, we have been named as a defendant in lawsuits and from time to time we have been threatened with, or named as a defendant in, arbitrations and administrative proceedings. The following contains information regarding potentially material pending litigation and pending regulatory inquiries. We may in the future become involved in additional litigation or regulatory proceedings in the ordinary course of our business, including litigation or regulatory proceedings that could be material to our business.

Potentially Material Pending Litigation

        Class Action—On January 14, 2008, we were named as a defendant in a purported shareholder class action lawsuit alleging that we violated Sections 11 and 12(a)(2) of the Securities Act by issuing a registration statement and prospectus in connection with the IPO that contained false and misleading statements or omitted material facts concerning losses suffered by us in connection with trading in options of Altana AG on the German stock market. The original lead plaintiff was appointed on March 14, 2008, and an amended complaint was served on or about March 24, 2008. The amended complaint adds our founder, chairman and chief executive officer, Thomas Peterffy, as a defendant. The amended complaint asserts claims against us under Sections 11 and 12(a)(2) of the Securities Act, and against Mr. Peterffy under Sections 11 and 15 of the Securities Act, based on the allegations that the registration statement failed to disclose $25 million in trading losses in the first quarter of 2007 that resulted from unusually high volume in advance of certain corporate announcements as well as the alleged failure to disclose the losses in trading options of Altana AG. The defendants believe the action is without merit and intend to defend themselves vigorously. In the opinion of management, after consultation with counsel, the resolution of this matter and all other ongoing legal proceedings will not have a material adverse effect on the consolidated financial condition, results of operations or cash flows of IBG. IBG accounts for potential losses related to litigation in accordance with SFAS No. 5 "Accounting for Contingencies."

        Kevin Steele Matter—National Futures Association and Commodity Futures Trading Commission Settlements and Related Civil Litigation

        On May 25, 2005, the CFTC filed a civil action, in the United States District Court for the Northern District of Illinois Eastern Division, against Kevin Steele, a former customer of IB LLC, for fraud and for failure to register as a commodity pool operator. IB was not a party to this action. The CFTC alleged that Mr. Steele had solicited approximately $7.5 million in funds from more than 200 investors and was operating an unregistered commodity investment pool in an ordinary, individual investment account held in Steele's name at IB. The CFTC alleged in its complaint against Mr. Steele that Mr. Steele had misrepresented the nature of his account with IB when he opened the account and had made repeated misrepresentations to IB personnel regarding the nature of the account. The IB account held in Mr. Steele's name suffered substantial losses.

        On July 17, 2007, IB LLC agreed to settle regulatory charges brought by the CFTC alleging that IB LLC failed to supervise diligently its compliance employees' handling of Kevin Steele's commodity trading account. Without admitting or denying liability, IB LLC agreed to remit $175,000 in commissions it earned from Steele's account to the Clerk of the Provincial Court of British Columbia for distribution to Mr. Steele's clients. On May 29, 2007, IB LLC had agreed to settle a parallel case brought by the National Futures Association regarding IB LLC's handling of Mr. Steele's account. Without admitting or denying liability, IB LLC agreed to pay a $125,000 fine and volunteered to pay up to $325,000 into a restitution fund for the benefit of Steele's clients.

        On November 9, 2007, IB LLC was named as a defendant in a complaint filed in the Circuit Court of Cook County, Illinois by a number of Mr. Steele's clients. The complaint seeks compensatory and punitive damages for plaintiffs alleged losses and sets forth various causes of action alleging that IB LLC employees were negligent and/or intentionally aided and abetted Mr. Steele's fraud. The case has been transferred to the United State District Court for the Northern District of Illinois. We intend to defend this action vigorously. No assurance can be given that the outcome of the action will be favorable to us or that an adverse outcome would not be material.

Pending Regulatory Inquiries

        IB's businesses are heavily regulated by state, federal and foreign regulatory agencies as well as numerous exchanges and self-regulatory organizations. IB's various companies are regulated under state securities laws, U.S. and foreign securities, commodities and financial services laws and under the rules of more than 25 exchanges and SROs. In the current era of dramatically heightened regulatory scrutiny of financial institutions, IB has incurred sharply increased compliance costs, along with the industry as a whole. Increased regulation also creates increased barriers to entry, however, and IB has built human and automated infrastructure to handle increased regulatory scrutiny, which provides IB an advantage over potential newcomers to the business.

        IB receives hundreds of regulatory inquiries each year in addition to being subject to frequent regulatory examinations. The great majority of these inquiries do not lead to fines or any further action against IB. Most often, regulators do not inform IB as to when and if an inquiry has been concluded. IB companies are currently the subject of regulatory inquiries regarding topics such as order audit trail reporting, trade reporting, short sales, market making obligations, anti-money laundering, business continuity planning and other topics of recent regulatory interest. There are no formal regulatory enforcement actions pending against IB's regulated entities, except as specifically disclosed herein and IB is unaware of any specific regulatory matter that, itself, or together with similar regulatory matters, would have a material impact on IB's financial condition. Nonetheless, in the current climate, IB expects to pay significant regulatory fines on various topics on an ongoing basis, as other regulated financial services businesses do. The amount of any fines, and when and if they will be incurred, is impossible to predict given the nature of the regulatory process.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth the names, ages and positions of our current directors and executive officers.

Name	Age	Position
Thomas Peterffy	63	Chairman of the Board of Directors, Chief Executive Officer and President
Earl H. Nemser	61	Vice Chairman and Director
Paul J. Brody	48	Chief Financial Officer, Treasurer, Secretary and Director
Thomas A. Frank	53	Executive Vice President and Chief Information Officer
Milan Galik	41	Senior Vice President, Software Development and Director
Lawrence E. Harris	51	Director
Hans R. Stoll	68	Director
Ivers W. Riley	75	Director

        Thomas Peterffy.    Mr. Peterffy has been our Chairman of the Board of Directors, Chief Executive Officer and President since November 2006. Mr. Peterffy emigrated from Hungary to the United States in 1965. After working for 10 years as a computer programmer, he became a member of the American Stock Exchange in 1977. As an individual floor trader, he founded the firm which became our company. As chief executive officer and president, Mr. Peterffy is active in our day-to-day management.

        Earl H. Nemser.    Mr. Nemser has been our Vice Chairman and a director since November 2006. Mr. Nemser has been the Vice Chairman of IBG LLC since 1988 and also serves as director and/or officer for various subsidiaries of IBG LLC. Mr. Nemser has served as Special Counsel to the law firm Dechert LLP since January 2005. Prior to such time Mr. Nemser served as Partner at the law firms of Swidler Berlin Shereff Friedman, LLP from 1995 to December 2004 and Cadwalader, Wickersham & Taft LLP prior to 1995. Please see "Transactions with Related Persons, Promoters and Certain Control Persons—Legal Representation." Mr. Nemser received a Bachelor of Arts degree in economics from New York University in 1967 and a Juris Doctor, magna cum laude, from Boston University School of Law in 1970.

        Paul J. Brody.    Mr. Brody has been our Chief Financial Officer, Treasurer and Secretary and a director since November 2006. Mr. Brody joined IBG LLC in 1987 and has served as Chief Financial Officer of IBG LLC since December 2003. Mr. Brody serves as a director and/or officer for various subsidiaries of IBG LLC. Mr. Brody also serves as a director of the Options Clearing Corporation, of which Timber Hill LLC and IB are members. Mr. Brody received a Bachelor of Arts degree in economics from Cornell University in 1982.

        Thomas A. Frank.    Mr. Frank has been our Executive Vice President and Chief Information Officer since November 2006. Dr. Frank joined IBG LLC in 1985 and has served since July 1999 as Executive Vice President and Chief Information Officer of Interactive Brokers LLC. In addition, Dr. Frank has served as Vice President of Timber Hill LLC since December 1990. Dr. Frank received a Ph.D. in physics from the Massachusetts Institute of Technology in 1985.

        Milan Galik.    Mr. Galik has been our Senior Vice President, Software Development and a director since November 2006. Mr. Galik joined IBG LLC in 1990 as a software developer and has served since October 2003 as Senior Vice President, Software Development of IBG LLC. In addition, Mr. Galik has served as Vice President of Timber Hill LLC since April 1998. Mr. Galik received a Master of Science degree in electrical engineering from the Technical University of Budapest in 1990.

        Lawrence E. Harris.    Dr. Harris has been a director since July 2007. Dr. Harris is a Professor of Finance and Business Economics at the University of Southern California, where he holds the Fred V. Keenan Chair in Finance at the Marshall School of Business and is the Director of the Marshall Center for Investment Studies. Dr. Harris also serves as a director of the Clipper Fund and as the research coordinator of the Institute for Quantitative Research in Finance. Dr. Harris formerly served as Chief Economist of the SEC. Dr. Harris received his Ph.D. in Economics from the University of Chicago in 1982, where he examined price-volume relations in securities markets. He is an expert in the economics of securities market microstructure and the uses of transactions data in financial research. He has written extensively about trading rules, transaction costs, index markets, and market regulation. Dr. Harris is also the author of the widely respected textbook "Trading and Exchanges: Market Microstructure for Practitioners."

        Hans R. Stoll.    Dr. Stoll has been a director since April 2008. Dr. Stoll has been The Anne Marie and Thomas B. Walker, Jr., Professor of Finance and Director of the Financial Markets Research Center at the Owen Graduate School of Management, Vanderbilt University since 1980. Dr. Stoll has published several books and more than 60 articles on numerous securities and finance related subjects. His book, "Futures and Options" with Robert Whaley, appeared in 1992. Dr. Stoll has been a member of the board of directors of the Options Clearing Corporation since 2005. Dr. Stoll received his A.B. degree from Swarthmore College in 1961 and his M.B.A. and Ph.D. degrees from the Graduate School of Business of the University of Chicago in 1963 and 1966, respectively.

        Ivers W. Riley.    Mr. Riley has been a director since April 2008. He is a special advisor to the International Securities Exchange (ISE), the first fully electronic U.S. options exchange, and served as chairman of the ISE until 2006. From 1994 to 1997, and again from 1999 to 2000, he was chief executive of the Hong Kong Futures Exchange and chairman of the HKFE Clearing Corporation. Mr. Riley was Senior Executive Vice President in charge of all derivatives activity at the American Stock Exchange from 1986 to 1993. While at Amex, he was the driving force in the development of SPDRs, a popular exchange-traded fund based on the S&P 500 index. Mr. Riley received his Bachelor of Science degree in finance from The University of California, Los Angeles in 1955 and completed an advanced management program at Harvard University in 1986.

        Philip D. DeFeo passed away on November 29, 2007. Mr. DeFeo was an independent director and chairman of the audit committee.

Our Board of Directors

        Our board of directors currently consists of seven directors, three of whom are independent directors. Thomas Peterffy serves as chairman of our board of directors.

  Committees of Our Board of Directors

        Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition, duties and responsibilities of these committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities. As a controlled company, we are not required by the NASDAQ Global Select Market to have a compensation committee or a nominating and corporate governance committee composed entirely of independent directors.

  Audit Committee

        Our audit committee is comprised of Dr. Lawrence E. Harris (chairman), Dr. Hans R. Stoll and Ivers W. Riley, each of whom is an independent director within the meaning of the rules of the NASDAQ Global Select Market and the SEC. Dr. Harris is an "audit committee financial expert" as defined in the SEC rules. Each member of the audit committee is financially literate. The composition of the audit committee satisfies the requirements of the NASDAQ Global Select Market and the SEC.

        The audit committee is responsible for, among other things:

  •
  directly appointing, retaining, evaluating, compensating and terminating our independent registered public accounting firm;

  •
  discussing with our independent registered public accounting firm auditors their independence from management;

  •
  reviewing with our independent registered public accounting firm auditors the scope and results of their audit;

  •
  pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

  •
  overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; and

  •
  reviewing and monitoring our accounting principles, policies and financial and accounting controls.

  Compensation Committee

        Our compensation committee is currently comprised of Thomas Peterffy (chairman) and Earl H. Nemser. The primary responsibility of the compensation committee is to develop and oversee the implementation of our philosophy with respect to the compensation of our officers.

        The compensation committee is responsible for, among other things:

  •
  reviewing and recommending director compensation policies to the board of directors;

  •
  making recommendations, at least annually, to the board of directors regarding our policies relating to the amounts and terms of all compensation of our executive officers; and

  •
  administering and discharging the authority of the board of directors with respect to our equity plans.

  Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee is currently comprised of Thomas Peterffy.

        The nominating and corporate governance committee is responsible for, among other things:

  •
  selecting potential candidates to be nominated for election to the board of directors;

  •
  recommending potential candidates for election to the board of directors;

  •
  reviewing corporate governance matters; and

  •
  making recommendations to the board of directors concerning the structure and membership of board committees.

IBG LLC Steering Committee

        The management of IBG LLC and its subsidiaries is governed by a committee of our executive officers and certain other members of senior management, which we refer to as the steering committee. The steering committee handles day-to-day and strategic management issues, and reports to the chief executive officer of IBG LLC.

Executive Compensation

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

        We adhere to the philosophy that compensation of our executive officers should first and foremost be directly and materially linked to each executive officer's individual performance and our overall performance. The objectives of our executive compensation program are (1) to enhance our long-term value, (2) to assist us in attracting and retaining high quality talent, (3) to reward past performance and motivate future performance and (4) to align executive officers' long-term interests with those of our shareholders.

Role of Executive Officers in Compensation Decisions

        Prior to the IPO, employee performance had been reviewed and compensation changes had been recommended to IBG LLC's chairman and chief executive officer (Thomas Peterffy) by members of the IBG LLC steering committee. The chairman and chief executive officer had ultimately determined compensation for all employees and he remains significantly involved in all aspects of executive compensation, including his own executive compensation, as chairman of a newly formed compensation committee. Prior to the IPO, we had not operated with a compensation committee. After consummation of the IPO, the compensation committee of our board of directors became responsible for overseeing the implementation of our philosophy and objectives with respect to the compensation of our executive officers and directors and administering all aspects of our compensation and benefit plans and programs. The compensation committee is currently comprised of Thomas Peterffy (chairman) and Earl H. Nemser. As a controlled company, we are not required by the NASDAQ Global Select Market to have a compensation committee composed entirely of independent directors. See "Risk Factors" beginning on page 16 in this prospectus.

Setting Executive Compensation

        Historically, we have kept base salaries at a relatively modest level in comparison to salaries paid to senior executives at many other companies in our industry and have not sought to "benchmark" salaries to those of our competitors. We have not utilized the services of a compensation consultant to date. We leave decisions as to these matters to our compensation committee.

        We compensate our executive officers through three primary sources: base pay, annual cash bonuses and equity incentives. Using this approach, the base salary portion of the compensation of our executive officers is fixed; however, a substantial additional portion of total compensation is variable. This practice ensures that our executive compensation packages include a combination of base pay and incentives that are appropriate and competitive in the relevant marketplace, as well as related to the individual's performance and our performance. Our executive officers have an average of 22 years tenure with us.

        Our compensation program is designed to reward performance by tying a substantial portion of each executive officer's total potential compensation to individual performance and our performance. We evaluate individual and company performance in a qualitative fashion; we do not utilize specific financial or operating performance goals or targets in setting executive compensation. Through its practice of granting equity awards, the compensation program also promotes and rewards an executive officer's tenure and longevity with us, as well as the executive officer's role in our financial performance.

        We do not utilize a set formula for allocating compensation among the elements of total compensation. The subjective decisions regarding the amount and mix of elements which comprise the compensation awarded to the executive officers are principally based upon an assessment of each executive's leadership, performance and contribution to the achievement of our financial goals, as well as subjective judgments about each executive officer individually, rather than on rigid guidelines or formulas. Key factors include the executive officer's performance; the nature, scope and level of the executive officer's responsibilities; and the executive officer's contribution to our overall financial results. The compensation of the executive officers who have the greatest ability to influence our performance is predominately performance-based, which is consistent with the overall compensation philosophy as described above. The decisions concerning specific base compensation elements and the total compensation paid or awarded to our executive officers in fiscal year 2007 were made within this framework. Specific individual and/or company performance goals or targets were not used. In fiscal year 2007, the aggregated base salaries of our named executive officers constituted approximately 22% of their total aggregated compensation, bonuses constituted approximately 38%, and equity grants (as described below) constituted the remaining 40%. We granted $3,750,000 worth of restricted shares of common stock to our named executive officers in connection with the IPO as part of their fiscal 2006 compensation and granted $4,850,000 worth of restricted shares of common stock in connection with our Stock Incentive Plan as part of their 2007 compensation. The individual allocations of compensation vary considerably from year to year.

Elements of Compensation

        Although our senior executive officers and other key employees holding ownership interests in IBG LLC have benefited from the increased value of their ownership interests, they have historically received salary and performance-based bonuses and we expect to continue compensating them in this form. We believe that in order to attract and retain highly effective people we must maintain a flexible compensation structure, including base salary, cash bonuses and equity-based compensation awards as described below. As stated above, we do not utilize a specific formula for allocating compensation among the various elements of total compensation. The relative amounts of bonus and equity-based compensation were determined in the discretion of our chairman and chief executive officer. Historically, Mr. Peterffy has taken no bonus or long term incentives as he believes that his 85% ownership of IBG Holdings LLC which, in turn, owns approximately 89.7% of IBG LLC, has provided sufficient incentive to align his interests with those of our common stockholders.

        Base Salary.    Base pay is structured to ensure that our executive officers are fairly and equitably compensated. Base pay is used to appropriately recognize and reward the experience and skills that employees bring to us and provides motivation for career development and enhancement. Base pay is designed to ensure that all employees continue to receive a basic level of compensation that reflects any acquired skills that are competently demonstrated and are consistently used at work.

        Base pay for our executive officers is initially established based on the scope of their responsibilities and the applicable competitive market compensation paid by other companies for similar positions and is reviewed annually after employment. A single base salary level is established each year, applicable to all senior executive officers except our chairman and chief executive officer. Because executive officers are partially and, sometimes, substantially compensated through the appreciation in their equity ownership, the base salary is kept at a relatively modest level in comparison to salaries generally believed to be paid to senior executives at many other firms in our industry. An executive officer's base pay is not dependent upon our achievement of performance goals.

        Bonuses.    We maintain an executive cash bonus program to reward superior individual and financial performance for the year. Each year, an executive cash bonus pool is established, from which we pay annual cash bonuses to our executive officers upon the direction of our chairman and chief executive officer. Executive bonuses are based on individual performance and on the financial performance of the company, measured in a qualitative fashion. Specific individual and/or company performance goals or targets have historically not been used. Cash bonuses awarded to our executive officers in December 2007 for fiscal year 2007 performance ranged from approximately 0% to 833% of the executive officer's 2007 base salary, amounting to an aggregate payout of $4,500,000, of which amount, our chairman and chief executive officer did not take a bonus. The annual bonuses paid to our other executive officers for fiscal year 2007 performance are shown below in the Summary Compensation Table.

        Long-Term Incentives.    We utilize long-term equity incentive awards to promote the success of each executive officer, motivate outstanding performance and encourage and reward employment longevity. Senior executive officers and other key employees have historically been granted equity ownership interests in IBG LLC and continue to hold such interests through their ownership in IBG Holdings LLC.

        We believe that compensation paid to executive officers should be closely aligned with our performance on a continuing and long-term basis and, thereby, with the interests of our shareholders. Therefore, the Stock Incentive Plan, as discussed below, will provide for the granting of common stock to be issued over time and subject to continued employment. It is not currently anticipated that we will grant, as part of executive compensation, stock appreciation rights or other forms of non-cash compensation except pursuant to the employee incentive plan described below.

        Pursuant to policies set by the compensation committee, salary increases, bonuses and stock grants shall be awarded annually, following an evaluation of the individual's and the company's performance for the year.

Compensation for Executive Officers During 2007

        As noted above, historically Mr. Peterffy, our chairman and chief executive officer, has ultimately determined compensation for all employees. Mr. Peterffy has traditionally set his own compensation as salary capped at 0.2% of IBG LLC's net income. Historically, Mr. Peterffy has taken no bonus or long-term incentives as he believes that his 85% ownership of IBG Holdings LLC which, in turn, owns approximately 89.7% of IBG LLC, has provided sufficient incentive to align his interests with those of our common stockholders. During 2007, Mr. Peterffy was paid a salary of $1,200,000 by IBG LLC and no bonus in accordance with these practices. During 2008, Mr. Peterffy will be paid a salary of $1,300,000 by IBG LLC. We believe that the ownership by Mr. Peterffy and affiliates, through ownership in IBG Holdings LLC, of a significant amount of the equity in IBG LLC aligns his interests with those of our Class A common stockholders.

        Mr. Nemser's compensation has historically included significantly lower overall compensation than the other executive officers, befitting the fact that Mr. Nemser works less than full-time with us, but his compensation has been mainly in salary and a small long-term incentive grant. Mr. Peterffy has made this determination based on the assessments described above under "Setting Executive Compensation." During 2007, Mr. Nemser was paid a salary of $480,000 by IBG LLC and no bonus in accordance with these practices. Mr. Nemser also received an award of $250,000 of common stock under our Stock Incentive Plan in 2007. During 2008, Mr. Nemser will be paid a salary of $492,000 by IBG LLC.

        Messrs. Brody, Frank and Galik have historically been compensated in accordance with the policies discussed above under "Setting Executive Compensation" with a mixture of salary, bonus and long-term incentives. Mr. Peterffy has made these determinations based on the assessments described above under "Setting Executive Compensation." Their 2007 base salary was $300,000, and each received an individual performance-based bonus. Messrs. Brody, Frank and Galik received common stock awards under our Stock Incentive Plan valued at $1,000,000, $600,000 and $3,000,000, respectively, for the year ended, December 31, 2007. Their 2008 base salary has been increased to $312,000. Each of Messrs. Brody, Frank and Galik is expected to receive an award under our employee incentive plan in 2008 based on each executive officer's anticipated future contribution to our success. The 2007 stock awards were consistent with the above-mentioned policies and reflected Mr. Peterffy's assessment of each executive's leadership, performance and contribution to the building of our company.

        All salaries and bonuses will be paid by IBG LLC or one of its operating subsidiaries. No employee of IBG LLC will be paid any separate or additional amount for their services as employees of IBG.

        In addition to the foregoing, each of the executive officers, as a result of their ownership of membership interests in IBG Holdings LLC, received indirect distributions from IBG LLC for the purpose of funding their income taxes due on IBG Holdings LLC's proportionate share of IBG LLC's taxable income.

401(k) Plan

        We offer substantially all employees of our U.S. based subsidiaries who have met minimum service requirements the opportunity to participate in a defined contribution retirement plan qualifying under the provisions of Section 401(k) of the Internal Revenue Code. The general purpose of this plan is to provide employees with an incentive to make regular savings in order to provide additional financial security during retirement. The plan provides for IBG LLC to match 50% of the employees' pretax contribution, up to a maximum of 10% of eligible earnings. The employee is vested in the matching contribution incrementally over six years.

Severance Arrangements

        None of our senior executive officers have employment agreements and none are subject to severance arrangements. A portion of our named executive officers' equity ownership in us is in the form of IBG Holdings LLC membership interests. The IBG Holdings LLC operating agreement provides that if at any time a member's employment with us is terminated for any reason (other than such employee's death or as determined by the managing member of IBG Holdings LLC, such employee's disability, retirement or termination without cause), any non-vested IBG Holdings LLC membership interests held by such employee on the date of termination that remain subject to restriction shall be forfeited to IBG Holdings LLC. Similarly, with regard to grants of restricted stock under the Stock Incentive Plan, a portion of the shares of restricted stock for which restrictions are still applicable may under certain conditions be immediately forfeited upon the termination of employment for any reason.

Perquisites

        Our senior executive officers receive only the fringe benefits normally provided to all other employees, such as health, dental, life, hospitalization, surgical, major medical and disability insurance, participation in our 401(k) plan, paid time off, and other similar company-wide benefits which may be in effect from time to time for all other employees. Other than the standard employee benefits, we do not provide additional perquisites, personal direct or indirect benefits, or use any separate set of standards in determining the benefits for our executive officers. We believe that our base pay and total compensation package are reasonable and competitive in the industry, and we have demonstrated that we are able to hire and retain talented executives without offering additional perquisites.

        It is our philosophy that each executive officer may determine, within the limits of his or her own compensation, whether or not to personally purchase non-reimbursable luxury travel, private flights, housing, security systems, car service, club memberships, financial planning services, or other such goods and services, including those which are sometimes provided as executive perquisites by other companies, but not offered by us. This is consistent with our general operating principles.

Accounting for Stock-Based Compensation

        SFAS No. 123R, Share-Based Payments, which superseded SFAS 123, requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. We adopted SFAS No. 123R in the first quarter of 2006 and have been expensing equity based compensation since that time. We have never issued stock options to our employees.

Summary Compensation Table

        The following table summarizes the compensation of our named executive officers ("NEOs") for the fiscal year ended December 31, 2007. Our NEOs are our chief executive officer, vice chairman, chief financial officer and the two other most highly compensated executive officers as determined by their total compensation in the table below.

Name and Principal Positions	Year	Salary		Bonus		Stock Awards(1)		All Other Compensation(2)(3)		Total
(in dollars)
Thomas Peterffy Chairman, Chief Executive Officer and President	2005 2006 2007	$ $ $	1,200,000 1,200,000 1,200,000		— — —		— — —		— — —	$ $ $	1,200,000 1,200,000 1,200,000
Earl H. Nemser Vice Chairman and Director	2005 2006 2007	$ $ $	430,000 455,000 480,000		— — —	$	— — 152,518	$ $	100,000 200,000 —	$ $ $	530,000 655,000 632,518
Paul J. Brody Chief Financial Officer, Treasurer, Secretary and Director	2005 2006 2007	$ $ $	250,000 275,000 300,000	$ $ $	550,000 700,000 1,000,000	$	— — 576,179	$ $	500,000 700,000 —	$ $ $	1,300,000 1,675,000 1,876,179
Thomas A. Frank Executive Vice President and Chief Information Officer	2005 2006 2007	$ $ $	250,000 275,000 300,000	$ $ $	725,000 850,000 1,000,000	$	— — 372,821	$	— 500,000 —	$ $ $	975,000 1,625,000 1,672,821
Milan Galik Senior Vice President, Software Development and Director	2005 2006 2007	$ $ $	250,000 275,000 300,000	$ $ $	2,000,000 2,350,000 2,500,000	$	— — 1,813,268	$ $	2,000,000 2,350,000 —	$ $ $	4,250,000 4,975,000 4,613,268

(1)
See "Awarded Values in Compensation Discussion and Analysis and the Summary Compensation Table" below. The amounts shown as stock awards in the Summary Compensation Table represent the value amounts recognized as an expense in the financial statements related to all shares awarded to NEOs in accordance with SFAS No. 123R. The fair value of the restricted shares granted for 2007 in connection with the Stock Incentive Plan are detailed in the below table:

Name	Grant Date Fair Value of Stock Award
Earl H. Nemser	$250,000
Paul J. Brody	$1,000,000
Thomas A. Frank	$600,000
Milan Galik	$3,000,000

(2)
Historically, IBG LLC compensated executive officers and certain other employees in part with grants of non-transferable member interests in IBG LLC, which conferred ownership rights in IBG LLC and entitled the holders to their proportionate share of the consolidated profits and losses of IBG LLC based on their holding percentages. During 2006, no grants of member interests were made to executive officers. In connection with our IPO, we granted restricted shares of common stock pursuant to the terms of our employee stock incentive plan (see "Stock Incentive Plan"). The amounts shown as "All Other Compensation" in the Summary Compensation Table represent the value of these grants to the respective NEOs.

(3)
IBG LLC has operated in the form of a limited liability company. The amounts in the Summary Compensation Table do not include distributions received by each named executive officer from IBG LLC (or from IBG Holdings LLC in respect of distributions received after the IPO) relating to invested capital in IBG LLC, as these amounts do not constitute executive compensation. These distributions were made primarily to assist the holders of IBG LLC and IBG Holdings LLC member interests, as applicable, in paying income tax on their proportionate share of the consolidated profits of IBG LLC (or of IBG Holdings LLC following the IPO). Messrs. Peterffy, Nemser, Brody, Frank and Galik received approximately $164,386,000, $2,231,000, $2,430,000, $6,119,000 and $2,659,000, respectively, in distributions in respect of the year ended December 31, 2007; $184,124,000, $2,303,000, $2,722,000, $6,854,000 and $2,978,000, respectively, in distributions in respect of the year ended December 31, 2006; and $111,703,000, $1,296,000, $1,621,000, $4,158,000 and $1,686,000, respectively, in distributions in respect of the year ended December 31, 2005.

Award Values in the Compensation Discussion and Analysis and the Summary Compensation Table

        The Summary Compensation Table was prepared in accordance with SEC regulations and values equity awards based principally on the treatment of compensation expense in the consolidated statement of income under the applicable accounting rule, currently SFAS No. 123R. The values disclosed for fiscal 2007 grants of common stock in the "Stock Awards" column of the Summary Compensation Table differ from the values disclosed for such grants in the table that appears in the Compensation Discussion and Analysis above. In general, under SFAS No. 123R, an equity award is expensed over the service period of the award.

Grants of Plan Based Awards Table

        The following table provides information on shares of common stock granted to each of our NEOs, under the Stock Incentive Plan during the year ended December 31, 2007. This table sets forth information regarding shares granted to our NEOs on the date of our IPO relating to performance in 2006 (see Note 2 to the Summary Compensation Table above), and shares granted for performance in 2007.

Name	Grant Date(2)	All Other Stock Awards Number of Shares	Grant Date Fair Value of Stock Award
(in shares and dollars)
Thomas Petterfy(1)	5/9/2007 12/31/2007	— —		— —
Earl H. Nemser	5/9/2007 12/31/2007	6,665 8,029	$ $	200,000 250,000
Paul J. Brody	5/9/2007 12/31/2007	23,326 32,116	$ $	700,000 1,000,000
Thomas A. Frank	5/9/2007 12/31/2007	16,662 19,270	$ $	500,000 600,000
Milan Galik	5/9/2007 12/31/2007	78,308 96,346	$ $	2,350,000 3,000,000

(1)
Historically, Mr. Peterffy has taken no bonus or long-term incentives as he believes that his 85% ownership of IBG Holdings LLC has provided sufficient incentive to align his interests with those of IBG LLC and IBG's common stockholders. As a result Mr. Peterffy was not granted shares under the Stock Incentive Plan for the year ended December 31, 2007.

(2)
For awards granted on May 9, 2007 and December 31, 2007, the amounts shown represent the fair value, in accordance with SFAS No. 123R, of the awards as of the grant date.

Outstanding Equity Awards and Fiscal Year End Table

        The following table shows the number of shares awarded in connection with our Stock Incentive Plan during the year ended December 31, 2007.

Name	Number of Shares not Vested(1)	Market Value of Shares not Vested(2)
	(in shares and dollars)
Thomas Petterfy	—	—
Earl H. Nemser	14,028	$453,385
Paul J. Brody	53,110	$1,716,515
Thomas A. Frank	34,266	$1,107,477
Milan Galik	166,824	$5,391,752

(1)
The outstanding shares as of December 31, 2007 are subject to the Stock Incentive Plan vesting schedule. The vesting schedule for the above awards is detailed in the following table.

Name	Shares	Vesting Schedule
Earl H. Nemser	5,999	The award is scheduled to vest in 6 equal installments on 5/9/2008, 5/9/2009, 5/9/2010, 5/9/2011, 5/9/2012, and 5/9/2013
	8,029	The award is scheduled to vest 10% on 5/9/2008 and the rest in 6 equal installments on 5/9/2009, 5/9/2010, 5/9/2011, 5/9/2012, 5/9/2013 and 5/9/2014
Paul J. Brody	20,994	The award is scheduled to vest in 6 equal installments on 5/9/2008, 5/9/2009, 5/9/2010, 5/9/2011, 5/9/2012, and 5/9/2013
	32,116	The award is scheduled to vest 10% on 5/9/2008 and the rest in 6 equal installments on 5/9/2009, 5/9/2010, 5/9/2011, 5/9/2012, 5/9/2013 and 5/9/2014
Thomas A. Frank	14,996	The award is scheduled to vest in 6 equal installments on 5/9/2008, 5/9/2009, 5/9/2010, 5/9/2011, 5/9/2012, and 5/9/2013
	19,270	The award is scheduled to vest 10% on 5/9/2008 and the rest in 6 equal installments on 5/9/2009, 5/9/2010, 5/9/2011, 5/9/2012, 5/9/2013 and 5/9/2014
Milan Galik	70,478	The award is scheduled to vest in 6 equal installments on 5/9/2008 5/9/2009, 5/9/2010, 5/9/2011, 5/9/2012, and 5/9/2013
	96,346	The award is scheduled to vest 10% on 5/9/2008 and the rest in 6 equal installments on, 5/9/2009, 5/9/2010, 5/9/2011, 5/9/2012, 5/9/2013 and 5/9/2014
(2)
The market value for the Company's unvested shares is based on the closing price of the Company's common stock as of December 31, 2007 and is rounded to the nearest dollar.

Stock Vesting Table

        The following table contains information about stock awards that have vested during the year ended December 31, 2007.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
	(in shares and dollars)
Earl H. Nemser	666	$19,987
Paul J. Brody	2,332	$69,983
Thomas A. Frank	1,666	$49,997
Milan Galik	7,830	$234,978

(1)
The value realized is based on the initial offering price of our common stock of $30.01.

Executive Employment Agreements

        Historically, we have not entered into employment agreements with our executive officers, and we do not plan on entering into employment agreements at this time. We do maintain non-disclosure, non-competition and non-solicitation agreements currently in effect between our subsidiaries and our officers and other employees.

Stock Incentive Plan

        Under the Stock Incentive Plan up to 9.2 million shares of common stock may be granted and issued to directors, officers, employees, contractors and consultants of IBG and its subsidiaries. The purpose of the Stock Incentive Plan is to promote our long-term financial success by attracting, retaining and rewarding eligible participants.

        The Stock Incentive Plan is administered by our compensation committee. The compensation committee has discretionary authority to determine which employees will be eligible to participate in the Stock Incentive Plan. The compensation committee establishes the terms and conditions of the awards under the Stock Incentive Plan, including the number of awards offered to each employee and all other terms and conditions applicable to such awards in individual grant agreements. Awards are generally made through grants of common stock. The Stock Incentive Plan provides that awards will be subject to issuance over time and may be forfeited upon an employee's termination of employment or violation of certain applicable covenants prior to issuance, unless determined otherwise by the compensation committee.

        The Stock Incentive Plan provides that, upon a change in control, the compensation committee may, at its discretion, fully vest any granted but unissued shares of common stock awarded under the Stock Incentive Plan, or provide that any such granted but unissued shares of common stock will be honored or assumed, or new rights substituted thereof by the new employer on a substantially similar basis and on terms and conditions substantially comparable to those of the Stock Incentive Plan.

        We generally grant awards on or about January 1 of each year, to specific employees as part of an overall plan of equity compensation. We granted awards of 2,020,823 shares of common stock in 2007 under the Stock Incentive Plan.

        Under applicable tax law, we will be required to withhold an amount based on the value of the shares upon their issuance, and remit the withheld amount to the IRS and other taxing authorities. To effect that withholding, we may redeem a portion of the shares with an aggregate fair market value equal to the amount of taxes we are required to withhold and remit. For instance, if 1,000 shares would become issuable and we were required to withhold an amount equal to 40% of the value, we would redeem 400 shares and the employee would reclaim 600 shares. The source of funds for the amount to be remitted to the IRS shares will be a redemption by IBG LLC of a corresponding number of our interests in IBG LLC.

        Shares granted under the Stock Incentive Plan may become subject to forfeiture in the event an employee ceases employment with the Company. The plans provide that employees who discontinue employment with the Company without cause and continue to meet the terms of the plans' post-employment provisions will forfeit 50% of unvested previously granted shares unless the employee is over the age of 59, in which case the employee would be eligible to receive 100% of unvested shares previously granted. Distributions of remaining shares to former employees will occur within 90 days of the anniversary of the termination of employment date over a five (5) year vesting schedule, 12.5% in each of the first four years and 50% in the fifth year.

ROI Unit Stock Plan

        Under the 2007 ROI Unit Stock Plan, certain of our employees who held ROI Dollar Units, at the employee's option, elected to invest their ROI Dollar Unit accumulated earnings as of December 31, 2006 in shares of common stock. An aggregate of 1,271,009 shares of common stock (consisting of 1,250,000 shares issued under the ROI Unit Stock Plan and 21,009 shares under the 2007 Stock Incentive Plan), were granted in 2007. No additional shares of common stock are available for issuance under the ROI Unit Stock Plan. Provisions governing tax withholding and forfeiture for the 2007 Stock Incentive Plan, described above, apply equally to the 2007 ROI Unit Stock Plan.

Compensation of Directors

        The following table contains information regarding 2007 compensation of our non-employee directors with respect to their Board service.

Director	Fees Earned or Cash Paid(2)	Stock Awards(2)	All Other Compensation	Total
	(in dollars)
Lawrence E. Harris	$23,397	$75,000	—	$98,397
Philip D. DeFeo(1)	$51,113	—	—	$51,113

(1)
Mr. DeFeo passed away on November 29, 2007.

(2)
The amounts represent the amounts paid to Mr. Harris and Mr. DeFeo for the portion of the year that they served as directors for the Company. Mr. DeFeo served from May 4, 2007 through November 29, 2007, and Dr. Harris served from July 12, 2007 through December 31, 2007.

        Our policy is not to pay director compensation to directors who are also our employees. All of our directors are entitled to receive reimbursement of their out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof. Under our current policy, each non-employee director is compensated with an annual retainer of $100,000 and a grant of restricted stock (valued at $75,000 based on the fair market price of our common stock on the date of grant), subject to straight-line vesting over a five year period, and non-employee chairmen of committees of our board of directors are compensated with an additional annual retainer of $25,000 per committee. We reserve the right to change the manner and amount of compensation to our non-employee directors at any time.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers has served as a member of the board of directors or compensation committee of any unrelated entity that has one or more executive officers serving on our board of directors or compensation committee.

PRINCIPAL STOCKHOLDERS

        IBG Holdings LLC currently holds, through its ownership of all of the outstanding shares of our Class B common stock, approximately 89.7% of the combined voting power of the outstanding shares of our common stock. After completion of this offering, we expect that IBG Holdings LLC will hold approximately 77.2% of such combined voting power. While our Class B common stock is owned by IBG Holdings, LLC, Thomas Peterffy, through his ownership of the voting membership interests in IBG Holdings LLC, is able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

        The following table sets forth the beneficial ownership of common stock as of April 21, 2008 by each of our directors and named executive officers, by all our directors and executive officers as a group, and of each other beneficial owner of more than 5% of our common stock as of April 21, 2008.

        The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. Because the IBG Holdings LLC membership interests are not directly exchangeable into shares of our common stock, none of our executive officers and directors may be deemed to own shares of our common stock except as set forth below. Thomas Peterffy may be deemed to own all of our shares of Class B common stock. The following table is based on 40,143,760 shares of common stock and 100 shares of Class B common stock outstanding as of April 21, 2008:

Name and Address	Class A Common Stock Owned			Class B Common Stock Owned
	(in shares and %)
IBG Holdings LLC**(1)	0	0%		100	100%
Thomas Peterffy**(2)	0	0%		100	100%
Earl H. Nemser**(3)(4)	666	*	%	0	0%
Paul J. Brody**(4)	2,332	*	%	0	0%
Thomas A. Frank**(4)	1,666	*	%	0	0%
Milan Galik**(4)	7,830	*	%	0	0%
Lawrence E. Harris**	5,000	*	%	0	0%
All current directors and executive officers as a group (6 persons)	17,494	*	%	100	100%
T. Rowe Price Associates, Inc.(5)	4,406,750	10.90%		0	0%
AXA Financial, Inc.(6)	2,869,267	7.10%		0	0%
Artis Capital Management, L.P.(7)	2,648,924	6.60%		0	0%

*
Less than 1%

**
Address is c/o Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, Connecticut 06830

(1)
IBG Holdings LLC, as the sole holder of the 100 outstanding shares of our Class B common stock, is entitled to the number of votes equal to the number of IBG LLC membership interests held by it at any given time. Our Class B common stock has approximately 89.7% of the voting power of our company, which percentage will decrease proportionately to the extent that IBG Holdings LLC owns a smaller percentage of IBG LLC. Except as otherwise provided by law or our amended and restated certificate of incorporation, our shares of Class A common stock and Class B common stock vote together as a single class. See "Description of Capital Stock—Common Stock—Class B Common Stock—Voting Rights."

(2)
Includes interests owned by The TP Holdings Limited Partnership (TP Holdings), an entity for which Mr. Peterffy serves as majority general partner. Initially, Thomas Peterffy, through his ownership of the voting membership interests in IBG Holdings LLC, beneficially owns all of the outstanding shares of our Class B common stock.

(3)
Includes interests owned by EN Holdings LLC, an entity for which Mr. Nemser serves as managing member, and excludes interests (other than a direct general partner interest of 0.05%) owned by TP Holdings, an entity for which Mr. Nemser serves as minority general partner. Mr. Nemser disclaims ownership of all interests owned by TP Holdings, except for his direct general partner interest.

(4)
During 2007, in connection with the IPO, we granted restricted shares of common stock to Messrs. Nemser, Brody, Frank and Galik. The amounts in the table represent solely the 10% portion of these grants issued on the date of the IPO, which have vested. Messrs. Nemser, Brody, Frank and Galik will be issued in the future an aggregate of 5,999, 20,994, 14,996 and 70,478 shares of common stock, respectively, such amounts representing the remaining 90% portions of the above-referenced intended grants. Such shares will be issued in equal amounts on each of the first six anniversaries of the IPO. In addition, on December 31, 2007, Messrs. Nemser, Brody and Galik were granted awards of 8,029, 32,116, 19,270, and 96,346 shares of common stock, respectively. Such shares are scheduled to vest 10% on May 9, 2008 and the remaining 90% in equal amounts on each of the first anniversaries of May 9, 2008. On May 9, 2008, shares will vest under the 2007 Stock Incentive Plan for Messrs. Nemser, Brody, Frank and Galik, in the aggregate amounts of 1,802, 6,710, 4,426 and 21,381 shares, respectively.

(5)
According to the Amendment No. 2 to Schedule 13G filed on February 13, 2008, T. Rowe Price Associates, Inc., with its address at 100 East Pratt St., Baltimore, MD 21202, beneficially owns 4,406,750 shares of our common stock.

(6)
According to Schedule 13G filed on February 14, 2008, AXA Financial Inc., with its address at 25 Ave Matignon, Paris, France, beneficially owns 2,869,267 shares of our common stock.

(7)
According to Schedule 13G filed on February 14, 2008, Artis Capital Management, L.P., with its address at One Market Plaza Spear St Tower, San Francisco, CA 94105, beneficially owns 2,648,924 shares of our common stock.

Equity Compensation Plan Information

        The following table provides information about shares of common stock available for future awards under all of the Company's equity compensation plans as of December 31, 2007. The Company has not made grants of common stock outside of its equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Equity compensation plans approved by security holders	N/A	N/A	—
Equity compensation plans not approved by security holders(2)	N/A	N/A	7,179,177

Total	—	—	7,179,177

(1)
Represents shares available under the 2007 Stock Incentive Plan. Additionally, under the 2007 ROI Unit Stock Plan, certain employees of the Company who held ROI Dollar Units, at the employee's option, elected to invest their ROI Dollar Unit accumulated earnings as of December 31, 2006 in shares of common stock. An aggregate of 1,271,009 shares of common stock, with a fair value at the date of grant of $38.1 million (consisting of 1,250,000 shares issued under the ROI Unit Stock Plan and 21,009 shares under the 2007 Stock Incentive Plan), were issued to IBG LLC, to be held as treasury stock, and were distributed or are distributable to employees in accordance with the schedule described in Note 12 to the consolidated financial statements.

(2)
The 2007 Stock Incentive Plan will be approved by the Company's stockholders at the next annual meeting of stockholders, to be held later in 2008.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Claims Purchase Agreement

        On June 28, 2007, THE, a subsidiary of IBG LLC, and The TP Holdings Limited Partnership (TP Holdings), an affiliated entity of Thomas Peterffy, our founder, chairman and chief executive officer, entered into a Claims Purchase Agreement, a copy of which was filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2007 filed by the Company on August 13, 2007 and is incorporated herein by reference. Pursuant to the agreement, TP Holdings acquired certain claims arising from an unusual, non-recurring loss that occurred on a German exchange in May 2007. Under the terms of the agreement, in the event that TP Holdings collects an amount in excess of the purchase price of $37 million plus TP Holdings' out-of-pocket expenses, TP Holdings will remit such excess amount to THE. In accordance with our related party transaction policy, the transaction was approved by our audit committee of our board of directors.

Statement Regarding the Nature of the Claims

        On May 3, 2007, Altana AG, a stock in which THE was a registered market maker, declared a special cash dividend of EUR 33.00, which amounted to approximately 74% of the company's value. On the Deutsche Boerse Exchange's XETRA trading system, closing stock prices are determined by a day's end auction. At the closing auction, 31 million Altana AG shares, which amounted to 44% of the true float, traded at an artificial price that was approximately 25% below the regular trading session's final price ex dividend. THE believed that this artificial price was set by buyers and sellers who unlawfully colluded to manipulate Altana AG's option prices. The closing auction price of the Altana AG shares was used by the EUREX to calculate a new set of contract parameters for the outstanding options. Since the Altana AG closing stock price was artificial, its dependent option strike prices and contract multiplier were also artificial and not calculated to reflect values corresponding to the change in the value of the underlying stock. Accordingly, on May 4, 2007 and thereafter, THE's market making options positions were affected by the artificial closing price of May 3 and were mispriced. As a result of this manipulation, THE suffered a position loss over the ensuing trading days amounting to approximately the amount of the purchase price. THE has been advised that other Altana AG market makers suffered substantial losses as a result of this manipulation. THE reported this manipulation to, and met with, the German Federal Financial Supervisory Authority, the Bafin, and the Bafin has undertaken an official investigation of the matter. The progress of the investigation is subject to the German secrecy laws. On completion of the investigation, THE believed that it will have a number of claims, judgments and remedies against those who participated in the market manipulation. THE also filed a petition with the EUREX to change its rules to help ensure that a manipulation of this sort will not happen again.

Recapitalization Transactions

        Prior to the IPO, our business had been conducted by subsidiaries of IBG LLC, which was approximately 85% owned by Thomas Peterffy and his affiliates. In November 2006, IBG was incorporated as a Delaware corporation. The Recapitalization resulted in the former members of IBG LLC becoming the sole members of IBG Holdings LLC, and established us as the sole managing member of IBG LLC.

        As a result of the Recapitalization, immediately following the IPO:

  •
  IBG became the sole managing member of IBG LLC;

  •
  we and IBG Holdings LLC owned approximately 10.0% and 90.0%, respectively (currently, approximately 10.3% and 89.7%, respectively), of the membership interests in IBG LLC;

  •
  Thomas Peterffy and his affiliates owned approximately 85% of the membership interests in IBG Holdings LLC, and management and other employees of IBG LLC owned substantially all of the remaining membership interests;

  •
  outstanding shares of our Class A common stock represented more than 99.999% of our outstanding capital stock based on economic value (which, as used herein, refers to the right to share in dividend distributions and distributions upon liquidation, dissolution or winding up);

  •
  outstanding shares of our Class B common stock, all of which is owned by IBG Holdings LLC, represented less than 0.001% of our outstanding capital stock based on economic value;

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  outstanding shares of our Class B common stock represented approximately 90.0% (currently, approximately 89.7%) of the combined voting power of all shares of our capital stock; and

  •
  Thomas Peterffy owned all of the voting membership interests, and Mr. Peterffy and his affiliates owned a majority of the overall membership interests, in IBG Holdings LLC and, accordingly, beneficially owned all of the outstanding shares of our Class B common stock. As a result, Mr. Peterffy is able to exercise control over all matters requiring the approval of our stockholders.

        If at any time in the future Thomas Peterffy and his affiliates own less than a majority of the membership interests in IBG Holdings LLC, then at such time all membership interests in IBG Holdings LLC will become voting membership interests. Accordingly, all members of IBG Holdings LLC, instead of Mr. Peterffy alone, would together direct the voting of our Class B common stock, and all such members would together exercise control over all matters requiring the approval of our stockholders.

        Please see the section entitled "Our Organizational Structure" above.

Voting

        Each share of our common stock entitles its holder to one vote per share. Our Class B common stock currently has approximately 89.7% of the voting power of our company, which percentage is expected to decrease to approximately 77.2% following the completion of this offering and further decrease proportionately over time to the extent that IBG Holdings LLC owns a smaller percentage of IBG LLC. Thomas Peterffy currently owns all of the voting membership interests in IBG Holdings LLC upon consummation of this offering. Accordingly, Mr. Peterffy beneficially owns all of the outstanding shares of our Class B common stock and is able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

        If at any time in the future Thomas Peterffy and his affiliates own less than a majority of the membership interests in IBG Holdings LLC, then at such time all membership interests in IBG Holdings LLC will become voting membership interests. Accordingly, all members of IBG Holdings LLC, instead of Mr. Peterffy alone, would together direct the voting of the shares of our Class B common stock, and all such members would together exercise control over all matters requiring the approval of our stockholders. However, even if Mr. Peterffy and his affiliates cease to own a majority of the membership interest in IBG Holdings LLC, Mr. Peterffy could, depending on his level of percentage ownership, continue to effectively control or significantly influence matters requiring approval of shareholders.

Exchange Agreement

        Concurrently with the IPO, we entered into an exchange agreement with IBG Holdings LLC, IBG LLC and the historical members of IBG LLC. Pursuant to this agreement, the historical members of IBG LLC contributed their IBG LLC membership interests to IBG Holdings LLC and received IBG Holdings LLC membership interests in return. The membership interests in IBG Holdings LLC are not directly exchangeable for shares of our common stock. Instead, the membership interests are redeemable at various times over the next seven years at the option of the holder. The redemption price for the membership interests in IBG Holdings LLC depends on the manner in which the redemption payment is made to IBG Holdings LLC.

        On an annual basis, each holder of a membership interest may request that the liquefiable portion of its interest be redeemed by IBG Holdings LLC. The primary manner in which the redemption price will be paid is by selling shares of our common stock to the public and using the gross proceeds from such sales, less underwriting discounts or placement agency fees, to acquire IBG LLC membership interests from IBG Holdings LLC. We expect IBG Holdings LLC to use the net proceeds it receives from such sales to redeem an identical number of IBG Holdings LLC membership interests from the requesting holders. The annual registration and sale of shares of our common stock to satisfy redemption requests is described in greater detail in our exchange agreement, a copy of which was filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2007 filed by the Company on June 15, 2007 and is incorporated herein by reference. The sales of our common stock and the application of the net proceeds to acquire IBG LLC membership interests are expected to have a negligible effect on the existing holders of our common stock, as the holders of our common stock would then own a larger portion of IBG LLC. Such transactions will have the effect of diluting your percentage ownership in us. However, because we will acquire an increased percentage ownership in IBG LLC over time as a result of such transactions, such transactions will not impact your effective percentage ownership of the economics of the underlying IBG LLC business.

        In the future, IBG LLC may in some cases redeem IBG LLC membership interests from IBG Holdings LLC using cash on hand. The redemption price per membership interest would be equal to the 30-day average closing price of our common stock. The use of IBG LLC's cash to acquire IBG LLC membership interests is expected to have a dilutive effect on the existing holders of our common stock, as the price paid per membership interest is likely to be higher than IBG LLC's tangible book value per membership interest.

        IBG Holdings LLC, with the consent of Thomas Peterffy and our board of directors, has the right to cause the holders of IBG Holdings LLC membership interests to have all or a portion of their interests redeemed at any time after May 9, 2008. Such redemptions would be financed in the same manner as the scheduled redemptions described above.

        Please see the section entitled "Our Organizational Structure" beginning on page 33 for further information.

Tax Receivable Agreement

        As described in "Our Organizational Structure," in connection with the IPO, we purchased interests in IBG LLC from IBG Holdings LLC for cash. In addition, as described in "Our Organizational Structure—Redemption of Membership Interests," IBG LLC membership interests held by IBG Holdings LLC may be purchased by us in the future in connection with offerings by us of shares of our common stock. Our initial purchase of the IBG LLC interests will, and the subsequent purchases may, result in increases in the tax basis of the tangible and intangible assets of IBG LLC attributable to our interest in IBG LLC that otherwise would not have been available, although the IRS may challenge all or part of that tax basis increase or our ability to amortize all or part of that increased tax basis, and a court could sustain such a challenge by the IRS. These increases in tax basis, if sustained, may reduce the amount of taxable income that we are required to recognize as the result of our ownership of interests in IBG LLC in the future.

        Concurrently with the IPO, we entered into a tax receivable agreement with IBG Holdings LLC that provides for the payment by us to IBG Holdings LLC of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. We will retain 15% of the projected tax benefits.

        If either immediately before or immediately after any purchase or the related issuance of our stock, the IBG Holdings LLC members own or are deemed to own, in the aggregate, more than 20% of our outstanding stock, then all or part of any increase in the tax basis of goodwill may not be amortizable and, thus, our ability to realize the annual tax savings that otherwise would have resulted if such tax basis were amortizable may be significantly reduced. Although the IBG Holdings LLC members are prohibited under the exchange agreement from purchasing shares of Class A common stock, grants of our stock to employees and directors who are also members or related to members of IBG Holdings LLC and the application of certain tax attribution rules, such as among family members and partners in a partnership, could result in IBG Holdings LLC members being deemed for tax purposes to own shares of Class A common stock.

        In order to mitigate the risk to us of an IRS challenge to the tax basis increase, IBG Holdings LLC and its members will indemnify us for any additional taxes we owe if the IRS or other taxing authorities successfully challenge the basis increase. In addition, if the IRS or other taxing authorities successfully challenge the tax basis increase, any subsequent payments we are required to make under the tax receivable agreement will be reduced accordingly.

        For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of IBG LLC attributable to our acquisition of our interest in IBG LLC, and had we not entered into the tax receivable agreement. The tax receivable agreement will, unless we exercise our right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement, terminate upon the earlier of (i) the end of the taxable year that includes the 50th anniversary of our initial acquisition of interests in IBG LLC, or (ii) the end of the taxable year that includes the 16th anniversary of the date upon which all rights of sale and exchange granted under the exchange agreement have terminated.

        At the time of the closing of this offering, assuming an offering price of $33.50 per share of common stock (the minimum bid price set forth on the cover page of this prospectus) and our purchase of 12.5% of the outstanding interests of IBG LLC in this offering, the increase in the tax basis attributable to our interest in IBG LLC resulting from our acquisition of interests in IBG LLC in connection with this offering is expected to be approximately $1.4 billion. Our ability to achieve tax benefits from any such increase and the payments to be made under the tax receivable agreement with respect thereto depend upon a number of factors, including the law as in effect at the time of a purchase by us of interests in IBG LLC or a payment under the tax receivable agreement, the timing of purchases, the fair market value of interests in IBG LLC at the time of a purchase, the extent to which such purchases are taxable, the impact of the increase in the tax basis on our ability to use foreign tax credits and the rules relating to the amortization of intangible assets, the composition of IBG LLC's assets at the time of a purchase, and the amount and timing of our income and of payments under the tax receivable agreement. Depending upon the outcome of these factors, as a result of the size of the increases in the tax basis of the tangible and intangible assets of IBG LLC and its subsidiaries, the payments that we may make to IBG Holdings LLC could be substantial.

Promissory Notes Issued by TP Holdings to IBG LLC

        Historically, IBG LLC has made income distributions to its members in order to cover such members' personal income tax liabilities. In the event that such income distributions are insufficient for payment of the members' personal income tax liabilities, upon request by such members, IBG LLC has in the past from time to time made advances or loans to such members pursuant to its policies and procedures regarding advances or loans to its members or employees. In accordance with Section 402 of the Sarbanes-Oxley Act of 2002, as codified in Section 13(k) of the Exchange Act, in connection with the IPO, we adopted a policy that forbids IBG, either directly or indirectly, from extending credit in the form of a personal loan to any of our directors or executive officers.

        The following reflects IBG LLC's former policies and procedures with respect to advances or loans to its members or employees. Such policy conferred upon Thomas Peterffy, IBG LLC's founder, chairman and chief executive officer, discretion to approve advances or loans to its members or employees upon notice to its chief financial officer or vice chairman regardless of the type of transaction involved. Such policy was not written; however, all such advances or loans were evidenced by promissory notes payable upon demand and properly entered into IBG LLC's accounting system. All such advances or loans to date were made in accordance with such policy and procedure, and were made to TP Holdings, a member of IBG LLC. The majority general partner of TP Holdings is Mr. Peterffy, the sole voting member and sole managing member of IBG Holdings LLC, and the minority general partner is Earl Nemser, IBG LLC's vice chairman. TP Holdings issued notes to IBG LLC during 2005 in amounts ranging from $25,000 to $4,500,000 at interest rates ranging from 1.46% to 4.34%, with $4,500,000 being the largest aggregate amount of indebtedness outstanding at any time during such period. All notes were repaid in the calendar year of issuance. No TP Holdings notes were issued in 2006 and 2007, and there are currently no TP Holdings notes outstanding.

Legal Representation

        Earl H. Nemser, our vice chairman and one of our directors, is also Special Counsel to the law firm of Dechert LLP, which has rendered legal services to IBG LLC and us, as applicable, during 2005, 2006 and 2007. Mr. Nemser beneficially owns 1.1898% of IBG Holdings LLC, which, assuming an offering price of $33.50 per share of common stock (the minimum bid price set forth on the cover page of this prospectus), would be worth $143.5 million at the time of this offering.

Purchase of Senior Notes

        Earl H. Nemser (together with an affiliated entity and certain members of Mr. Nemser's immediate family) from time to time purchase senior notes issued by IBG LLC that are described in greater detail under "Description of Indebtedness—Senior Notes" and "Item 15. Recent Sales of Unregistered Securities" contained in Part II of the registration statement of which this prospectus forms a part. The largest aggregate principal amount of senior notes held by Mr. Nemser and his affiliates since January 1, 2005, in the aggregate, was $12,907,000. As of April 22, 2008, Mr. Nemser and his affiliates held $9,744,000 in aggregate principal amount of senior notes. Since January 1, 2005, the total amounts of senior notes principal and interest paid to Mr. Nemser and his affiliates were $44,014,000 and $937,526, respectively. As the senior notes have either a 15-month or 18-month maturity, Mr. Nemser and his affiliates have, during each of the last three fiscal years, both purchased additional senior notes and have had certain of their senior notes redeemed. All senior notes issued prior to June 19, 2006 had an interest rate of 8%, and all senior notes issued on and after such date had a 7% interest rate.

        Lawrence E. Harris, one of our directors since July 2007, purchased $500,000 in principal amount of the aforementioned senior notes in March 2008 and may purchase additional senior notes from time to time in the future. As the senior notes purchased by Dr. Harris have an 18-month maturity, none of

Dr. Harris' senior notes have yet been redeemed, and Dr. Harris has not yet received any payments of principal or interest with respect to his senior notes.

Investment in W.R. Hambrecht + Co., Inc.

        On December 21, 2006, IB Exchange Corp., one of our subsidiaries, purchased approximately $10.0 million in aggregate principal amount of short-term senior secured promissory notes (which we refer to as the WRH Bridge Notes) issued by W.R. Hambrecht + Co., Inc., the parent of WR Hambrecht + Co, LLC, one of the placement agents for this offering. The WRH Bridge Notes were due and payable on February 6, 2007. On February 5, 2007, the WRH Bridge Notes, together with $0.1 million of interest thereon and an additional $5.9 million, were reinvested into three-year senior secured promissory notes issued by W.R. Hambrecht + Co., Inc. (which we refer to as the WRH Senior Notes). On March 29, 2007, IB Exchange Corp. purchased an additional $3.2 million of WRH Senior Notes. In addition to the WRH Senior Notes, we received three-year warrants which are immediately exercisable to acquire common stock of W.R. Hambrecht + Co, Inc., at a price equal to the fair market value of such common stock at the time of the issuance of the warrants. Our beneficial ownership of shares of W.R. Hambrecht + Co., Inc. may result in our being deemed to be an affiliate of W.R. Hambrecht + Co., Inc. The WRH Senior Notes bear interest at 8% per annum, which may be paid in cash or added to the principal amount of the WRH Senior Notes. The WRH Senior Notes are secured by the capital stock of certain subsidiaries and certain intellectual property of W.R. Hambrecht + Co., Inc. The WRH Senior Notes rank senior to all future funded indebtedness of W.R. Hambrecht + Co., Inc. As part of the financing, we were granted the right to designate two members (of not more than ten) of the board of directors of W.R. Hambrecht + Co., Inc. Such members are Thomas Peterffy and Kevin Fischer.

Margin Account at IB LLC

        Dr. Lawrence E. Harris, one of our directors, maintains an active retail brokerage account with IB. Dr. Harris has borrowed stock worth more than $120,000 to establish certain short positions. Such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to IB, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

Review, Approval or Ratification of Transactions with Related Persons

        We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our audit committee, our chief executive officer and our general counsel are responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company's proxy statement. In addition, the nominating and corporate governance committee monitors and reviews any issues regarding the "independence" of directors or involving potential conflicts of interest, and evaluates any change of status or circumstance with respect to a director and determines the propriety of the director's continued service in light of that change.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock and provisions of our amended and restated certificate of incorporation, and our bylaws are summaries and are qualified by reference to our amended and restated certificate of incorporation and our bylaws, copies of which were filed as Exhibit 3.1 to Amendment No. 1 to the Registration Statement (No. 333-138955) on Form S-1 filed by the Company on February 12, 2007 and as Exhibit 3.2 to the Registration Statement (No. 333-138955) on Form S-1 filed by the Company on November 27, 2006, respectively, and are incorporated herein by reference.

        Our authorized capital stock will consist of 1,000,000,000 shares of Class A common stock, par value $0.01 per share, 100 shares of Class B common stock, par value $0.01 per share and 10,000 shares of preferred stock. In this section, when we refer to "common stock," we are referring to Class A common stock and Class B common stock, taken as a whole.

Common Stock

  Class A common stock

  Voting rights

        The holders of Class A common stock are entitled to one vote per share. Holders of shares of Class A common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to our amended and restated certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class A common stock and Class B common stock, voting together as a single class. However, amendments to the amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class of common stock shall be approved upon the affirmative vote of the holders of a majority of the shares of Class B common stock and Class A common stock, voting together as a single class.

  Dividend rights

        Holders of Class A common stock share ratably (based on the number of shares of common stock held) in any dividend declared by our board of directors. Dividends consisting of shares of Class A common stock may be paid only as follows: (i) shares of Class A common stock may be paid only to holders of shares of Class A common stock; and (ii) shares are paid proportionally with respect to each outstanding share of Class A common stock. We may not subdivide or combine shares of either class of common stock without at the same time proportionally subdividing or combining shares of the other class. Dividends payable to holders of Class B common stock can only be paid if dividends in the same amount per share are simultaneously paid to holders of Class A common stock.

  Liquidation rights

        On our liquidation, dissolution or winding up, all holders of Class A common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock.

  Other matters

        In accordance with our amended and restated certificate of incorporation and the amended and restated limited liability company agreement pursuant to which IBG LLC is governed, the net cash proceeds received by us from any future issuance of shares of common stock will either be used to purchase IBG LLC membership interests from IBG Holdings LLC or be transferred to IBG LLC in exchange for newly issued membership interests equal in number to such number of shares of common stock issued by us. The number of outstanding IBG LLC membership interests owned by us, therefore, equals the number of outstanding shares of our common stock at all times. As a result, existing common stockholders experience no material dilution with regard to their equity interest in IBG LLC as a result of the issuance of additional shares of our common stock.

        In the event of our merger or consolidation with or into another company in connection with which shares of either class of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock, regardless of class, are entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), provided that if shares of either class of common stock are exchanged for shares of capital stock, such shares exchanged for or changed into may differ to the extent that the Class A common stock and the Class B common stock differ.

        No shares of either class of common stock are subject to redemption or have preemptive rights to purchase additional shares of either class of common stock. All outstanding shares of Class A common stock have been legally issued, fully paid and non-assessable.

  Class B common stock

  Voting rights

        The holders of Class B common stock, in the aggregate, are entitled to the number of votes equal to the number of IBG LLC membership interests held by such holders. The holders of Class B common stock, in the aggregate, are currently entitled to approximately 360.0 million votes (which will decrease to approximately 310.0 million votes after this offering).

        Holders of shares of Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class B common stock and Class A common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class B common stock and Class A common stock, voting together as a single class. However, amendments to the certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class of common stock shall be approved upon the affirmative vote of the holders of a majority of the shares of Class B common stock and Class A common stock, voting together as a single class.

  Dividend rights

        Holders of Class B common stock share ratably (based on the number of shares of common stock held) in any dividend declared by the board of directors. Dividends consisting of shares of Class B common stock may be paid only as follows: (i) shares of Class B common stock may be paid only to holders of shares of Class B common stock; and (ii) shares are paid proportionally with respect to each outstanding share of Class B common stock. We may not subdivide or combine shares of either class of common stock without at the same time proportionally subdividing or combining shares of the other class. Dividends payable to holders of Class B common stock can only be paid if dividends in the same amount per share are simultaneously paid to holders of Class A common stock.

  Liquidation rights

        On our liquidation, dissolution or winding up, all holders of Class B common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock.

  Other matters

        In the event of our merger or consolidation with or into another company in connection with which shares of either class of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock, regardless of class, are entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), provided that, if shares of either class of common stock are exchanged for shares of capital stock, such shares exchanged for or changed into may differ to the extent that the Class A common stock and the Class B common stock differ.

        No shares of either class of common stock are subject to redemption or will have preemptive rights to purchase additional shares of either class of common stock. All outstanding shares of Class B common stock have been legally issued, fully paid and nonassessable.

Preferred Stock

        Our board of directors has the authority, without further action by our stockholders, to issue our preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of our holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of our preferred stock could have the effect of delaying, deferring, or preventing a change in our control.

IBG LLC Membership Interests and Amended and Restated Limited Liability Company Agreement of IBG LLC

        Our primary assets are our ownership of approximately 10.3% of the IBG LLC membership interests, and our controlling interest and related contractual rights as the sole managing member of IBG LLC. There are approximately 400.1 million IBG LLC membership interests issued and outstanding, approximately 40.1 million, or 10.3%, of which are owned by us, and approximately 360.0 million, or 89.7%, of which are owned by IBG Holdings LLC. All IBG LLC membership interests are identical and have the same voting and other rights.

        Our only business is to act as the sole managing member of IBG LLC, and, as such, we operate and control all of the business and affairs of IBG LLC, have all of the rights and powers which may be possessed by managing members under the Connecticut Limited Liability Company Act and are able to consolidate IBG LLC's financial results into our financial statements. Except with the prior written consent of both members of IBG LLC, we do not have the authority to:

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  conduct any act in contravention of IBG LLC's amended and restated limited liability company agreement;

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  knowingly perform any act that would subject any member to personal liability for debts or obligations of IBG LLC in any jurisdiction;

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  engage in any activity which substantially changes the nature of IBG LLC's business;

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  sell all or a substantial portion of the property of IBG LLC;

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  merge or consolidate IBG LLC with or into another entity;

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  convert IBG LLC, by whatever means, into a corporation or another form of business entity; or

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  dissolve or liquidate IBG LLC.

        The amended and restated limited liability company agreement of IBG LLC provides that the number of IBG LLC membership interests will equal the sum of the number of shares of common stock outstanding and the number of outstanding common shares of IBG Holdings LLC. It is the intent of the members that this relationship remain constant throughout the term of IBG LLC. It is anticipated that from time to time and without regard to the exchange agreement among us, IBG LLC, IBG Holdings LLC and the historical members of IBG LLC (and described in greater detail under "Transactions with Related Persons, Promoters and Certain Control Persons—Exchange Agreement"), we may issue additional shares of common stock under incentive plans for employees (including our 2007 Stock Incentive Plan), in exchange for capital or in other arrangements that benefit IBG LLC. In any such case, it is the intention of the members that a corresponding number of IBG LLC membership interests shall be issued to us in exchange for the consideration received by us for our issuance of additional shares of common stock. If any shares of common stock are issued subject to restrictions resulting in forfeiture to us or are otherwise redeemed by us, a corresponding number of IBG LLC membership interests shall be surrendered to IBG LLC by us for cancellation. Similarly, if any common shares of IBG Holdings LLC are forfeited to IBG Holdings LLC and as a result thereof are no longer outstanding, a corresponding number of IBG LLC membership interests shall be surrendered to IBG LLC by IBG Holdings LLC for cancellation. These and other adjustments to the number of IBG LLC membership interests outstanding may be made from time to time as necessary to properly reflect the relative interests of the members.

        In accordance with the amended and restated limited liability company agreement pursuant to which IBG LLC is governed, net profits, net losses and distributions of IBG LLC are allocated and made to its members pro rata in accordance with the respective percentages of their membership interests in IBG LLC. Accordingly, net profits and net losses of IBG LLC are currently allocated, and distributions by IBG LLC are currently made, approximately 10.3% to us and approximately 89.7% to IBG Holdings LLC. After completion of this offering, we expect that such allocations and distributions will be made approximately 22.8% to us and approximately 77.2% to IBG Holdings LLC.

        Pursuant to the terms of the amended and restated limited liability company agreement of IBG LLC, we, as the managing member of IBG LLC, can cause IBG LLC to make distributions to its members, including us, to the extent necessary to enable such members to pay taxes incurred with respect to their allocable shares of taxable income of IBG LLC, using a tax rate no less than the actual combined federal, state and local income tax rates applicable to our allocable share of taxable income. Any distributions by IBG LLC in excess of such tax distributions will be at the discretion of our board of directors and will depend on IBG LLC's strategic plans, financial results and condition, contractual, legal, financial and regulatory restrictions on distributions (including the ability of IBG LLC to make distributions under the covenants in its senior secured revolving credit facility and senior notes), capital requirements, business prospects and such other factors as our board of directors, in exercising our authority as managing member of IBG LLC, considers to be relevant to such determination.

Anti-takeover Effects of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

        Certain provisions of our amended and restated certificate of incorporation and our bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to fulfill its fiduciary duties to us and our stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of us. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our stockholders.

        Special meetings of stockholders.    Our bylaws preclude our stockholders from calling special meetings of stockholders or requiring the board of directors or any officer to call such a meeting or from proposing business at such a meeting. Our bylaws provide that only a majority of our board of directors, the chairman of the board or the chief executive officer can call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder cannot force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to the time a majority of the board of directors, the chairman of the board or the chief executive officer believes the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace board members also can be delayed until the next annual meeting.

        Other limitations on stockholder actions.    Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. This provision may have the effect of precluding the conduct of certain business at a meeting if the proper notice is not provided and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company. In addition, the ability of our stockholders to remove directors without cause is precluded.

Section 203 of the General Corporation Law of the State of Delaware

        We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, with the following exceptions:

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  prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

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  on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines business combination to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges, or other financial benefits by or through the corporation.

        In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

        The transfer agent and registrar for shares of our common stock is Computershare Shareholder Services, Inc.

Listing

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "IBKR."

DESCRIPTION OF INDEBTEDNESS

Senior Secured Revolving Credit Facility

        The following description does not purport to be complete and is qualified in its entirety by reference to the credit agreement, a copy of which was filed as Exhibit 10.1 to the Registration Statement (No. 333-138955) on Form S-1 filed by the Company on November 27, 2006 and is incorporated herein by reference.

        IBG LLC entered into a senior secured revolving credit facility on May 19, 2006 with JPMorgan Chase Bank, N.A. as administrative agent, Harris N.A. as syndication agent, Citibank, N.A. and HSBC USA National Association as co-syndication agents, which consists of a credit facility in an aggregate principal amount not to exceed $300.0 million with a maturity date of May 19, 2010. Subject to compliance with certain conditions, the maximum aggregate amount IBG LLC can borrow under the credit facility may be increased up to $500.0 million.

        Subject to compliance with customary conditions precedent and the availability of the lenders' committed amounts, revolving loans are available at any time prior to May 19, 2009. All outstanding loans under the senior secured revolving credit facility are due and payable on May 19, 2010, and amounts repaid under the senior secured revolving credit facility may be reborrowed prior to May 19, 2009.

        All of IBG LLC's obligations under the senior secured revolving credit facility are required to be guaranteed by IBG LLC's domestic non-regulated subsidiaries (currently there are no such entities). The senior secured revolving credit facility and the related guarantees are secured by a perfected first priority security interest in all of the capital stock of each entity owned directly by IBG LLC (subject to customary limitations with respect to foreign subsidiaries).

        Revolving loans under the senior secured revolving credit facility bear interest (i) in the case of fed funds loans, at a federal funds rate set forth in the credit agreement plus a margin ranging from 65 basis points to 140 basis points, depending on the third party credit rating issued to IBG LLC by Moody's Investor Service, Inc. or Standard & Poor's Rating Service or (ii) in the case of Eurodollar loans, at Eurodollar rate set forth in the credit agreement plus a margin ranging from 50 basis points to 125 basis points, depending on the third-party credit rating issued to IBG LLC by Moody's Investors Service, Inc. or Standard & Poor's Ratings Service. Interest on loans based on the federal funds rate is payable monthly in arrears, and interest on loans based on the Eurodollar rate is payable on the last day of each relevant interest period and, in the case of any interest period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such interest period and last day of such interest period. While a default is continuing, interest may accrue at 2.0% above the rate otherwise applicable. Notwithstanding the foregoing, interest on all loans under the senior secured revolving credit facility are payable at the time of repayment of any such loans, and at maturity. In addition to paying on any outstanding principal amount under the senior secured revolving credit facility, IBG LLC is required to pay a facility fee to the administrative agent for the account of the lenders based on the facility fee rate as set forth in the credit agreement commencing on the execution and delivery of the credit facility and payable quarterly in arrears until the maturity date or, if earlier, the date on which all loans under the credit facility have been paid in full. Further, on May 19, 2009, IBG LLC is required to pay a fee to the administrative agent for the account of the lenders in the amount of 0.25% of the principal amount of outstanding loans under the credit facility on such date.

        The senior secured revolving credit facility contains representations and warranties, covenants (including limitations on the incurrence of additional debt, and prohibitions on certain corporate transactions such as liquidations, dissolutions and sales of assets outside the ordinary course of business), events of default and remedies and other provisions customary for credit facilities of this type.

        The senior secured revolving credit facility also contains the financial covenants that require IBG LLC to maintain:

  •
  a minimum net worth of $1.5 billion, with quarterly increases equal to 25% of positive consolidated income;

  •
  a maximum total debt to capitalization ratio of 30%;

  •
  a minimum liquidity ratio of 1.0 to 1.0; and

  •
  a maximum total debt to net regulatory capital ratio of 35%.

        The secured revolving credit facility restricts IBG LLC's ability to make dividend payments or similar distributions to the members of IBG LLC in any given fiscal year unless IBG LLC, prior to, as well as subsequent to making such dividend payments or distributions, is in compliance with the financial covenants described above.

        IBG LLC has paid and will continue to pay the lenders certain syndication and administration fees, reimburse certain expenses and provide certain indemnities, in each case which are customary for credit facilities of this type.

Senior Notes

        IBG LLC periodically issues senior notes in private placements to certain qualified customers of Interactive Brokers LLC, our 99.9%-owned broker-dealer subsidiary. IBG LLC uses the proceeds from sales of the senior notes to provide capital to IBG LLC's broker-dealer subsidiaries in the form of subordinated loans and for other general purposes. The outstanding senior notes have either a 15-month or an 18-month maturity. IBG LLC may, solely at its option, redeem the senior notes at any time on or after a specified date in the third month or the sixth month, respectively, after the date on which the senior notes are issued and sold, at a redemption price equal to 100% of the principal amount of the senior notes to be redeemed plus accrued interest.

        IBG LLC had $160.5 million and $150.6 million of senior notes outstanding at December 31, 2007 and 2006, respectively. In 2007, IBG LLC redeemed $448.8 million of senior notes, which included $150.6 million of senior notes issued in 2006 and issued $458.7 million in new senior notes.

        The senior notes are secured, along with the senior secured revolving credit facility, by a first priority interest in all of the capital stock of each entity owned directly by IBG LLC (subject to customary limitations with respect to foreign subsidiaries).

        The senior notes contain covenants that may limit IBG LLC's ability to:

  •
  incur, or permit its subsidiaries to incur, additional indebtedness;

  •
  create, or permit its subsidiaries to create, liens on any capital stock or equity interests of its subsidiaries;

  •
  declare and pay dividends or make other equity distributions as described below; and

  •
  consolidate, merger or sell all or substantially all of its assets.

        IBG LLC's senior notes contain covenants that prohibit IBG LLC from making dividend payments or similar distributions to its members in any given fiscal year that exceed the greatest of:

  •
  50% of IBG LLC's consolidated income before income taxes for such fiscal year, as determined in accordance with generally accepted accounting principles;

  •
  50% of IBG LLC's consolidated income before income taxes for the prior fiscal year, as determined in accordance with generally accepted accounting principles;

  •
  $50 million; and

  •
  the sum of (a) amounts distributable in accordance with the limited liability company agreement of IBC LLC to members of IBG to cover their tax liabilities, if any, with respect to the earnings of IBG LLC and (b) amounts, not exceeding $50 million in any calendar year, that are distributable pursuant to the limited liability company agreement of IBG LLC upon the death, withdrawal, or termination of employment of a member.

SHARES ELIGIBLE FOR FUTURE SALE

        Future sales of substantial amounts of our common stock in the public market, or the possibility of such sales occurring, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

        After giving effect to this offering we will have approximately 90,200,000 outstanding shares of common stock. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (Securities Act), except that any shares held by our "affiliates" as that term is defined in Rule 144 promulgated under the Securities Act may only be sold in compliance with the limitations described below.

        Restricted securities may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration described below under Rules 144 or 701 promulgated under the Securities Act.

        IBG Holdings LLC, certain of our security holders, each of our directors and certain of our officers have entered into lock-up agreements pursuant to which they have agreed, subject to limited exceptions, not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for common stock for a period of 180 days from the date of this prospectus without the prior written consent of WR Hambrecht + Co, LLC which may, at any time and without notice, waive any of the terms of the lock-up. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless these sales meet the conditions and restrictions of Rules 144 or 701 as described below. As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. The 180-day period under the lock-up agreements may be extended under specified circumstances. See the section of this prospectus entitled "Plan of Distribution."

        In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least six months is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the then-outstanding common stock, or approximately 902,000 shares based on the number of shares to be outstanding immediately after this offering; or

  •
  the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the SEC.

        Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about us.

        Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisors prior to the date we become subject to the reporting requirements of the Exchange Act. To be eligible for resale under Rule 701, shares must have been issued pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of the offering). Securities issued in reliance on Rule 701 are restricted securities and, subject to the lock-up agreements described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144, and by affiliates, under Rule 144 without compliance with its six-month minimum holding period requirements. The foregoing summary of Rule 701 is not intended to be a complete description.

        We have filed registration statements under the Securities Act to register the shares of common stock available for issuance pursuant to our equity plans. Shares issued pursuant to these plans are available for sale in the open market and, for our affiliates, subject to the conditions and restrictions of Rule 144.

        For a description of the anticipated annual offerings of our common stock to finance the purchase of IBG LLC membership interests from IBG Holdings LLC as well as the potential mandatory redemptions of all or a portion of outstanding IBG Holdings LLC membership interests and the corresponding issuances of common stock to finance such redemptions, see the sections of this prospectus entitled "Our Organizational Structure—Redemption of Membership Interests" and "Transactions with Related Persons, Promoters and Certain Control Persons—Exchange Agreement."

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
TO NON-UNITED STATES HOLDERS

Preliminary Matters

        The following discussion is a summary of material U.S. federal income tax considerations generally applicable to non-U.S. holders of our common stock that acquire shares of our common stock pursuant to this offering and that hold such shares as capital assets (generally, for investment).

        For purposes of this discussion, a non-U.S. holder is any beneficial owner that for U.S. federal income tax purposes is not a U.S. person; the term U.S. person means:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created in or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (x) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership or other pass-through entity holds shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner or member and the activities of the partnership or other entity. Accordingly, we urge partnerships or other pass-through entities that hold shares of our common stock that hold shares of our common stock and partners or members in these partnerships or other entities to consult their tax advisors.

        This summary does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position and does not consider the state, local or non-U.S. tax consequences of an investment in our common stock. It also does not apply to non-U.S. holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks, insurance companies, tax-exempt organizations, dealers in securities or currency, persons who hold common stock as part of a "straddle," "hedge," "conversion transaction" or other risk-reduction or integrated transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive common stock as compensation). This summary is based upon the Internal Revenue Code of 1986, as amended (Code), existing and proposed Treasury regulations, IRS rulings and pronouncements and judicial decisions in effect, all of which are subject to change, possibly on a retroactive basis, or differing interpretations.

        This summary is included herein as general information only. Accordingly, each prospective holder is urged to consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of holding and disposing of our common stock.

  U.S. Trade or Business Income

        For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our common stock will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct by a non-U.S. holder of a trade or business within the United States and (ii) in the case of a non-U.S. holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-U.S. holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the non-U.S. holder complies with applicable certification and disclosure requirements); instead, a non-U.S. holder is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. Any U.S. trade or business income received by a non-U.S. holder that is a corporation also may be subject to a "branch profits tax" at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

  Distributions

        Distributions of cash or property that we pay in respect of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our common stock. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder's tax basis in our common stock, and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying its entitlement to benefits under the treaty. A non-U.S. holder of our common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A non-U.S. holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

        The U.S. federal withholding tax described in the preceding paragraph does not apply to dividends that represent U.S. trade or business income of a non-U.S. holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. In such circumstances, dividends will be subject to tax on a net income basis as described above under the caption entitled "U.S. Trade or Business Income."

  Dispositions

        A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of common stock unless:

  •
  the gain is U.S. trade or business income (as described above);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions; or

  •
  our common stock constitutes a U.S. real property interest by reason of our status as a "U.S. real property holding corporation" (which we refer to as USRPHC) under Section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the non-U.S. Holder's holding period for our common stock.

        In general, a corporation is a USRPHC if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are determined to be a USRPHC, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of our common stock by a non-U.S. holder whose shareholdings, actual and constructive, at all times during the applicable period, amount to 5% or less of our common stock, provided that our common stock is regularly traded on an established securities market. We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not be a USRPHC, or that our common stock will be considered regularly traded, when a non-U.S. holder sells its shares of our common stock.

  U.S. Federal Estate Taxes

        Shares of our common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Requirements

        We must annually report to the IRS and to each non-U.S. holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a non-U.S. holder of our common stock generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of our common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (which we refer to as a United States related person). In the case of the payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a United States related person, the Treasury regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Non-U.S. holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our common stock).

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

        In accordance with the terms of a placement agency agreement W.R. Hambrecht + Co., LLC, Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC and Sandler O'Neill + Partners, L.P., as placement agents, and us, the placement agents have agreed to use their best efforts to procure potential purchasers for the shares of common stock offered hereby.

        The placement agency agreement provides that the obligations of the placement agents are subject to conditions, including an effective registration statement filed with the SEC covering the sale of shares of common stock offered hereby, the absence of any material adverse change in our business, and the receipt of certificates, opinions and letters from us and our counsel and independent accountants. The placement agents are not purchasing or selling any of the shares being sold pursuant to this prospectus and they are not required to arrange the purchase or sale of any specific number or dollar amount of shares.

        The placement agents propose to procure potential purchasers to purchase shares of our common stock at the offering price reflected on the cover page of this prospectus as determined by us based on the results of the OpenFollowOn auction, and to certain dealers at this price less a concession not in excess of $            per share. As described below, if an auction clearing price is achieved, then we will, at our discretion, offer the shares either at the clearing price or at an offering price below the clearing price (but equal to or greater than the minimum bid price). The placement agents may allow, and dealers may reallow, a concession not to exceed $            per share on sales to other dealers. After completion of the public offering of the shares, if all the shares are not sold at the offering price, the public offering price and other selling terms may be changed. The placement agents as well as any dealers that participate in the distribution of our common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discount, commission or concession received by them and any provided by the sale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Interactive Brokers LLC, our consolidated subsidiary and a registered broker-dealer, will be participating as a dealer in connection with this offering.

        The following table shows the per-share and total placement agent fee (rounded to the nearest cent for the purposes of this table) to be paid to the placement agents by us in connection with this offering. The placement agency fee has been determined through negotiations between us and the placement agents, and has been calculated as a percentage of the offering price.

	Per Share	Total (in millions)
Offering price	$33.50	$1,675.0
Placement agency fee	$0.08	$4.2
Proceeds, before expenses, to us	$33.42	$1,670.8

        We estimate that the expenses of this offering, exclusive of the placement agency fee, will be approximately $2 million, including fees and expenses of the placement agents as described below. These fees and expenses are payable directly or indirectly by IBG Holdings LLC. These fees include, among other things, legal and accounting fees, printing expenses, expenses incurred in connection with our meetings with potential investors, the filing fees of the SEC and FINRA and registrar and transfer agent fees. IBG Holdings LLC has also agreed to reimburse the placement agents for certain out-of-pocket expenses and legal fees in connection with this offering. We expect that such expenses will not exceed $300,000 which amount includes approximately $200,000 of legal fees and expenses. An electronic prospectus is available on the website maintained by WR Hambrecht + Co and may also be made available on websites maintained by other placement agents, selected dealers and selling group members participating in this offering.

The OpenFollowOn Auction Process

        The distribution method being used by the placement agents in this offering is known as the OpenFollowOn auction process. It differs from the distribution method traditionally employed in public offerings. In particular, the public offering price will be based on the results of an auction conducted by the placement agents. We intend to sell, through the OpenFollowOn auction process conducted by the placement agents, up to a maximum number of 50,000,000 shares of common stock. We will sell as many shares, up to the 50,000,000 share maximum, as are bid for in the auction at prices equal to or exceeding the minimum bid price of $33.50 per share. The actual offering price will be equal to the minimum bid price of $33.50 per share in the event that fewer than the maximum number of 50,000,000 shares are bid for in the auction. If the number of shares bid for in the auction equals or exceeds the maximum number of shares offered then the auction will have achieved a clearing price. If a clearing price is achieved, then we will, at our discretion, offer the shares either at the clearing price or at an offering price below the clearing price (but equal to or greater than the minimum bid price). All successful bidders will pay the same price for the offered shares and shares will be allocated to successful bidders as described below in the section titled "Allocation of Shares."

        Bids may be submitted by interested purchasers in the live auction or through a pre-auction bid submission through a participating underwriter or dealer. The allocation of shares of our common stock will be determined by the auction process; however, we and WR Hambrecht + Co reserve the right to round allocations to eliminate odd-lots. The auction will be held on the website of WR Hambrecht + Co at www.wrhambrecht.com or www.openfollowon.com, which also sets forth the rules governing the auction. You should read the rules governing the auction prior to participating in the auction.

        Shares offered by this prospectus may not be sold nor may offers to buy be accepted prior to the time that the registration statement filed with the SEC of which this prospectus forms a part has become effective. A bid received by the placement agents or participating dealers involves no obligation or commitment of any kind prior to the effectiveness of the registration statement and the commencement of the auction. When the auction closes, all bids that have not been modified or withdrawn by the bidder prior to the auction close will be considered firm and may be accepted. Bidders may cancel their bid at any time prior to the auction close. Bidders may modify or cancel their bids through the live auction website or by contacting the dealer or underwriter through which they submitted their bid by e-mail, fax or telephone. There can be no guarantee that any bidder that elects not to participate in the live auction will be able to contact the underwriter or dealer through which they submitted their pre-auction bid during the live auction to cancel their bid.

        All bids must be submitted as limit bids in which the bidder specifies the number of shares the bidder is willing to purchase and the maximum price per share it is willing to pay for the shares. Each bidder is permitted to place no more than one limit bid. Each auction participant will have a maximum bid size equal to the lesser of (a) 10% of the shares offered or (b) the credit limit of the bidder, as determined by the placement agent or dealer through which the bidder submits its bid. In certain circumstances, WR Hambrecht + Co and the issuer may allow a bidder to bid for an amount of shares exceeding 10% of the shares offered. The minimum bid price in the auction will be displayed on the OpenFollowOn website during the auction.

        The placement agents and selling group members will contact potential investors with information about the auction and how to participate and will solicit bids from prospective investors through the Internet, telephone and facsimile.

The Live Auction

        The live auction will be open only to bidders who have an account with a placement agent or participating dealer and receive a user ID and logon which will enable them to participate in the live web-based auction. Typically, only institutional or other high-net worth investors interested in purchasing significant blocks of our stock will participate in the live auction. Fox-Pitt Kelton Cochran Caronia Waller and Sandler O'Neill + Partners will host a link to the WR Hambrecht + Co OpenFollowOnSM website from their respective webpages, and WR Hambrecht + Co will provide the placement agents with user IDs and logon passwords to provide to their customers so that their customers may participate in the auction. WR Hambrecht + Co will act as the auction manager for the live auction. The placement agents will each make their own suitability, eligibility and credit limit determinations with respect to any of their customers that participate and purchase shares through the OpenFollowOnSM live auction. WR Hambrecht + Co reserves the right to limit the number of participants in the live auction.

        If a bidder is approved to participate in the live auction, the bidder will be able to access the auction website operated by WR Hambrecht + Co. The OpenFollowOnSM website will provide the following:

  •
  an electronic copy of the registration statement;

  •
  the maximum number of shares being offered;

  •
  the minimum bid price per share;

  •
  the minimum bid size;

  •
  the maximum bid size for that particular customer;

  •
  the price increments for bids submitted in the auction;

  •
  the times that the auction will open and close;

  •
  any free writing prospectus or other written selling material used in connection with the offering;

  •
  a click-through form of offering participation agreement; and

  •
  the rules governing the auction.

        During the auction, auction bidders participating in the live auction will be able to view the following information, updated on a near real-time basis:

  •
  an advisement to the bidder that its bid has been submitted;

  •
  the graphic display of auction information updated at 10 second intervals during the auction showing the bids which have been placed at each price level within the displayed price range and aggregate demand outside the displayed price range;

  •
  a tabular display listing the size and price of all individual bids;

  •
  the current offering price, which will be equal to the greater of the minimum bid price or the clearing price achieved in the auction;

  •
  notice that the auction has been completed; and

  •
  a notification that a bid has been accepted and shares have been allocated to a particular bidder or that a bidder has not received shares in the auction.

        As described above, there are two primary information screens that provide bidders information about the auction progress—the tabular display and the graphic display. Throughout the live auction the tabular information display on the OpenFollowOnSM website will contain information on every bid submitted in the auction. The graphic display of auction information will generally be set to display as much of the live-auction demand as possible with indications at either end of the displayed range as to the demand that is outside of the displayed information. Bids may be submitted in the live auction at prices outside the range displayed in the graphic display of the auction; however, these bids will only be displayed as part of the aggregate demand that is above or below the displayed price range unless the displayed price range is subsequently adjusted to include the price point of the bid.

WR Hambrecht + Co reserves the right, in its sole discretion, to adjust the price range displayed in the graphic auction display in order to facilitate the orderly progression of the auction.

        Bidders participating in the live auction may modify their bid to increase or decrease the number of shares bid for or the price bid per share or may withdraw their bid or reenter the auction at any time prior to the close of the auction. When the auction closes, all bids that have not been withdrawn are considered firm and may be accepted by the placement agents on our behalf.

        If a bid is below the offering price in the auction, the bidder will not receive any allocation of shares in the auction.

        The auction will open shortly after 4:00 p.m., New York City time, on the date specified by the placement agents, and will close approximately 30 minutes after the auction opens, at a time disclosed on the auction website. If a malfunction or other technical or mechanical problem occurs that the placement agents believe may interfere with the auction, the placement agents or we may extend, cancel and reschedule the auction, or, if technical problems cannot be resolved, revert to a traditional distribution method in which the price and allocation of the shares offered is within the sole discretion of us and the placement agents. Any such decision will be communicated by email, telephone, fax and/or posted on the auction webpage.

Pre-Auction Limit Order Bids

        Investors that are customers of WR Hambrecht + Co or one of the other placement agents or participating dealers may enter a limit bid through the placement agent or dealer prior to the commencement of the live auction. These bidders may also participate in the live auction in order to modify or cancel their bid during the live auction through the OpenFollowOnSM website. A pre-auction bid may be cancelled at any time up until the auction closes and the notice of acceptance is sent, however, it may be difficult or impossible for a bidder who has submitted a pre-auction bid to contact the placement agent or dealer through which they submitted their bid and cancel their bid in the brief time span of the live auction if they do not elect to participate in the live auction. All pre-auction bids will be entered into the auction immediately upon commencement of the auction and may be accepted by the placement agents once the auction closes. If a pre-auction bid is below the offering price, the bidder will not receive an allocation of shares in the offering. Any limit bid entered into the auction at the commencement of the auction must specify a number of shares and the maximum price that the bidder is willing to pay for such shares. Such bids will receive the earliest possible time stamp in the auction, which may result in such bids receiving a higher allocation of shares bid for than subsequently placed orders. The placement agents and participating dealers will notify any pre-auction bidders of the minimum price in the auction and the maximum deal size via the OpenFollowOnSM website, email, telephone or facsimile.

The Clearing Price and the Offering Price

        The highest price at which the maximum number of shares (50,000,000) that are being sold in the auction can be sold is the "clearing price." If we do not receive sufficient bids in the auction to sell the maximum number of shares offered then the auction will have failed to achieve a clearing price and the offering price will be equal to the minimum bid price. All shares will be sold to bidders at the same offering price. The clearing price may equal the minimum bid price in the auction. If the clearing price obtained in the live auction is higher than the minimum bid price in the auction, then bids below the clearing price will not receive an allocation of shares in the offering unless we elect to sell the shares at an offering price that is below the clearing price. If the number of shares bid for in the auction exceeds the maximum number of shares offered, then we will either (a) offer the shares at the clearing price and allocate shares to bidders on a price and time-stamp priority basis or (b) offer the shares at an offering price below the clearing price and allocate the shares to all bidders that submitted bids at or above the offering price on a straight pro-rata basis according to the size of their bids.

Allocation of Shares

        All bids entered in the auction will receive a time stamp equal to the nearest 10 second increment during which the bid was entered. Bids entered into the auction prior to the commencement of the auction by placement agents or participating dealers will be given the earliest time-stamp in the auction. If a bid is cancelled and then reentered into the auction, it will receive a new time stamp. Any change in the number of shares or price per share of a bid during the live auction will be treated as a new bid and given a new time stamp, except that the quantity of any bid may be increased by up to 50% from the original amount without losing the original time stamp.

        If more shares are bid for at or above the clearing price than are offered and we elect to offer the shares at the clearing price, shares will be allocated based first on price and then on the time stamp. Bidders that bid a higher price than the clearing price will receive a full allocation of shares. Bidders that bid at the clearing price will receive allocations based on time stamp, with an earlier time stamp being allocated first. If two or more bids at the clearing price have the same time stamp (which is also the latest time stamp), they will be allocated a pro-rata number of shares based on the number of shares bid for.

        If more shares are bid for at or above the clearing price than are offered and we elect to offer the shares at an offering price that is below the clearing price, shares will be allocated to all bidders who bid at or above the offering price on a straight pro-rata basis according to the size of the bids, without reference to the price or time-stamp priority.

        All accepted bids that are pro-rated generally will be rounded to the nearest 100 shares. If possible, bidders who would be pro-rated fewer than 100 shares will be rounded up to 100 shares. In no case will the rounded amount exceed the bid size.

Closing of the Auction

        The auction will close at the time specified on the OpenFollowOnSM website. After the auction closes, the placement agents and participating dealers will notify bidders whose bids have been accepted by providing notice through the OpenFollowOn website or by e-mail, telephone or facsimile. Unsuccessful bidders will also be notified through the OpenFollowOn website or by e-mail, telephone or facsimile that their bids have not been accepted. Following the close of the auction, the website and the final prospectus supplement will contain disclosure about the results of the auction.

        The shares offered hereby will be sold by us through the placement agents to investors who have submitted successful bids prior to or in the auction.

        Potential investors may at any time expressly request that all, or any specific, communications between them and the placement agents be made by a specific means of communication, including e-mail, telephone and facsimile. Bidders submitting bids through a placement agent or dealer other than WR Hambrecht + Co should carefully review the procedures of, and communications from, the institution through which they bid to purchase our shares.

Requirements for Valid Bids

        Participants in the OpenFollowOnSM live auction will typically be institutional and high net-worth purchasers interested in purchasing large blocks of stock. Individual or retail clients of the placement agents and participating dealers may participate in an OpenFollowOnSM through the pre-auction bid submission process. In order to participate in an OpenFollowOnSM offering, all bidders must have an account with WR Hambrecht + Co or one of the other placement agents or participating dealers. Valid bids are those that meet the requirements, including suitability, eligibility, account status and size, established by the placement agents or participating dealers with respect to their customers. In order to open a brokerage account with WR Hambrecht + Co, potential investors must deposit at least $2,000 in their account. This brokerage account will be a general account subject to WR Hambrecht + Co's customary rules, and will not be limited to this offering. No funds will be transferred to us at any time until the acceptance of the bid and the subsequent closing of this offering. Conditions for valid bids, including eligibility standards and account requirements of placement agents or participating dealers other than WR Hambrecht + Co, may vary.

        We and the placement agents reserve the right to limit access to OpenFollowOnSM offerings to qualified customers of the placement agents or participating dealers. We and the placement agents reserve the right to reject bidders whose bids are deemed potentially manipulative, disruptive or otherwise not in our best interest in order to facilitate the orderly completion of this offering, and we and the placement agents reserve the right, in exceptional circumstances, to alter the OpenFollowOnSM method of pricing and allocation as we or the placement agents deem necessary to ensure a fair and orderly distribution of the shares of our common stock. For example, large orders may be reduced to ensure a public distribution and bids may be rejected or reduced by the placement agents or participating dealers based on eligibility or creditworthiness criteria. In addition, the placement agents may reject or reduce a bid by a prospective investor who has engaged in practices that could have a manipulative, disruptive or otherwise adverse effect upon the offering.

Post-Auction Trading in Our Common Stock

        Price and volume volatility in the market for our common stock may result from the somewhat unique nature of the proposed plan of distribution. Price and volume volatility in the market for our common stock after the completion of this offering may adversely affect the market price of our common stock.

        In connection with this offering, the placement agents may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Any short sales made by the placement agents would be naked short sales. "Naked" short sales are any sales made by the placement agents that the placement agents cannot cover through exercise of any option. The placement agents must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the placement agents are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the placement agents for the purpose of preventing or retarding a decline in the market price of the common stock. The placement agents have advised us that stabilizing bids and open market purchases may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Lock-Up Agreements

        We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of the placement agents other than the shares of common stock or options to acquire common stock issued under our stock plans. Notwithstanding the foregoing, if (a) during the last 17 days of the 180-day period after the date of this prospectus, we issue an earnings release or publicly announce material news or if a material event relating to us occurs or (b) prior to the expiration of the 180-day period after the date of this prospectus, we announce that we will release earnings during the 16-day period beginning on the last day of the 180-day period, the above restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        Our directors and executive officers have agreed not to (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or (2) enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of WR Hambrecht + Co other than (a) transfers of shares of common stock or any security convertible into our common stock as a bona fide gift or gifts to any charitable organization; (b) transfers of shares of common stock or any security convertible into our common stock as a bona fide gift or gifts to any other entity or person; (c) transfers to any trust for the direct or indirect benefit of the persons bound by the foregoing terms or the immediate family of the persons bound by the foregoing terms if such transfers do not involve a disposition for value; (d) transfers occurring by operation of law, such as rules of descent and distribution, statutes governing the effect of a merger or a qualified domestic order; (e) transfers to any other member of IBG LLC or IBG Holdings LLC; (f) transfers made pursuant to an exception from registration under the Securities Act, provided that the transferee agrees to be bound by the foregoing terms and signs an agreement to that effect before such transfer is made; or (g) transfers or distributions of shares of our common stock that have been registered under the Securities Act (other than on Form S-8) and are acquired in this offering or in open market transactions after the completion of this offering, provided that in the case of any transfer or distribution described in (b) through (f) above, the transferees, donees or distributees agree to be bound by the foregoing terms. These restrictions will remain in effect beyond the 180-day period under the same circumstances described in the immediately preceding paragraph.

        There are no specific criteria that WR Hambrecht + Co or the other placement agents require for an early release of shares subject to lock-up agreements. The release of any lock-up will be on a case-by-case basis. Factors in deciding whether to release shares may include the length of time before the lock-up expires, the number of shares involved, the reason for release, including financial hardship, market conditions and the trading price of the common stock. Neither WR Hambrecht + Co nor the other placement agents have any present intention or understanding, implicit or explicit, to release any of the shares subject to the lock-up agreements prior to the expiration of the 180-day period.

Indemnity

        The placement agency agreement provides that we and the placement agents have agreed to indemnify each other against specified liabilities, including liabilities under the Securities Act, and contribute to payments that each other may be required to make.

Foreign Jurisdictions

        United Kingdom.    Each of the placement agents has represented and agreed that:

  •
  it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000 (as amended), or the FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to Section 85(1) of the FSMA;

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any shares in circumstances in which Section 21 of the FSMA does not apply to us; and

  •
  it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        European Economic Area.    In relation to each Member State of the European economic area which has implemented this prospectus directive, each a Relevant Member State, an offer to the public of any shares which are the subject of the offering contemplated by this prospectus, may not be made in that Relevant Member State other than the offers contemplated in this prospectus in that Relevant Member State once this prospectus has been approved by the competent authority in that Relevant Member State and published and passported in accordance with this prospectus directive as implemented in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under this prospectus directive, if they have been implemented in that Relevant Member State:

  •
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  By the placement agents to fewer than 100 natural or legal persons (other than qualified investors as defined in this prospectus directive) subject to obtaining the prior consent of the lead placement agent; or

  •
  in any other circumstances falling within article 3(2) of this prospectus directive,

provided that no such offer of shares shall result in a requirement for the publication by us or any placement agent of a prospectus pursuant to article 3 of this prospectus directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that member state by any measure implementing this prospectus directive in that member state and the expression "prospectus directive" means directive 2003/71/ec and includes any relevant implementing measure in each Relevant Member State.

        Switzerland.    This prospectus does not constitute an issue prospectus pursuant to Art 652a of the Swiss code of obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, this prospectus may not comply with the disclosure standards of the listing rules of the SWX Swiss Exchange.

        Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe the shares with a view to distribution. The investors will be individually approached by the placement agents from time to time.

        This prospectus is personal to each offeree and does not constitute an offer to any person. This prospectus may only be used by those persons to whom it has been handed out in connection with the offer described therein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland.

        United Arab Emirates.    Each of the placement agents has represented and agreed that:

  •
  the shares have not been approved or licensed by the central bank of the United Arab Emirates, or the UAE, or any other relevant licensing authorities or governmental agencies in the UAE;

  •
  nothing in this prospectus constitutes a public offer of securities in the UAE in accordance with the commercial companies law (Federal Law No. 8 of 1984 (as amended)) or otherwise;

  •
  it has not offered or sold the shares directly or indirectly to the public in the UAE; and

  •
  it has complied and will comply in all material respects with applicable laws and regulations in any jurisdiction where it solicits investors in connection with the offering and which are customarily complied with by underwriters or placement agents in transactions or offerings of this type (or save where compliance is not material in the context of the offering).

        Hong Kong.    The shares to be sold may not be offered or sold in Hong Kong, by means of any document, other than to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571), or the SFO, and any rules made under the SFO or in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 571) or which do not constitute an offer to the public within the meaning of that ordinance. No person may have in its possession for the purposes of issue, or issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to the shares which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the SFO and any rules made under that ordinance.

        Singapore.    This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed and purchased under Section 275 by a relevant person, which is (A) a corporation that is not an accredited investor, the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (B) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or a person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Other

        Interactive Brokers LLC, our consolidated subsidiary, will be acting as a selling group member in connection with this offering. As a result of this role, as well as due to our investment in W.R. Hambrecht + Co., Inc. as described under "Transactions with Related Persons, Promoters and Certain Control Persons—Investment in WR Hambrecht + Co," this offering will be made pursuant to the provisions of FINRA Conduct Rule 2720.

        WR Hambrecht + Co plans to act as a market maker for our common stock following this offering. However, WR Hambrecht + Co is not obligated to do so and may discontinue any market making at any time.

LEGAL MATTERS

        The validity of the shares of our common stock offered hereby will be passed on for us by Dechert LLP, New York, New York. Earl H. Nemser, our vice chairman and one of our directors, has been Special Counsel to the law firm of Dechert LLP since January 2005. Mr. Nemser beneficially owns 1.1898% of IBG Holdings LLC which, assuming an offering price of $33.50 per share of common stock (the minimum bid price set forth on the cover page of this prospectus), would be worth $143.5 million at the time of this offering. See "Use of Proceeds" and "Transactions with Related Persons, Promoters and Certain Control Persons—Legal Representation." The placement agents are being represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has represented the Company from time to time in unrelated matters. Morrison & Foerster LLP has acted as special structuring counsel, advising WR Hambrecht + Co in connection with the auction-based offering process.

EXPERTS

        The consolidated financial statements Interactive Brokers Group, Inc. and its subsidiaries as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the Registration Statement. Such consolidated financial statements and financial statement schedule are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act of 1933 covering the common stock we are offering. As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to its exhibits and schedules. We make reference in this prospectus to certain of our contracts, agreements and other documents that are filed as exhibits to the registration statement. For additional information regarding those contracts, agreements and other documents, please see the exhibits attached to this registration statement. We also file annual, quarterly and special reports, and other information with the SEC under the Exchange Act.

        You can read the registration statement and the exhibits and schedules filed with the registration statement or any reports, statements or other information we have filed or file, at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents from such offices upon payment of the prescribed fees. You may call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. You may also request copies of the documents upon payment of a duplicating fee, by writing to the SEC. In addition, the SEC maintains a website that contains reports and other information regarding registrants (including us) that file electronically with the SEC, which you can access at http://www.sec.gov.

        In addition, you may request copies of this filing and such other reports as we may determine or as the law requires at no cost, by telephone at (203) 618-5800, or by mail to Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, Connecticut 06830, Attention: Investor Relations.

Financial Statements Introductory Note

        On May 3, 2007, Interactive Brokers Group, Inc., a Delaware corporation ("IBG, Inc."), priced an initial public offering (the "IPO") of shares of its Class A common stock, par value $0.01 per share (the "Common Stock"). In connection with the IPO, IBG, Inc. purchased 10.0% of the membership interests in IBG LLC, a Connecticut limited liability company, from IBG Holdings LLC, a Delaware limited liability company, became the sole managing member of IBG LLC and began to consolidate IBG LLC's financial results into its financial statements. Such transactions, collectively referred to herein as the "Recapitalization," are described in greater detail in Note 4 to the consolidated financial statements.

        The consolidated financial statements as of December 31, 2006 and 2005 and for the years then ended relate to IBG LLC and its subsidiaries. The consolidated statement of financial condition as of December 31, 2007 reflects the consolidated statement of financial condition of IBG, Inc. and its subsidiaries. The consolidated statements of income and of cash flows for the year ended December 31, 2007 reflect the consolidated operating results and cash flows of IBG LLC and its subsidiaries prior to May 4, 2007 and reflect the consolidated operating results and cash flows of IBG, Inc. and its subsidiaries from May 4, 2007 through December 31, 2007.

        The historical consolidated financial statements do not reflect what the financial position, results of operations or cash flows of IBG, Inc. or the Group would have been had these companies been stand-alone public companies for the periods presented. Specifically, the historical financial statements of the Group do not give effect to the following matters:

  •
  the Recapitalization;

  •
  U.S. corporate federal income taxes; and

  •
  minority interest held by IBG Holdings LLC.

        As a consequence, earnings per share information reported in the consolidated statements of income for the year ended December 31, 2007 reflect only the net income available for common stockholders for the period from May 4, 2007 through December 31, 2007, as detailed in Note 4.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Interactive Brokers Group, Inc.
Greenwich, CT

        We have audited the accompanying consolidated statements of financial condition of Interactive Brokers Group, Inc. and subsidiaries (the "Company") as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in redeemable members' interest and stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Interactive Brokers Group, Inc and subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP New York, New York March 27, 2008

Interactive Brokers Group, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(in thousands, except share data)	December 31, 2007	December 31, 2006
Assets
Cash and cash equivalents	$521,776	$669,271
Cash and securities—segregated for regulatory purposes	5,232,557	3,111,795
Securities borrowed	6,862,028	10,479,231
Securities purchased under agreements to resell	35,001	97,740
Trading assets, at fair value:
Financial instruments owned	11,018,613	7,485,879
Financial instruments owned and pledged as collateral	5,838,900	8,331,923

	16,857,513	15,817,802

Other receivables:
Customers, less allowance for doubtful accounts of $1,999 and $1,031 at December 31, 2007 and 2006	1,916,076	848,448
Brokers, dealers and clearing organizations	2,484,163	856,957
Interest	85,478	62,772

	4,485,717	1,768,177

Other assets	547,494	136,502

Total assets	$34,542,086	$32,080,518

Liabilities, redeemable members' interests and stockholders' equity
Liabilities:
Trading liabilities—financial instruments sold but not yet purchased, at fair value	$14,315,853	$14,785,617
Securities loaned	4,968,863	8,026,468
Short-term borrowings	1,415,725	1,296,909
Other payables:
Customers	7,630,703	3,914,037
Brokers, dealers and clearing organizations	1,568,620	743,339
Payable to affiliate	323,901	—
Accounts payable, accrued expenses and other liabilities	231,008	161,812
Interest	53,133	49,821

	9,807,365	4,869,009

Senior notes payable	160,456	150,598
Senior secured credit facility	300,000	150,000
Minority interest	3,165,421	—
Commitments, contingencies and guarantees
Redeemable members' interests, including accumulated other comprehensive income of $98,568	—	2,801,917
Stockholders' equity:
Common stock, $0.01 par value per share
Class A—Authorized—1,000,000,000, Issued—43,270,823, Outstanding—40,143,760	433	—
Class B—Authorized—100, Issued—100, Outstanding—100	—	—
Additional paid-in capital	450,667	—
Retained earnings, including accumulated other comprehensive income of $4,109, net of income taxes of $2,388	52,269	—
Treasury stock, at cost, 3,127,063 shares at December 31, 2007	(94,966)	—

Total stockholders' equity	408,403	—

Total liabilities, redeemable members' interests and stockholders' equity	$34,542,086	$32,080,518

See accompanying notes to the consolidated financial statements.

Interactive Brokers Group, Inc. and Subsidiaries

Consolidated Statements of Income

	Year ended December 31,
(in thousands, except for shares or per share amounts)
	2007	2006	2005
Revenues:
Trading gains	$ 888,065	$805,110	$640,383
Commissions and execution fees	261,104	174,437	132,156
Interest income	782,197	672,057	273,222
Other income	92,009	85,238	53,392

Total revenues	2,023,375	1,736,842	1,099,153
Interest expense	555,213	484,433	170,045

Total net revenues	1,468,162	1,252,409	929,108

Non-interest expenses:
Execution and clearing	335,756	313,271	214,972
Employee compensation and benefits	118,770	110,125	90,175
Occupancy, depreciation and amortization	26,482	22,697	20,417
Communications	14,889	12,645	10,458
General and administrative	40,696	32,110	23,788

Total non-interest expenses	536,593	490,848	359,810

Income before income taxes and minority interest	931,569	761,561	569,298
Income tax expense	63,037	27,392	33,778
Minority interest subsequent to May 3, 2007	(568,040)	—	—

Net income	$ 300,492	$734,169	$535,520

Net income and earnings per share for the period from May 4, 2007 through December 31, 2007:
Net income available for common stockholders	$ 48,160

Earnings per share (Note 4):
Basic	$ 1.20

Diluted	$ 1.16

Weighted average common shares outstanding:
Basic	40,153,606

Diluted	401,327,844

See accompanying notes to the consolidated financial statements.

Interactive Brokers Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year ended December 31,
(in thousands)
	2007	2006	2005
Cash flows from operating activities:
Net income	$300,492	$734,169	$535,520
Adjustments to reconcile net income to net cash provided by operating activities:
Translation (gains) losses	(44,674)	47,130	(43,904)
Deferred income taxes	7,079	(587)	17,068
Depreciation and amortization	12,068	11,630	10,913
Minority interest	568,040	—	—
Employee stock plan compensation	13,264	—	—
(Gains) losses on non-trading investments, net	(630)	337	(1,312)
Other	1,781	1,481	177
Change in operating assets and liabilities:
Increase in cash and securities—segregated for regulatory purposes	(2,119,496)	(1,307,649)	(704,837)
Decrease (increase) in securities borrowed	3,852,844	(1,570,433)	(4,821,122)
Decrease (increase) in securities purchased under agreements to resell	62,882	(93,817)	57,300
Increase in trading assets	(1,156,606)	(3,716,794)	(3,488,197)
Increase in receivables from customers	(1,066,914)	(410,288)	(166,753)
Increase in other receivables	(1,652,058)	(288,910)	(110,534)
Increase in other assets	(3,984)	(19,544)	(6,946)
(Decrease) increase in trading liabilities	(265,269)	2,300,181	4,841,812
(Decrease) increase in securities loaned	(3,200,489)	1,899,853	2,857,974
Increase in payable to customers	3,713,557	1,495,049	887,593
Increase in other payables	888,445	698,891	24,729

Net cash used in operating activities	(89,668)	(219,301)	(110,519)

Cash flows from investing activities:
Purchase of IBG LLC historical member interests	(1,177,892)	—	—
(Purchase) sale of investments	(9,554)	(39,268)	2,596
Distributions received from investment in exchange	—	1,229	—
(Purchase) sale of trading rights	(750)	—	537
Purchase of property and equipment	(25,968)	(12,349)	(12,836)

Net cash used in investing activities	(1,214,164)	(50,388)	(9,703)

Cash flows from financing activities:
Net proceeds from issuance of Class A and Class B Common Stock	1,177,392	—	—
Class A Common Stock acquired from employees	(1,376)	—	—
Dividends paid by IBG LLC prior to May 4, 2007	(158,500)	(164,500)	(88,500)
Dividends paid by IBG Holdings LLC After to May 3, 2007	(111,158)
Issuance of senior notes	458,746	512,462	549,025
Redemptions of senior notes	(448,888)	(526,530)	(493,170)
Borrowings under senior secured credit facility	238,000	150,000	—
Repayments of senior secured credit facility	(88,000)	—	—
Increase in short-term borrowings, net	24,378	525,887	403,251
Cash capital contribution to THE	37,000	—	—
Members' contributions to IBG LLC	—	10,609	10,220
IBG LLC member interests redeemed	—	(3,900)	(6,738)

Net cash provided by financing activities	1,127,594	504,028	374,088

Effect of exchange rate changes on cash and cash equivalents	28,743	26,700	(14,471)

Net (decrease) increase in cash and cash equivalents	(147,495)	261,039	239,395
Cash and cash equivalents at beginning of period	669,271	408,232	168,837

Cash and cash equivalents at end of period	$521,776	$669,271	$408,232

IPO related transactions (Note 4):
Deferred tax asset arising from IPO	$380,785	$—	$—
Payable to affiliate	323,668	—	—

Net tax benefit retained, recorded as additional paid in capital	$57,117	$—	$—

Interest paid	$551,918	$460,097	$152,959

Taxes paid	$15,253	$16,963	$24,960

Non-cash investing activities:
Refinancing of bridge loan	$10,018	$—	$—
Cancellation of secured note receivable	—	5,200	—

Total non-cash investing activities	$10,018	$5,200	$—

Non-cash financing activities:
Termination of subordinated loan	$—	$5,200	$—
Member redemption payables	—	—	512

Total non-cash financing activities	$—	$5,200	$512

See accompanying notes to the consolidated financial statements.

Interactive Brokers Group, Inc. and Subsidiaries

Consolidated Statement of Changes in Redeemable Members' Interests and Stockholders' Equity

Three Years ended December 31, 2007

(in thousands, except for shares or per share amounts, unless otherwise noted)

								Total Stockholders' Equity and Redeemable Members' Interests
		Common Stock
							Accumulated Other Comprehensive Income
	Redeemable Members' Interests	Shares	Par Value	Additional Paid-In Capital	Treasury Stock	Retained Earnings
Balance, January 1, 2005	$1,676,469						$121,983	$1,798,452
Comprehensive income:
Net income	535,520							535,520
Cumulative translation adjustment							(74,708)	(74,708)

Total comprehensive income	535,520						(74,708)	460,812

Dividends	(88,500)							(88,500)
Members' interests redeemed	(6,738)							(6,738)
Member contributions	10,220							10,220

Balance, December 31, 2005	$2,126,971						$47,275	$2,174,246
Comprehensive income:
Net income	734,169							734,169
Cumulative translation adjustment							51,293	51,293

Total comprehensive income	734,169						51,293	785,462

Dividends	(164,500)							(164,500)
Members' interests redeemed	(3,900)							(3,900)
Member contributions	10,609							10,609

Balance, December 31, 2006	$2,703,349						$98,568	$2,801,917
Comprehensive income through May 3, 2007:
Net Income	252,332							252,332
Cumulative translation adjustment							13,245	13,245
Dividends, through May 3, 2007	(158,500)							(158,500)
Adjustments to eliminate redeemable members' interests and establish minority interest as of May 3, 2007, net	(2,797,181)						(100,632)	(2,897,813)
Adjustments to eliminate remaining accumulated other comprehensive income as of May 3, 2007, applied to additional paid-in capital				11,181			(11,181)	—
Net proceeds from issuance of Common Stock in IPO		40,000,000	400	279,318				279,718
Issuance of Class B shares of common stock		100	—					—
Common Stock issued pursuant to stock plans		3,270,823	33	99,238				99,271
Treasury stock, unearned compensation		(3,270,823)			$(99,271)			(99,271)
Common Stock distributed to employees		189,617			5,681			5,681
Common Stock acquired from employees		(45,857)	—		(1,376)			(1,376)
Deferred tax benefit retained				57,117				57,117
IBG, Inc.'s allocable share of capital contribution to THE				3,813				3,813
Comprehensive income, after May 3, 2007:
Net income						$48,160		48,160
Cumulative translation adjustment, net of income taxes of $2,388						—	4,109	4,109

Total comprehensive income after May 3, 2007						48,160	4,109	52,269

Balance, December 31, 2007	$—	40,143,860	$433	$450,667	$(94,966)	$48,160	$4,109	$408,403

See accompanying notes to the consolidated financial statements.

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

1. Organization and Nature of Business

        The accompanying consolidated financial statements of Interactive Brokers Group, Inc. and subsidiaries ("IBG, Inc." or the "Company"), a Delaware holding company, include the financial results of IBG LLC and its operating subsidiaries (collectively, "IBG LLC" or the "Group") for the periods reported. Subsequent to May 3, 2007, the statements reflect the consolidation of IBG, Inc.'s investment in IBG LLC. On May 9, 2007, IBG, Inc. issued 40 million shares of its Class A common stock pursuant to a registered public offering (the "IPO", see Note 4), completed its purchase of a 10.0% interest in IBG LLC and became the sole managing member of the Group under the "Amended and Restated Operating Agreement of IBG LLC" dated May 3, 2007. IBG, Inc. is a Delaware holding company whose primary operating asset is its ownership interest in IBG LLC. IBG LLC, formerly known as Interactive Brokers Group LLC, is an automated global market maker and electronic broker specializing in routing orders and processing trades in securities, futures and foreign exchange instruments.

        IBG LLC is a Connecticut limited liability company that conducts its business through its operating subsidiaries (collectively called the "Operating Companies"): Timber Hill LLC ("TH LLC"), Timber Hill Europe AG ("THE"), Timber Hill Securities Hong Kong Limited ("THSHK"), Timber Hill Australia Pty Limited ("THA"), Timber Hill Canada Company ("THC"), Interactive Brokers LLC ("IB LLC"), Interactive Brokers Canada Inc. ("IBC"), Interactive Brokers (U.K.) Limited ("IBUK"), Interactive Brokers (India) Private Limited ("IBI"), Interactive Brokers Hungary KFT ("IBH") and IB Exchange Corp. ("IBEC"). On December 18, 2007, IB LLC closed on its acquisition of FutureTrade Technologies, LLC, headquartered in Lake Forest, California.

        The Operating Companies are members of various securities and commodities exchanges in North America, Europe and the Asia/Pacific region. Other than IB LLC, IBUK and IBC, the Operating Companies do not carry securities accounts for customers or perform custodial functions relating to customer securities. IB LLC, a U.S. broker-dealer and futures commission merchant, conducts electronic brokerage services for customers. IB LLC carries customer securities and commodity accounts and is subject to the regulatory requirements of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the U.S. Commodities Exchange Act.

2. Significant Accounting Policies

Basis of Presentation

        These consolidated financial statements are presented in U.S. dollars and have been prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") and pursuant to the rules and regulations regarding financial reporting of the U.S. Securities and Exchange Commission ("SEC") with respect to Form 10-K. Gains and losses from foreign currency transactions are included in trading gains and losses where related to market making activities or in interest income where related to investment of customer funds as part of electronic brokerage activities in the consolidated statements of income. Non-U.S. subsidiaries have a functional currency (i.e., the currency in which activities are primarily conducted) that is other than the U.S. dollar. Such subsidiaries' assets and liabilities are translated to U.S. dollars at year-end exchange rates, while revenues and expenses are translated at average exchange rates during the year. Adjustments that result from translating amounts from a subsidiary's functional currency to the U.S. dollar are reported

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

2. Significant Accounting Policies (Continued)

in redeemable members' interests or stockholders' equity as a component of accumulated other comprehensive income.

        The consolidated financial statements as of December 31, 2006 and 2005 and for the years then ended relate to IBG LLC and its subsidiaries. The consolidated statement of financial condition as of December 31, 2007 reflects the consolidated statement of financial condition of IBG, Inc. and its subsidiaries. The consolidated statements of income and of cash flows for the year ended December 31, 2007 reflect the consolidated operating results and cash flows of IBG LLC and its subsidiaries prior to May 4, 2007 and reflect the consolidated operating results and cash flows of IBG, Inc. and its subsidiaries from May 4, 2007 through December 31, 2007.

        The consolidated financial statements do not reflect what the financial position, results of operations or cash flows of IBG, Inc. would have been had it been a stand-alone public company prior to May 4, 2007. In addition, the results of operations for periods prior to the IPO on May 4, 2007 are not comparable to the results of operations for subsequent periods as these results of operations do not give effect to the following matters:

  •
  the Recapitalization;

  •
  U.S. corporate federal income taxes; and

  •
  minority interest held by IBG Holdings LLC.

Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements and accompanying notes. Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ materially from those estimates. Such estimates include the estimated fair value of financial instruments and investments accounted for under the equity method of accounting, the estimated useful lives of property and equipment, including capitalized internally developed software, compensation accruals, and tax liabilities and estimated contingency reserves.

Fair Value

        At December 31, 2007 and 2006, substantially all of IBG, Inc.'s assets and liabilities, including financial instruments, were carried at fair value based on market prices, as published by exchanges and clearinghouses, or were assets which are short-term in nature (such as U.S. government treasury bills or spot foreign exchange) and were carried at amounts that approximate fair value.

Principles of Consolidation

        The consolidated financial statements include the accounts of IBG, Inc. and its majority and wholly owned subsidiaries. IBG, Inc. consolidates the Group's consolidated financial statements and records as minority interest the interests in the Group that IBG, Inc. does not own. The Group's policy is to consolidate all entities of which it owns more than 50% unless it does not have control. All inter-company balances and transactions have been eliminated. Pursuant to the revised Financial Accounting

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

2. Significant Accounting Policies (Continued)

Standards Board ("FASB") Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities," IBG, Inc. would also consolidate any Variable Interest Entities ("VIEs") of which it is the primary beneficiary. IBG, Inc. currently is not the primary beneficiary of any such entities and therefore no VIEs are included in the consolidated financial statements.

Earnings Per Share

        Earnings per share ("EPS") is computed in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." Shares of Class A and Class B common stock share proportionately in the earnings of IBG, Inc. Basic earnings per share are calculated utilizing net income available for common stockholders commencing from May 4, 2007, the date of the IPO, and up until December 31, 2007, divided by the weighted average number of shares of Class A and Class B common stock outstanding. Diluted earnings per share are calculated utilizing net income available for common stockholders divided by the weighted average percentage of IBG LLC interests owned by IBG, Inc. during the period to arrive at an amount of net income that would be available for common stockholders on a fully-diluted basis if all member interests in IBG LLC currently held by IBG Holdings LLC had been sold to IBG, Inc. and an equivalent number of shares of Common Stock had been issued by IBG, Inc. This resulting net income is divided by the weighted average total number of shares of Class A and Class B common stock that would be outstanding if such a transaction had occurred, and includes shares of Common Stock issued and issuable under the 2007 ROI Unit Stock Plan and shares of Common Stock issued under the 2007 Stock Incentive Plan (Note 12).

Stock-Based Compensation

        IBG, Inc. follows SFAS No. 123(R), "Share-Based Payment," to account for its stock-based compensation plans. SFAS No. 123(R) is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and amends SFAS No. 95, "Statement of Cash Flows." SFAS No. 123(R) requires all share-based payments to employees to be recognized in the financial statements using a fair value-based method. As a result, IBG, Inc. expenses the fair value of stock granted to employees over the related vesting period.

Redeemable Members' Interests

        Prior to the IPO, the Group's redeemable members' interests represented member interests in IBG LLC that were entitled to share in the consolidated profits and losses of the Group. In connection with the Recapitalization, which is further described in Note 4, all existing member interests in the Group were exchanged for interests in IBG Holdings LLC.

        IBG LLC had applied guidance within Emerging Issues Task Force ("EITF") Topic D-98 "Classification and Measurement of Redeemable Securities," which requires securities or equity interests of a company whose redemption is outside the control of the company to be classified outside of permanent capital in the statement of financial condition. Historically, the member interests in IBG LLC could be redeemed by the members at book value at their option. Because this redemption right was deemed to be outside of its control, IBG LLC classified all members' capital outside of

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

2. Significant Accounting Policies (Continued)

permanent capital as redeemable members' interests in the consolidated statements of financial condition.

        Prior to January 2, 2006, selected employees had been granted non-transferable fully vested member interests in IBG LLC. Grants issued before January 1, 2006 were accounted for pursuant to APB Opinion No. 25 and EITF Issue No. 00-23, "Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FIN No. 44." IBG LLC recorded a fixed dollar amount of expense for member interest grants at the date of grant based on management's estimate of fair value, which is book value (as defined in IBG LLC's "Agreement as to Member Interest Purchase Rights"). Member interests confer ownership rights in IBG LLC and entitle the holder to proportionate rights to future allocable profits and losses of IBG LLC. Under the terms of the agreement, member-employees could only sell their interests back to IBG LLC at any time at book value. Member interest grants were initially accounted for as liabilities until six months elapsed from the date of grant, at which time such liabilities were reclassified to redeemable members' interests as members' contributions.

        The Group adopted the provisions of SFAS No. 123(R) as of January 1, 2006. The Group continued to account for all grants of member interests granted subsequent to December 31, 2005 as liability awards.

Cash and Cash Equivalents

        IBG, Inc. defines cash equivalents as short-term, highly liquid securities and cash deposits with original maturities of three months or less, other than those used for trading purposes.

Cash and Securities—Segregated for Regulatory Purposes

        As a result of customer activities, certain Operating Companies are obligated by rules mandated by their primary regulators including the SEC and the Commodities Futures Trading Commission ("CFTC") in the United States, the Financial Services Authority in the United Kingdom and the Investment Dealers Association in Canada to segregate or set aside cash or qualified securities to satisfy such regulations, which regulations have been promulgated to protect customer assets. In addition, substantially all of the Operating Companies are members of various clearing organizations at which cash or securities are deposited as required to conduct day-to-day clearance activities.

Securities Borrowed and Securities Loaned

        Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions require IBG, Inc. to provide counterparties with collateral, which may be in the form of cash, letters of credit, or other securities. With respect to securities loaned, IBG, Inc. receives collateral, which may be in the form of cash or other securities in an amount generally in excess of the fair value of the securities loaned.

        IBG, Inc. monitors the market value of securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded as required contractually. Receivables and payables with the same counterparty are not offset in the consolidated statements of financial condition. For these

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

2. Significant Accounting Policies (Continued)

transactions, the fees received or paid by IBG, Inc. are recorded as interest income or interest expense in the consolidated statements of income.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

        Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at contract value, plus accrued interest, which approximates fair value. IBG, Inc.'s policy is to obtain possession of collateral with a fair value equal to or in excess of the principal amount loaned under resale agreements. To ensure that the fair value of the underlying collateral remains sufficient, this collateral is valued daily with additional collateral obtained or excess collateral returned, as required under contractual provisions.

Financial Instruments Owned and Sold But Not Yet Purchased

        Stocks, government and corporate bonds, futures and options transactions are reported in the consolidated financial statements on a trade date basis. Substantially all financial instruments owned and financial instruments sold but not yet purchased are recorded at fair value based upon quoted market prices. All firm-owned financial instruments pledged to counterparties where the counterparty has the right, by contract or custom, to sell or repledge the financial instruments are classified as financial instruments owned and pledged as collateral in the consolidated statements of financial condition.

        IBG, Inc. also enters into cross-currency swap transactions. These transactions, which are also reported on a trade date basis, are agreements to exchange a fixed amount of one currency for a specified amount of a second currency at the outset and at completion of the swap term. Unrealized mark-to-market gains and losses on cross-currency swap transactions are reported as components of financial instruments owned or financial instruments sold but not yet purchased in the consolidated statements of financial condition. Net earnings or losses are reported as components of interest income in the consolidated statements of income.

Customer Receivables and Payables

        Customer securities transactions are recorded on a settlement date basis and customer commodities transactions are recorded on a trade date basis. Receivables from and payables to customers include amounts due on cash and margin transactions, including futures contracts transacted on behalf of customers. Securities owned by customers, including those that collateralize margin loans or other similar transactions, are not reported in the consolidated statements of financial condition. Amounts receivable from customers that are determined by management to be uncollectible are written off to expense. Amounts that were written off to expense were $1,798, $432 and $150 for the years ended December 31, 2007, 2006 and 2005, respectively.

Receivables from and Payables to Brokers, Dealers and Clearing Organizations

        Receivables from brokers, dealers and clearing organizations include amounts receivable for securities not delivered by IBG, Inc. to the purchaser by the settlement date ("fails to deliver") and

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

2. Significant Accounting Policies (Continued)

margin deposits. Payables to brokers, dealers and clearing organizations include amounts payable for securities not received by IBG, Inc. from a seller by the settlement date ("fails to receive"). Receivables and payables to brokers, dealers and clearing organizations also include amounts related to futures contracts executed on behalf of customers as well as net payables and receivables from unsettled trades.

Investments

        IBG, Inc. makes certain strategic investments and accounts for these investments under the equity method of accounting. Investments are accounted for under the equity method of accounting when IBG, Inc. has significant influence over the investee as required under APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock." Investments accounted for under the equity method are recorded at the fair value amount of IBG, Inc.'s investment and adjusted each period for IBG, Inc.'s share of the investee's income or loss. IBG, Inc.'s share of the income or losses from equity investments is reported as a component of other income in the consolidated statements of income and IBG, Inc.'s equity investments, which are included in other assets in the consolidated statements of financial condition, increase or decrease accordingly. Distributions received from equity investees are recorded as reductions to the respective investment balance.

        A judgmental aspect of accounting for investments is evaluating whether an other-than-temporary decline in the value of an investment has been sustained. The evaluation of an other-than-temporary impairment is dependent on specific quantitative and qualitative factors and circumstances surrounding an investment, including recurring operating losses, credit defaults and subsequent rounds of financing. As none of IBG, Inc.'s investments have readily determinable market values, the primary factor considered by management in assessing if an other-than-temporary impairment of value has occurred is the financial condition of the investee company. All investments are reviewed for changes in circumstances or occurrence of events that suggest IBG, Inc.'s investment may not be recoverable. If an unrealized loss on any investment is considered to be other-than-temporary, the loss is recognized in the period the determination is made, resulting in the investment being recorded at its then fair value.

        IBG, Inc. also holds exchange memberships and investments in equity securities of certain exchanges as required to qualify as a clearing member. Such investments are recorded at cost or, if an other-than-temporary impairment in value has occurred, at a value that reflects management's estimate of the impairment, and are included in other assets in the consolidated statements of financial condition. Dividends are recognized as a component of other income as such dividends are received.

Property and Equipment

        Property and equipment consist of purchased technology hardware and software, internally developed software, leasehold improvements and office furniture and equipment. Property and equipment are recorded at historical cost, less accumulated depreciation and amortization. Additions and improvements that extend the lives of assets are capitalized, while expenditures for repairs and maintenance are expensed as incurred. Depreciation and amortization are computed using the straight-line method. Equipment is depreciated over the estimated useful lives of the assets, while leasehold improvements are amortized over the lesser of the estimated economic useful life of the asset or the term of the lease. Computer equipment is depreciated over three to five years and office furniture and equipment are depreciated over five to seven years. Qualifying costs for internally

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

2. Significant Accounting Policies (Continued)

developed software are capitalized and amortized over the expected useful life of the developed software, not to exceed three years.

Comprehensive Income

        Comprehensive income consists of two components: net income and other comprehensive income. Other comprehensive income refers to revenues, expenses, gains and losses that are included in stockholders' equity (or in redeemable members' interests prior to the IPO) but are excluded from net income. IBG, Inc.'s other comprehensive income is comprised of foreign currency translation adjustments.

        The local currency is designated as the functional currency for IBG, Inc.'s international operating companies. Accordingly, assets and liabilities are translated into U.S. dollars at period-end exchange rates, and revenues and expenses are translated at average exchange rates prevailing during the period. Translation gains and losses from market making and electronic brokerage activities are respectively included in trading gains and in other income in the accompanying consolidated statements of income. Adjustments that result from translating amounts from a subsidiary's functional currency are reported as a component of stockholders' equity (or in redeemable members' interests prior to the IPO).

Revenue Recognition

—Trading Gains

        Trading gains and losses are recorded on trade date, and are reported on a net basis. Trading gains are comprised of changes in the fair value of trading assets and liabilities (i.e., unrealized gains and losses) and realized gains and losses. Dividends are integral to the valuation of stocks bought and sold and, accordingly, are reported on a net basis as a component of trading gains in the accompanying consolidated statements of income. Net dividends were $26,562, $(39,513) and $42,939 for the years ended December 31, 2007, 2006 and 2005, respectively.

—Commissions and Execution Fees

        Commissions charged for executing and clearing customer transactions are accrued on a trade date basis and are reported as commissions and execution fees in the consolidated statements of income, and the related expenses are reported as execution and clearing expenses, also on a trade date basis.

Income Taxes

        IBG, Inc. accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of assets and liabilities, and FIN No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109". FIN No. 48, which was adopted as of January 1, 2007, clarifies the accounting for uncertainty of income tax positions recognized in financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a "more likely than not" threshold and measurement attribute for recognition in the financial statements of an asset or liability resulting from a tax position taken or expected to be taken in an income tax return.

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

2. Significant Accounting Policies (Continued)

        Timber Hill (U.K.) Limited, an indirect subsidiary of IBG LLC, ("THUK") formerly conducted market making activity for the Group in the United Kingdom ("U.K.") and in Italy, but ceased operating in 2004. Due to the transfer of THUK's operations from the U.K. to Switzerland, its income for the period 2002 to 2004 was not taxable in the U.K., but was instead taxable in Switzerland. Applying FIN No. 48, during 2007 IBG, Inc. recorded net refundable income taxes of $10,300, including net interest receivable of $920, representing the net of amounts refundable by the U.K. Inland Revenue and payable to the Swiss tax authorities for such periods as the result of income taxes previously overpaid to the U.K. Inland Revenue. The income tax provision for the year ended December 31, 2007 included IBG, Inc.'s proportionate share of these refundable income taxes.

        The Group historically operated in the United States as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. Accordingly, the Group's income was not subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Income taxes shown in the Group's historical consolidated statements of income have been primarily attributable to taxes incurred in non-U.S. entities. State and local income taxes reported in the consolidated statements of income represent taxes assessed by jurisdictions that do not recognize the Group's limited liability company status. Outside the United States, the Group principally operates through subsidiary corporations and is subject to local income taxes. Foreign income taxes paid on dividends received are also reported as income taxes.

        Subsequent to the IPO, income taxes have been provided for IBG, Inc.'s proportionate share of the Group's income that is subject to federal and state income taxes. IBG, Inc. recognizes interest related to income tax matters as interest income or expense and penalties related to income tax matters as income tax expense.

Recently Issued Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of financial instruments according to a fair value hierarchy (i.e., levels 1, 2, and 3, as defined). Additionally, companies are required to provide enhanced disclosure regarding instruments in the level 3 category, including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and for interim periods within those fiscal years. Adoption of SFAS No. 157 as of January 1, 2008 is not expected to have a material effect on IBG, Inc.'s consolidated statements of financial condition, income or cash flows.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115." SFAS No. 159 permits entities to choose, at specified election dates, to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective for financial statements issued for an entity's first fiscal year beginning after November 15, 2007. At adoption of SFAS No. 159 as of January 1, 2008, the Company had no non-financial assets or liabilities subject to election under the fair value option. Accordingly, adoption of SFAS No. 159 did not have a material effect on IBG, Inc.'s consolidated statements of financial condition, income or cash flows.

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

2. Significant Accounting Policies (Continued)

        In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations." SFAS No. 141(R) replaces SFAS No. 141, mandating changes in the accounting for business combinations most notably that changes in purchase price allocations, if made, are required to be applied retrospectively, whereas under SFAS No. 141, such changes were applied prospectively. SFAS No. 141(R) is effective for an entity's fiscal year beginning after December 15, 2008, and early adoption is not permitted. Adoption of SFAS No. 141(R) is not expected to have a material effect on IBG, Inc.'s consolidated statements of financial condition, income or cash flows.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51." SFAS No. 160 requires non-controlling ("minority") interests in a reporting entity to be reported as a component of the entity's stockholder's equity. SFAS No. 160 is effective for an entity's fiscal year beginning after December 15, 2008, and early adoption is not permitted. Adoption of SFAS No. 160 is not expected to have a material effect on IBG, Inc.'s consolidated statements of financial condition, income or cash flows.

3. Trading Activities and Related Risks

        IBG, Inc.'s trading activities include providing securities market making and brokerage services. Trading activities expose IBG, Inc. to market and credit risks. These risks are managed in accordance with established risk management policies and procedures. To accomplish this, management has established a risk management process that includes:

  •
  a regular review of the risk management process by executive management as part of its oversight role;

  •
  defined risk management policies and procedures supported by a rigorous analytic framework; and

  •
  articulated risk tolerance levels as defined by executive management that are regularly reviewed to ensure that IBG, Inc.'s risk-taking is consistent with its business strategy, capital structure, and current and anticipated market conditions.

Market Risk

        IBG, Inc. is exposed to various market risks. Exposures to market risks arise from equity price risk, foreign currency exchange rate fluctuations and changes in interest rates.

        IBG, Inc. seeks to mitigate market risk associated with trading inventories by employing hedging strategies that correlate rate, price and spread movements of trading inventories and related financing and hedging activities. IBG, Inc. uses a combination of cash instruments and exchange traded derivatives to hedge its market exposures. The following discussion describes the types of market risk faced:

  Equity Price Risk

  Equity price risk arises from the possibility that equity security prices will fluctuate, affecting the value of equity securities and other instruments that derive their value from a particular stock, a defined basket of stocks, or a stock index. IBG, Inc. is subject to equity price risk primarily in

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

3. Trading Activities and Related Risks (Continued)

  securities owned and securities sold but not yet purchased. IBG, Inc. attempts to limit such risks by continuously reevaluating prices and by diversifying its portfolio across many different options, futures and underlying securities and avoiding concentrations of positions based on the same underlying security.

  Currency Risk

  Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the value of financial instruments. Exchange rate contracts include cross-currency swaps and currency futures contracts. Currency swaps are agreements to exchange future payments in one currency for payments in another currency. These agreements are used to effectively convert assets or liabilities denominated in different currencies. Currency futures are contracts for delayed delivery of currency at a specified future date. IBG, Inc. uses currency swaps to manage the levels of its non-U.S. dollar currency balances and currency cash and futures to hedge its global exposure.

  Interest Rate Risk

  Interest rate risk arises from the possibility that changes in interest rates will affect the value of financial instruments. IBG, Inc. is exposed to interest rate risk on cash and margin balances, positions carried in equity securities, options and futures and on its debt obligations. These risks are managed through investment policies and by entering into interest rate futures contracts.

Credit Risk

        IBG, Inc. is exposed to risk of loss if an individual, counterparty or issuer fails to perform its obligations under contractual terms ("default risk"). Both cash instruments and derivatives expose IBG, Inc. to default risk. Credit risk is limited in that substantially all of the contracts entered into are settled directly at securities and commodities clearing houses and a small portion is settled through member firms and banks with substantial financial and operational resources. IBG, Inc. has established policies and procedures for mitigating credit risk on principal transactions, including reviewing and establishing limits for credit exposure, maintaining collateral, and continually assessing the creditworthiness of counterparties.

        In the normal course of business, IBG, Inc. executes, settles and finances various customer securities transactions. Execution of these transactions includes the purchase and sale of securities by IBG, Inc. that exposes IBG, Inc. to default risk arising from the potential that customers or counterparties may fail to satisfy their obligations. In these situations, IBG, Inc. may be required to purchase or sell financial instruments at unfavorable market prices to satisfy obligations to customers or counterparties. IBG, Inc. seeks to control the risks associated with its customer margin activities by requiring customers to maintain collateral in compliance with regulatory and internal guidelines.

        Liabilities to other brokers and dealers related to unsettled transactions (i.e., securities failed-to-receive) are recorded at the amount for which the securities were purchased, and are paid upon receipt of the securities from other brokers or dealers. In the case of aged securities failed-to-receive, IBG, Inc. may purchase the underlying security in the market and seek reimbursement for any losses from the counterparty.

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

3. Trading Activities and Related Risks (Continued)

        For cash management purposes, IBG, Inc. enters into short-term securities purchased under agreements to resell and securities sold under agreements to repurchase transactions ("repos") in addition to securities borrowing and lending arrangements, all of which may result in credit exposure in the event the counterparty to a transaction is unable to fulfill its contractual obligations. In accordance with industry practice, repos are collateralized by securities with a market value in excess of the obligation under the contract. Similarly, securities borrowed and loaned agreements are collateralized by deposits of cash. IBG, Inc. attempts to minimize credit risk associated with these activities by monitoring collateral values on a daily basis and requiring additional collateral to be deposited with or returned to IBG, Inc. when deemed necessary.

Concentrations of Credit Risk

        IBG, Inc.'s exposure to credit risk associated with its trading and other activities is measured on an individual counterparty basis, as well as by groups of counterparties that share similar attributes. Concentrations of credit risk can be affected by changes in political, industry, or economic factors. To reduce the potential for risk concentration, credit limits are established and exposure is monitored in light of changing counterparty and market conditions. As of December 31, 2007, the Company did not have any concentrations of credit risk.

Off-Balance Sheet Risks

        IBG, Inc. may be exposed to a risk of loss not reflected in the consolidated financial statements for certain derivative instruments, including equity options and futures products and for securities sold, but not yet purchased, which represent obligations of IBG, Inc. to deliver specified securities at contracted prices, which may create a liability to repurchase them in the market at prevailing prices. Accordingly, these transactions result in off-balance sheet risk as IBG, Inc.'s cost to liquidate such securities, options and futures contracts may exceed the amount reported in IBG, Inc.'s consolidated statements of financial condition.

4. Initial Public Offering and Recapitalization

        On May 3, 2007, IBG, Inc. priced its initial public offering of shares of Common Stock. In connection with the IPO, IBG, Inc. purchased 10.0% of the membership interests in IBG LLC from IBG Holdings LLC, became the sole managing member of IBG LLC and began to consolidate IBG LLC's financial results into its financial statements. Such transactions are collectively referred to herein as the "Recapitalization." IBG Holdings LLC wholly owns all Class B common stock, which common stock has voting rights in proportion to its ownership interests in IBG LLC, approximately 89.7% as of December 31, 2007.

        The consolidated financial statements reflect the historical results of operations and financial position of IBG, Inc., including consolidation of its investment in IBG LLC from and after May 4, 2007. Prior to May 4, 2007, the consolidated financial statements included herein represent the consolidated financial statements of the Group. The historical consolidated financial statements do not reflect what the financial position, results of operations or cash flows of IBG, Inc. or the Group would

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

4. Initial Public Offering and Recapitalization (Continued)

have been had these companies been stand-alone public companies for the periods presented. Specifically, the historical financial statements of the Group do not give effect to the following matters:

  •
  the Recapitalization;

  •
  U.S. corporate federal income taxes, since the Group operates in the U.S. as a limited liability company that is treated as a partnership for U.S. federal income tax purposes. Historically, the Group's income was not subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Prior to May 4, 2007, income taxes reported on the consolidated statements of income were primarily attributable to taxes incurred by non-U.S. entities. Outside the United States, the Group principally operates through subsidiary corporations and is subject to local income taxes. Foreign income taxes paid on dividends received are also reported as income taxes. Prior to May 4, 2007, state and local income taxes reported in the consolidated statements of income represent taxes assessed by jurisdictions that do not recognize the Group's limited liability company status. Subsequent to the IPO, the consolidated financial statements of IBG, Inc. include U.S. federal and state income taxes on its allocable share of the taxable income of the Group, giving effect to the post-IPO structure; and

  •
  minority interest reflecting IBG Holdings LLC's ownership of approximately 89.7% of the IBG LLC membership interests outstanding immediately after the IPO.

Initial Public Offering

        On May 9, 2007, IBG, Inc. issued, at $30.01 per share, 40,000,000 shares (1,000,000,000 shares authorized) of its Common Stock in an initial public offering pursuant to the Registration Statement on Form S-1 (File No. 333-138955) (the "Registration Statement"). The aggregate gross proceeds from the IPO amounted to $1,200.4 million. Net proceeds of $1,177.9 million, after placement agency fees, were paid to IBG Holdings LLC in exchange for a 10.0% interest in IBG LLC. Other offering expenses of $5.5 million were paid by IBG LLC.

Recapitalization

        Immediately prior to and immediately following the consummation of the IPO, IBG, Inc., IBG Holdings LLC, IBG LLC and the members of IBG LLC consummated a series of transactions collectively referred to herein as the "Recapitalization." In connection with the Recapitalization, IBG, Inc., IBG Holdings LLC and the historical members of IBG LLC entered into an exchange agreement, dated as of May 3, 2007 (the "Exchange Agreement"), pursuant to which the historical members of IBG LLC received membership interests in IBG Holdings LLC in exchange for their membership interests in IBG LLC. Additionally, IBG, Inc. became the sole managing member of IBG LLC.

        In connection with the consummation of the IPO, IBG Holdings LLC used the net proceeds to redeem 10.0% of members' interests in IBG Holdings LLC in proportion to their interests. Immediately following the Recapitalization and IPO, IBG Holdings LLC owned approximately 90% of IBG LLC and 100% of IBG, Inc.'s Class B common stock, which has voting power in IBG, Inc. proportionate to the extent of IBG Holdings LLC's ownership of IBG LLC.

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

4. Initial Public Offering and Recapitalization (Continued)

        The Exchange Agreement also provides for future redemptions of member interests and for the purchase of member interests in IBG LLC by IBG, Inc. from IBG Holdings LLC, which is expected to result in IBG, Inc. acquiring the remaining member interests in IBG LLC that it does not own. On an annual basis, holders of IBG Holdings LLC member interests will be able to request redemption of such member interests over an eight (8) year period following the IPO; 12.5% annually for seven (7) years and 2.5% in the eighth year. The primary manner in which the redemption price is expected to be paid is from the proceeds from sales of additional shares of Common Stock. Three hundred sixty (360) million shares of authorized Common Stock have been reserved for such future sales.

        As a result of a federal income tax election made by IBG LLC applicable to the acquisition of IBG LLC member interests by IBG, Inc. the income tax basis of the assets of IBG LLC acquired by IBG, Inc. have been adjusted based on the amount paid for such interests. A deferred tax asset of $380,785 was recorded as of the IPO date, to be amortized as additional deferred income tax expense over 15 years. IBG, Inc. also entered into an agreement (the "Tax Receivable Agreement") with IBG Holdings LLC to pay IBG Holdings LLC (for the benefit of the former members of IBG LLC) 85% of the tax savings that IBG, Inc. actually realizes as the result of the tax basis increase. As of the IPO date, a payable to IBG Holdings LLC of $323,668 was recorded by IBG, Inc. Amounts payable under the Tax Receivable Agreement are subject to repayment to IBG Holdings LLC annually upon the filing of IBG, Inc.'s federal income tax return. The remaining 15%, $57,117, has been accounted for as a permanent increase to additional paid-in capital in the consolidated statement of financial condition.

Post-IPO Capital Structure

        Upon consummation of the IPO and Recapitalization, IBG, Inc.'s equity capital structure includes of Class A and Class B common stock. All shares of common stock have a par value of $0.01 per share and have identical rights to earnings and dividends and in liquidation. As described previously in Note 2 and in this Note 4, Class B common stock has voting power in IBG, Inc. proportionate to the extent of IBG Holdings LLC's ownership of IBG LLC. At December 31, 2007, 1,000,000,000 shares of Class A common stock are authorized, of which 43,270,823 shares have been issued and 40,143,760 shares are outstanding. Class B common stock is comprised of 100 authorized shares, of which 100 shares are issued and outstanding. In addition, 10,000 shares of preferred stock have been authorized, of which no shares are issued or outstanding as of December 31, 2007.

Earnings per Share

        Historical earnings per share information is not applicable for reporting periods prior to the consummation of the IPO. Net income available for common stockholders of $48,160 is the net income earned by IBG, Inc. on its interest in the Group for the period from May 4, 2007 through December 31, 2007, net of the provision for income taxes for the periods.

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

4. Initial Public Offering and Recapitalization (Continued)

        The Company's net income for the year ended December 31, 2007 consists of the following:

Year ended December 31, 2007
Net income allocable to members of IBG LLC (for the period January 1, 2007 through May 3, 2007)	$252,332
Net income available for common stockholders (for the period May 4, 2007 through December 31, 2007)	48,160

$300,492

        The below table contains a reconciliation of net income before minority interest to net income available for common stockholders:

Year ended December 31, 2007
Income before income taxes	$931,569
Income tax expense	63,037

Net income before minority interest	868,532
Net income allocable to members of IBG LLC (for the period January 1, 2007 through May 3, 2007)	(252,332)
Minority interest subsequent to May 3, 2007	(568,040)

Net income available for common stockholders (for the period May 4, 2007 through December 31, 2007)	$48,160

        The calculation of basic and diluted earnings per share is described below:

        Basic earnings per share are calculated utilizing net income available for common stockholders commencing from May 4, 2007, divided by the weighted average number of shares of Class A and Class B common stock outstanding from May 4, 2007 through December 31, 2007:

Period from May 4, 2007 through December 31, 2007
Basic earnings per share:
Net income available for common stockholders	$48,160

Weighted average shares of common stock outstanding:
Class A	40,153,506
Class B	100

40,153,606

Basic earnings per share	$1.20

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

4. Initial Public Offering and Recapitalization (Continued)

        Diluted earnings per share are calculated utilizing net income available for common stockholders divided by the weighted average percentage of IBG LLC interests owned by IBG, Inc. (approximately 10.3%) to arrive at an amount of net income that would be available for common stockholders on a fully-diluted basis if all member interests in IBG LLC currently held by IBG Holdings LLC had been sold to IBG, Inc. and an equivalent number of shares of Common Stock had been issued by IBG, Inc. This resulting net income is divided by the weighted average total number of shares of Class A and Class B common stock that would be outstanding if such a transaction had occurred, and includes shares of Common Stock issued and issuable pursuant to the 2007 ROI Unit Stock Plan and shares of Common Stock issued under the 2007 Stock Incentive Plan (Note 12).

Period from May 4, 2007 through December 31, 2007
Diluted earnings per share:
Net income available for common stockholders	$467,304

Weighted average shares of common stock outstanding:
Class A:
Issued and outstanding	40,153,506
Assumed issuance in exchange for remaining interests in IBG LLC	360,000,000
Issuable pursuant to 2007 ROI Unit Stock Plan	1,174,238
Class B	100

401,327,844

Diluted earnings per share	$1.16

5. Financial Instruments Owned and Sold, But Not Yet Purchased, at Fair Value

        Financial instruments owned and sold, but not yet purchased consisted of securities, at quoted market prices, as follows at December 31:

	2007		2006
	Owned	Sold, But Not Yet Purchased	Owned	Sold, But Not Yet Purchased
Stocks	$8,594,567	$6,247,069	$10,596,252	$9,761,798
Options	7,354,818	8,068,721	4,597,737	5,022,253
U.S. and foreign government obligations	727,453	—	494,362	—
Warrants	98,357	—	83,322	—
Corporate bonds	6,521	63	4,862	54
Discount certificates	75,797	—	41,040	1,408
Currency forward contracts	—	—	227	104

	$16,857,513	$14,315,853	$15,817,802	$14,785,617

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

6. Collateral

        The Company enters into securities borrowing and lending transactions and agreements to repurchase and resell securities to finance trading inventory, to obtain securities for settlement and to earn residual interest rate spreads. In addition, the Company's customers pledge their securities owned to collateralize margin loans. Under these transactions, the Company either receives or provides collateral, including equity, corporate debt and U.S. government securities. Under many agreements, the Company is permitted to sell or repledge securities received as collateral and use these securities to secure repurchase agreements, enter into securities lending transactions or deliver these securities to counterparties to cover short positions. At December 31, 2007 and 2006, the fair value of securities received as collateral where the Company is permitted to sell or repledge the securities was approximately $9.4 and $11.5 billion, respectively, of which $7.0 and $10.4 billion, respectively, had been repledged or resold.

        In the normal course of business, the Company pledges qualified securities with clearing organizations to satisfy daily margin and clearing fund requirements. At December 31, 2007, substantially all government obligations owned were pledged to clearing organizations.

        Financial instruments owned and pledged, where the counterparty has the right to repledge, at December 31, 2007 and 2006 consisted of the following:

	2007	2006
Stocks	$5,111,447	$7,837,561
U.S. and foreign government obligations	727,453	494,362

	$5,838,900	$8,331,923

7. Investments

        The Company's investment in Boston Options Exchange, LLC ("BOX"), which is accounted for under the equity method of accounting, had a carrying value of $6,867 and $5,054 as of December 31, 2007 and 2006, respectively. Income earned from transactions executed through BOX of $959, $1,824 and $2,469 for the years ended December 31, 2007, 2006, and 2005, respectively, is reported as market maker incentives, a component of other income (Note 11). BOX exchange fees for the years ended December 31, 2007, 2006 and 2005 were $4,182, $7,766 and $6,889, respectively, and are included in execution and clearing expenses in the consolidated statements of income. As of December 31, 2007 and 2006, receivables from BOX were $108 and $232, respectively, and exchange fees payable to BOX were $880 and $1,112, respectively. These amounts are included in other assets and in accounts payable, accrued expenses and other liabilities, respectively, in the consolidated statements of financial condition.

        In 2006 strategic investments totaling $29,250 were made in electronic trading exchanges OneChicago LLC, ISE Stock Exchange, LLC and CBOE Stock Exchange, LLC. These investments are accounted for under the equity method of accounting. As of December 31, 2007, the carrying value of the Company's investments in these three exchanges were $17,864, $3,170 and $4,916, respectively. As of December 31, 2006, the carrying value of these investments were $19,083, $3,980 and $5,000, respectively.

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

7. Investments (Continued)

        In December 2006, $10 million was loaned to W.R. Hambrecht + Co., Inc. ("Hambrecht") under a senior secured promissory note at the rate of 15% maturing on January 23, 2007, which maturity was subsequently extended to February 5, 2007. This promissory note was reported at par in the consolidated statement of financial condition as of December 31, 2006. On February 5, 2007, as the promissory note matured, the Group exercised its option, included in the note, to reduce the interest rate to 6% in exchange for warrants to purchase Series C common stock of Hambrecht at $0.01 per share representing 4.01% of the fully diluted common shares of Hambrecht's capital stock.

        On February 5, 2007, the Group exchanged the matured promissory note for a three-year senior secured promissory note ("2007 Note") increasing the total loaned to Hambrecht to $16 million, and received warrants to purchase Series C common stock of Hambrecht at $0.01 per share representing 16.00% of the fully diluted common shares of Hambrecht's capital stock and two seats on Hambrecht's board of directors. On March 29, 2007, the Group loaned an additional $3.2 million to Hambrecht under this note and received warrants to purchase Series C common stock of Hambrecht at $0.01 per share representing an additional 5.47% of the fully diluted common shares of Hambrecht's capital stock. The 2007 Note bears interest at a rate of 8% and the loans mature on February 5, 2010 and March 29, 2010, respectively, subject to redemption by Hambrecht at any time and by the Group in the event of a fundamental change in Hambrecht, as defined in the 2007 Note agreements. As of December 31, 2007, the Company held an aggregate interest in Hambrecht warrants equivalent to 25.86% of Hambrecht. This investment in Hambrecht warrants, which is accounted for under the equity method of accounting, had a carrying value of $2,939 at December 31, 2007.

8. Short-Term Borrowings

        Short-term borrowings consist primarily of collateralized borrowing facilities with clearing banks in multiple currencies that bear interest at fluctuating overnight rates based on interbank funds rates prevailing in the respective currencies. In addition, the Group has available secured and unsecured overnight bank loan facilities. All short-term borrowings outstanding at December 31, 2007 and 2006 were either repaid on the next business day or rolled forward and, accordingly, their carrying values approximated their fair values.

        As of December 31, 2007 and 2006, short-term borrowings consisted of:

	2007		2006
	Principal	Weighted Average Rates	Principal	Weighted Average Rates
Overnight borrowing facilities	$1,067,098	2.66%	$1,137,752	4.69%
Unsecured bank loans	197,238	5.29%	147,320	4.44%
Secured bank loans	151,389	4.45%	—	n/a
Foreign currency sold	—	n/a	11,837	n/a

	$1,415,725		$1,296,909

        Interest expense on short term borrowings for each of the three years ended December 31, 2007, 2006 and 2005 was $40,345, $29,768 and $11,537, respectively.

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

9. Senior Notes Payable

        At December 31, 2007 and 2006, IBG LLC had $160,456 and $150,598, respectively, of 7% senior notes outstanding, which were privately placed to certain qualified customers of IB LLC. All of the senior notes outstanding at December 31, 2007 have either a 15-month or an 18-month maturity. IBG LLC may, solely at its option, redeem the senior notes at any time on or after a specified date in the third month or the sixth month, respectively, after the date on which the senior notes are issued and sold (the "Optional Redemption Date"), at a redemption price equal to 100% of the principal amount of the senior notes to be redeemed plus accrued interest. Historically, IBG LLC has redeemed these senior notes at their Optional Redemption Dates. The carrying value of the senior notes approximates their fair value since they are short-term in nature. In 2007 and 2006, IBG LLC redeemed $448,888 and $526,530 of senior notes, which included $150,598 and $164,666 of senior notes issued in 2006 and 2005, respectively. During the period from January 1 through March 14, 2008, total senior notes issued were $84,289, and senior notes issued in 2007 which were redeemed totaled $76,252, respectively. Interest expense on senior notes was $10,762, $13,159 and $11,558 for the years ended December 31, 2007, 2006 and 2005, respectively.

10. Senior Secured Credit Facility

        In May 2006, the Group entered into a 3-year $300 million revolving credit facility with a syndicate of banks, under which facility $300 million and $150 million was outstanding at December 31, 2007 and 2006, respectively. As of December 31, 2007, the interest rate on $150 million of this facility, indexed to LIBOR, was 5.43%, and the interest rate on the remaining $150 million, indexed to the overnight Fed Funds rate, was 5.025%. Subsequent to December 31, 2007, at its option, IBG LLC elected to index the entire facility to the overnight Fed Funds rate. The carrying value of the senior secured credit facility approximates its fair value since borrowings under the facility could be paid down at any time from available funds, making such borrowings short-term in nature. The facility is secured by a first priority interest in all of the capital stock of each entity owned directly by IBG LLC (subject to customary limitations with respect to foreign subsidiaries), and loans and advances to, and other intercompany obligations owed by, each entity owned directly or indirectly by IBG LLC.

        The financial covenants on the Group under the terms of the senior secured credit facility are:

  •
  minimum net worth (redeemable members' interests) of $1.5 billion, with quarterly increases equal to 25% of positive consolidated net income;

  •
  maximum total debt to capitalization (including redeemable members' interests) ratio of 30%;

  •
  minimum liquidity (unencumbered marketable securities and other liquid financial assets divided by unsecured short-term (maturities of less than one year) liabilities) ratio of 1.0 to 1.0; and

  •
  maximum total debt to net consolidated regulatory capital ratio of 35%.

        Interest expense on the senior secured credit facility for the years ended December 31, 2007 and 2006 was $11,363 and $5,712, respectively, which includes commitment fees on the facility. As of December 31, 2007, the Group was in compliance with all of the covenants under this credit facility.

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

11. Other Income

        The components of other income for years ended December 31, 2007, 2006 and 2005 are:

	2007	2006	2005
Payments for order flow	$61,695	$60,189	$19,987
Market data fees	12,561	9,036	6,061
Market maker incentives	7,372	4,133	7,994
Gains on restricted securities	5,001	6,603	15,669
(Loss) income from equity investments	(1,904)	(337)	1,312
Other, net	7,284	5,614	2,369

	$92,009	$85,238	$53,392

        Payments for order flow are earned from various options exchanges based upon options trading volume originated by the Operating Companies. Market data fees are charged to customers based upon market data services provided. Various exchanges pay the Company market maker incentives for its market making efforts on those exchanges. Gains on restricted securities are primarily generated when the Company has investments in securities on which there are restrictions from trading. Such securities are valued at cost until such time as the trading restrictions lapse and such securities become freely tradable, at which time the securities are marked to market.

12. Defined Contribution and Employee Incentive Plans

Defined Contribution Plan

        The Group offers substantially all employees of U.S.-based Operating Companies who have met minimum service requirements the opportunity to participate in defined contribution retirement plans qualifying under the provisions of Section 401(k) of the Internal Revenue Code. The general purpose of this plan is to provide employees with an incentive to make regular savings in order to provide additional financial security during retirement. This plan provides for the Group to match 50% of the employees' pre-tax contribution, up to a maximum of 10% of eligible earnings. The employee is vested in the matching contribution incrementally over six years. Included in employee compensation and benefits expenses in the consolidated statements of income are $1,519, $1,203 and $1,172 of plan contributions for the years ended December 31, 2007, 2006 and 2005, respectively.

Return on Investment Dollar Units ("ROI Dollar Units")

        From 1998 through January 1, 2006, IBG LLC granted all non-member employees ROI Dollar Units, which are redeemable under the amended provisions of the plan, and in accordance with regulations issued by the Internal Revenue Service (Section 409A of the Internal Revenue Code). Upon redemption, the grantee is entitled to accumulated earnings on the face value of the certificate, but not the actual face value. For grants made in 1998 and 1999, grantees may redeem the ROI Dollar Units after vesting on the fifth anniversary of the date of their grant and prior to the tenth anniversary of the date of their grant. For grants made between January 1, 2000 and January 1, 2005, grantees must elect to redeem the ROI Dollar Units upon the fifth, seventh or tenth anniversary date. These ROI Dollar Units will vest upon the fifth anniversary of the date of their grant and will continue to accumulate earnings until the elected redemption date. For grants made on or after January 1, 2006, all ROI

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

12. Defined Contribution and Employee Incentive Plans (Continued)

Dollar Units shall vest on the fifth anniversary date of their grant and will be automatically redeemed. Subsequent to the IPO, no additional ROI Dollar Units have been or will be granted, and non-cash compensation to employees will consist primarily of grants of shares of Common Stock as described below under "2007 Stock Incentive Plan."

        As of December 31, 2007 and 2006, payables to employees for ROI Dollar Units were $21,710 and $39,644, respectively, of which $7,019 and $14,003, respectively, were vested. These amounts are included in accounts payable, accrued expenses and other liabilities in the consolidated statements of financial condition. Compensation expense for the ROI Dollar Unit plan, included in the consolidated statement of income, was $8,368, $15,623 and $10,304 for the years ended December 31, 2007, 2006 and 2005, respectively.

2007 ROI Unit Stock Plan

        In connection with the IPO, IBG, Inc. adopted the Interactive Brokers Group, Inc. 2007 ROI Unit Stock Plan (the "ROI Unit Stock Plan"). Under this plan, certain employees of the Group who held ROI Dollar Units, at the employee's option, elected to invest their ROI Dollar Unit accumulated earnings as of December 31, 2006 in shares of Common Stock. An aggregate of 1,271,009 shares of Common Stock (consisting of 1,250,000 shares issued under the ROI Unit Stock Plan and 21,009 shares under the 2007 Stock Incentive Plan, as described below), with a fair value at the date of grant of $38,143, were issued to IBG LLC, to be held as Treasury stock, and were distributed or are distributable to employees in accordance with the following schedule, subject to the conditions below:

  •
  10% on the date of the IPO (or on the first anniversary of the IPO, in the case of U.S. ROI Unit holders who made the above-referenced elections after December 31, 2006); and

  •
  an additional 15% on each of the first six anniversaries of the date of the IPO (or on each of the next six anniversaries of the date of the IPO, in the case of U.S. ROI Unit holders who made the above-referenced elections after December 31, 2006), assuming continued employment with IBG, Inc. and compliance with other applicable covenants.

        Of the fair value at the date of grant, $17,806 represented the accumulated ROI Dollar Unit value elected to be invested by employees in Common Stock and such amount was accrued for as of December 31, 2006. The remainder will be ratably accrued as compensation expense by the Group from the date of the IPO over the requisite service period represented by the aforementioned distribution schedule. Compensation expense for the 2007 ROI Unit Stock Plan and related grants under the 2007 Stock Incentive Plan, net of the effect of forfeitures, included in the consolidated statement of income subsequent to the IPO through December 31, 2007 was $1,484.

2007 Stock Incentive Plan

        Under the Interactive Brokers Group, Inc. 2007 Stock Incentive Plan (the "Stock Incentive Plan"), up to 9.2 million shares of Common Stock may be granted and issued to directors, officers, employees, contractors and consultants of IBG, Inc. and its subsidiaries. The purpose of the Stock Incentive Plan is to promote IBG, Inc.'s long-term financial success by attracting, retaining and rewarding eligible participants.

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

12. Defined Contribution and Employee Incentive Plans (Continued)

        The Stock Incentive Plan is administered by the Compensation Committee of IBG, Inc.'s Board of Directors. The Compensation Committee has discretionary authority to determine which employees are eligible to participate in the Stock Incentive Plan. The Compensation Committee establishes the terms and conditions of the awards under the Stock Incentive Plan, including the number of awards offered to each employee and all other terms and conditions applicable to such awards in individual grant agreements. Awards are expected to be made primarily through grants of Common Stock. The Stock Incentive Plan will provide that awards will be subject to issuance over time and may be forfeited upon an employee's termination of employment or violation of certain applicable covenants prior to issuance, unless determined otherwise by the Compensation Committee.

        The Stock Incentive Plan provides that, upon a change in control, the Compensation Committee may, at its discretion, fully vest any granted but unissued shares of Common Stock awarded under the Stock Incentive Plan, or provide that any such granted but unissued shares of Common Stock will be honored or assumed, or new rights substituted therefore by the new employer on a substantially similar basis and on terms and conditions substantially comparable to those of the Stock Incentive Plan.

        IBG, Inc. granted awards of 927,943 shares of Common Stock, with a fair value at the date of grant of $27,847, in connection with the IPO and is expected to continue to grant awards on or about January 1 of each year following the IPO, to eligible employees as part of an overall plan of equity compensation. The shares of Common Stock granted at the time of the IPO were issued to IBG LLC, to be held as Treasury Stock, and were distributed or will be distributable to employees in accordance with the following schedule:

  •
  10% on the date of the IPO; and

  •
  an additional 15% on each of the first six anniversaries of the date of the IPO, assuming continued employment with IBG, Inc. and compliance with non-competition and other applicable covenants.

        Of the fair value at the date of grant, $14,674 represented compensation accrued as of December 31, 2006 to former members of IBG LLC, with the remainder to be ratably accrued as compensation expense by the Group from the date of the IPO over the requisite service period represented by the aforementioned distribution schedule.

        On the date of the IPO, 187,953 shares, valued at $5,640, were distributed to employees. During the third quarter of 2007, 45,857 shares valued at $1,376 were purchased by IBG, Inc. from employees in connection with those employees' elections to sell a portion of their shares in order to meet their personal income tax obligations incurred as a result of share distributions. Shares purchased have been recorded as Treasury Stock.

        On July 31, 2007 the Company granted an additional 16,665 shares of Common Stock to certain employees, with a fair value at the date of grant of $404. 10% of these shares were distributed to the employees during the 4th quarter of 2007 with the remaining shares to be distributed on the following six anniversaries of the IPO with other Stock Incentive Plan grants made during 2007 under the aforementioned distribution schedule.

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

12. Defined Contribution and Employee Incentive Plans (Continued)

        Compensation expense for grants made during 2007 under the Stock Incentive Plan, net of the effect of forfeitures, included in the consolidated statement of income subsequent to the IPO through December 31, 2007 was $637.

        Estimated future grants under the Stock Incentive Plan will be accrued for ratably during each year under the SFAS No. 123(R) "Graded Vesting" method. Compensation expense recognized in the consolidated statement of income for the year ended December 31, 2007, including amounts accrued under pre-IPO incentive plan formulas, for grants awarded on January 1, 2008, was $11,143. Of this amount, $1,675 was recorded subsequent to the IPO through December 31, 2007.

        For the year ended December 31, 2007, the Company granted awards with a fair value at the date of grant of $32,876. 1,055,206 shares of Common Stock were issued to IBG LLC as of December 31, 2007. These shares of Common Stock are being held as Treasury Stock, and will be distributed to employees in accordance with the following schedule:

  •
  10% on the anniversary of the IPO; and

  •
  an additional 15% on each of the next six anniversaries of the date of the IPO, assuming continued employment with IBG, Inc. and compliance with non-competition and other applicable covenants.

        Shares granted under the 2007 ROI Unit Stock Plan and the Stock Incentive Plan are subject to forfeiture in the event an employee ceases employment with the Company. The plans provide that employees who discontinue employment with the Company without cause and continue to meet the terms of the plans' post-employment provisions will forfeit 50% of unvested previously granted shares unless the employee is over the age of 59, in which case the employee would be eligible to receive 100% of unvested shares previously granted. Distributions of remaining shares to former employees will occur on the anniversary of the IPO following the discontinuation of employment over a five (5) year vesting schedule, 12.5% in each of the first four years and 50% in the fifth year.

        The following is a summary of Stock Plan activity for the period from May 4, 2007 through December 31, 2007:

	2007 Stock Incentive Plan Shares	2007 ROI Unit Stock Plan Shares
Balance, May 3, 2007	—	—
Granted, including 2007 year-end grants	2,020,823	1,250,000
Forfeited by employees	(9,816)	(2,714)
Distributed to employees	(94,263)	(95,354)

Balance, December 31, 2007	1,916,744	1,151,932

Redeemable Members' Interests

        Prior to January 2, 2006, selected employees had been granted non-transferable member interests in IBG LLC, which conferred ownership rights in IBG LLC and entitled the holders to their

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

12. Defined Contribution and Employee Incentive Plans (Continued)

proportionate share of the consolidated profits and losses of IBG LLC based on their holding percentages beginning on the date of the grant.

        As more fully described in Note 4, in connection with the Recapitalization and the Exchange Agreement, the historical members of IBG LLC received membership interests in IBG Holdings LLC in exchange for their membership interests in IBG LLC and, in connection with the consummation of the IPO, IBG Holdings LLC used the net proceeds to redeem 10% of members' interests in IBG Holdings LLC in proportion to their interests. The Exchange Agreement also provides for future redemptions of member interests and for the purchase of member interests in IBG LLC by IBG, Inc. from IBG Holdings LLC, which is expected to result in IBG, Inc. acquiring the remaining member interests in IBG LLC that it does not own.

        The "Agreement as to Member Interest Purchase Rights" (the "Agreement") historically gave IBG LLC the right to repurchase any member's interests at its discretion at any time which, in particular, was triggered by the termination of employment of a member-employee, and also permitted members to sell their interests back to IBG LLC at any time, in every case for an amount equal to management's estimate of fair value, which is book value as defined in the Agreement. Because IBG LLC places a high value on the retention of its key employees, payment for a portion of redeemed interests was contingent on a post-redemption consulting services requirement that, among other conditions, required that a member-employee not compete with IBG LLC in any area of its businesses for five years following the date of redemption. In order to enforce these terms, payment for one-half of the redeemed interests was, under normal conditions, made within five months after the redemption date. Payment for the remaining one-half of the redeemed interests was made five years hence, subject to satisfaction of the consulting services and non-compete provisions of the Agreement. IBG LLC had recognized compensation expense equal to the granted interest by the time of grant. If and when the terms of the five-year consulting and non-compete period were satisfied, IBG LLC recorded a distribution of redeemable members' interests at such time as the remaining payment was made to the member-employee. Should any portion of a member-employee's interests be forfeited, such forfeited member interests would be redistributed among the remaining members in proportion to their holding percentages.

13. Income Taxes

        Income tax expense for the year ended December 31, 2007 differs from the U.S. federal statutory rate (35% for each of the three years ended December 31, 2007) due to the differing effective tax rates in foreign, state and local jurisdictions where certain operating companies are subject to corporate taxation. Income tax expense for the years ended December 31, 2006 and 2005 differs from the U.S. Federal statutory rate primarily due to IBG LLC's status as a limited liability company, which qualifies it as a partnership for Federal income tax purposes. Therefore, no Federal income taxes are recognized by the Group, as described in Note 2.

        Subsequent to May 4, 2007, income tax expense reflects the combined effective tax rates where the company is subject to corporate taxation. Prior to May 4, 2007, income tax expense reflects effective tax rates in foreign state and local jurisdictions where certain Operating Companies are subject to corporate taxation.

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

13. Income Taxes (Continued)

        Deferred income taxes arise due to the amortization of the deferred tax asset recognized in connection with the IPO (Note 4), mark to market and lower of cost or market valuation of THE's financial assets and liabilities and temporary differences arising from the deductibility of compensation and depreciation expenses in different time periods for book and tax return purposes. For the three years ended December 31, 2007, 2006 and 2005, the provision for income taxes consisted of:

	2007	2006	2005
Current:
Federal	$5,133	$—	$—
State and local	824	871	710
Foreign	50,001	27,108	16,000

Total current	55,958	27,979	16,710

Deferred:
Federal	11,372	—	—
State and local	—	—	—
Foreign	(4,293)	(587)	17,068

Total deferred	7,079	(587)	17,068

	$63,037	$27,392	$33,778

        A reconciliation of the statutory U.S. Federal income tax rate of 35% to the Group's effective tax rate is set forth below:

	2007	2006	2005
U.S. Statutory Tax Rate	35.0%	35.0%	35.0%
Rate benefit attributable to minority interest	(21.3)%	—	—
State, local and foreign taxes, net of federal benefit	2.6%	3.6%	5.9%
Rate benefit as a limited liability company prior to IPO	(9.5)%	(35.0)%	(35.0)%

	6.8%	3.6%	5.9%

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

13. Income Taxes (Continued)

        Significant components of the Company's deferred tax assets (liabilities), which are respectively reported in other assets and in accounts payable, accrued expenses and other liabilities in the consolidated statements of financial condition, as of December 31, 2007 and 2006 were as follows:

	2007	2006
Deferred tax assets:
Deferred tax asset arising from IPO	$369,748	$—
Deferred compensation	818	—
Other	393	—

Total deferred tax assets	$370,959	$—

Deferred tax liabilities:
Foreign, primarily THE	$(29,429)	$(33,392)
Other	(2,600)	—

Total deferred tax liabilities	(32,029)	(33,392)

Net deferred tax assets (liabilities)	$338,930	$(33,392)

        As of and for the year ended December 31, 2007, the Company had no unrecognized tax liabilities as defined under FIN No. 48. U.S. entities are subject to tax jurisdiction audits for the years 2004 through 2007. Foreign entities' income tax returns are generally accepted when filed, but the previous two years (2006 and 2007) are subject to audit.

14. Property and Equipment

        Property and equipment which are included in other assets in the consolidated statements of financial condition and are comprised of leasehold improvements, computer hardware, software developed for the Group's internal use and office furniture and equipment, at December 31 consisted of:

	2007	2006
Leasehold improvements	$7,083	$7,836
Computer equipment	13,086	8,762
Internally developed software	51,238	27,657
Office furniture and equipment	5,387	4,507

	76,794	48,762
Less—accumulated depreciation and amortization	(41,322)	(27,284)

Property and equipment, net	$35,472	$21,478

        Depreciation and amortization of $12,068, $11,522 and $10,888 for the years ended December 31, 2007, 2006 and 2005, respectively, is included in occupancy, depreciation and amortization expenses in the consolidated statements of income.

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

15. Commitments, Contingencies and Guarantees

Litigation

        IBG, Inc. is subject to certain pending and threatened legal actions which arise out of the normal course of business. Litigation is inherently unpredictable, particularly in proceedings where claimants seek substantial or indeterminate damages, or which are in their early stages. IBG, Inc. cannot predict with certainty the actual loss or range of loss related to such legal proceedings, the manner in which they will be resolved, the timing of final resolution or the ultimate settlement. Consequently, IBG, Inc. cannot estimate losses or ranges of losses related to such legal matters, even in instances where it is reasonably possible that a future loss will be incurred.

        On January 14, 2008, the Company was named as a defendant in a purported shareholder class action lawsuit alleging that the Company violated Sections 11 and 12(a)(2) of the Securities Act by issuing a Registration Statement and Prospectus in connection with its initial public offering that contained false and misleading statements or omitted material facts concerning losses suffered by the Company in connection with trading in options of Altana AG on the German stock market. A lead plaintiff was appointed on March 14, 2008, and an amended complaint was served on or about March 24, 2008. The amended complaint adds the Company's founder and chief executive officer, Thomas Peterffy, as a defendant. The amended complaint asserts claims against the Company under Sections 11 and 12(a)(2) of the Securities Act, and against Mr. Peterffy under Sections 11 and 15 of the Securities Act, based on the allegations that the Registration Statement failed to disclose $25 million in trading losses in the first quarter of 2007 that resulted from unusually high volume in advance of certain corporate announcements as well as the alleged failure to disclose the losses in trading options of Altana AG. Defendants believe the action is without merit and intend to defend themselves vigorously. In the opinion of management, after consultation with counsel, the resolution of this matter and all other ongoing legal proceedings will not have a material adverse effect on the consolidated financial condition, results of operations or cash flows of IBG, Inc. IBG, Inc. accounts for potential losses related to litigation in accordance with SFAS No. 5 "Accounting for Contingencies."

        As of December 31, 2007 and December 31, 2006, reserves provided for potential losses related to litigation matters were not material.

Leases

        Operating Companies have non-cancelable operating leases covering office space. All but one of the office space leases are subject to escalation clauses based on specified costs incurred by the respective landlords and contain renewal elections. Rent expense calculated on a straight-line basis for the Group was $7,326, $6,156 and $5,457 for the years ended December 31, 2007, 2006 and 2005, respectively, and is reported in occupancy, depreciation and amortization expenses in the consolidated statements of income. In November 2005, the leases on the primary U.S. office space for the Group

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

15. Commitments, Contingencies and Guarantees (Continued)

and its affiliates were renegotiated through January 2014, with renewal options through January 2026. As of December 31, 2007, the Group's minimum annual lease commitments are as follows:

Year
2008	$8,600
2009	7,453
2010	7,057
2011	7,173
2012	6,886
Thereafter	12,273

$49,442

Guarantees

        Certain of the Operating Companies provide guarantees to securities clearing houses and exchanges which meet the accounting definition of a guarantee under FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Under the standard membership agreement, members are required to guarantee collectively the performance of other members. Under the agreements, if another member becomes unable to satisfy its obligations to the clearinghouse, other members would be required to meet shortfalls. In the opinion of management, the Operating Companies' liability under these arrangements is not quantifiable and could exceed the cash and securities they have posted as collateral. However, the potential for these Operating Companies to be required to make payments under these arrangements is remote. Accordingly, no contingent liability is carried on the consolidated statements of financial condition for these arrangements.

        In connection with its retail brokerage business, IB LLC performs securities and commodities execution, clearance and settlement on behalf of its customers for whom it commits to settle trades submitted by such customers with the respective clearing houses. If a customer fails to fulfill its obligation, IB LLC must fulfill the customer's obligation with the trade counterparty. No contingent liability is carried on the consolidated statements of financial condition for such customer obligations.

        IB LLC is fully secured by assets in customers' accounts and any proceeds received from securities and commodities transactions entered into by IB LLC on behalf of customers. No contingent liability is carried on the consolidated statements of financial condition for these fully collateralized transactions.

Other Commitments

        Certain clearing houses and clearing banks and firms used by certain Operating Companies are given a security interest in certain assets of those Operating Companies held by those clearing organizations. These assets may be applied to satisfy the obligations of those Operating Companies to the respective clearing organizations.

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

16. Segment and Geographic Information

        IBG, Inc. operates in two business segments, market making and electronic brokerage. IBG, Inc. conducts its market making business through its Timber Hill subsidiaries on the world's leading exchanges and market centers, primarily in exchange-traded equities, equity options and equity-index options and futures. IBG, Inc. conducts its electronic brokerage business through its Interactive Brokers subsidiaries, which provide electronic execution and clearing services to customers worldwide.

        There are significant transactions and balances between the Operating Companies, primarily as a result of certain Operating Companies holding exchange or clearing organization memberships, which are utilized to provide execution and clearing services to affiliates. Intra-segment and intra-region income and expenses and related balances have been eliminated in this segment and geographic information in order to accurately reflect the external business conducted in each segment or geographical region. Rates on transactions between segments are designed to approximate full costs. Corporate items include non-allocated corporate income and expenses that are not attributed to segments for performance measurement, corporate assets and eliminations.

        Management believes that the following information by business segment provides a reasonable representation of each segment's contribution to total net revenues, income before income taxes and minority interest for the three years ended December 31, 2007 and to total assets as of December 31, 2007 and 2006 were:

	Year ended December 31,
	2007	2006	2005
Net revenues:
Market making	$1,031,168	$954,729	$738,412
Electronic brokerage	425,142	298,390	185,354
Corporate and eliminations	11,852	(710)	5,342

Total net revenues	$1,468,162	$1,252,409	$929,108

Income before income taxes:
Market making	$719,771	$662,823	$505,258
Electronic brokerage	197,871	98,612	59,317
Corporate and eliminations	13,927	126	4,723

Total income before income taxes and minority interest	$931,569	$761,561	$569,298

	December 31, 2007	December 31, 2006
Segment assets:
Market making	$26,914,815	$28,007,880
Electronic brokerage	8,935,387	4,761,244
Corporate and eliminations	(1,308,116)	(688,606)

Total assets	$34,542,086	$32,080,518

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

16. Segment and Geographic Information (Continued)

        IBG, Inc. operates its automated global business in U.S. and international markets on more than 70 exchanges and market centers. A significant portion of IBG, Inc.'s net revenues are generated by consolidated subsidiaries operating outside the United States. International operations are comprised of market making and electronic brokerage activities in 25 countries in Europe, Asia and North America (outside the United States). The following table presents total net revenues and income before income taxes and minority interest by geographic area for the three years ended December 31, 2007:

	Year Ended December 31,
	2007	2006	2005
Net revenues:
United States	$994,847	$986,720	$615,223
International	462,643	264,991	308,714
Corporate and eliminations	10,672	698	5,171

Total net revenues	$1,468,162	$1,252,409	$929,108

Income before income taxes:
United States	$642,665	$642,644	$363,880
International	276,164	117,460	200,852
Corporate and eliminations	12,740	1,457	4,566

Total income before income taxes and minority interest	$931,569	$761,561	$569,298

17. Regulatory Requirements

        At December 31, 2007, aggregate excess net capital for all of the Operating Companies was $2,044,630.

        TH LLC and IB LLC are subject to the Uniform Net Capital Rule (Rule 15c3-1) under the Exchange Act and the CFTC's minimum financial requirements (Regulation 1.17). At December 31, 2007, TH LLC had net capital of $882,283, which was $866,025 in excess of required net capital of $16,258, and IB LLC had net capital of $427,311, which was $366,937 in excess of required net capital of $60,374.

        THE is subject to the Swiss National Bank eligible equity requirement. At December 31, 2007, THE had eligible equity of $929,627, which was $616,670 in excess of the minimum requirement of $312,957.

        THSHK is subject to the Hong Kong Securities Futures Commission liquid capital requirement, THA is subject to the Australian Stock Exchange liquid capital requirement, THC and IBC are subject to the Investment Dealers Association of Canada risk-adjusted capital requirement and IBUK is subject to the U.K. Financial Services Authority financial resources requirement.

        At December 31, 2007, all of the Operating Companies were in compliance with their respective regulatory capital requirements.

Interactive Brokers Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except shares and per share amounts, unless otherwise noted)

17. Regulatory Requirements (Continued)

        Regulatory capital requirements could restrict the Operating Companies from expanding their business and declaring dividends if their net capital does not meet regulatory requirements. Also, certain entities within IBG, Inc. are subject to other regulatory restrictions and requirements.

18. Related Party Transactions

        On June 28, 2007, THE and The TP Holdings Limited Partnership ("TP Holdings"), an affiliated entity of Thomas Peterffy, entered into a Claims Purchase Agreement. Pursuant to the agreement, THE sold to TP Holdings for cash of $37,000 certain claims arising from an unusual trading loss of approximately $37,000 that occurred on a German exchange in May 2007. Under the terms of the Claims Purchase Agreement, in the event that TP Holdings collects an amount in excess of the purchase price plus out-of-pocket expenses, it will remit such excess amount to THE. This transaction was approved by IBG, Inc.'s Audit Committee of its board of directors. The trading loss is reported in trading gains in the consolidated statement of income. Because the recovery of the loss was received from an affiliate, the payment to THE has been accounted for as a capital contribution, $3,813 is recorded as an increase to additional paid in capital, with the remainder recorded as an increase to minority interest.

        Included in payable to customers in the accompanying consolidated statement of financial condition as of December 31, 2007 are director and officer account balances of $862,900.

19. Subsequent Event

        On January 14, 2008, IBG LLC paid a dividend to its members of $36,840, of which IBG, Inc.'s pro rata allocation was $3,797.

* * *

50,000,000 Shares of Class A Common Stock

Interactive Brokers Group, Inc.

[ALTERNATE PAGE FOR MARKET MAKING PROSPECTUS]

Class A Common Stock

Interactive Brokers Group, Inc.

        This prospectus has been prepared for and will be used by W.R. Hambrecht + Co., LLC in connection with offers and sales of shares of our Class A common stock in market making transactions effected from time to time. These transactions may occur in the open market or may be privately negotiated at prevailing market prices at the time of sales, at prices related thereto or at negotiated prices. W.R. Hambrecht + Co., LLC may act as principal or agent in such transactions. We will not receive any proceeds of such sales. W.R. Hambrecht + Co., LLC has no obligation to make a market in our Class A common stock, and may discontinue its market making activities at any time without notice, at its sole discretion.

NASDAQ Global Select Market Symbol: IBKR

Investing in the common stock involves substantial risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 16.

        Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                    , 2008

[ALTERNATE PAGE FOR MARKET MAKING PROSPECTUS]

USE OF PROCEEDS

        This prospectus is delivered in connection with the sale of the common stock by W.R. Hambrecht + Co., LLC in market making transactions. We will not receive any of the proceeds from these transactions.

PLAN OF DISTRIBUTION

        This prospectus has been prepared for use by WR Hambrecht + Co., LLC in connection with offers and sales of the common stock in market making transactions effected from time to time. W.R. Hambrecht + Co may act as a principal or agent in these transactions. These sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds of these sales.

        Through our ownership of currently exercisable warrants, we have the right to acquire common stock of W.R. Hambrecht + Co., Inc., the parent of W.R. Hambrecht Co., LLC, and we own $19.2 million in aggregate principal amount of W.R. Hambrecht + Co., Inc.'s outstanding 8% senior secured promissory notes due February 5, 2010. We agreed to file a "market making" prospectus in order to allow WR Hambrecht + Co to engage in market making activities for our common stock. WR Hambrecht + Co acted as a lead placement agent in our recently completed public offering of common stock. In addition, WR Hambrecht + Co and its affiliates have in the past performed, and may in the future perform, various financial and investment advisory and investment banking services for us, for which they received or will receive customary fees and expenses. See "Transactions with Related Persons, Promoters and Certain Control Persons" for a description of certain relationships and transactions between WR Hambrecht + Co and us.

        We have been advised by WR Hambrecht + Co that, subject to applicable laws and regulations, WR Hambrecht + Co currently intends to make a market in the common stock following completion of the offering. However, WR Hambrecht + Co is not obligated to do so and WR Hambrecht + Co may discontinue its market making activities at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will be sustained.

        We have agreed to indemnify WR Hambrecht + Co against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which WR Hambrecht + Co might be required to make in respect thereof.

A-1

[ALTERNATE PAGE FOR MARKET MAKING PROSPECTUS]

50,000,000 Class A Common Stock

Interactive Brokers Group, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth all expenses other than the placement agency fee in connection with the sale of the common shares being registered. The following expenses will be borne directly or indirectly by IBG Holdings LLC. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$54,600
FINRA fee	$75,500
Legal fees and expenses	$750,000
Printing and engraving expenses	$60,000
Transfer agent fees	$10,000
Accounting fees and expenses	$800,000
Miscellaneous	$250,000
Total	$2,000,100

*
Includes the legal fees of both counsel to the issuer and counsel to the placement agents.

ITEM 14.    Indemnification of Officers and Directors.

        Section 145 of the Delaware General Corporation Law (DGCL) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

        As permitted by the DGCL, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) arising as a result of any transaction from which the director derived an improper personal benefit.

        As permitted by the DGCL, our bylaws provide that (1) we are required to indemnify our directors and officers to the fullest extent permitted by applicable law; (2) we are permitted to indemnify our other employees to the extent permitted by applicable statutory law; (3) we are required to advance expenses to our directors and officers in connection with any legal proceeding, subject to the provisions of applicable statutory law; and (4) the rights conferred in our bylaws are not exclusive.

Item 15.    Recent Sales of Unregistered Securities.

IBG LLC Senior Notes

        As described under "Description of Indebtedness—Senior Notes," IBG LLC periodically issues senior notes in private placements to certain qualified customers of Interactive Brokers LLC in private placements in reliance on Section 4(2) of the Securities Act. These senior notes were offered through Interactive Brokers LLC, the exclusive placement agent, on a best-efforts basis for a commission of $1.00 per $1,000 principal amount of the senior notes subscribed to by the purchasers. IBG LLC uses the proceeds from sales of the senior notes to provide capital to IBG LLC's broker-dealer subsidiaries in the form of subordinated loans and for other general purposes. All of the outstanding senior notes have either a 15-month or an 18-month maturity. IBG LLC may, solely at its option, redeem the senior notes at any time on or after a specified date in the third month or the sixth month, respectively, after the date on which the senior notes are issued and sold, at a redemption price equal to 100% of the principal amount of the senior notes to be redeemed plus accrued interest.

        The following chart sets forth the principal amounts of senior notes issued since January 1, 2005:

Date Issued	Principal Amount	Interest Rate	Date Redeemed
January 24, 2005	$38,328,000	8.00%	April 18, 2005
February 22, 2005	$47,671,000	8.00%	May 23, 2005
March 21, 2005	$43,052,000	8.00%	June 20, 2005
April 18, 2005	$45,344,000	8.00%	July 18, 2005
May 23, 2005	$40,123,000	8.00%	November 21, 2005
May 23, 2005	$14,498,000	8.00%	August 22, 2005
June 20, 2005	$35,371,000	8.00%	September 19, 2005
June 20, 2005	$13,847,000	8.00%	December 24, 2005
July 18, 2005	$39,977,000	8.00%	October 24, 2005
July 18, 2005	$10,030,000	8.00%	January 23, 2006
August 22, 2005	$36,219,000	8.00%	November 21, 2005
August 22, 2005	$12,218,000	8.00%	February 21, 2006
September 19, 2005	$29,929,000	8.00%	December 19, 2005
September 19, 2005	$7,722,000	8.00%	March 20, 2006
October 24, 2005	$32,890,000	8.00%	January 23, 2006
October 24, 2005	$11,091,000	8.00%	April 24, 2006
November 21, 2005	$32,266,000	8.00%	February 21, 2006
November 21, 2005	$14,414,000	8.00%	May 22, 2006
December 19, 2005	$30,212,000	8.00%	March 20, 2006
December 19, 2005	$13,823,000	8.00%	June 19, 2006
January 23, 2006	$38,926,000	8.00%	April 24, 2006
January 23, 2006	$18,495,000	8.00%	July 24, 2006
February 21, 2006	$35,821,000	8.00%	May 22, 2006
February 21, 2006	$16,475,000	8.00%	August 21, 2006
March 20, 2006	$32,847,000	8.00%	June 19, 2006
March 20, 2006	$14,073,000	8.00%	September 18, 2006
April 24, 2006	$37,369,000	8.00%	July 24, 2006
April 24, 2006	$18,191,000	8.00%	October 23, 2006
May 22, 2006	$38,822,000	8.00%	August 21, 2006
May 22, 2006	$14,467,000	8.00%	November 20, 2006
June 19, 2006	$18,795,000	7.00%	September 18, 2006
June 19, 2006	$7,309,000	7.00%	December 18, 2006
July 24, 2006	$23,727,000	7.00%	October 23, 2006
July 24, 2006	$12,102,000	7.00%	January 22, 2007
August 21, 2006	$26,492,000	7.00%	November 20, 2006
August 21, 2006	$11,031,000	7.00%	February 20, 2007
September 18, 2006	$20,055,000	7.00%	December 18, 2006
September 18, 2006	$10,318,000	7.00%	March 19, 2007
October 23, 2006	$28,910,000	7.00%	January 22, 2007
October 23, 2006	$14,096,000	7.00%	April 23, 2007
November 20, 2006	$26,450,000	7.00%	February 20, 2007
November 20, 2006	$14,328,000	7.00%	May 21, 2007

December 18, 2006	$19,999,000	7.00%	March 19, 2007
December 18, 2006	$13,364,000	7.00%	June 18, 2007
January 22, 2007	$26,953,000	7.00%	April 23, 2007
January 22, 2007	$20,019,000	7.00%	July 23, 2007
February 20, 2007	$19,716,000	7.00%	May 21, 2007
February 20, 2007	$12,857,000	7.00%	August 20, 2007
March 19, 2007	$22,360,000	7.00%	June 18, 2007
March 19, 2007	$10,911,000	7.00%	September 24, 2007
April 23, 2007	$24,113,000	7.00%	July 23, 2007
April 23, 2007	$12,545,000	7.00%	October 22, 2007
May 21, 2007	$25,906,000	7.00%	August 20, 2007
May 21, 2007	$12,740,000	7.00%	November 19, 2007
June 18, 2007	$23,964,000	7.00%	September 24, 2007
June 18, 2007	$11,643,000	7.00%	December 24, 2007
July 23, 2007	$27,594,000	7.00%	October 22, 2007
July 23, 2007	$15,607,000	7.00%	January 22, 2008
August 20, 2007	$21,509,000	7.00%	November 19, 2007
August 20, 2007	$10,861,000	7.00%	February 19, 2008
September 24, 2007	$25,460,000	7.00%	December 24, 2007
September 24, 2007	$16,958,000	7.00%	March 24, 2008
October 19, 2007	$26,475,000	7.00%	January 22, 2008
October 19, 2007	$12,462,000	7.00%	April 21, 2008
November 19, 2007	$23,309,000	7.00%	February 19, 2008
November 19, 2007	$12,394,000	7.00%	Maturity Date: May 18, 2009
December 24, 2007	$26,722,000	7.00%	March 24, 2008
December 24, 2007	$15,668,000	7.00%	Maturity Date: June 22, 2009
January 22, 2008	$26,028,000	7.00%	April 21, 2008
January 22, 2008(1)	$17,553,000	7.00%	Maturity Date: July 20, 2009
February 19, 2008	$24,696,000	7.00%	Maturity Date: May 18, 2009
February 19, 2008(1)	$16,012,000	7.00%	Maturity Date: August 24, 2009
March 24, 2008	$23,421,000	7.00%	Maturity Date: June 22, 2009
March 24, 2008	$16,989,000	7.00%	Maturity Date: September 21, 2009
April 21, 2008	$22,785,000	7.00%	Maturity Date: July 20, 2009
April 21, 2008	$13,855,000	7.00%	Maturity Date: October 19, 2009

(1)
On March 18, 2008, at the request of a customer, IBG LLC effected an early redemption of the customer's (i) $100,000 face value 18 month 7% IBG LLC senior notes issued on 01/22/2008 with a maturity date of 07/20/2009 and (ii) $100,000 face value 18 month 7% IBG LLC senior notes issued on 02/19/2008 with a maturity date of 08/24/2009.

Class B Common Stock

        On November 21, 2006, the Registrant issued 100 shares of the Registrant's Class B common stock, par value $0.01 per share, to IBG LLC for $1. The issuance of such shares of common stock to IBG LLC was not registered under the Securities Act because the shares were offered and sold in a transaction exempt from registration under Section 4(2) of the Securities Act. IBG LLC will contribute these shares to IBG Holdings LLC in connection with the Recapitalization.

IBG LLC Membership Interests

        Prior to consummation of the IPO in May 2007, IBG LLC had historically adjusted from time to time the relative percentage ownership of IBG LLC among the members thereof as part of its overall compensation arrangement and to reflect the admission or departure of members. Such adjustments had included the issuance of IBG LLC membership interests to, and the admission as members of, 12 new non-executive officer employees in consideration for services rendered to IBG LLC or its subsidiaries. Such issuances were pursuant to transactions exempt from registration under Section 4(2) of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits:

Exhibit Number	Description
1.1	Form of Placement Agency Agreement.
3.1
Amended and Restated Certificate of Incorporation of Interactive Brokers Group, Inc. (filed as Exhibit 3.1 to Amendment No. 2 to the Registration Statement on Form S-1 filed by the Company on April 4, 2007).*
3.2	Bylaws of Interactive Brokers Group, Inc. (filed as Exhibit 3.2 to the Registration Statement on Form S-1 filed by the Company on November 27, 2006).*
5.1	Opinion of Dechert LLP.
10.1
Credit Agreement, dated as of May 19, 2006, by and among Interactive Brokers Group LLC, JPMorgan Chase Bank, N.A., Harris N.A., Citibank, N.A. HSBC USA National Association and the Lenders party thereto (filed as Exhibit 10.1 to the Registration Statement on Form S-1 filed by the Company on November 27, 2006).*
10.2
Pledge and Collateral Agency Agreement, dated as of May 19, 2006, made by Interactive Brokers Group LLC and each of the other signatories thereto in favor of JPMorgan Chase Bank, N.A., as Collateral Agent for the secured parties and as Bank Agent (filed as Exhibit 10.2 to the Registration Statement on Form S-1 filed by the Company on November 27, 2006).*
10.3
Guarantee and Collateral Agreement, dated as of May 19, 2006, made by Interactive Brokers Group LLC and each of the other signatories thereto in favor of JPMorgan Chase Bank, N.A., as Administrative Agent for the secured parties (filed as Exhibit 10.3 to the Registration Statement on Form S-1 filed by the Company on November 27, 2006).*
10.4	Amended and Restated Operating Agreement of IBG LLC (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2007 filed by the Company on June 15, 2007).*
10.5
Form of Limited Liability Company Operating Agreement of IBG Holdings LLC (filed as Exhibit 10.5 to Amendment No. 1 to the Registration Statement on Form S-1 filed by the Company on February 12, 2007).*
10.6
Exchange Agreement by and among Interactive Brokers Group, Inc., IBG Holdings LLC, IBG LLC and the Members of IBG LLC (filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2007 filed by the Company on June 15, 2007).*

10.7
Tax Receivable Agreement by and between Interactive Brokers Group, Inc. and IBG Holdings LLC (filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2007 filed by the Company on June 15, 2007).*
10.8	Interactive Brokers Group, Inc. 2007 Stock Incentive Plan (filed as Exhibit 10.8 to Amendment No. 2 to the Registration Statement on Form S-1 filed by the Company on April 4, 2007).*+
10.9	Interactive Brokers Group, Inc. 2007 ROI Unit Stock Plan. (filed as Exhibit 10.9 to Amendment No. 2 to the Registration Statement on Form S-1 filed by the Company on April 4, 2007).*+
10.10
Claims Purchase Agreement dated as of June 28, 2007 by and between Timber Hill Europe AG and The TP Holdings Limited Partnership (filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on July 5, 2007).*
21.1	Subsidiaries of the registrant.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Dechert LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in signature page)

*
Previously filed; incorporated herein by reference.

+
These exhibits relate to management contracts or compensatory plans or arrangements.

(b)
Financial Statement Schedules:

Page
Schedule I—Condensed Financial Statements Of Interactive Brokers Group, Inc. For The Years Ended December 31, 2007, 2006 and 2005	S-1

        Schedules other than that noted above are omitted because of an absence of other conditions under which they are required or because the information required to be disclosed is presented in the financial statements or notes thereto.

Item 17.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        We hereby undertake that:

            (i)  for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (ii)  for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut on April 24, 2008.

INTERACTIVE BROKERS GROUP, INC.
By:	/s/ PAUL J. BRODY Paul J. Brody, Chief Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Peterffy, Earl H. Nemser and Paul J. Brody as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed below by the following persons on behalf of Interactive Brokers Group, Inc. and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ THOMAS PETERFFY Thomas Peterffy	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	April 24, 2008
/s/ EARL H. NEMSER Earl H. Nemser	Vice Chairman and Director	April 24, 2008
/s/ PAUL J. BRODY Paul J. Brody	Chief Financial Officer, Treasurer, Secretary and Director (Principal Financial and Accounting Officer)	April 24, 2008

/s/ MILAN GALIK Milan Galik	Senior Vice President, Software Development and Director	April 24, 2008
/s/ LAWRENCE E. HARRIS Lawrence E. Harris	Director	April 24, 2008
/s/ HANS R. STOLL Hans R. Stoll	Director	April 24, 2008
/s/ IVERS W. RILEY Ivers W. Riley	Director	April 24, 2008

ITEMS. 15    (a)(1) and 15 (a)(2) INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

Financial Statement Schedule

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Interactive Brokers Group, Inc.
Greenwich, CT

        We have audited the consolidated financial statements of Interactive Brokers Group, Inc. and subsidiaries (the "Company") as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, and have issued our report thereon dated March 27, 2008; such consolidated financial statements and report are included in this 2007 Annual Report on Form 10-K. Our audits also included the financial statement schedule of the Company listed in Item 15. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP
New York, New York
March 27, 2008

INTERACTIVE BROKERS GROUP, INC.

(Parent Company Only)

CONDENSED STATEMENT OF FINANCIAL CONDITION

	As of December 31,
(in thousands, except share and per share amounts)
	2007	2006
Assets
Cash and cash equivalents	$1,646	$615
Investments in subsidiaries, equity basis	355,624	2,800,712
Receivable from affiliates	4,619	396,360
Other assets	370,580	11,777

Total assets	$732,469	$3,209,464

Liabilities and stockholders' equity
Liabilities:
Payable to affiliates	$323,901	$87,389
Accrued expenses and other liabilities	165	19,560
Senior notes payable	—	150,598
Senior secured credit facility	—	150,000

Total liabilities	324,066	407,547

Redeemable members' interests	—	2,801,917
Stockholders' equity:
Common stock, $0.01 par value per share
Class A—Authorized—1,000,000,000, Issued—43,270,823, Outstanding—40,143,760	433	—
Class B—Authorized—100, Issued—100, Outstanding—100	—	—
Additional paid in capital	450,667	—
Retained earnings, including accumulated other comprehensive income of $4,109	52,269	—
Treasury stock, at cost, 3,127,063 shares at December 31, 2007	(94,966)	—

Total stockholders' equity	408,403	—

Total liabilities, redeemable members' interests and stockholders' equity	$732,469	$3,209,464

See accompanying notes to the condensed financial statements.

INTERACTIVE BROKERS GROUP, INC.

(Parent Company Only)

CONDENSED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

	Year ended December 31,
(in thousands)	2007	2006	2005
Revenues—dividends, interest and other	$19	$373	$187

Expenses:
Interest expense	6,721	19,244	12,053
Other	15,330	37,475	27,136
Delaware franchise taxes	165	—	—

Total expenses	22,216	56,719	39,189

Loss before equity in income of subsidiary	(22,197)	(56,346)	(39,002)
Equity in income of subsidiary, net of tax	322,689	790,515	574,522

Net income	$300,492	734,169	535,520

Net income available for common stockholders	$48,160	—	—
Cumulative translation adjustment, net of tax (for 2007)	4,109	51,293	(74,708)

Comprehensive income	$52,269	$785,462	$460,812

See accompanying notes to the condensed financial statements.

INTERACTIVE BROKERS GROUP, INC.

(Parent Company Only)

CONDENSED STATEMENT OF CASH FLOWS

	Year ended December 31,
(in thousands)	2007	2006	2005
Cash flows from operating activities:
Net income	$300,492	$734,169	$535,520
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in income of subsidiary	(322,689)	(603,640)	(508,015)
Deferred income taxes	11,372	—	—
Amortization	2,470	5,976	4,887
Changes in operating assets and liabilities	159,425	(123,774)	(36,567)

Net cash provided by (used in) operating activities	151,070	12,731	(4,175)

Cash flows from investing activities	(1,168,546)	13,103	34,846

Cash flows from financing activities	1,018,507	(26,859)	(29,163)

Net increase (decrease) in cash and cash equivalents	1,031	(1,025)	1,508
Cash and cash equivalents at beginning of year	615	1,640	132

Cash and cash equivalents at end of year	$1,646	$615	$1,640

Supplemental disclosures of cash flow information:
Taxes paid	$6,874	$—	$—

Interest paid	$6,529	$18,247	$13,192

See accompanying notes to the condensed financial statements.

INTERACTIVE BROKERS GROUP, INC.

(Parent Company Only)

Notes to Condensed Financial Statements

Three years ended December 31, 2007

(in thousands except for shares and per share amounts, unless otherwise noted)

1. Basis of Presentation

        The accompanying condensed financial statements (the "Parent Company Financial Statements") of Interactive Brokers Group, Inc. ("IBG, Inc."), a Delaware holding company, including the notes thereto, should be read in conjunction with the consolidated financial statements of Interactive Brokers Group, Inc. and subsidiaries (the "Company") and the notes thereto. On May 9, 2007, IBG, Inc. issued 40 million shares of its Class A common stock pursuant to a registered public offering (the "IPO", refer to Note 4 to the consolidated financial statements), completed its purchase of a 10.0% interest in IBG LLC, formerly known as Interactive Brokers Group LLC (the "Group"), and became the sole managing member of IBG LLC under the "Amended and Restated Operating Agreement of IBG LLC" dated May 3, 2007. IBG, Inc.'s primary operating asset is its ownership interest in IBG LLC, an automated global market maker and electronic broker specializing in routing orders and processing trades in securities, futures and foreign exchange instruments.

        The condensed financial statements as of December 31, 2006 and 2005 and for the years then ended relate to IBG LLC. The condensed statement of financial condition as of December 31, 2007 reflects the condensed statement of financial condition of IBG, Inc. The condensed statements of income and of cash flows for the year ended December 31, 2007 reflect the condensed operating results and cash flows of IBG LLC prior to May 4, 2007 and reflect the condensed operating results and cash flows of IBG, Inc. from May 4, 2007 through December 31, 2007.

        The preparation of the Parent Company Financial Statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and disclosures in the condensed financial statements and accompanying notes. Actual results could differ materially from those estimates.

Income Taxes

        Refer to Note 2 to the consolidated financial statements.

Redeemable Members' Interests

        Refer to Note 2 to the consolidated financial statements

2. Transactions with IBG LLC

        As of December 31, 2007, receivables from IBG LLC of $4,619 related the lending of excess funds at variable rates to IBG LLC for use in its operations. Interest earned for the period from May 4, 2007 through December 31, 2007 was $137. Dividends received from IBG LLC for the period from May 4, 2007 through December 31, 2007 were $12,772.

3. Initial Public Offering and Recapitalization

        Refer to Note 4 to the consolidated financial statements.

INTERACTIVE BROKERS GROUP, INC.

(Parent Company Only)

Notes to Condensed Financial Statements (Continued)

Three years ended December 31, 2007

(in thousands except for shares and per share amounts, unless otherwise noted)

4. Employee Stock Plans

        Refer to Note 12 to the consolidated financial statements.

5. Commitments, Contingencies and Guarantees

        Refer to Note 15 to the consolidated financial statements.

6. Subsequent Events

        On January 14, 2008, IBG LLC paid a dividend to its members of $36,840, of which IBG, Inc.'s pro rata allocation was $3,797.

INDEX TO EXHIBITS

Exhibit Number	Description
1.1	Form of Placement Agency Agreement.
3.1	Amended and Restated Certificate of Incorporation of Interactive Brokers Group, Inc. (filed as Exhibit 3.1 to Amendment No. 2 to the Registration Statement on Form S-1 filed by the Company on April 4, 2007).*
3.2	Bylaws of Interactive Brokers Group, Inc. (filed as Exhibit 3.2 to the Registration Statement on Form S-1 filed by the Company on November 27, 2006).*
5.1	Opinion of Dechert LLP.
10.1	Credit Agreement, dated as of May 19, 2006, by and among Interactive Brokers Group LLC, JPMorgan Chase Bank, N.A., Harris N.A., Citibank, N.A. HSBC USA National Association and the Lenders party thereto (filed as Exhibit 10.1 to the Registration Statement on Form S-1 filed by the Company on November 27, 2006).*
10.2	Pledge and Collateral Agency Agreement, dated as of May 19, 2006, made by Interactive Brokers Group LLC and each of the other signatories thereto in favor of JPMorgan Chase Bank, N.A., as Collateral Agent for the secured parties and as Bank Agent (filed as Exhibit 10.2 to the Registration Statement on Form S-1 filed by the Company on November 27, 2006).*
10.3	Guarantee and Collateral Agreement, dated as of May 19, 2006, made by Interactive Brokers Group LLC and each of the other signatories thereto in favor of JPMorgan Chase Bank, N.A., as Administrative Agent for the secured parties (filed as Exhibit 10.3 to the Registration Statement on Form S-1 filed by the Company on November 27, 2006).*
10.4	Amended and Restated Operating Agreement of IBG LLC (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2007 filed by the Company on June 15, 2007).*
10.5	Form of Limited Liability Company Operating Agreement of IBG Holdings LLC (filed as Exhibit 10.5 to Amendment No. 1 to the Registration Statement on Form S-1 filed by the Company on February 12, 2007).*
10.6	Exchange Agreement by and among Interactive Brokers Group, Inc., IBG Holdings LLC, IBG LLC and the Members of IBG LLC (filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2007 filed by the Company on June 15, 2007).*
10.7	Tax Receivable Agreement by and between Interactive Brokers Group, Inc. and IBG Holdings LLC (filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2007 filed by the Company on June 15, 2007).*
10.8	Interactive Brokers Group, Inc. 2007 Stock Incentive Plan (filed as Exhibit 10.8 to Amendment No. 2 to the Registration Statement on Form S-1 filed by the Company on April 4, 2007).*+
10.9	Interactive Brokers Group, Inc. 2007 ROI Unit Stock Plan. (filed as Exhibit 10.9 to Amendment No. 2 to the Registration Statement on Form S-1 filed by the Company on April 4, 2007).*+
10.10	Claims Purchase Agreement dated as of June 28, 2007 by and between Timber Hill Europe AG and The TP Holdings Limited Partnership (filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on July 5, 2007).*
21.1	Subsidiaries of the registrant.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Dechert LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page)

*
Previously filed; incorporated herein by reference.

+
These exhibits relate to management contracts or compensatory plans or arrangements.

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EXPLANATORY NOTE
TABLE OF CONTENTS
INFORMATION ABOUT THIS PROSPECTUS
PROSPECTUS SUMMARY
The Offering
SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
RISK FACTORS
Risks Related to Our Company Structure
Risks Related to Our Business
Risks Related to the Auction Process for this Offering
Other Risks Related to this Offering
FORWARD-LOOKING STATEMENTS
OUR ORGANIZATIONAL STRUCTURE
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND RELATED SHAREHOLDER MATTERS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
Notes to the Unaudited Pro Forma Consolidated Statement of Income
Unaudited Pro Forma Consolidated Statement of Financial Condition As of December 31, 2007
Notes to the Unaudited Pro Forma Consolidated Statement of Financial Condition
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF INDEBTEDNESS
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Interactive Brokers Group, Inc. and Subsidiaries Consolidated Statements of Financial Condition
Interactive Brokers Group, Inc. and Subsidiaries Consolidated Statements of Income
Interactive Brokers Group, Inc. and Subsidiaries Consolidated Statements of Cash Flows
Interactive Brokers Group, Inc. and Subsidiaries Consolidated Statement of Changes in Redeemable Members' Interests and Stockholders' Equity Three Years ended December 31, 2007 (in thousands, except for shares or per share amounts, unless otherwise noted)
Interactive Brokers Group, Inc. and Subsidiaries Notes to Consolidated Financial Statements (dollars in thousands, except shares and per share amounts, unless otherwise noted)
USE OF PROCEEDS
PLAN OF DISTRIBUTION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 13. Other Expenses of Issuance and Distribution.
  ITEM 14. Indemnification of Officers and Directors.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
  ITEMS. 15 (a)(1) and 15 (a)(2) INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE
INTERACTIVE BROKERS GROUP, INC. (Parent Company Only) CONDENSED STATEMENT OF FINANCIAL CONDITION
INTERACTIVE BROKERS GROUP, INC. (Parent Company Only) CONDENSED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
INTERACTIVE BROKERS GROUP, INC. (Parent Company Only) CONDENSED STATEMENT OF CASH FLOWS
INTERACTIVE BROKERS GROUP, INC. (Parent Company Only) Notes to Condensed Financial Statements Three years ended December 31, 2007 (in thousands except for shares and per share amounts, unless otherwise noted)
INDEX TO EXHIBITS